Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-115640


                                   PROSPECTUS

                            PRIME GROUP REALTY TRUST

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                 12,021,479 Common Shares of Beneficial Interest


         We are a real estate company which owns and manages a portfolio consisting primarily of office properties located in the Chicago, Illinois metropolitan area.

         This prospectus relates to the offer and sale from time to time by the holders (or their permitted transferees) of 7,944,893 of our outstanding common shares.

         In addition, limited partners of Prime Group Realty, L.P., our operating partnership, may use this prospectus to offer for sale up to an additional 3,076,586 of our common shares from time to time. We may issue all or a portion of these common shares upon the exchange of common units of limited partner interest in the operating partnership held by these limited partners.

         Finally, a holder (or its permitted transferees) of outstanding warrants to purchase up to 1,000,000 of our common shares may use this prospectus to offer for sale such common shares from time to time. We may issue all or a portion of these common shares upon the holder's exercise of the warrants.

         We will not receive any proceeds from the sale of these offered common shares by the selling shareholders.

         Our common shares are listed on the New York Stock Exchange under the symbol "PGE."

         Investing in our common shares involves certain risks. See "Risk Factors" on pages 5 to 14.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  THE DATE OF THIS PROSPECTUS IS MAY 16, 2005.




                                TABLE OF CONTENTS                                             PAGE

PROSPECTUS SUMMARY...............................................................................1
   Our Company...................................................................................1
   Summary Risk Factors..........................................................................2
   Business Objectives and Growth Strategies.....................................................2
   Description of Our Shares.....................................................................3
   Selling Shareholders..........................................................................3
   Use of Proceeds...............................................................................3
   Ratios of Earnings to Combined Fixed Charges and Preferred Share Distributions................4
RISK FACTORS.....................................................................................5
   Risks Relating to Our Properties and Our Business.............................................5
   Risks Related to Our Organization and Structure..............................................10
FORWARD-LOOKING STATEMENTS......................................................................15
THE COMPANY.....................................................................................16
   Tax Status...................................................................................16
   Services Company.............................................................................16
BUSINESS OBJECTIVES AND BUSINESS STRATEGIES.....................................................16
   Liquidity And Capital Requirements...........................................................18
USE OF PROCEEDS.................................................................................18
PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS..................................................19
CAPITALIZATION..................................................................................20
SELECTED FINANCIAL DATA.........................................................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........28
   Overview.....................................................................................28
   2004 Business Summary........................................................................29
   Key Performance Indicators...................................................................29
   Results of Operations........................................................................30
   Liquidity and Capital Resources..............................................................37
   Off-Balance Sheet Arrangements...............................................................43
   Historical Cash Flows........................................................................45
   Funds from Operations........................................................................49
   Critical Accounting Policies.................................................................53
   Impact of Recently Issued Accounting Standards...............................................54
   Inflation....................................................................................55
BUSINESS AND PROPERTIES.........................................................................55
   General......................................................................................55
   Our Properties...............................................................................56
   Plans for Renovations........................................................................64
   Competition..................................................................................64
   Insurance....................................................................................64
   Employees....................................................................................66
   Legal Proceedings............................................................................66
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.....................................................66
   Investment Objectives and Policies...........................................................66
   Financing Strategy...........................................................................66
   Conflicts of Interests Policies..............................................................67
   Reporting Policies...........................................................................67
   Working Capital Reserves.....................................................................67
   Policies with Respect to Other Activities....................................................67
MANAGEMENT......................................................................................69
   Trustees, Executive Officers and Key Employees...............................................69
   Compensation Committee Interlocks and Insider Participation..................................72
   Compensation of Trustees.....................................................................72
   Executive Compensation.......................................................................73
   Employment Agreements........................................................................74
   Option Grants in 2004........................................................................76
   Option Exercises and Holdings................................................................76
   Equity Compensation Plan Information.........................................................77
   Indemnification of Trustees and Officers.....................................................77
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................79
PARTNERSHIP AGREEMENT...........................................................................80
   Management...................................................................................80
   Indemnification..............................................................................80
   Transferability of Interests.................................................................80
   Extraordinary Transactions...................................................................80
   Issuance of Additional Common Units..........................................................81
   Capital Contributions........................................................................81
   Awards Under Share Incentive Plan............................................................81
   Distributions................................................................................81
   Operations...................................................................................82
   Limited Partner Exchange Rights and Registration Rights......................................82
   Tax Matters..................................................................................82
   Duties and Conflicts.........................................................................82
   Term.........................................................................................83
OUR PRINCIPAL SHAREHOLDERS......................................................................83
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS..................87
DESCRIPTION OF OUR SHARES.......................................................................87
   Authorized Shares............................................................................87
   Series B Shares..............................................................................87
   Common Shares................................................................................89
   Additional Preferred Shares..................................................................90
   Restrictions on Share Ownership and Transfer.................................................90
   Other Matters................................................................................92
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS...................92
   Our Board of Trustees........................................................................92
   Removal of Trustees..........................................................................93
   Business Combinations........................................................................93
   Control Share Acquisitions...................................................................93
   The Maryland Control Share Acquisition Act...................................................94
   Other Governance Provisions..................................................................94
   Amendment to Our Declaration of Trust........................................................95
   Advance Notice of Trustee Nominations and New Business.......................................95
   Meetings of Our Shareholders.................................................................96
SHARES ELIGIBLE FOR FUTURE SALE.................................................................96
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS......................................................97
   Taxation of Prime Group Realty Trust.........................................................97
   Failure to Qualify..........................................................................104
   Taxation of Our Shareholders................................................................105
   Taxation of Tax-Exempt Shareholders.........................................................106
   Taxation of Non-U.S. Shareholders...........................................................106
   Information Reporting Requirements and Backup Withholding Tax...............................108
   Other Tax Considerations....................................................................109
ERISA CONSIDERATIONS...........................................................................109
   Employee Benefit Plans, Tax-qualified Retirement Plans and IRAs.............................110
   Our Status under ERISA......................................................................110
SELLING SHAREHOLDERS...........................................................................112
PLAN OF DISTRIBUTION...........................................................................114
LEGAL MATTERS..................................................................................116
EXPERTS........................................................................................116
WHERE YOU CAN FIND MORE INFORMATION............................................................116
INDEX TO FINANCIAL CONSOLIDATED STATEMENTS.....................................................F-1



                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this prospectus. Unless the context otherwise requires, all references to the "company", "we", "our" or "us" in this prospectus includes Prime Group Realty Trust, its subsidiaries (including Prime Group Realty, L.P., our operating partnership, and Prime Group Realty Services, Inc., our Services Company), or any one of them.

Our Company

         We are a fully-integrated, self-administered, and self-managed real estate investment trust ("REIT") which owns, manages, leases, develops, and redevelops primarily office real estate in the Chicago metropolitan area. Our portfolio of properties consists of 11 office properties and one industrial property (See the "Business and Properties" section for detailed information concerning the individual properties). All of our properties are located in the Chicago metropolitan area in prime business locations within established business communities. In addition, we own 6.3 acres of developable land and have the right to acquire an additional 1.3 acres. We also have three joint venture interests in office properties consisting of an aggregate of 2.8 million net rentable square feet.

         We are the sole general partner of, and currently own all of the preferred units and 88.5% of the common interests in Prime Group Realty, L.P., our operating partnership. We conduct substantially all of our business through our operating partnership, except for certain services requested by our tenants, certain management contracts and build to suit construction activities, which are conducted through Prime Group Realty Services, Inc., a Maryland corporation and a wholly-owned subsidiary of our operating partnership and its affiliates (our "Services Company").

         We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code ("the Code"). As a REIT, we will not be subject to federal income tax at the corporate level on our income as long as we distribute 90% of our taxable income (excluding any net capital gain) each year to our shareholders. Since our inception, we believe that we have complied with the tax rules and regulations to maintain our REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. See "Risk Factors-Risks Related to Our Organization and Structure" and "Material Federal Income Tax Considerations-Failure to Qualify" for a more detailed discussion of the consequences of our failure to qualify as a REIT for federal income tax purposes. Even if we qualify as a REIT, we are subject to certain state and local taxes on our income and property. In addition, our Services Company's income is subject to state and federal income taxation.

         Our executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and our telephone number is (312) 917-1300.

Summary Risk Factors

         An investment in our common shares presents risks. In addition to the other information contained in this prospectus, you should carefully consider the matters discussed under "Risk Factors" before making your investment decision. These risks include:

         o Our properties primarily consist of office buildings, and are all located in the Chicago metropolitan area, making us more vulnerable to adverse events or conditions affecting office properties in the Chicago metropolitan area than if we owned a more diverse portfolio of properties.


         o As of March 31, 2005, our total consolidated indebtedness was approximately $426.4 million. Our level of debt and limitations imposed on us by our loan agreements could have significant adverse consequences to us.


         o We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that such arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

         o We are dependent on significant tenants that may be difficult or costly to replace. Our five largest tenants account for approximately 33.7% of the total annualized rent generated by our properties as of December 31, 2004.

         o We agreed to indemnify Stephen J. Nardi, a member of our board of trustees, and several other entities and persons, including two entities controlled by Mr. Nardi, against specified adverse tax consequences to them in the event that we directly or indirectly sell, exchange or otherwise dispose of our interests in six of our properties. We also agreed to indemnify the two limited partners of the limited partnership that owns a property encumbered by a mortgage note we hold against specified adverse tax consequences that would result from the refinancing, sale, foreclosure or certain other actions that may be taken with respect to the property or the related mortgage note. If our tax indemnification obligations were to be triggered under any of these agreements, we would be required to reimburse the covered parties for the effects of, or a portion of the effects of, the resulting tax consequences to these parties.

         o Potential losses from fires, floods, earthquakes, terrorism or similar events may not be fully covered by our insurance policies or may be subject to significant deductibles; other losses, such as war, may not be covered by insurance at all.

         o Potential losses relating to our litigation with Prime/Mansur Investment Partners, LLC and its affiliates may affect our financial condition.

         o If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase.

         o Our charter, the Maryland General Corporation Law, as applicable to Maryland real estate investment trusts such as our company, and the partnership agreement of our operating partnership contain provisions that may delay or prevent a change of control transaction or limit the opportunity for our shareholders to receive a premium for their common shares in such a transaction, including a 9.9% limit on ownership of our equity shares.

Business Objectives and Growth Strategies

         Our business strategy is to operate our portfolio of properties to create the optimum level of service and value to our tenants, to retain our existing tenant base as their leases expire, to search for and identify prospective tenants for space in our properties which is unoccupied or is subject to expiring leases and to create maximum portfolio value for our shareholders. In conjunction with our efforts to maximize value for our shareholders, we are continuing to pursue an initiative to complete a strategic transaction.

         Our primary business is to focus on the operation, leasing and management of our existing real estate properties.


         We strive to enhance our property-level net operating income and cash flow by:

         o engaging in pro-active leasing programs and effective property management;

         o managing operating expenses through the use of in-house management expertise;

         o maintaining and developing long-term relationships with a diverse tenant group;

         o attracting and retaining motivated employees by providing financial and other incentives; and

         o        emphasizing  value-added capital  improvements to maintain and
                  enhance  our  properties'   competitive  advantages  in  their
                  submarkets.

         Given the general economic conditions and our capital availability, we do not anticipate any significant property acquisitions or development during the next year. Certain tax-deferred exchanges, however, may be desirable in connection with property sales in order to eliminate or minimize any payments required under existing tax indemnification agreements.

         We intend to use one or more sources of capital for the funding of property level capital needs. If available, these capital sources may include cash on hand, undistributed operating cash flow, property specific non-recourse and/or recourse debt, proceeds from the issuance of long-term, tax-exempt bonds and other debt or equity securities, bank and institutional borrowing or proceeds from the sale of assets or joint venture interests.

Description of Our Shares

         Shareholder Voting Rights and Limitations

         Holders of common shares will have voting rights. In any matter on which the common shares are entitled to vote, each holder of common shares is entitled to one vote for each share owned by the holder.

         Restrictions on Share Ownership

         Our declaration of trust contains a restriction on the ownership of our shares that prevents any one person or entity from owning more than 9.9% of our outstanding equity shares. This restriction is designed to allow us to comply with the constructive ownership provisions of the Code. For a more complete description of our shares, including restrictions on the ownership of shares, see the "Description of Our Shares" section of this prospectus.

Selling Shareholders

         This prospectus relates to up to 12,021,479 of our common shares that the selling shareholders named in this prospectus may offer for sale from time to time. The selling shareholders named in this prospectus either currently own the common shares they are offering or may acquire these common shares by either
(1) converting units of limited partnership interest in our operating partnership into common shares or (2) exercising outstanding warrants to purchase common shares.


Use of Proceeds


         We will not receive any proceeds from the sale by the selling shareholders of the common shares offered by this prospectus. Such shares are referred to herein as the "offered shares." We have agreed, however, to pay various expenses relating to registration of the offered shares under applicable securities laws.

Ratios of Earnings to Combined Fixed Charges and Preferred Share Distributions

         The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the three month period ended March 31, 2005 and for the five years ended December 31, 2004, 2003, 2002, 2001 and 2000.




                                         Three month
                                        period ended
                                          March 31                             Year ended December 31
                                        -------------- ------------------------------------------------------------------------


                                            2005           2004           2003            2002          2001         2000
                                            ----           ----           ----            ----          ----         ----
Ratio of earnings to combined fixed
charges and preferred share
distributions                                -              -               -              -              -             -





         The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by combined fixed charges and preferred share distributions. For this purpose, earnings consist of income
(loss) before minority interest, plus combined fixed charges. Combined fixed charges consist of interest incurred, amortization of debt issuance costs, and preferred share distributions. Our earnings were insufficient to cover fixed charges by approximately $8.3 million, $30.1 million, $33.1 million, $50.6 million, $54.0 million and $11.5 million for the three month period ended March 31, 2005 and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

                                  RISK FACTORS

         Investment in our common shares presents risks. In addition to the other information contained in this prospectus, you should carefully consider the following matters before making your investment decision. If any of the risk events described below actually occurs, our business, financial condition or results of operations could be adversely affected. In that event, the trading price of our common shares could decline and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors discussion, constitute "forward-looking statements." Please refer to the section below in this prospectus entitled "Forward-Looking Statements."

Risks Relating to Our Properties and Our Business

         Our properties depend upon the Chicago metropolitan area economy and its demand for office space.

         All of our properties are located in the Chicago metropolitan area, which exposes us to greater economic risks than if we owned properties in several geographic regions. Moreover, because our portfolio of properties consists primarily of office buildings, a decrease in the demand for office space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. We are susceptible to adverse developments in the Chicago metropolitan area, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, terrorist targeting of high-rise structures, infrastructure quality, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. We are also subject to adverse developments in the national and Chicago regional office space markets, such as oversupply of or reduced demand for office space. Any adverse economic or real estate developments in the Chicago metropolitan area, or any decrease in demand for office space resulting from Chicago's or Illinois' regulatory environment, business climate or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations.

         Future terrorist attacks in the United States could harm the demand for, and the values of, our properties.

         Future terrorist attacks in the U.S., such as the attacks that occurred on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties. Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss or increased security costs, and thereafter the availability of insurance for such acts may be limited or may cost more. To the extent that our tenants are impacted by any future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. In addition, certain tenants have termination rights in respect of certain casualties. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

         Our debt level reduces cash available for operations, capital expenditures and distributions to our shareholders, and may expose us to the risk of default under our debt obligations.



         As of March 31, 2005, our total consolidated indebtedness was approximately $426.4 million. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties, fund necessary capital expenditures or to pay the distributions necessary to maintain our REIT qualification. Our high level of debt and the limitations imposed on us by our loan agreements could have significant adverse consequences to us, including the following:



        o our cash flow may be insufficient to meet our required principal and interest payments;

        o we may be unable to borrow additional funds as needed or on favorable terms;

        o we may be unable to refinance our existing or future indebtedness at maturity or the refinancing terms may be less favorable than the terms of our existing indebtedness;

        o because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

        o we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

        o we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

        o we may violate restrictive covenants in our loan agreements, which would entitle the lenders to accelerate our debt obligations; and

        o our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

         If any one of these events were to occur, our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our shareholders could be adversely affected. In addition, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Foreclosures upon specified properties could also trigger our tax indemnification obligations under the terms of our agreements with Mr. Nardi and others with respect to sales of those properties.

         Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

         We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that such arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

         We depend on significant tenants.

         As of December 31, 2004, the ten largest tenants in our portfolio represented approximately 44.6% of our total annualized rent. Our largest tenants are Jenner & Block, ST Holdings, IBM Corporation, Accenture and ABN AMRO, which currently lease an aggregate of approximately 1,263,000 rentable square feet of office space, representing approximately 33.7% of the total annualized rent generated by our properties. We have received indications that IBM Corporation, ABN AMRO and ST Holdings, Inc. will not be renewing their leases at expiration. Our tenants may experience a downturn in their businesses, which may weaken their financial condition, result in their failure to make timely rental payments or result in their default under their leases. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs attempting to protect our investment.

         The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the United States Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owned under the lease. Even so, our claim for unpaid rent would likely not be paid in full.

         Our financial condition and results of operations could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business, or fail to renew their leases at all or renew on terms less favorable to us than their current terms.

         Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility.

         We have agreed to indemnify Stephen J. Nardi, a member of our board of trustees, The Nardi Group, L.L.C. and Narco Enterprises, LLC, two entities controlled by Mr. Nardi, Edward S. Hadesman, one of our former executive officers, several entities and family trusts controlled by Mr. Hadesman and certain others against specified adverse tax consequences to them in the event that our operating partnership directly or indirectly sells, exchanges or otherwise disposes, including by way of merger, sale of assets or other taxable transaction, of any portion of its interests in eight of our properties. These tax indemnity obligations apply through the taxable year ending on December 31, 2007. The percentage of the applicable tax liabilities we agreed to indemnify is 30% for the taxable year ending December 31, 2005, and declines 10% each year thereafter until December 31, 2007. We agreed to these provisions in order to assist Mr. Nardi and the other indemnified parties in preserving their tax position after their contribution of property interests to us in connection with our November 1997 initial public offering.



         In addition, in December 1997, we purchased and amended the mortgage note encumbering the office property known as Continental Towers located in Rolling Meadows, Illinois. As part of that transaction, we agreed to indemnify the two limited partners of the limited partnership that owns the property for, among other things, the federal and applicable state income tax liabilities that would result from the income or gain these limited partners would recognize upon the refinancing, sale, foreclosure, condemnation or occurrence of certain other events with respect to the Continental Towers property or the related mortgage note. We estimate the maximum possible exposure is $53.2 million.


         If our tax indemnification obligations were to be triggered under any of the agreements described above, we would be required to reimburse the parties for the resulting tax consequences (or the contractually limited portion thereof, as applicable). See "-- Risks Related to Our Organization and Structure -- Conflicts of interest exist with holders of units in our operating partnership."

         Potential losses relating to our litigation with Prime/Mansur Investment Partners, LLC and its affiliates may affect our financial condition.

         We are currently involved in litigation in the Maryland State Court with Prime/Mansur Investment Partners, LLC and its affiliates relating to our assertion that our merger agreement with Prime/Mansur Investment Partners, LLC terminated in accordance with its terms on November 9, 2004. See "Business and Properties -- Legal Proceedings" for a further discussion of this litigation. In the event the Maryland State Court were to decide in favor of Prime/Mansur Investment Partners, LLC and impose a significant judgment against us, it would adversely affect our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to pay distributions to our shareholders.

         Potential losses may not be covered by insurance.

         Our properties are covered by comprehensive liability, fire, flood, extended coverage, rental loss and all-risk insurance provided by various companies and with deductibles, limits and policy specifications customarily covered for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to specified limitations, such as large deductibles or co-payments. See "Business and Properties -- Insurance." Should an uninsured loss or a loss in excess of insured limits occur, we could lose our investment in and the anticipated future cash flow from the affected property and may be obligated on any mortgage indebtedness, to the extent it is recourse indebtedness, or other obligations related to such property.

         Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

         Our ability to pay distributions to our shareholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt, distributions on our 9% Series B Cumulative Redeemable Preferred shares ("Series B Shares") and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

         o local oversupply, increased competition or reduction in demand for office space;

         o        inability to collect rent from tenants;

         o        vacancies or our inability to rent space on favorable terms;

         o increased operating costs, including insurance premiums, utilities and real estate taxes;

         o        costs of complying with changes in governmental regulations;

         o        the relative illiquidity of real estate investments; and

         o        changing submarket demographics.

         In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to pay distributions to our shareholders.

         We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

         There are a number of office real estate companies that compete with us in seeking prospective tenants. All of our properties are located in developed areas where there are generally other properties of the same type and quality. Competition from other office properties may affect our ability to attract and retain tenants and maintain or increase rental rates, particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, some of which are significantly above current market rates, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when their leases expire. As a result, our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and pay distributions to our shareholders may be adversely affected.

         We may be unable to renew leases, lease vacant space or re-lease space as leases expire.



         As of December 31, 2004, leases representing 13.1% of the annual base rent we receive for the properties in our portfolio will expire in 2005 and 14.5% of the square footage of the properties in our portfolio was available but unoccupied. Above market rental rates at some of our properties may force us to renew or re-lease some expiring leases at lower rates. We cannot assure you that leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above their current net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our shareholders would be adversely affected.


         We may incur significant costs of complying with the Americans with Disabilities Act and similar laws.

         Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the federal government or an award of damages to private litigants. Although we believe that our properties are substantially in compliance with these requirements, we may incur additional costs to comply with the ADA. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. If we incur substantial costs to comply with the ADA and any other legislation, our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our shareholders could be adversely affected.

         Liabilities for environmental matters could adversely affect our financial condition.

         Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in such property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's or operator's ability to rent or sell such property or to borrow using such property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

         All of our properties have been subject to Phase I or similar environmental assessments by independent environmental consultants. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations.

         In November 2001, at the request of the Department of the Army of the United States of America (the "DOA"), we granted the DOA a right of entry for environmental assessment and response in connection with our property known as the Atrium at 280 Shuman Boulevard in Naperville, Illinois (the "Atrium"). The DOA informed us that the property was located north of a former Nike missile base and that the DOA was investigating whether certain regional contamination of the groundwater by trichloethene ("TCE") emanated from the base and whether the DOA would be required to restore the environmental integrity of the region under the Defense Environmental Restoration Program for Formerly Used Defense Sites. In December 2001, the results from the tests of the groundwater from the site indicated elevated levels of TCE. It is currently our understanding based on information provided by the DOA and an analysis prepared by its environmental consultants that (i) the source of the TCE contamination did not result from the past or current activities on the Atrium property, (ii) the TCE contamination is a regional problem that is not confined to the Atrium and (iii) the DOA has not yet identified the source of the TCE in the groundwater. Our environmental consultants have advised us that the United States Environmental Protection Agency (the "EPA") has issued a Statement of Policy towards owners of property containing contaminated acquifers. According to this policy, it is the EPA's position that where hazardous substances have come to be located on a property solely as a result of subsurface migration in an aquifer from an offsite source, the EPA will not take enforcement actions against the owner of the property. The groundwater underneath this property is relatively deep, and the property obtains its potable water supply from the City of Naperville and not from a groundwater well. Accordingly, we do not anticipate any material liability because of this TCE contamination.

         Our IBM Plaza office property currently contains asbestos in the form of non-friable spray-on insulation located on the decking and beams of the building. We have been informed by our environmental consultants that the asbestos in IBM Plaza is not friable and no remediation of the asbestos is necessary.

         We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance liability or claim relating to hazardous or toxic substances in connection with any of our other properties. None of our environmental assessments of our properties has revealed any environmental liability that we believe would have a material adverse effect on our financial condition or results of operations, nor are we aware of any such material environmental liability. Nonetheless, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of our properties (such as the presence of underground storage tanks) or by third parties unrelated to us. If costs of compliance with the various laws and regulations, now existing or hereafter adopted, exceeds our budgets for such items, such excess costs could have an adverse effect on our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and pay distributions to our shareholders.

         Other regulations could adversely affect our financial condition.

         Our properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in material compliance with all such regulatory requirements. There can be no assurance, however, that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures and could have an adverse effect on our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and pay distributions to our shareholders.

         Costs of Compliance with Chapter 13-196 of the Municipal Code of the City of Chicago (the "sprinkler ordinance"). The City of Chicago passed a new high-rise fire sprinkler ordinance on December 15, 2004. Under the sprinkler ordinance, all buildings in the City of Chicago exceeding 80 feet in height above grade (a "High-Rise Building") are required to install automatic sprinkler systems and other related improvements. The ordinance requires that (i) one-third of the gross square footage of every High Rise Building must be equipped with automatic sprinklers by January 1, 2009, (ii) two-thirds of the gross square footage must be equipped by January 1, 2013, and (iii) the entire gross square footage must be equipped by January 1, 2017. Our 208 South LaSalle Street property does not have an automatic sprinkler system and our 180 North LaSalle Street property is equipped with an automatic sprinkler system covering approximately 60% of the gross square footage of the building. Our other properties meeting the definition of a High-Rise Building that are located in the City of Chicago are equipped with automatic sprinklers.

         We anticipate complying with the ordinance at 180 North LaSalle Street by installing automatic sprinklers as we renovate floors for existing and new tenants and we anticipate 100% of the building's gross square footage will have automatic sprinklers in place in advance of the requirements of the sprinkler ordinance. The installation of an automatic sprinkler system in 208 South LaSalle Street will also be required pursuant to the above schedule and will require a material capital investment. The 180 North LaSalle Street and the 208 South LaSalle Street properties are comprised of 767,292 and 865,655 square feet, respectively. The Building Owner and Manager Association of Chicago estimates the cost to install the required sprinkler systems is in the range of $8 to $10 per square foot of building area, although there is no assurance that this will be the actual cost we incur.

         Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners' financial condition and any disputes that may arise between us and our joint venture partners.

         We own three joint venture interests and in the future we may co-invest with, or sell interests in our existing properties to, third parties through joint ventures. We may not be in a position to exercise sole decision-making authority regarding the properties owned through joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments also may have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Any disputes that may arise between us and the joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort principally on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party joint venture partners.

         There can be no assurance that we will be able to pay or maintain cash distributions to our shareholders.



         Due to a number of factors, including our capital requirements in our operating environment, our board of trustees decided in January and April of 2002 to suspend the declaration and payment of distributions on our common shares and Series B Shares, respectively. We subsequently resumed the payment of dividends on our Series B Shares with the payment of dividends of $0.5625 per share in April, July and October 2004 and January 2005. On February 28, 2005 our board of trustees declared a quarterly dividend of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2005. This dividend was paid on April 29, 2005. Under our declaration of trust, this dividend is deemed to be a quarterly dividend related to the fourth quarter of 2003 dividend period, the earliest accrued but unpaid quarterly dividend on our Series B Shares. There can be no assurances as to the timing and amounts of any future dividends on our Series B Shares and the payment of the fourth quarter 2003 preferred dividend at this time should not be construed to convey any degree of certainty with respect to future preferred dividend payments. Future distributions will depend on the actual cash available for distribution, our financial condition, capital requirements, the completion of any capital transactions, including refinancings and asset sales, the annual distribution requirements under the REIT provisions of the Code and such other factors as our board of trustees deems relevant.



         Currently, distributions on our Series B Shares are in arrears for five quarters for a total of $11.3 million. Distributions on our common shares may not be made until all accrued distributions on our Series B Shares are declared and paid or set aside for payment. We currently do not anticipate declaring or paying distributions on our common shares/units during 2005.

Risks Related to Our Organization and Structure

         Conflicts of interest exist with holders of units in our operating partnership.

         Members of our management who are also limited partners may be able to influence our operating partnership. The Nardi Group, L.L.C. and Narco Enterprises, LLC, which are controlled by Stephen J. Nardi, a member of our board of trustees, hold an aggregate limited partnership interest in our operating partnership of approximately 7.6%. In addition, Jeffrey A. Patterson, our President and Chief Executive Officer, holds a limited partnership interest in our operating partnership of approximately 0.4%. As limited partners of our operating partnership, Messrs. Nardi and Patterson may suffer different and more adverse tax consequences than will our company upon the sale or refinancing of a number of our properties. Therefore, Messrs. Nardi and Patterson may have different objectives than we may have regarding the appropriate pricing and timing of any sale or refinancing of such properties. While we, as the managing general partner of the operating partnership, have the ability to determine whether and on what terms to sell or refinance an individual property, those members of our management and board of trustees who directly or indirectly hold common units in our operating partnership, namely, Messrs. Nardi and Patterson, could have an ability to influence us not to sell or refinance certain properties, even though such sale might otherwise be financially advantageous to us, or may influence us to refinance a property with a high level of debt. See "Policies With Respect to Certain Activities-Conflicts of Interests Policies."

         Partner approval rights limit our ability to take some actions with respect to our operating partnership. While we are the managing general partner of the operating partnership, and generally have the ability to exercise full and exclusive responsibility and discretion in the management and control of the operating partnership, certain provisions of the partnership agreement of the operating partnership place limitations on our ability to act with respect to the operating partnership. For example, the partnership agreement provides that we shall not, on behalf of the operating partnership, take any action to dissolve the operating partnership without the prior consent of the holders of more than 50% of the units. In addition, the partnership agreement provides that, except in connection with specified transactions, we may not voluntarily withdraw from the operating partnership, or transfer or assign our interest in the operating partnership, unless we obtain the consent of the holders of at least 50% of the units, including units held by us, and meet other criteria with respect to the consideration to be received by the limited partners. Further, in connection with some extraordinary transactions in which the limited partners are to be treated differently than the holders of common shares, the consent of the limited partners holding more than 50% of the units will be required. See "Partnership Agreement-Transferability of Interests" and "-Extraordinary Transactions."

         Our charter and Maryland law contain provisions that may delay, defer or prevent transactions that may be beneficial to the holders of our common shares.

         Our declaration of trust contains a 9.9% ownership limit. In order to, among other things, protect us against the risk of losing REIT status for federal income tax purposes due to a concentration of ownership among our shareholders, our declaration of trust provides that, subject to specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9%, by number or value, whichever is more restrictive, of our outstanding equity shares. Our board of trustees may, but in no event will be required to, waive the ownership limit or such other limit set forth in our declaration of trust, as applicable, with respect to a particular shareholder if the board of trustees determines that such ownership will not jeopardize our status as a REIT and the board of trustees otherwise decides such action would be in the best interest of our company. As a condition of such waiver, our board of trustees may require a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving our REIT status. The ownership limitation may delay or impede a transaction or a change of control that might be in the best interest of the holders of our common shares.

         We could issue additional preferred shares without shareholder approval. There are currently 4.0 million of our Series B Shares issued and outstanding. Our declaration of trust permits our board of trustees to cause us to issue up to 26.0 million additional preferred shares and to establish the preferences and rights, including the right to vote, participate in earnings and to convert into common shares, of any such additional preferred shares issued. Thus, our board of trustees could establish another series of preferred shares that could, depending on the terms of such series, delay, defer or prevent a transaction that might be in the best interests of the holders of our common shares. See "Description of Our Shares-Additional Preferred Shares."

         Provisions of the partnership agreement of our operating partnership provide limited partners with voting rights concerning a business combination and other fundamental transactions. The partnership agreement of our operating partnership provides that we may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding common shares, unless specified conditions are met. In particular, the holders of common units in the operating partnership must receive, or have the opportunity to receive, the same consideration per common unit as holders of common shares receive per common share in the transaction. If the holders of the common units will not be treated in such manner, then we may not engage in such transaction without the consent of partners holding more than 50% of the common units. In addition, if we conducted a vote of our shareholders regarding a business combination, we could not complete the transaction unless it would have been approved had holders of common units been able to vote together with our shareholders on the transaction. In other words, if our shareholders did approve a business combination, we could not complete it unless all three of the following conditions are met:

         o we, as managing general partner of the operating partnership, conduct a vote of all holders of common units, including both limited partner and general partner common units;

         o we vote our common units in the same proportion as our shareholders voted their shares at the shareholder meeting; and

         o the result of the common unit vote is an affirmative vote of at least that percentage necessary for our shareholders to approve the business combination.

         These provisions of the partnership agreement could inhibit a third party from making an acquisition proposal that it may otherwise make. These provisions may also prevent us from completing a business combination even though we had the requisite authority to do so under our declaration of trust.

         Certain provisions of Maryland law could inhibit changes in control. Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interest of holders of our common shares, including:

         o "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations; and

         o "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing our trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

         We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

         Our declaration of trust, bylaws, the partnership agreement of our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might otherwise be in the best interest of holders of our common shares. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws--Our Board of Trustees," "--Removal of Trustees," "--Business Combinations," "--Control Share Acquisitions," "--Advance Notice of Trustee Nominations and New Business" and "Partnership Agreement."

         Failure to qualify as a REIT would have significant adverse consequences to us and to the value of our common shares.

         We operate our business so as to qualify as a REIT under the Code. Although our management believes that we are organized and operate in such a manner, no assurance can be given that we will continue to be able to operate in a manner so as to qualify or remain so qualified. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for operations, capital improvements and distributions to shareholders for each of the years involved because:

         o we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

         o we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

         o unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

         In addition, if we fail to qualify as a REIT, we will not be required to make distributions to shareholders, and all distributions to shareholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to raise capital, and would adversely affect the value of our common shares.

         Qualification as a REIT involves the satisfaction of numerous requirements established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as "rents from real property." Also, we must make distributions to shareholders aggregating annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification.

         Even if we qualify as and maintain our status as a REIT, we may be subject to certain federal, state and local taxes on our income and property. For example, if we were to generate net income from a "prohibited transaction," such income will be subject to a 100.0% tax. See "Material Federal Income Tax Considerations-Requirements for REIT Qualification-Penalty Tax on Prohibited Transactions."

         Our board of trustees may change or deviate from our financing policy without shareholder approval, and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

         Generally, our organizational documents do not limit the level or amount or percentage of debt, funded or otherwise, that we may incur. In December 1998, our board of trustees adopted a financing policy with the following targets:

         (i)      a minimum interest coverage ratio of 2.25;

         (ii)     a minimum fixed coverage charge ratio of 1.90;

         (iii)    a ratio of debt-to-net asset value of not more than 50%; and

         (iv) unencumbered cash and credit availability of at least $40.0 million, of which $15.0 million should be cash on hand.

         At present, we are not in compliance with the targets listed in items
(i), (ii) and (iii) above and do not anticipate being in compliance during 2005. These financing policy targets do not bind our board of trustees and do not mean that we will operate within each of these ratios at any or all times. In some instances, these ratios and measures have been adjusted over time pursuant to a schedule set by our board of trustees. Our board of trustees has approved in the past, and has the authority to approve in the future, without the consent of our shareholders, transactions and other actions which caused or would cause non-compliance with our financing policy targets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Policies with Respect to Certain Activities-Financing Strategy." We are a highly-leveraged company. If we were to incur additional indebtedness and operate at a higher degree of leverage, debt service requirements would increase accordingly, and such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default by us on our debt obligations and harm our financial condition.

         Recently enacted changes in securities laws and regulations are likely to increase our costs.

         The Sarbanes-Oxley Act of 2002 that became federal law in July 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission ("SEC"), have required changes in some of our governance practices. In addition to final rules and rule proposals already made by the SEC, the New York Stock Exchange ("NYSE") has adopted enhanced governance rules applicable to companies, such as our company, that have securities listed on the NYSE. These new rules and regulations have increased our legal and financial compliance costs, and may make some future activities more difficult, time consuming and/or costly. These new rules and regulations have also made it more difficult and more expensive for us to obtain trustee and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage in the future. In addition, these new rules and regulations could make it more difficult for us in the future to attract and retain qualified members of our board of trustees, particularly to serve on our audit committee, as well as qualified executive officers.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect management's current view with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated, and include but are not limited to:

         o        the effects of future events on our financial performance;

         o risks associated with our high level of indebtedness and our ability to refinance our indebtedness as it becomes due;

         o the risk that we or our subsidiaries will not be able to satisfy scheduled debt service obligations or will not remain in compliance with existing loan covenants;

         o the effects of future events, including tenant bankruptcies and defaults;

         o the risk that we may be unable to finance our short-term operational activities;

         o risks related to the office markets in which our properties compete, including the adverse impact of external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences;

         o risks associated with our development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities;

         o the risks of potential increase in market interest rates from current rates; and

         o risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of our properties as well as our tenants' and vendors' operations.



         Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of March 31, 2005.


         Among the matters about which we have made assumptions are the following:

         o future economic and market conditions which may impact the demand for office and industrial space either at current or increased levels;

         o the extent of any tenant bankruptcies or defaults that may occur;

         o        prevailing interest rates;

         o the effect of inflation and other factors on our operating expenses and real estate taxes;

         o our ability to reduce various expenses as a percentage of our revenues; and

         o        the availability of financing and capital.


         In addition, historical results and percentage relationships set forth in this prospectus are not necessarily indicative of future operations. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above in this prospectus entitled "Risk Factors."

                                   THE COMPANY

         We are a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Our portfolio of properties consists of 11 office properties, containing an aggregate of 4.6 million net rentable square feet, and one industrial property, containing 0.1 million net rentable square feet (See the "Business and Properties" section for detailed information concerning the individual properties). All of our properties are located in the Chicago metropolitan area in prime business locations within established business communities and account for all of our rental revenue and tenant reimbursements revenue. In addition, we own 6.3 acres of developable land and have the right to acquire an additional 1.3 acres. We also have three joint venture interests in office properties containing an aggregate of 2.8 million net rentable square feet.

         Our three joint venture interests are accounted for as investments in unconsolidated joint ventures under the equity method of accounting. These consist of a 50% common interest in a joint venture which owns the 944,556 square foot office tower located at 77 West Wacker Drive, located in Chicago, Illinois, a 30% subordinated common interest in a joint venture which owns the 1,503,238 square foot Bank One Center office building located at 131 South Dearborn Street, located in Chicago, Illinois and a 23.1% common interest in a joint venture that owns a 383,509 square foot office complex located in Phoenix, Arizona.

         We were formed on July 21, 1997 as a Maryland real estate investment trust and we completed the initial public offering of our common shares on November 17, 1997. Our executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and our telephone number is (312) 917-1300.


         We are the sole general partner of, and currently own all of the preferred units and 88.5% of the common interests in Prime Group Realty, L.P., a Delaware limited partnership (our "operating partnership"). We conduct substantially all of our business through our operating partnership, except for certain services requested by our tenants, certain management contracts and build-to-suit construction activities, which are conducted through Prime Group Realty Services, Inc., a Maryland corporation, and its affiliates (our "Services Company"), a wholly-owned subsidiary of our operating partnership.


Tax Status

         We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, we will not be subject to federal income tax at the corporate level on our income as long as we distribute 90% of our taxable income (excluding any net capital gain) each year to our shareholders and meet certain other REIT requirements. Since our inception, we believe that we have complied with the tax rules and regulations to maintain our REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify as a REIT, we are subject to certain state and local taxes on our income and property. In addition, our Services Company's income is subject to state and federal income taxation. See "Material Federal Income Tax Considerations."

Services Company

         We provide certain services requested by tenants through our Services Company. As a taxable REIT subsidiary, our Services Company can provide services to tenants of our properties, even if these services are not considered services customarily furnished in connection with the rental of real estate property, without causing the rental income from the properties to be treated as other than rents from real property. Our Services Company provides leasing and property management services to the unconsolidated joint ventures that own the Bank One Center and 77 West Wacker Drive office properties.

                   BUSINESS OBJECTIVES AND BUSINESS STRATEGIES

         Our business strategy is to operate our portfolio of properties to create the optimum level of service and value to our tenants, to retain our existing tenant base as their leases expire, to search for and identify prospective tenants for space in our properties which is unoccupied or is subject to expiring leases and to create maximum portfolio value for our shareholders. As we have previously disclosed, we are continuing to pursue an initiative to complete a strategic transaction.

         Review of Strategic Alternatives. In December 2002, our board of trustees approved the engagement of two investment banks as our financial advisors to assist in the evaluation of our strategic alternatives, including, but not limited to, a sale, merger or other business combination involving the company, or a sale of some or all of our assets. On February 16, 2005, we entered into an amendment to our engagement letter with one of these advisors, Wachovia Capital Markets, LLC ("Wachovia"), extending their engagement through December 20, 2005. The engagement of our other financial advisor expired in December 2003.



         On October 27, 2004, we entered into an agreement and plan of merger with Prime/Mansur Investment Partners, LLC and certain of its affiliates ("Prime/Mansur"). Prime/Mansur is a joint-venture formed and controlled by E. Barry Mansur and including Michael W. Reschke, a former chairman and a former member of our board of trustees. Under the merger agreement, Prime/Mansur agreed to acquire our outstanding common shares and the outstanding limited partnership units of our operating partnership for $6.70 per share/unit in cash. Our board of trustees approved the transaction subject to Prime/Mansur obtaining a satisfactory financing commitment for the transaction. On November 10, 2004, we announced the merger agreement terminated automatically in accordance with its terms because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement. Earnest money of $0.5 million was forfeited under the terms of the merger agreement.

         On December 8, 2004, we announced that we had filed an action in the Circuit Court for Montgomery County, Maryland (the "Maryland State Court") seeking a declaratory judgment that our previously announced merger agreement with Prime/Mansur terminated automatically in accordance with its terms on November 9, 2004 because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement.

         On January 3, 2005, Prime/Mansur and certain additional affiliates filed a lawsuit against us and our operating partnership in the Maryland State Court alleging, among other things, that we wrongfully terminated and otherwise breached the merger agreement with Prime/Mansur. In its complaint, Prime/Mansur is seeking damages from the Maryland State Court in excess of $50.0 million and other relief, including specific performance.

         On February 11, 2005, the Maryland State Court consolidated the two lawsuits referred to above and granted our request to assign the case to an expedited hearing track.

         On March 4 and April 6, 2005, the Maryland State Court held hearings on our motion for summary judgment of our declaratory action complaint and our motion to dismiss the nine counts contained in Prime/Mansur's complaint. At the April 6, 2005 hearing, the judge dismissed four out of the nine counts Prime/Mansur filed against us. The counts dismissed were the constructive fraud, defamation, false light and conversion counts. The Maryland State Court decided to allow Prime/Mansur to conduct discovery on the remaining counts in its complaint, consisting of specific performance, two breach of contract and two actual fraud counts. However, the judge stated that, in leaving the remaining five counts of the Prime/Mansur complaint, he was not ruling on the merits of those counts, and that he would entertain a motion for summary judgment from us at any time. The judge then set May 27, 2005 for the close of fact discovery and left in place the currently scheduled pre-trial conference on June 10, 2005. With our concurrence, the judge also dismissed our declaratory judgment action complaint because the Maryland State Court's previous decision to consolidate the two complaints rendered our declaratory judgment complaint redundant to the breach of contract claims in Prime/Mansur's complaint.

         We vigorously deny the allegations in the complaint and believe that the allegations have no merit. We intend to vigorously defend ourselves against the Prime/Mansur lawsuit and will continue to aggressively pursue our rights against Prime/Mansur.



         On February 17, 2005 we and an affiliate of The Lightstone Group, LLC ("Lightstone"), entered into a definitive agreement and plan of merger. Under the merger agreement Lightstone will acquire our common shares and common limited partnership units for $7.25 in cash, plus the assumption of our outstanding debt. Our board of trustees has unanimously approved the transaction and intends to recommend it for approval by our common shareholders. The parties expect to close the transaction in the second quarter, or early in the third quarter, of 2005. In connection with the merger agreement, Lightstone funded a $10.0 million earnest money deposit into an escrow.

         Our Series B Shares will remain outstanding after the transaction is completed. At the closing of the transaction, all accrued but unpaid distributions on our Series B Shares, plus distributions on our Series B Shares for the entire calendar quarter in which the transaction closes, will be paid to the holders of our Series B Shares.

         The closing of the merger agreement is subject to, among other things, a number of customary conditions including the approval by the holders of our common shares. The transaction is not subject to any financing condition.

         Our continuing goal is to achieve a desirable result for our shareholders which may include a strategic transaction(s) and/or the continued implementation of our primary business strategy, as discussed below. There can be no assurances that any transaction or transactions will occur. We anticipate the net proceeds from any transaction other than a sale of the company (whether by merger or otherwise) may be used for a variety of purposes including, but not limited to, the repayment of debt, to provide working capital to fund capital expenditures, including tenant improvements and leasing commissions, the payment of accumulated unpaid dividends on our Series B Shares and/or for distributions to our common shareholders and common unit holders of our operating partnership. We may also utilize a portion of any proceeds for general and corporate operating needs and to consummate tax-deferred exchanges to minimize any tax exposure under existing tax indemnification agreements.


Liquidity And Capital Requirements

         Cash on hand and net cash provided from operations represents our primary sources of liquidity to fund distributions, debt service and recurring capital costs. For a detailed discussion of our liquidity and capital requirements see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

         Acquisition and Development Activity. Given the general economic conditions and our capital availability, we do not anticipate any significant property acquisitions or development during the next year. Certain tax-deferred exchanges, however, may be desirable in connection with property sales in order to eliminate or minimize any payments required under existing tax indemnification agreements.


         Financing. In December 1998, our board of trustees adopted a financing policy with the following targets: (i) a minimum interest coverage ratio of 2.25, (ii) a minimum fixed coverage charge ratio of 1.90, (iii) a ratio of debt-to-net asset value of no more than 50% and (iv) unencumbered cash and credit availability of at least $40.0 million, of which $15.0 million should be cash on hand. The foregoing ratios and measures are calculated pursuant to detailed definitions set by our board of trustees, and, in some instances, have been adjusted over time pursuant to a schedule set by our board of trustees. The above targets do not bind the board of trustees and do not mean that we will operate within each of these ratios at any or all times. Our board of trustees must approve all material financing and acquisition or disposition activities until the targets are met. Our board of trustees has approved in the past, and has the authority to approve in the future, transactions and other actions which would cause non-compliance with this policy.

         At present we are not in compliance with the targets (i), (ii) and
(iii) above and do not anticipate being in compliance during 2005. Our board of trustees may alter our financing policy without the consent of our shareholders, and our organizational documents do not limit the amount or type of indebtedness that we may incur.

                                 USE OF PROCEEDS

         We will not receive any proceeds from sales of the offered shares by the selling shareholders. We will pay all costs, expenses and fees in connection with the registration of the offered shares, including fees of our counsel and accountants, and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses (including transfer taxes), if any, attributable to the sale of the offered shares, and, except with respect to the shares offered by Security Capital Preferred Growth, Incorporated ("SCPG"), all SEC and "Blue Sky" registration fees.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS


         Our common shares began trading on the New York Stock Exchange ("NYSE") on November 12, 1997, under the symbol "PGE". On May 2, 2005, the reported closing sale price on the NYSE for our common shares was $7.11, and there were 23,681,371 common shares outstanding held by approximately 2,950 beneficial shareholders of record. The following table sets forth the high and low closing sales prices per common share reported on the NYSE and the common share distributions we paid for the quarter ended March 31, 2005 and for each quarter of the years ended December 31, 2004 and 2003:

                                                             Cash
                                                         Distributions
                            High          Low             Paid (1)
                      ---------------------------------------------------

Fiscal Year 2005
First quarter             $ 7.22        $  6.31                  -

Fiscal Year 2004
First quarter             $ 6.90         $ 6.05                  -
Second quarter              6.48           5.06                  -
Third quarter               5.83           5.15                  -
Fourth quarter              6.43           5.69                  -

Fiscal Year 2003
First quarter             $ 5.44         $ 4.61                  -
Second quarter              6.95           5.19                  -
Third quarter               7.00           6.00                  -
Fourth quarter              6.55           5.97                  -



(1) No distributions were declared or paid for the first quarter of 2005 and for the four quarters of 2004 or 2003.

         Due to a number of factors, including our capital resources and requirements, our board of trustees decided not to pay a distribution on the common shares and units beginning with the last quarter of 2001 and continuing during 2002, 2003 and 2004. (See "Business - Business Strategies- Liquidity and Capital Requirements.") Any future distributions on our common shares will be made at the discretion of our board of trustees. These distributions will depend on the actual cash available for distribution, our financial condition, capital requirements, the completion of capital events, including refinancings and asset sales, the annual distribution requirements under the REIT provisions of the Code and such other factors as our board of trustees deems relevant. We can give no assurance that we will be able to complete capital events or, if they are completed, whether they will be on terms that are favorable to us. We also can give no assurances that if capital events are completed on terms favorable to us or otherwise, distributions on our common shares and common units will be resumed in 2005 or thereafter. Distributions on our common shares and common units are not permitted unless all current and any accumulated dividends on our Series B Shares and the related preferred units in our operating partnership have been paid in full or declared and set aside for payment. On February 28, 2005, our board of trustees declared a quarterly dividend of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2005, which was paid on April 29, 2005, and relates to the fourth quarter 2003 dividend period, the earliest accrued but unpaid quarterly dividend on our Series B Shares. We are in arrears for five quarters of Series B Share dividends for a total of $11.3 million and we can give no assurances as to the timing and amounts of dividends on our preferred shares of beneficial interest in future periods.

                                 CAPITALIZATION

         The following table sets forth our historical capitalization as of March 31, 2005.




                                                                                 Historical
                                                                          -------------------------
                                                                           (Dollars in Thousands)

 Mortgage notes payable...............................................           $   426,433
 Minority interest....................................................                19,457
 Shareholders' equity:
    Preferred Shares, $0.01 par value; 30.0 million authorized:
    Series B Cumulative Redeemable Preferred Shares, 4.0 million
      shares designated; 4.0 million shares issued and outstanding....                    40
    Common Shares, $0.01 par value; 100.0 million shares
      authorized, 23,675,121 shares issued and outstanding(1)(2)......                   236
    Additional paid-in capital........................................               381,293
    Accumulated other comprehensive loss..............................                 (436)
    Distributions in excess of earnings...............................             (133,344)
                                                                          -------------------------
 Total shareholders' equity...........................................               247,789
                                                                          -------------------------
 Total capitalization (3).............................................            $  693,679
                                                                          =========================




(1) Assumes no exchange of common units issued to the limited partners. If all of the common units were exchanged, 26,751,707 common shares would be outstanding.

(2) Excludes 6,250 restricted common shares which have been granted pursuant to our share incentive plan but which had not vested as of March 31, 2005.

(3) We will not receive any of the proceeds from sales of offered shares by the selling shareholders and, accordingly, these will have no impact on our capitalization.

                             SELECTED FINANCIAL DATA

         The following tables set forth our selected consolidated financial data and should be read in conjunction with our consolidated financial statements, as well as with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.





                                                       Three
                                                       month
                                                      period
                                                       ended
                                                     March 31                           Year ended December 31
                                                       2005          2004          2003          2002      2001          2000
                                                 -----------------------------------------------------------------------------------
                                                                         (Dollars in thousands, except per share amounts)

Statements of Operations Data (1)
Revenue:
Rental...........................................  $  15,991    $   65,479     $   84,870   $   70,397   $71,798    $   77,381
Tenant reimbursements............................     10,543        42,934         50,435       43,714    42,747        39,949
Other property revenues..........................        932         3,763          4,371        4,272     4,704         5,315
Mortgage note interest...........................          -             -              -            -         -         4,864
Services Company revenue.........................      1,022         4,374          2,923        7,366     7,219             -
                                                 -----------------------------------------------------------------------------------
Total revenue....................................     28,488       116,550        142,599      125,749   126,468       127,509

Expenses:
Property operations..............................      7,828        31,237         34,640       33,128    33,409        33,380
Real estate taxes................................      6,351        24,048         28,466       24,312    22,826        22,230
Depreciation and amortization....................      5,574        22,016         28,683       20,413    20,114        18,807
General and administrative.......................      2,424        10,426          9,681        9,794     9,085        10,359
Services Company operations......................        775         3,768          2,582        4,811     6,898             -
Provision for asset impairment...................          -             -          1,948        6,203    20,337         1,000
Severance costs..................................        176           322            701        2,525         -             -
Strategic alternative costs......................      1,934         2,374            485        1,561     3,289           717
Loss on tax indemnification......................          -             -              -          189     1,191             -
                                                 -----------------------------------------------------------------------------------
Total expenses...................................     25,062        94,191        107,186      102,936   117,149        86,493
                                                 -----------------------------------------------------------------------------------
Operating income.................................      3,426        22,359         35,413       22,813     9,319        41,016
(Loss) income from investments in
   unconsolidated joint ventures.................     (3,057)      (14,878)        (2,249)         810     1,770          (768)
Other income.....................................        578         1,617          1,296        1,380     2,940         8,281
Interest:
   Expense.......................................     (6,771)      (28,500)       (47,853)     (30,660)  (29,032)      (29,885)
   Amortization of deferred financing costs......       (256)       (1,667)        (6,957)      (3,691)   (2,978)       (3,786)
                                                 -----------------------------------------------------------------------------------
(Loss) income from continuing operations                                          (20,350)      (9,348)  (17,981)       14,858
   before minority interests.....................     (6,080)      (21,069)
Minority interests...............................        958         3,458          6,453        9,683    11,094        (1,034)
                                                 -----------------------------------------------------------------------------------
(Loss) income from continuing operations.........     (5,122)      (17,611)       (13,897)         335    (6,887)       13,824
   Discontinued  operations,   net  of  minority
   interests   of  $(123),   $(873),   $(6,512),
   $21,030,  $(1,733),  $(1,969) in 2005,  2004,
   2003, 2002, 2001 and 2000 respectively........        947         6,721        (21,674)     (29,759)    2,536         3,179
                                                 -----------------------------------------------------------------------------------
(Loss) income before gain (loss) on sales of
  real estate and cumulative effect of change
  in accounting principles......................      (4,175)      (10,890)       (35,571)     (29,424)   (4,351)       17,003
Gain (loss) on sales of real estate, net of
   minority  interests  of $(1,138),  $64,  $84,
   $839,  $(118) and $786 in 2005,  2004,  2003,
   2002, 2001 and 2000, respectively.............      8,758          (493)          (646)      (1,197)      174        (1,271)
Cumulative effect of change in accounting
   principles,  net  of  minority  interests  of
   $218 in 2001 and $1,140 in 2000 (2)...........          -             -              -            -      (321)       (1,843)
                                                 -----------------------------------------------------------------------------------
Net income (loss)................................      4,583       (11,383)       (36,217)     (30,621)   (4,498)       13,889
Net income allocated to preferred shareholders...     (2,250)       (9,000)        (9,000)     (11,280)  (12,150)      (12,147)
                                                 -----------------------------------------------------------------------------------
Net income (loss) available to common
   shareholders..................................  $   2,333      $(20,383)     $ (45,217)   $ (41,901) $(16,648)   $    1,742
                                                 ===================================================================================







                                          Three month
                                          period ended
                                            March 31                         Year ended December 31
                                         ---------------------------------------------------------------------------------
                                              2005          2004            2003         2002         2001        2000
                                         ---------------------------------------------------------------------------------

Basic and diluted  earnings  available to
  common   shares  per   weighted-average
  common share (3)
(Loss) income from continuing operations   $  (0.31)     $  (1.12)     $    (1.14)   $    (0.70)  $  (1.22)   $   0.11
Discontinued operations, net of minority
   interests............................       0.04          0.28           (1.08)        (1.90)      0.16        0.20
Gain (loss) on sales of real estate, net
  of minority interests.................       0.37         (0.02)          (0.03)        (0.07)      0.01       (0.08)
Cumulative effect of change in
  accounting principles, net of minority
  interests.............................          -             -               -             -      (0.02)      (0.12)
                                         ---------------------------------------------------------------------------------
Net income (loss) available per
  weighted-average common share of
  beneficial interest -basic and diluted   $   0.10      $  (0.86)     $    (2.25)   $    (2.67)  $  (1.07)  $    0.11
                                         =================================================================================



                                            March 31                              December 31
                                         ---------------------------------------------------------------------------------
                                              2005          2004         2003         2002         2001         2000
                                         ---------------------------------------------------------------------------------

Balance Sheet Data
Real estate assets, exclusive of
  property held for or under development
  and property held for sale and before
  accumulated depreciation..............  $  695,504    $  691,221    $  681,933    $ 1,025,271 $  685,601  $  658,170
Total assets............................     759,727       767,363       948,781      1,410,181  1,527,649   1,439,093
Mortgage notes and notes payable........     426,433       427,445       435,869        693,910    598,135     489,055
Mortgage notes, construction financing
  and bonds payable related to
  properties held for sale..............           -             -       136,951        210,528    327,001     310,116
Total liabilities.......................     492,481       502,785       663,640      1,064,099  1,076,737     924,124
Minority interests......................      19,457        19,154        21,803        100,643    128,806     153,206
Series A Preferred Shares...............           -             -             -              -     40,000      39,850
Shareholders' equity....................     247,789       245,424       263,338        245,439    282,106     321,913




                                                Three month
                                               period ended
                                                 March 31                              Year ended December 31
                                                   2005           2004           2003           2002           2001           2000
                                               -------------- -------------- -------------- -------------- -------------- ----------

Cash Flow and Operating Data
Funds from operations (4)...................   $   1,824     $   12,689     $   (1,085)    $  (29,924)    $   15,786    $   40,462
Cash flow (used in) provided by:
   Operating activities.....................      (3,707)        22,108         56,875         42,320         52,810        64,393
   Investing activities.....................      10,718        116,613        296,732        (75,951)      (144,744)      (26,248)
   Financing activities.....................      (3,273)       (99,598)      (336,799)        42,849         73,248       (32,787)
Ratio of earnings to combined  fixed charges
   and preferred share dividends (5)........           -              -              -              -              -             -
Office Properties:
   Square footage...........................   4,632,982      4,632,633      5,536,065      6,281,263      7,807,576     7,955,524
   Occupancy (%)............................          83.9           85.1           75.1           91.5           92.0          95.7
Industrial Properties:
   Square footage...........................     120,004        120,004      3,874,712      3,874,712      3,914,712     4,187,030
   Occupancy (%)............................         100.0          100.0           81.4           84.4           81.7          93.2
Unconsolidated Joint Venture Properties:
   Square footage...........................   2,836,623      2,831,303      2,827,302      2,831,943      1,421,658     1,330,604
   Occupancy (%)............................          81.3           79.7           74.1           39.9           81.9          90.3


(1) Information for the years ended December 31, 2003, 2002, 2001 and 2000 has been restated for the reclassification of the operations of properties, in which we sold 100% of our ownership interest during 2004, 2003 and 2002, from continuing operations to discontinued operations.

(2) In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We granted permanent property easements on portions of certain of our properties in 1999 for which we recorded all of the revenue in 1999 when the easements were granted. In addition, our Services Company previously recognized 100% of certain leasing commissions at the time of lease signing. However, half of the commission amounts were subject to the tenant occupying the space. Under SAB 101, revenue should be recognized over the anticipated period that the easement would be used and lease commissions should be recognized when all conditions related to earning the commission have been settled which usually occurs within twelve months of the lease signing. In determining the periods over which we would recognize revenue under SAB 101, we took into consideration factors such as the expected life of physical structures constructed on easement sites at our properties and other factors that provided an indication of the periods of active use of the easements by the respective grantees. These periods range from five to ten years. We adopted SAB 101 retroactive to January 1, 2000 and recorded a charge to income of $1.8 million, net of minority interests of $1.1 million, representing the cumulative effect of adopting SAB 101 as of January 1, 2000. The cumulative effect represents income recognized in 1999 and relates to the permanent property easements and to leasing activity described above. During the three months ended March 31, 2005, and years ended 2004, 2003, 2002 and 2001, respectively, we recognized $0.1 million, $0.3 million, $0.3 million, $0.3 million and $0.3 million of income (a portion of which is included in other property revenues in the consolidated statement of operations) previously recorded in 1999.

     On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138"). SFAS 133, as amended, established accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. Upon adoption of SFAS 138 and SFAS 133, we recorded as a cumulative effect of an accounting change a net transition adjustment (realized loss) of $0.5 million in net income, and a transition adjustment of $3.2 million as an increase in accumulated other comprehensive loss. Adoption of the standard resulted in a net transition adjustment of $3.8 million on the balance sheet reflected as a $0.5 million reduction in deferred costs, a $1.4 million reduction in investment in unconsolidated entities and a deferred hedge liability of $1.9 million. In August 2001, the Financial Accounting Standards Board ("FASB") issued final guidance on the accounting for options used as hedges under SFAS 133. This guidance is pursuant to Derivatives Implementation Group Issue No. G20 ("G20"). Provided certain criteria are met, options can be considered fully effective hedging vehicles, with gains and losses due to changes in market value recorded in other accumulated comprehensive income on the balance sheet. On September 1, 2001, we adopted G20 for interest rate hedge instruments. Any subsequent unrealized gains or losses due to changes in market value of options, such as interest rate caps, are recorded in the other accumulated comprehensive income.

(3) Net income available per weighted-average common share of beneficial interest-basic equals net income divided by 23,675,121, 23,671,415, 20,105,183, 15,673,544, 15,630,586 and 15,408,822 common shares for the three months ended March 31, 2005 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively. Net income available per weighted-average share of beneficial interest-diluted equals net income divided by 23,675,121, 23,671,415, 20,105,183, 15,673,544, 15,630,586 and
     15,539,337, common shares for the three months ended March 31, 2005 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively. The change in number of weighted-average common shares is principally due to common unitholders in our operating partnership exchanging units for common shares.

(4) We compute Funds from Operations in accordance with standards established by the Board of Governors of National Association of Real Estate Investment Trusts ("NAREIT") in its April 2002 White Paper. Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net (loss) income, as an indication of our performance, or as an alternative to cash flows, as a measure of liquidity or the ability to pay dividends or make distributions.

(5) The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by combined fixed charges and preferred share dividends. For this purpose, earnings consist of income
     (loss) before minority interests, plus combined fixed charges. Combined fixed charges consist of interest incurred, amortization of debt issuance costs and preferred share dividends. Our first quarter 2005 and year-end 2004, 2003, 2002, 2001 and 2000 earnings were insufficient to cover fixed charges by approximately $8.3 million, $30.1 million, $33.1 million, $50.6 million, $54.0 million and $11.5 million, for the three month period ended March 31, 2005 and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

         The following is our consolidated quarterly summary of operations for 2004:


                                                                            Year ended December 31, 2004
                                                       -----------------------------------------------------------------------
                                                                        Fourth        Third        Second          First
                                                           Total        Quarter      Quarter       Quarter        Quarter
                                                       -----------------------------------------------------------------------
                                                                      (in thousands, except per share amounts)

Total revenue......................................        $ 116,550   $  29,058     $ 28,932      $  29,056     $   29,504
Total expenses.....................................           94,191      24,282       23,560         23,189         23,160
                                                       -----------------------------------------------------------------------
Operating income...................................           22,359       4,776        5,372          5,867          6,344
Loss  from  investments  in  unconsolidated   joint
   ventures........................................          (14,878)     (3,581)      (3,449)        (4,560)        (3,288)
Other income.......................................            1,617          75          539            348            655
Interest:
   Expense.........................................          (28,500)     (6,814)      (7,271)        (7,205)        (7,210)
   Amortization of deferred financing costs........           (1,667)       (426)        (456)          (422)          (363)
                                                       -----------------------------------------------------------------------
Loss from  continuing  operations  before  minority
   interests.......................................          (21,069)     (5,970)      (5,265)        (5,972)        (3,862)
Minority interests.................................            3,458         966          805          1,043            644
                                                       -----------------------------------------------------------------------
Loss from continuing operations....................          (17,611)     (5,004)      (4,460)        (4,929)        (3,218)
Discontinued operations,  net of minority interests
   in the amount of $(894) in the  fourth  quarter,
   $(193)  in  the  third  quarter,  $(19)  in  the
   second quarter and  $233 in the first quarter...            6,721       6,829        1,628             28         (1,764)
                                                       -----------------------------------------------------------------------
(Loss) gain before loss on sales of real estate  ..          (10,890)      1,825       (2,832)        (4,901)        (4,982)
Loss on  sales  of  real  estate,  net of  minority
   interest  of $53 in the  fourth  quarter,  $2 in
   the third quarter,  $7 in the second quarter and
   $2 in the first quarter.........................             (493)       (397)         (17)           (61)           (18)
                                                       -----------------------------------------------------------------------
Net (loss) income..................................          (11,383)      1,428       (2,849)        (4,962)        (5,000)
Net income allocated to preferred shareholders.....           (9,000)     (2,250)      (2,250)        (2,250)        (2,250)
                                                       -----------------------------------------------------------------------
Net loss available to common shareholders..........      $   (20,383)  $    (822)    $ (5,099)  $     (7,212)  $     (7,250)
                                                       =======================================================================

Basic  and  diluted  earnings  available  to common
  shares per weighted average common share
Loss from continuing operations....................    $       (1.12)  $   (0.30)    $  (0.28)  $      (0.30)  $      (0.23)
Discontinued operations, net of minority interests              0.28        0.29         0.06              -          (0.08)
Loss on  sales  of real  estate,  net of  minority
  interests........................................            (0.02)      (0.02)           -              -              -
                                                       -----------------------------------------------------------------------
Net  loss  available  per  weighted-average  common
  share of beneficial interest - basic and diluted.    $       (0.86)  $   (0.03)    $  (0.22)  $      (0.30)  $      (0.31)
                                                       =======================================================================
Weighted average common shares--basic and diluted..           23,672      23,672       23,672         23,672         23,671
                                                       =======================================================================
Distributions paid per common share................                -           -            -              -              -
                                                       =======================================================================

         The following is our consolidated quarterly summary of operations for 2003:



                                                                          Year ended December 31, 2003 (1)
                                                       -----------------------------------------------------------------------
                                                                        Fourth        Third        Second          First
                                                           Total        Quarter      Quarter       Quarter        Quarter
                                                       -----------------------------------------------------------------------

                                                                      (in thousands, except per share amounts)
Total revenue......................................       $  142,599  $   27,570    $     40,153   $   38,071    $   36,805
Total expenses.....................................          107,186      23,822          29,110       28,129        26,125
                                                       -----------------------------------------------------------------------
Operating income...................................           35,413       3,748          11,043        9,942        10,680
(Loss) income from investments in unconsolidated
   joint ventures..................................           (2,249)     (4,140)            131        1,457           303
Other income.......................................            1,296         456             235          266           339
Interest:
   Expense.........................................          (47,853)     (8,337)        (12,596)     (13,058)      (13,862)
   Amortization of deferred financing costs........           (6,957)     (3,362)           (883)      (1,184)       (1,528)
                                                       -----------------------------------------------------------------------
Loss from continuing operations before minority
   interests.......................................          (20,350)    (11,635)         (2,070)      (2,577)       (4,068)
Minority interests.................................            6,453       1,598             502        1,704         2,649
                                                       -----------------------------------------------------------------------
Loss from continuing operations....................          (13,897)    (10,037)         (1,568)        (873)       (1,419)
Discontinued operations, net of minority interests
   in  the amount of $4,762 in the fourth quarter,
   $300 in the third quarter, $(93) in the second
   quarter and  $(11,481) in the first quarter.....          (21,674)    (36,648)         (2,308)         992        16,290
                                                       -----------------------------------------------------------------------
(Loss) income before loss on sales of real estate..          (35,571)    (46,685)         (3,876)         119        14,871
Loss on sales of real estate, net of minority
   interest of $84 in the fourth quarter...........             (646)       (646)              -            -             -
                                                       -----------------------------------------------------------------------
Net (loss) income..................................          (36,217)    (47,331)         (3,876)         119        14,871
Net income allocated to preferred shareholders.....           (9,000)     (2,250)         (2,250)      (2,250)       (2,250)
                                                       -----------------------------------------------------------------------
Net (loss) income available to common shareholders.      $   (45,217) $  (49,581)   $     (6,126)  $   (2,131)  $    12,621
                                                       =======================================================================

Basic and diluted earnings available to common
  shares per weighted average common share
Loss from continuing operations....................      $     (1.14) $    (0.52)   $      (0.16)  $    (0.18)  $     (0.23)
Discontinued operations, net of minority interests             (1.08)      (1.55)          (0.10)        0.06          1.03
Loss on sales of real estate, net of minority
  interests........................................            (0.03)      (0.03)              -            -             -
                                                       -----------------------------------------------------------------------
Net (loss) income available per weighted-average
  common share of beneficial interest - basic and
  diluted..........................................      $     (2.25) $    (2.10)   $      (0.26)  $    (0.12)  $      0.80
                                                      =======================================================================
Weighted average common shares--basic and diluted..           20,105      23,665          23,665       17,378        15,713
                                                      =======================================================================
Distributions paid per common share................      $         -  $        -    $          -   $        -   $         -
                                                       =======================================================================


(1) Reclassifications of information for the year ended December 31, 2003 related to the operations of properties sold during 2004 have been made from continuing operations to discontinued operations.

         The following is our consolidated quarterly summary of operations for 2002:




                                                                         Year ended December 31, 2002 (1)
                                                        --------------------------------------------------------------------
                                                                        Fourth        Third       Second         First
                                                            Total       Quarter      Quarter      Quarter       Quarter
                                                        --------------------------------------------------------------------
                                                                     (in thousands, except per share amounts)


Total revenue.......................................       $  125,749    $   31,231  $    32,274  $   31,133    $   31,111
Total expenses......................................          102,936        23,774       24,899      26,206        28,057
                                                        --------------------------------------------------------------------
Operating income....................................           22,813         7,457        7,375       4,927         3,054
Income from investments in unconsolidated joint
   ventures.........................................              810           112          145         252           301
Other income........................................            1,380           338          348         158           536
Interest:
   Expense..........................................          (30,660)       (8,412)      (8,375)     (6,927)       (6,946)
   Amortization of deferred financing costs.........           (3,691)       (1,664)        (847)       (585)         (595)
                                                        --------------------------------------------------------------------
Loss  from  continuing  operations  before  minority
   interests........................................           (9,348)       (2,169)      (1,354)     (2,175)       (3,650)
Minority interests..................................            9,683         1,849        1,596       2,246         3,992
                                                        --------------------------------------------------------------------
Income (loss) from continuing operations............              335          (320)         242          71           342
Discontinued  operations,  net of minority interests
   in the  amount of $9,092 in the  fourth  quarter,
   $(951) in the third  quarter,  $414 in the second
   quarter and  $12,475 in the first quarter........          (29,759)      (12,681)       1,430        (374)      (18,134)
                                                        --------------------------------------------------------------------
(Loss) income before loss on sales of real estate...          (29,424)      (13,001)       1,672        (303)      (17,792)
Loss  on  sales  of  real  estate,  net of  minority
   interest of $213 in the fourth  quarter,  $408 in
   the  second quarter and $218 in the first quarter           (1,197)         (302)           -        (580)         (315)
                                                        --------------------------------------------------------------------
Net (loss) income...................................          (30,621)      (13,303)       1,672        (883)      (18,107)
Net income allocated to preferred shareholders......          (11,280)       (2,250)      (2,450)     (3,381)       (3,199)
                                                        --------------------------------------------------------------------
Net loss available to common shareholders...........       $  (41,901)  $   (15,553) $      (778) $    (4,264)  $   (21,306)
                                                        ====================================================================

Basic  and  diluted  earnings  available  to  common
  shares per weighted average common share
Loss from continuing operations.....................      $     (0.70)  $     (0.17) $     (0.14) $     (0.22)  $     (0.18)
Discontinued operations, net of minority interests..            (1.90)        (0.81)        0.09        (0.02)        (1.15)
Loss on  sales  of  real  estate,  net of  minority
  interests........................................             (0.07)        (0.01)           -        (0.04)        (0.02)
                                                        --------------------------------------------------------------------
Net  loss  available  per  weighted-average   common
  share of beneficial interest - basic and diluted..      $     (2.67)  $     (0.99) $     (0.05) $     (0.28)  $     (1.35)
                                                        ====================================================================
Weighted average common shares--basic and diluted              15,673        15,675       15,675       15,674        15,669
                                                        ====================================================================
Distributions paid per common share.................      $         -   $         -  $         -  $         -   $         -
                                                        ====================================================================


(1) Reclassifications of information for the year ended December 31, 2002 related to the operations of properties sold during 2003 and 2004 have been made from continuing operations to discontinued operations.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         The following discussion should be read in conjunction with our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

         We are a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Our portfolio of properties consists of 11 office properties, containing an aggregate of 4.6 million net rentable square feet, and one industrial property, containing 0.1 million net rentable square feet. In addition, we own 6.3 acres of developable land and have three joint venture interests in office properties containing an aggregate of 2.8 million rentable square feet.

         All of our properties are located in the Chicago metropolitan area in prime business locations within established business communities and account for all of our rental revenue and tenant reimbursements revenue. One of our joint venture properties is located in Arizona.



         Our results reflect the general weakness in the economy over the past couple of years, which has resulted in less demand for office and industrial property. Since national and regional office and industrial vacancy rates are higher than they would be in a stronger economic environment, we have been challenged to retain existing tenants and locate new tenants for our vacant and non-renewing space at acceptable economic rental rates. In addition, the supply of downtown Chicago office space continues to grow, principally as a result of the construction of new office buildings. As these buildings come on line in the next few years, the additional supply may continue to add to the challenge.


         Our management is addressing this challenge by increasing our marketing efforts both through working with the office brokerage community and in direct marketing campaigns to prospective users of office space in our market, as well as investing in targeted capital expenditures to improve our properties in order to enhance our position in our market. In addition, management has been working to improve our balance sheet in order to increase our liquidity position to enable us to take advantage of leasing opportunities as they arise and, at the same time, lower our overall cost of debt.

         Our income and cash flow is derived primarily from rental revenue (including tenant reimbursements) from our properties. We expect that any revenue growth over the next several years will come from revenue generated through increased occupancy rates in our portfolio. The following summarizes our portfolio occupancy at the end of the first quarter of 2005 and the end of each quarter of 2004, excluding properties sold in subsequent periods:





                                                               Portfolio Occupancy
                                   March 31,       December 31,      September 30,        June 30,      March 31,
                                     2005             2004               2004              2004           2004
                               ----------------- ---------------- ------------------- -------------- ---------------

Wholly-owned Properties              84.3%             85.5%            86.4%               87.8%          84.9%
                               ================= ================ =================== ============== ===============

Unconsolidated Joint
  Venture Properties                 81.3%             79.7%            79.2%               79.0%          77.1%
                               ================= ================ =================== ============== ===============

2004 Business Summary

         For 2004, our focus was on:


         o        improving our liquidity position;

         o        retiring or refinancing debt which had maturity dates in 2004;

         o        reducing our overall debt levels;

         o        stabilizing portfolio cash flow;

         o        reducing operating costs;

         o        aggressively pursuing leasing transactions; and

         o        continuing to explore strategic alternatives.



         Below is a summary of several of the activities we undertook in 2004 in keeping with these objectives.


         o We reduced our outstanding indebtedness from $572.8 million at the end of 2003 to $427.4 million as of December 31, 2004, including the retirement of $22.8 million of maturing mezzanine debt.
         o We sold our 33 West Monroe Street property to repay its mortgage debt of $59.3 million, eliminate the outflows of cash needed for its continuing operations and generate $8.8 million in net sales proceeds.
         o We sold 29 of our industrial properties, one of our office properties and three land parcels allowing us to eliminate $65.1 million of mortgage and bond debt secured by the properties and generate $54.3 million of net proceeds (including escrow releases), which we used to repay $22.8 million of maturing mezzanine debt and provide additional working capital.
         o Through December 31, 2004, we commenced 48 new and expansion office leases totaling 457,928 square feet and renewed or extended 63 office leases totaling 290,885 square feet.
         o We continued to evaluate strategic alternatives in consideration of opportunities to enhance shareholder value.

Key Performance Indicators

         We evaluate the performance of our operations based on the occupancy percentages and operating profit of each of our properties, including their rental revenue, tenant reimbursement revenue, property operations expense and administrative expenses, as well as tenant retention and the results of tenant satisfaction surveys. We also use other metrics such as gross rent, occupancy, percent of property operating expenses recovered, and net effective rent in analyzing individual tenant lease agreements.

         In addition to net income under generally accepted accounting principles, we use funds from operations, which is a measurement tool common among real estate investment trusts for measuring profitability.

Results of Operations

Comparison of the three months ended March 31, 2005 to March 31, 2004

         The table below represents selected operating information for our portfolio. Property revenues include rental revenues, tenant reimbursements and other property operating revenues. Property operating expenses include real estate taxes, utilities and other property operating expenses.


                                                                                                  Increase/             %
(Dollars in thousands)                                         2005             2004             (Decrease)           Change
--------------------------------------------------------  ---------------  -----------------  ------------------ -----------------

Property revenues................................         $   27,466         $  28,234          $    (768)              (2.7%)
Services Company revenues........................              1,022             1,270               (248)             (19.5)
                                                          ---------------  -----------------  ------------------ -----------------
 Total revenues..................................             28,488            29,504             (1,016)              (3.4)

Property operating expenses......................             14,179            13,975                204                1.5
Depreciation and amortization....................              5,574             5,440                134                2.5
General and administrative.......................              2,424             2,479                (55)              (2.2)
Services Company operations......................                775             1,266               (491)             (38.8)
Severance costs..................................                176                 -                176                  -
Strategic alternative costs......................              1,934                 -              1,934                  -
                                                          ---------------  -----------------  ------------------ -----------------
 Total expenses..................................             25,062            23,160              1,902                8.2
                                                          ---------------  -----------------  ------------------ -----------------
Operating income.................................              3,426             6,344             (2,918)             (46.0)
Loss from investments in unconsolidated
   joint ventures................................             (3,057)           (3,288)               231                7.0
Other income.....................................                578               655                (77)             (11.8)
Interest:
   Expense.......................................             (6,771)           (7,210)               439                6.1
   Amortization of deferred financing costs......               (256)             (363)               107               29.5
                                                          ---------------  -----------------  ------------------ -----------------
Loss from continuing operations before minority
 interests.......................................             (6,080)           (3,862)            (2,218)             (57.4)
Minority interests...............................                958               644                314               48.8
                                                          ---------------  -----------------  ------------------ -----------------
Loss from continuing operations..................             (5,122)           (3,218)            (1,904)             (59.2)
Discontinued operations, net of minority
 interests.......................................                947            (1,764)             2,711              153.7
                                                          ---------------  -----------------  ------------------ -----------------
Loss before gain (loss) on sales of real estate..             (4,175)           (4,982)               807               16.2
Gain (loss) on sales of real estate, net of
 minority interest...............................              8,758               (18)             8,776                  -
                                                          ---------------  -----------------  ------------------ -----------------
Net income (loss)................................              4,583            (5,000)             9,583              191.7%
                                                          ===============  =================  ================== =================


         Property Revenues. The decrease of $0.8 million from 2004 in property revenues was primarily attributable to reduced occupancy ($0.3 million), a lease termination fee received in 2004 ($0.3 million) and reduced parking revenue ($0.1 million).

         Services Company Revenues. The decrease of $0.2 million in our Services Company revenues during the first quarter of 2005 was primarily due to decreased leasing commission income of $0.7 million from the joint ventures. This was partially offset by $0.3 million of revenue in the first quarter of 2005 from the management of 77 West Wacker Drive which was previously managed by our operating partnership and included in other income.

         Property Operating Expenses. The increase of $0.2 million from 2004 in property operating expenses was primarily attributable to an increase in real estate tax expense.

         Depreciation and Amortization. The increase of $0.1 million from 2004 in depreciation and amortization was primarily attributable to tenant improvements and leasing costs associated with the commencement of new leases subsequent to the first quarter of 2004.

         Services Company Expenses. The decrease of $0.5 million in our Services Company's operating expenses was primarily due to a decrease in the provision for income taxes of $0.2 million and a decrease in leasing commissions expense of $0.2 million.

         Strategic Alternative Costs. The increase in strategic alternative costs of $1.9 million was principally due to legal fees associated with the Prime/Mansur litigation and the Lightstone merger agreement. No expenses were incurred for strategic alternative costs in the first quarter of 2004.

         Investment in Unconsolidated Joint Ventures. The decrease in loss from investments in unconsolidated joint ventures of $0.2 million was primarily due to improvements in the results of our 77 West Wacker joint venture ($0.8 million) due to leasing activity, partially offset by an increase in loss of $0.4 million from our equity investment in our Bank One Center joint venture partially due to an increase in the return to our joint venture partners as a result of their required contribution of $9.8 million related to our leasing earnout.

         Interest Expense. The decrease in interest expense of $0.4 million was primarily due to lower debt balances due to repayment of debt using proceeds from property sales partially offset by an increase in interest rates on our variable rate debt.

         Amortization of Deferred Financing Costs. The decrease of $0.1 million from 2004 in amortization of deferred financing costs was primarily attributable to the retirement of debt in 2004.

         Discontinued Operations. Discontinued operations reflect net income
(loss) and gain (loss) on operating properties which have been sold. Discontinued operations include the results of operations of our industrial properties sold in October and November 2004, as well as our 33 West Monroe Street property, which was sold in April 2004. The increase of $2.7 million from 2004 was primarily attributable to a loss from operations associated with our former 33 West Monroe Street property in 2004 ($1.9 million), an increase in the gain on sale of our industrial portfolio upon finalization of our related obligation under the tax indemnity agreement with certain principals affiliated with Mr. Stephen J. Nardi ("NAC Contributors") ($0.7 million) and a decrease in projected real estate taxes for 2004 associated with our former 33 West Monroe Street property ($0.3 million).

         Gain on Sales of Real Estate. The increase of $8.8 million in gain on sales of real estate is primarily due to a recognized gain of $9.8 million from the Bank One Center joint venture as a result of the receipt of a contingent purchase price resulting from a leasing earnout we met under the joint venture agreement, net of minority interest.

Results of Operations

Comparison  of the year  ended  December  31,  2004 to the  year  ended
December 31, 2003


         The table below represents selected operating information for our portfolio. Property revenues include rental revenues, tenant reimbursements and other property operating revenues. Property operating expenses include real estate taxes, utilities and other property operating expenses.



                                                                                                   Increase/             %
(Dollars in thousands)                                       2004                2003             (Decrease)           Change
----------------------------------------------------- ------------------- ------------------ ------------------- ------------------

Property revenues..............................            $  112,176        $  139,676        $   (27,500)            (19.7)%
Services Company revenues......................                 4,374             2,923              1,451              49.6
                                                      ------------------- ------------------ ------------------- ------------------
 Total revenues................................               116,550           142,599            (26,049)            (18.3)

Property operating expenses....................                55,285            63,106             (7,821)            (12.4)
Depreciation and amortization..................                22,016            28,683             (6,667)            (23.2)
General and administrative.....................                10,426             9,681                745               7.7
Services Company operations....................                 3,768             2,582              1,186              46.0
Provision for asset impairment.................                     -             1,948             (1,948)           (100.0)
Severance costs................................                   322               701               (379)            (54.1)
Strategic alternative costs....................                 2,374               485              1,889             389.5
                                                      ------------------- ------------------ ------------------- ------------------
 Total expenses................................                94,191           107,186            (12,995)            (12.1)
                                                      ------------------- ------------------ ------------------- ------------------
Operating income...............................                22,359            35,413            (13,054)            (36.9)
Loss from investments in unconsolidated
 joint ventures................................               (14,878)           (2,249)           (12,629)           (561.5)
Other income...................................                 1,617             1,296                321              24.8
Interest:......................................
 Expense.......................................               (28,500)          (47,853)            19,353              40.4
 Amortization of deferred financing costs......                (1,667)           (6,957)             5,290              76.0
                                                      ------------------- ------------------ ------------------- ------------------
Loss from continuing operations before minority
  interests....................................               (21,069)          (20,350)              (719)             (3.5)
Minority interests.............................                 3,458             6,453             (2,995)            (46.4)
                                                      ------------------- ------------------ ------------------- ------------------
Loss from continuing operations................               (17,611)          (13,897)            (3,714)            (26.7)
Discontinued operations, net of minority
  interests....................................                 6,721           (21,674)            28,395             131.0
                                                      ------------------- ------------------ ------------------- ------------------
Loss before loss on sales of real estate.......               (10,890)          (35,571)            24,681              69.4
Loss on sales of real estate,
    net of minority interest...................                  (493)             (646)               153              23.7
                                                      ------------------- ------------------ ------------------- ------------------
Net loss.......................................             $ (11,383)        $ (36,217)      $     24,834              68.6%
                                                      =================== ================== =================== ==================




         Property Revenues. The decrease of $27.5 million in 2004 property revenues consists principally of revenues generated from Bank One Center in 2003 ($27.3 million), which is no longer consolidated into our operations, as well as from the expiration, downsizing and termination of leases at various properties ($3.5 million) and the 2003 termination of Arthur Andersen LLP's lease at our IBM Plaza property ($1.0 million). These were offset by the commencement and expansion of leases at various properties ($3.5 million) and additional tenant reimbursements due to greater property operating expenses in 2004 excluding our Bank One Center property ($0.5 million).

         Services Company Revenues. The increase of $1.5 million in our Services Company revenues during 2004 was primarily due to increased leasing commission income of $0.8 million from the joint ventures and increased management fee income of $0.8 million related to our management of Bank One Center for a full year and the management of 77 West Wacker Drive which was previously managed by our operating partnership and previously included in other income.

         Property Operating Expenses. The decrease of $7.8 million in property operating expenses consists principally of operating expenses incurred by Bank One Center in 2003 ($8.5 million), which are no longer consolidated, offset by increases in real estate taxes ($0.5 million) and bad debt expense ($0.5 million).

         Depreciation and Amortization. The decrease of $6.7 million in depreciation and amortization in the total portfolio was attributable primarily to $5.9 million of depreciation and amortization related to Bank One Center in 2003. In addition, in 2003 we recorded a write-off of $0.4 million of unamortized tenant improvement and leasing commissions associated with the Arthur Andersen LLP lease termination at our IBM Plaza property.

         General and Administrative. The increase of $0.7 million in general and administrative expenses was primarily due to an increase in consulting and professional fees in 2004, principally related to Sarbanes-Oxley compliance, costs to settle a legal claim and the costs associated with the registration of certain common shares.

         Services Company Expenses. The increase of $1.2 million in our Services Company's operating expenses was primarily due to an increase in the provision for income taxes of $0.7 million due to increased income and an increase in leasing commissions expense of $0.4 million.

         Provision for Asset Impairment. The decrease of $1.9 million in provision for asset impairment is due to no impairments recorded in 2004. During 2003 we recorded an asset impairment of $1.0 million related to costs associated with a development project, which we determined no longer had value. Also, during the third quarter of 2003, we entered into an agreement to admit a new 70% joint venture partner to our subsidiary that owned the Bank One Center office building, which subsequently closed in October 2003. As a result, we recorded an asset impairment of $0.9 million representing the difference between our equity in the property and the equity value determined by the acquisition price paid by our joint venture partner for the 70% interest, net of transaction costs.

         Severance Costs. The decrease of $0.4 million in severance costs is due to lower severance expenditures in 2004. For the year ended December 31, 2004, we recorded $0.3 million of severance costs primarily resulting from the retirement of Mr. Stephen J. Nardi as the Chairman of our board of trustees. Our severance costs for 2003 were $0.7 million resulting from the termination of Mr. Louis G. Conforti, our former Chief Financial Officer.

         Strategic Alternative Costs. The increase in strategic alternative costs of $1.9 million is due to an increase in legal, consulting and professional fees of $1.0 million as compared to 2003, and an accounts receivable reserve in 2004 for $0.9 million. The receivable reserve relates to a prior master lease obligation due from Mr. Nardi, which is payable solely from future common dividends/distributions. Due to the uncertainty of future dividend/distribution payments as a result of our pursuit of strategic alternatives, a reserve has been established for this amount.

         Investment in Unconsolidated Joint Ventures. The increase in loss from investments in unconsolidated joint ventures of $12.6 million was primarily due to an $11.1 million increase in loss as compared to 2003 associated with our equity investment in the Bank One Center joint venture since the venture commenced operations in October of 2003, a partial year. Since distributions to our partner in the joint venture exceeded the joint venture's net income, income equal to the distribution was allocated to our partner and we recorded a loss in the amount of the difference between this allocation and the actual net income of the joint venture. In addition, our equity investment in the 77 West Wacker joint venture experienced a $0.9 million loss in 2004 compared to a $0.3 million gain in 2003, which was principally due to a lease termination fee at the joint venture property in 2003 and the effects of an interest rate collar in 2004. The interest rate collar expired on September 30, 2004.

         Other Income. The increase in other income relates primarily to forfeiture to us of $0.5 million of earnest money related to a proposed merger transaction and higher interest income, partially offset by management fee income from the 77 West Wacker Drive joint venture which is now included in our Services Company revenues.

         Interest Expense. The decrease in interest expense of $19.4 million was primarily due to a $11.9 million decrease in interest as a result of a reduction in debt due to the sale of 70% of our ownership in Bank One Center, a $5.7 million decrease due to the retirement of our Security Capital Preferred Growth Incorporated ("SCPG") debt, a $0.6 million decrease due to the refinancing of our IBM Plaza property, a $0.8 million decrease due to the retirement of mezzanine loans associated with our 180 North LaSalle Street, 800-810 Jorie Boulevard and 208 South LaSalle Street properties and a decrease of $0.3 million due to the amortization of principal on various other loans.

         Amortization of Deferred Financing Costs. The decrease in amortization of deferred financing costs of $5.3 million was primarily attributable to the write-off and amortization of financing costs for indebtedness retired or refinanced in 2003 and 2004.

         Discontinued Operations. Discontinued operations reflect net income
(loss) (including provision for asset impairment and lease termination revenue) and gain (loss) on sales of real estate for properties which have been sold. Discontinued operations include the results of operations of our industrial portfolio sold in October and November 2004, as well as our 33 West Monroe Street property, which was sold in April 2004, and our National City Center property, which was sold in 2003. The increase of $28.4 million was primarily due to a $43.4 million provision for asset impairment related to our 33 West Monroe Street property in 2003, a $9.5 million gain on sales of real estate from our industrial portfolio in 2004, a $4.4 million decrease in loss from operations on our former 33 West Monroe Street property as compared to 2003 (excluding lease termination fee revenue) and a $0.9 million increase in the income from operations of our industrial portfolio sold in 2004. These increases were offset by $30.3 million of lease termination fees associated with the Arthur Andersen LLP lease at our 33 West Monroe Street property in 2003, a $2.7 million decrease in income from operations relating to our National City Center property in 2003 and a $2.3 million gain on sales of real estate relating to our former National City Center property in 2003. In addition, the $28.4 million increase in discontinued operations was net of minority interests, which also contributed $5.6 million to the increase.

         Loss on Sales of Real Estate. Loss on sales of real estate is primarily due to changes in estimates of assumed lease liabilities which we retained in connection with the sale of 70% of our ownership in Bank One Center.

         Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

         The table below represents selected operating information for our portfolio. Property revenues include rental revenues, tenant reimbursements and other property operating revenues. Property operating expenses include real estate taxes, utilities and other property operating expenses.



                                                                                                  Increase/              %
(Dollars in thousands)                                      2003                2002             (Decrease)            Change
---------------------------------------------------- ------------------- ------------------- ------------------ -------------------
Property revenues..............................         $  139,676         $   118,383         $    21,293             18.0%
Services Company revenues......................              2,923               7,366              (4,443)           (60.3)
                                                     ------------------- ------------------- ------------------ -------------------
 Total revenues................................            142,599             125,749              16,850             13.4

Property operating expenses....................             63,106              57,440               5,666              9.9
Depreciation and amortization..................             28,683              20,413               8,270             40.5
General and administrative.....................              9,681               9,794                (113)            (1.2)
Services Company operations....................              2,582               4,811              (2,229)           (46.3)
Provision for asset impairment.................              1,948               6,203              (4,255)           (68.6)
Severance costs................................                701               2,525              (1,824)           (72.2)
Strategic alternative costs....................                485               1,561              (1,076)           (68.9)
Loss on tax indemnification....................                  -                 189                (189)          (100.0)
                                                     ------------------- ------------------- ------------------ -------------------
 Total expenses................................            107,186             102,936               4,250              4.1
                                                     ------------------- ------------------- ------------------ -------------------
Operating income...............................             35,413              22,813              12,600             55.2
(Loss) income from investments in
   unconsolidated joint ventures                            (2,249)                810              (3,059)          (377.6)
Other income...................................              1,296               1,380                 (84)            (6.1)
Interest:
 Expense.......................................            (47,853)            (30,660)            (17,193)           (56.1)
 Amortization of deferred financing costs......             (6,957)             (3,691)             (3,266)           (88.5)
                                                     ------------------- ------------------- ------------------ -------------------
Loss from continuing operations before minority
interests......................................            (20,350)             (9,348)            (11,002)          (117.7)
Minority interests.............................              6,453               9,683              (3,230)           (33.4)
                                                     ------------------- ------------------- ------------------ -------------------
(Loss) income from continuing operations.......            (13,897)                335             (14,232)        (4,248.4)
Discontinued operations,
 net of minority interests.....................            (21,674)            (29,759)              8,085             27.2
                                                     ------------------- ------------------- ------------------ -------------------
Loss before loss on sales of real estate                   (35,571)            (29,424)             (6,147)           (20.9)
Loss on sales of real estate,  net of
  minority interest............................               (646)             (1,197)                551             46.0
                                                     ------------------- ------------------- ------------------ -------------------
Net loss.......................................          $ (36,217)         $  (30,621)        $    (5,596)           (18.3)%
                                                     =================== =================== ================== ===================


         Property Revenues. The increase of $21.3 million in 2003 property revenues included $27.3 million of revenues generated from Bank One Center, partially offset by a decrease of $3.9 million due to the expiration of leases at various properties and a decrease of $1.1 million due to a decrease in tenant reimbursement revenue as a result of a decrease in expenses at two of our buildings. The Bank One Center property was placed in service in November 2002 with tenant lease commencements in January, February and April 2003. We have recorded revenue from January 1, 2003 through October 8, 2003 (the date of admittance of our joint venture partner) for this property. Subsequent to October 8, 2003, we recorded this investment under the equity method of accounting.

         Services Company Revenues. The decrease of $4.4 million in the revenues of our Services Company during 2003 was primarily due to our recognition of development fee income of $4.2 million in 2002 related to the development of a build-to-suit industrial building.

         Property Operating Expenses. The increase of $5.7 million in property operating expenses in 2003 was primarily due to the inclusion of Bank One Center's operating expenses, totaling $8.5 million, as a result of the property being placed in service as of November 1, 2002, net of amounts capitalized relating to vacant space, and a $0.9 million increase in our estimate of 2003 real estate taxes primarily due to an increase in the assessed valuation of one of our properties. These were offset by a $1.3 million decrease in costs due to staffing reductions, an $0.8 million decrease due to less repairs and maintenance at our properties in 2003, a $0.7 million decrease in bad debt expense from 2002 and a $0.7 million decrease in the 2002 real estate taxes primarily due to a decrease in the assessed valuation of our properties. In addition, an $0.8 million increase in real estate taxes, included in our results for the quarter ended March 31, 2002, which resulted from a change in the assessed valuation of one of our properties, partially offset by the increase in property operating expenses.

         Depreciation and Amortization. The increase of $8.3 million in depreciation and amortization in 2003 was primarily attributable to $5.9 million of depreciation and amortization related to the portion of our Bank One Center property in which tenant leases commenced in 2003 and, therefore, the related tenant improvement and leasing cost amortization began. In addition, we recorded write-offs of $0.9 million at our IBM Plaza and Continental Towers properties in 2003 associated with various lease terminations.

         General and Administrative. General and administrative expenses decreased $0.1 million primarily due to decreases in salaries and benefits and professional fees which were partially offset by an increase in corporate insurance costs, principally directors' and officers' liability insurance.

         Services Company Operations. The decrease of $2.2 million in the operating expenses of our Services Company was primarily due to a decrease in the income tax provision by $1.3 million due to the decrease in revenue from 2002. The remaining difference was primarily due to the elimination of the expenses of operating non-core business activities of third party brokerage and tenant construction services which were discontinued in March 2002.

         Provision for Asset Impairment. Provision for asset impairment represents impairment losses associated with certain operating and development properties in reducing their net book value to their current estimated value. In 2003, we recorded an asset impairment of $1.0 million related to costs associated with a development project, which we determined no longer had value as the development was put on hold and a $0.9 million asset impairment related to the sale of a 70% interest to a new partner in the entity that owns the Bank One Center office building. In 2002, we recorded a $5.7 million asset impairment related to various development projects we abandoned as it was determined that they no longer had value. In addition, we also transferred our interest in a joint venture to our joint venture partner and recorded an asset impairment of $0.5 million related to our investment in that unconsolidated entity.

         Severance Costs. For 2003, we recorded severance costs of $0.7 million resulting from the termination of Mr. Louis G. Conforti as our Chief Financial Officer and, for 2002, we recorded severance costs of $2.5 million resulting from the resignations of Mr. Michael W. Reschke and Mr. Richard S. Curto as well as a reduction of corporate management and support staff.

         Strategic Alternative Costs. These costs consist primarily of professional and investment banking fees. For the year ended December 31, 2003 compared to 2002, we incurred lower expenses in connection with our continuing review of strategic alternatives.

         Investment in Unconsolidated Joint Ventures. The loss from investment in unconsolidated joint ventures during 2003 of $2.2 million was primarily due to a $2.6 million loss associated with our equity investment in the Bank One Center joint venture for the period from October 8, 2003 through the end of the year. As distributions to our partner in this joint venture exceeded the joint venture's net income, income equal to the distribution was allocated to our partner and we recorded a loss in the amount of the difference between this allocation and the actual net income of the joint venture. Partially offsetting this loss was income of $0.3 million from our equity investment in the 77 West Wacker joint venture.

         Interest Expense. The increase in interest expense of $17.2 million is primarily due to an increase of $9.2 million related to interest expense previously capitalized for projects under development, an increase of $11.9 million due to Bank One Center being completed and placed in service and an increase of $1.6 million related to increased average debt outstanding, partially offset by a decrease of $5.0 million resulting from the refinancing of our IBM Plaza property and a decrease of $1.3 million due to lower rates on our variable rate debt.

         Amortization of Deferred Financing Costs. The increase in amortization of deferred financing costs of $3.3 million is primarily due to an increase of $1.1 million related to the write-off of financing fees associated with the refinancings in March and October 2003 related to financings secured by the Bank One Center office property, and a $2.4 million reduction in the amount of amortized financing fees capitalized for projects under development.

         Discontinued Operations. In connection with the requirements of SFAS 144 "Accounting for the Impairment of Long-Lived Assets" (SFAS 144), we have updated our historical financial statements for the years ended December 31, 2003 and 2002 to present operating results of properties sold or classified as held for disposition through December 31, 2004, as discontinued operations. Discontinued operations for 2003 and 2002 include the results for our industrial portfolio, which was sold in October and November 2004, our 33 West Monroe Street property, which was sold in April 2004, and National City Center, which was sold in June 2003. Included in the 2003 and 2002 discontinued operations is $0.6 million of income and $0.1 million loss, respectively, related to our industrial portfolio, $25.1 million loss, net of a provision for asset impairment, and $1.5 million of income, respectively, related to our 33 West Monroe Street property, and $2.6 million of income and $31.1 million loss, net of provision for asset impairment, respectively, related to our National City Center property.


Liquidity and Capital Resources

         Recent Developments. In January 2005, our joint venture which owns Bank One Center executed a lease amendment with Citadel Investment Group, LLC ("Citadel"). The lease amendment with Citadel for 47,235 additional square feet and was effective as of December 1, 2004 for a term of nine years and one month. As a result of this lease amendment, we met a leasing condition under the Bank One Center joint venture agreement and qualified for the receipt of a contingent purchase price of $9.8 million. We received a distribution of this amount from the joint venture in January 2005. This amount was recorded as a gain on sales of real estate in our consolidated statements of operations.

         On February 17, 2005, we and an affiliate of The Lightstone Group, LLC ("Lightstone"), entered into a definitive agreement and plan of merger. Under the merger agreement Lightstone will acquire our common shares and common share limited partner units for $7.25 in cash, plus the assumption of our outstanding debt. Our board of trustees has unanimously approved the transaction and intends to recommend it for approval by our common shareholders. The parties expect to close the transaction in the second quarter, or early in the third quarter, of 2005. In connection with the merger agreement, Lightstone funded a $10.0 million earnest money deposit into an escrow.

         Our Series B Shares will remain outstanding after the transaction is completed. At the closing of the transaction, all accrued but unpaid distributions on our Series B Shares, plus distributions on our Series B Shares for the entire calendar quarter in which the transaction closes, will be paid to the holders of our Series B Shares.

         The closing of the merger agreement is subject to, among other things, a number of customary conditions including approval by the holders of our common shares. The transaction is not subject to any financing conditions.

         On February 28, 2005, we closed on the sale of 2.96 acres of vacant land located in Libertyville, Illinois for a sale price of $0.7 million. This property was unencumbered by debt. As a result of the transaction, a liability was incurred under the tax indemnity agreement with the NAC Contributors, our former Chairman and a current member of our board of trustees, of approximately $56,000.

         In December 2002, our board of trustees approved the engagement of two investment banks as our financial advisors to assist in the evaluation of strategic alternatives, including, but not limited to, a sale, merger or other business combination involving the Company or a sale of some or all of our assets. On February 16, 2005, we entered into an amendment to our engagement letter with one of these advisors, Wachovia, extending their engagement through December 20, 2005. The engagement of our other financial advisor expired in December 2003.

         Our continuing goal is to achieve a desirable result for our shareholders which includes consummating the merger with Lightstone. In the event that the Lightstone transaction does not close, we may continue to pursue a strategic transaction(s) and/or continue implementation of our primary business strategy. There can be no assurances that any transaction or transactions will occur. We anticipate utilizing net proceeds from any transaction other than a sale of the Company (whether by merger or otherwise) to repay debt, provide working capital to fund capital expenditures, including tenant improvements and leasing commissions, and/or distribute them to our shareholders and the common unit holders of our operating partnership. We may also utilize a portion of any proceeds for general and corporate operating needs and to consummate tax-deferred exchanges to minimize any tax exposure under existing tax indemnification agreements.

         Liquidity. We require cash to pay our operating expenses, make capital expenditures, fund tenant improvements and leasing costs, pay distributions and service our debt and other short-term and long-term liabilities. Cash on hand and net cash provided from operations represent our primary sources of liquidity to fund these expenditures. In assessing our liquidity, key components include our net income adjusted for non-cash and non-operating items, and current assets and liabilities, in particular accounts receivable, accounts payable, and accrued expenses. For the longer term, our debt and long-term liabilities are also considered key to assessing our liquidity.

         In order to qualify as a REIT for federal income tax purposes, we must distribute 90% of our taxable income (excluding capital gains) annually. Due to a number of factors, including our capital requirements in our operating environment, our board of trustees decided in January and April of 2002 to suspend the declaration and payment of distributions on our common shares and Series B Shares, respectively. We subsequently resumed the payment of dividends on our Series B Shares with dividends of $0.5625 per share paid in April, July and October 2004 and January 2005. On February 28, 2005 our board of trustees declared a quarterly dividend of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2005. This dividend was paid on April 29, 2005. Under our declaration of trust, this dividend is deemed to be a quarterly dividend related to the fourth quarter of 2003 dividend period, the earliest accrued but unpaid quarterly dividend on our Series B Shares. There can be no assurances as to the timing and amounts of any future dividends on our Series B Shares and the payment of the fourth quarter 2003 preferred dividend at this time should not be construed to convey any degree of certainty with respect to future preferred dividend payments. Our management and board of trustees review our cash position and requirements for cash reserves each quarter prior to making any decision with respect to paying dividends or distributions. Distributions on our common shares may not be made until all accrued dividends on our Series B Shares are declared and paid or set apart for payment. We are in arrears for five quarters of Series B Share dividends for a total of $11.3 million. Future dividends will depend on the actual cash available for distribution, our financial condition, capital requirements, the completion of any capital transactions, including refinancing and asset sales, the annual distribution requirements under the REIT provisions of the Code, and such other factors as our board of trustees deems relevant.

         Our anticipated cash flows from operations combined with cash on hand are expected to be sufficient to fund our anticipated short-term capital needs. In 2005, we anticipate the need to fund significant capital expenditures to retenant space that has been previously vacated or is anticipated to be vacated during the year or renew existing tenants' leases. In order to fund these and our other short-term and long-term capital needs, we expect to utilize available funds from cash on hand, cash generated from our operations and existing escrows with lenders. In addition, we may enter into capital transactions, which could include asset sales, debt or equity financings and modifications or extensions of existing loans. There can be no assurance that any capital transactions will occur or, if they do occur, that they will yield adequate proceeds to fund our long-term capital needs.

         The financial covenants contained in some of our loan agreements and guarantee agreements with our lenders include minimum ratios for debt service coverage and liabilities as a percentage of total assets, as well as minimum net worth levels and other financial covenants. As of March 31, 2005, we are in compliance with the requirements of these financial covenants.

         As a requirement of our lenders, we maintain escrow accounts and restricted cash balances for particular uses. At March 31, 2005, these accounts totaled $36.3 million. Of this, $16.2 million is for capital and tenant improvements, $10.1 million is for lease obligations, $3.7 million is for real estate taxes and insurance, $2.3 million is for depository accounts, $1.3 million is related to environmental remediation, and the remaining $2.7 million is reserved for various miscellaneous purposes.

         The following tables disclose our contractual obligations and commercial commitments as of March 31, 2005:




                                                                         Payments Due by Year
                                                                        (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------

                                                                                2006-           2008-         2010 and
            Contractual Obligations(A)           Total           2005           2007            2009         Thereafter
---------------------------------------------------------------------------------------------------------------------------
Mortgage notes payable (B)                $     426,433    $     2,985    $    203,894   $      26,554    $    193,000
Capital lease obligations                            51             51               -               -               -
Operating lease obligations                       2,028            338             292             247           1,151
Tenant improvement allowances (C)                 6,428          6,428               -               -               -
Tax indemnifications (D)                          2,748          2,748               -               -               -
Liabilities for leases assumed and lease
  reimbursement obligations (E)                  71,952          9,808          19,555          17,884          24,705
                                         ----------------------------------------------------------------------------------
Total contractual cash
   obligations                            $     509,640    $    22,358    $    223,741   $      44,685    $    218,856
                                         ==================================================================================


(A) We anticipate funding these obligations from operations, escrowed funds and the proceeds of equity, debt or asset sale(s) transaction(s) as discussed above.

(B) See Note 4 - Mortgage Notes and Bonds Payable to our 2004 Consolidated Financial Statements (Audited) for further detail on interest rates and other terms.

(C) We have escrows of $3.9 million that may be utilized to fund a portion of these obligations.

(D) As a result of the sale of certain of our properties in 2004, we recorded a liability of $2.7 million payable to the NAC Contributors.

(E) These obligations would be offset by any receipts from subleasing the related space. We currently have executed subleases that we estimate will provide subleasing receipts of $58.9 million consisting of base rent and the pro-rata share of operating expenses and real estate taxes. In addition, we have escrowed reserves totaling $10.1 million to fund a portion of this contractual amount.

                                                                               Amount of Commitment
                                                                               Expiration Per Year
                                                                              (dollars in thousands)
                                                       -------------------------------------------------------
                                           Total                                                     2010
                Other                     Amounts                        2006-        2008-          and
       Commercial Commitments            Committed         2005          2007         2009        Thereafter
--------------------------------------  -------------  -------------  ------------ -----------  --------------

Guarantees (A)                          $   4,706      $     450      $   1,200    $   1,200    $   1,856
Unconsolidated joint ventures (B)         164,000            316          3,431        5,729      154,524
Tax indemnifications (C)                   57,650            (C)            (C)          (C)          (C)
Series B Shares (D)                           (D)         18,000         18,000       18,000          (D)
                                        -------------  -------------  ------------ -----------  --------------
Total commercial commitments            $ 226,356      $  18,766      $  22,631    $  24,929    $ 156,380
                                        =============  =============  ============ ===========  ==============




(A) This represents a guarantee for $4.7 million to ensure certain tenant improvement and leasing commission payments are made with respect to the joint venture that owns the office building located at 77 West Wacker Drive.

(B) We have a 50% common interest in an unconsolidated real estate joint venture that owns the office building located at 77 West Wacker Drive. The amount shown includes 50% of the balance of the $166.0 million mortgage note payable secured by the property.

       We also have a 30.0% subordinated interest in a real estate joint venture, accounted for using the equity method, which owns the Bank One Center office property. While we are not a guarantor or responsible party, the joint venture has a $270.0 million mortgage loan secured by the property. The amount shown includes 30% of the balance of the mortgage loan.

       In addition, we have a 23.1% interest in a real estate venture, accounted for using the equity method, which owns an office property in Phoenix, Arizona. While we are not a guarantor or responsible party, the joint venture has a $24.1 million loan secured by the property. We have not included any amounts related to this loan in this table.

(C) We estimate our maximum possible exposure on tax indemnifications to be $57.7 million if all remaining indemnity properties had been sold as of March 31, 2005. For $4.4 million of this exposure, the percentage of the tax liabilities, which our operating partnership is required to indemnify, is 30% for the taxable year ending on December 31, 2005, and declines by 10% each year thereafter until December 31, 2007. See "-Tax Indemnity Agreements" and "Certain Relationships and Related Transactions-Tax Indemnification Agreements" and Note 12 - Commitments and Contingencies to our Consolidated Financial Statements (Unaudited) for further discussion of these indemnities.

(D) Dividends are cumulative and payable at a 9.0% annual rate each quarter that our Series B Shares remain outstanding. No dividend has been declared or paid for the first quarter of 2005 or for 2004 on the Series B Shares. The total arrearage in payment of dividends is $11.3 million and relates to the fourth quarter of 2003, which was paid on April 29, 2005, and the four quarters of 2004. The amount shown for 2005 includes this arrearage plus the dividends for the first, second and third quarters of 2005.

         Tenant Concentration. The following represents our five largest tenants in 2004 based on gross revenue recognized during 2004 (in thousands of dollars):



                                                  % Of Our Total       Lease
           Tenant          Gross Tenant Revenue       Revenue        Expiration
   -----------------------------------------------------------------------------

   Jenner & Block            $  13,672                11.7%         April 2010
   IBM Corporation (1)           8,012                 6.9          August 2006
   ST Holdings, Inc. (1)         6,246                 5.4           May 2007
   Accenture                     5,735                 4.9           July 2015
   ABN AMRO (1)                  5,670                 4.9              (2)
                          ------------------------------------------
                             $  39,335                33.8%
                          ==========================================

         (1) We have received indications that IBM Corporation, ABN AMRO and ST Holdings, Inc. will not be renewing their leases at expiration.

         (2) Includes a 208,210 square foot lease which expires in December 2005 and a 46,738 square foot lease expiring in November 2008.

         If one or more of the tenants listed above were to experience financial difficulties and cease paying rent or fail to renew their lease at the expiration of its term, our cash flow and earnings would likely be negatively impacted in the near term. The extent and length of this would be impacted by several factors, including:

         o        the nature of the financial difficulties;
         o        our ability to obtain control of the space for re-leasing;
         o        market conditions;
         o the length of time it would require for us to re-lease the tenant's space; and
         o        whether the tenant's rent was above or below market.

         Property Sales. On April 16, 2004, we sold our 33 West Monroe Street property for a gross sales price of $69.6 million (i) less a credit for $19.4 million, representing the sum of a portion of the amount in our leasing reserve escrow account related to the property and a credit for certain prepaid rent, and (ii) plus or minus other customary prorations. Concurrent with the sale of the property, we used a portion of the proceeds of the sale and approximately $20.0 million of a leasing escrow held by the existing lender to repay the existing first mortgage debt having an outstanding principal balance of $59.3 million, plus accrued interest of $0.2 million. After closing prorations and costs and the repayment in full of the first mortgage loan encumbering the property, we received approximately $8.8 million from the sale.

         In October and November 2004, we sold 29 of our industrial properties, consisting of 3.8 million square feet, located in Illinois and Indiana, one of our office properties, consisting of 50,400 square feet, located in Illinois, and three land parcels consisting of 128 acres located in Illinois, plus an additional 74.3 acres of land included as part of our heavy-crane portfolio. Net proceeds after repayment or buyer assumption of mortgage and bond debt collateralized by the properties, closing costs and the tax indemnity payment was $54.3 million. Included in net proceeds is approximately $9.7 million of restricted cash escrows which were released or credited by the purchaser at closing, offset by $4.4 million of environmental escrows and a rent subsidy escrow for $0.6 million that were funded at closing. In addition, we agreed to fund approximately $0.9 million should two tenants fail to pay the future rent due under their lease for specific periods of time. Subsequent to the sale, we repaid $22.8 million of high interest mezzanine loan financing and anticipate utilizing the remaining proceeds to fund capital improvements and leasing costs and provide us with additional working capital and liquidity.

         On December 21, 2004, we sold 6.13 acres of vacant land located in Carol Stream, Illinois for a sales price of $1.2 million. This property was unencumbered.


         On February 28, 2005, we sold 2.96 acres of vacant land located in Libertyville, Illinois for a sale price of $0.7 million. This property was unencumbered by debt. As a result of the transaction, an estimated liability was incurred under the tax indemnity agreement with the NAC Contributors of approximately $56,000.

         Preferred Shares. Our Series B Shares rank senior to our common shares as to the payment of dividends. Our Series B Shares may be redeemed at our option at a price of $25.00 per share plus accrued and unpaid distributions. The price is payable solely out of the proceeds from our sale of other capital shares of beneficial interest.

         Our board of trustees suspended the payment of dividends for certain prior periods in anticipation of our need for liquidity for dealing with our maturing indebtedness and our capital needs for property level expenditures in retenanting our vacant office and industrial space. We subsequently resumed the payment of dividends on our Series B Shares with the payment of dividends of $0.5625 per share in April, July and October 2004 and January 2005. On February 28, 2005, our board of trustees declared a quarterly dividend of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2005. Under our declaration of trust, this dividend is deemed to be a quarterly dividend which relates to the fourth quarter 2003 dividend period, the earliest accrued but unpaid quarterly dividends on our Series B Shares. There can be no assurances as to the timing and amounts of any future dividends on our Series B Shares and the payment of the fourth quarter 2003 preferred dividend at this time should not be construed to convey any degree of certainty with respect to future preferred dividend payments. After payment of the fourth quarter 2003 Series B dividend on April 29, 2005, we are in arrears for five quarters on the Series B Shares. The holders of our Series B Shares have the right to elect two additional members to our board of trustees if six consecutive quarterly dividends on the Series B Shares are outstanding. The term of any trustees elected by the Series B shareholders will expire whenever the total dividend arrearage on the Series B Shares has been paid and current dividends have been declared and set apart for payment.

         Indebtedness. Our aggregate indebtedness was $426.4 million at March 31, 2005. This indebtedness had a weighted average maturity of 4.0 years and bore interest at a weighted average interest rate of 6.29% per annum. At March 31, 2005, $231.4 million, or 54.3%, bore interest at a fixed rate, and $195.0 million, or 45.7% of such indebtedness, bore interest at variable rates. The variable rate debt was subject to an interest rate cap agreement.

         In October and November 2004 we closed on the sale of our industrial portfolio, which resulted in the repayment of $11.8 million of debt and the assumption by the purchaser of $53.3 million of property level debt. In addition, we utilized a portion of the proceeds from the sale to repay $10.9 million of mezzanine financing secured by our 180 North LaSalle Street property and $11.9 million of mezzanine financing secured by our 208 South LaSalle Street and 800-810 Jorie Boulevard Plaza properties.

         Prior to the closing of the sale of our 33 West Monroe Street property, we provided substitute collateral to the lender which held the existing $11.5 million mezzanine loan relating to the property. The substitute collateral consisted of a pledge of ownership interests in the entity owning our 180 North LaSalle Street property. In connection with the pledge, we funded an escrow of $750,000 to the first mortgage lender at 180 North LaSalle Street as additional collateral to secure any costs it may incur in the future relating to the mezzanine loan. In conjunction with the repayment of the mezzanine loan, the escrow has been returned to us.

         Interest Rate Protection Agreement. We have entered into an interest rate cap agreement for the loans (first mortgage and mezzanine) associated with IBM Plaza for a notional amount as of March 31, 2005 of $195.0 million and a capped LIBOR rate of 6.6% that expires on March 15, 2006.

         No amounts were received under the terms of any interest rate protection agreements in the three months ended March 31, 2005 or 2004.

         Debt Repayments. Scheduled principal payments were made on various loans bringing the total debt repaid for the three months ended March 31, 2005 to $1.0 million.



         Tax Indemnity Agreements. In connection with the contribution of certain properties during our initial public offering, we entered into tax indemnification agreements with certain principals affiliated with Mr. Edward S. Hadesman, a former executive officer, and certain principals affiliated with Mr. Nardi, the former Chairman of our board of trustees and current board of trustees member.

         In addition, on December 12, 1997, we purchased and amended the mortgage note encumbering the property known as Continental Towers located in Rolling Meadows, Illinois. As part of this transaction, we agreed to indemnify the two limited partners of the limited partnership which owns the property for, among other things, the federal and applicable state income tax liabilities that result from the income or gain which they recognize upon refinancing, sale, foreclosure or other action taken by us with respect to the property or the mortgage note.

         As discussed above, sales of properties which result in taxable income to parties covered by tax indemnification agreements would create an indemnity obligation on our part to the indemnified party. In order to mitigate this obligation, we may enter into tax deferred exchange transactions, which would defer the tax sale and related indemnity obligation. Proceeds available to us from sales of properties covered by tax indemnification agreements would be reduced by the amount necessary to fund any indemnity payment or to purchase properties to satisfy tax deferred exchange transactions. The terms of these agreements are discussed in Note 14 - Commitments and Contingencies to our Consolidated Financial Statements (Audited).

         Capital Improvements. In order to secure new and renewal leases, our properties require an infusion of capital for tenant improvements and leasing commissions. For the years ended December 31, 2004, 2003 and 2002, our tenant improvements and leasing commissions averaged $37.98, $37.75 and $26.94, respectively, per square foot of newly-leased office space totaling 457,928, 427,756 and 70,969 square feet, respectively, $12.61, $16.85 and $13.18, respectively, per square foot of office leases renewed by existing tenants totaling 290,885, 303,965 and 277,248 square feet, respectively, and $0.23, $1.78 and $0.00, respectively, per square foot of newly-leased industrial space totaling 81,859, 215,267 and 154,275 square feet, respectively. Our total cost of general capital improvements to our properties historically averages $2.5 million annually based upon an estimate of $0.58 per square foot. For 2004, we incurred $3.2 million of capital improvement expenditures, excluding discontinued operations, and we expect to incur approximately $4.4 million for 2005.

Off-Balance Sheet Arrangements

         As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, often referred to as structured finance or special purpose entities ("SPEs"), which would have been established for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes. As of March 31, 2005, we are not involved in any unconsolidated SPE transactions.



Historical Cash Flows
                                                                            Three months ended March 31
                                                    ---------------------------------------------------------------
                                                        2005            2004            $ Change        % Change

Operating Activities
   Net income (loss)                                 $ 4,583         $ (5,000)          $  9,583          191.7%
   Amortization of costs for leases assumed               69               72                 (3)          (4.2)
   Net equity in loss of unconsolidated investments    3,057            3,288               (231)          (7.0)
   Depreciation and amortization                       5,830            7,519             (1,689)         (22.5)
   (Gain) loss on sales of real estate               (10,558)              20            (10,578)     (52,890.0)
   Minority interests                                    303             (879)             1,182          134.5
   Changes in operating assets and liabilities        (6,991)          (8,039)             1,048           13.0
                                                    ---------------------------------------------------------------
Net cash used in operating activities               $ (3,707)       $  (3,019)         $    (688)         (22.8)%
                                                    ===============================================================
Investing Activities
   Expenditures for real estate and equipment       $ (2,739)       $  (6,711)         $   3,972           59.2%
   Proceeds from sales of real estate                 10,397                -             10,397              -
   Leasing costs                                      (1,904)          (1,296)              (608)         (46.9)
   Decrease in restricted cash escrows                 4,664            5,875             (1,211)         (20.6)
   Distributions from unconsolidated entities            300              219                 81           37.0
                                                    ---------------------------------------------------------------
Net cash provided by (used in) investing
   activities                                       $ 10,718        $  (1,913)         $  12,631          660.3%
                                                    ===============================================================
Financing Activities
   Financing costs                                  $    (11)       $    (530)         $     519           97.9%
   Proceeds from mortgages and notes payable               -           67,000            (67,000)        (100.0)
   Repayment of mortgages and notes payable           (1,012)         (61,414)            60,402           98.4
   Dividends paid to Series B-preferred
     shareholders                                     (2,250)               -             (2,250)             -
                                                    ---------------------------------------------------------------
Net cash (used in) provided by financing
   activities                                       $ (3,273)       $   5,056          $  (8,329)        (164.7)%
                                                    ===============================================================


Historical Cash Flows


         Operating Activities. The $0.7 million increase in net cash used in operating activities from 2004 was primarily due to:

         o a $1.7 million increase in payments for strategic alternative and severance costs;
         o the loss of $1.8 million of income from operations earned in 2004 from our industrial properties which were sold in the fourth quarter of 2004; and
         o        lower revenues of $0.8 million as previously discussed.

         This increase was partially offset by:


         o a $2.6 million decrease in loss of operations from 2004 related to our former 33 West Monroe Street property, which was sold in April 2004; and
         o a $1.1 million refund in 2005 of real estate taxes paid in 2004 related to our former 33 West Monroe Street property.

         Investing Activities. The $12.6 million increase in net cash provided by investing activities from 2004 was primarily due to:

         o the $9.8 million distribution received from the Bank One Center joint venture in 2005;
         o a decrease of $4.0 million in expenditures for real estate and equipment primarily as a result of a decrease in tenant improvement investment requirement; and
         o $0.6 million in proceeds from the sale of our Libertyville land parcel in 2005.


         This increase was partially offset by:

         o a decrease of $1.2 million of releases from restricted cash escrows primarily as a result of properties sold in 2004, and a decrease in restricted tenant improvement and cash management accounts; and
         o an increase of $0.6 million of leasing costs primarily as a result of greater leasing commissions in 2005.

         Financing Activities. The $8.3 million decrease in net cash provided by financing activities as compared to 2004 was primarily due to:

         o net proceeds from mortgages and notes payable resulting from the refinancing of our 180 North LaSalle Street property in 2004 of $7.0 million, less related financing costs of $0.4 million; and
         o $2.3 million of dividends paid to holders of our Series B Shares in 2005.

         This decrease was partially offset by:

         o lower principal amortization payments due to the retirement of indebtedness in 2004 of $0.4 million.

Historical Cash Flows



                                                                                  Year ended December 31
                                                      ------------------------------------------------------------------------------
                                                                                                  Increase/
                                                              2004               2003             (Decrease)          % Change
                                                      ------------------------------------------------------------------------------
                                                                                  (dollars in thousands)

Operating Activities
Net loss                                              $    (11,383)       $    (36,217)       $    24,834                 68.6%
Amortization of discount on notes payable                        -                 343               (343)              (100.0)
Amortization of costs for leases assumed                       288               2,968             (2,680)               (90.3)
   Net equity in loss of unconsolidated investments         14,878               2,249             12,629                561.5
   Depreciation and amortization                            29,558              42,575            (13,017)               (30.6)
   Provision for asset impairment                                -              45,353            (45,353)              (100.0)
   Gain on sales of real estate                             (5,382)             (1,618)            (3,764)              (232.6)
   Minority interests                                       (2,649)                (25)            (2,624)           (10,496.0)
   Changes in operating assets and liabilities              (3,202)              1,247             (4,449)              (356.8)
                                                      ------------------------------------------------------------------------------
Net cash provided by operating activities             $     22,108        $     56,875       $    (34,767)               (61.1)%
                                                      ==============================================================================

Investing Activities
   Expenditures for real estate and equipment         $    (15,950)       $   (104,472)      $     88,522                 84.7%
   Proceeds received under environmental
     indemnification                                         3,100                   -              3,100                    -
   Proceeds from sales of real estate                      134,169             430,254           (296,085)               (68.8)
   Leasing costs                                            (7,761)            (20,201)            12,440                 61.6
   Decrease (increase) in restricted cash escrows            3,424             (13,483)            16,907                125.4
   Loan to unconsolidated joint venture                       (588)                  -               (588)                   -
   Net distributions from unconsolidated entities              219               4,634             (4,415)               (95.3)
                                                      ------------------------------------------------------------------------------
Net cash provided by investing activities             $    116,613        $    296,732       $   (180,119)               (60.7)%
                                                      ==============================================================================

Financing Activities
   Financing costs                                    $       (755)       $     (4,838)      $      4,083                 84.4%
   Proceeds from mortgage notes payable                     67,000             195,000           (128,000)               (65.6)
   Repayment of mortgage notes payable                    (159,093)           (318,763)           159,670                 50.1
   Proceeds from construction financing                          -              97,155            (97,155)              (100.0)
   Repayment of construction financing                           -            (305,353)           305,353                100.0
   Dividends paid to Series B preferred shareholders        (6,750)                  -             (6,750)                   -
                                                      ------------------------------------------------------------------------------
Net cash used in financing activities                 $    (99,598)       $   (336,799)      $    237,201                 70.4%
                                                      ==============================================================================




         Operating Activities. The $34.8 million decrease in net cash provided by operating activities from 2003 was primarily due to:

         o a decrease of $30.3 million due to the lease termination fee received from Arthur Andersen LLP in 2003, offset by a $2.4 million decrease in loss from operations of our former 33 West Monroe Street property;
         o $7.6 million related to the operations of our Bank One Center property in 2003, which is no longer consolidated as a result of the sale of a 70% joint venture interest in October 2003;
         o        $3.3 million  related to the operations of our former National
                  City Center property, which was sold in June 2003; and
         o        a decrease of $2.0 million  related to the  operations  of our former industrial properties, which were sold in October and November 2004.

         This decrease was partially offset by a decrease of $6.2 million related to interest expense payments from 2003 primarily due to the retirement of our indebtedness with SCPG in 2003.

         Investing Activities. The $180.1 million decrease in net cash provided by investing activities from 2003 was primarily due to:

         o a decrease of $296.1 million in proceeds from the sales of real estate primarily as a result of 2003 sales activity including the admittance of our Bank One Center joint venture partner ($350.0 million) and the sales of our former National City Center property ($79.0 million) and land in Aurora, Illinois ($2.7 million), as compared to sales activity in 2004 including the sales of our former 33 West Monroe Street property ($68.0 million), industrial properties ($66.2 million) and land in Carol Stream, Illinois ($1.2 million); and
         o a $4.4 million distribution from the 77 West Wacker Drive unconsolidated joint venture in 2003.

         This decrease was partially offset by:


         o a decrease of $88.5 million in expenditures for real estate and equipment primarily as a result of construction costs ($44.5 million) and tenant improvements ($36.0 million) in 2003 for our Bank One Center property and a payment in 2003 to purchase all of our former joint venture partner's interest in the entity that owned Bank One Center ($10.9 million);
         o a decrease of $16.9 million of payments into restricted cash escrows, which was primarily due to a deposit in 2003 of the fee received related to the Arthur Andersen LLP lease termination at our former 33 West Monroe Street property, as required by the lender ($33.6 million), and a release of escrowed funds in 2004 related to lease liability obligations ($2.4 million), partially offset by a release of construction and financing escrows in 2003 related to our Bank One Center property ($18.7 million); and
         o a decrease of $12.4 million of leasing costs primarily as a result of leasing costs in 2003 for our Bank One Center property ($7.9 million) and executing subleases for occupancy at One North Wacker Drive thereby reducing required payments towards the Citadel Reimbursement Obligation ($4.5 million).

         Financing Activities. The $237.2 million increase in net cash provided by financing activities as compared to 2003 was primarily due to:

         o repayments of construction financing ($305.4 million), net of proceeds ($97.2 million) related to our Bank One Center property in 2003;
         o repayments of mortgages and notes payable that were lower by $159.7 million in 2004, which included:

                  o the refinancing of maturing indebtedness at our 180 North LaSalle Street property ($60.0 million),
                  o the repayment of the mortgage note payable secured by our former 33 West Monroe Street property upon its sale ($59.3 million),
                  o the repayment of the mortgage notes payable secured by our former industrial properties upon their sale ($11.8 million), and
                  o the repayment of two mezzanine loans totaling $22.8 million; and
         o        principal amortization payments ($5.2 million).

         As compared to repayments of indebtedness in 2003, including:

         o the refinancing of the debt associated with our IBM Plaza property ($177.1 million),
         o the repayment of the mortgage note payable secured by our former National City Center property upon its sale ($71.8 million);
         o        payments on our indebtedness with SCPG ($57.3 million);
         o a partial payment on our former 33 West Monroe Street property mortgage ($7.0 million);
         o        principal amortization payments ($5.6 million); and
         o $4.8 million of financing costs incurred in 2003 principally as a result of refinancing the above debt.

         This increase was partially offset by:


         o proceeds from mortgages notes payable that were lower by $128.0 million in 2004 due to refinancing proceeds from our 180 North LaSalle Street property in 2004 ($67.0 million) as compared to proceeds from the refinancing of our IBM Plaza property in 2003 ($195.0 million); and
         o $6.8 million of dividends paid to our Series B shareholders in 2004.



                                                                                  Year ended December 31
                                                      ------------------------------------------------------------------------------
                                                                                                  Increase/
                                                              2003               2002             (Decrease)          % Change
                                                      ------------------------------------------------------------------------------
                                                                                  (dollars in thousands)


Operating Activities
Net loss                                              $    (36,217)       $    (30,621)      $        5,596               18.3%
Amortization of discount on notes payable                      343                 290                   53               18.3
Amortization of costs for leases assumed                     2,968                 836                2,132              255.0
   Net equity in loss (income) of
     unconsolidated investments                              2,249                (810)               3,059              377.7
   Depreciation and amortization                            42,575              39,805                2,770                7.0
   Provision for asset impairment                           45,353              64,525              (19,172)             (29.7)
   (Gain) loss on sales of real estate                      (1,618)              4,483               (6,101)            (136.1)
   Minority interests                                          (25)            (31,552)             (31,527)             (99.9)
   Changes in operating assets and liabilities               1,247              (4,636)              (5,883)             126.9
                                                      ------------------------------------------------------------------------------
Net cash provided by operating activities             $     56,875        $     42,320        $      14,555               34.4%
                                                      ==============================================================================


Investing Activities
   Expenditures for real estate and equipment         $   (104,472)       $   (124,054)       $     (19,582)             (15.8)%
   Proceeds from sales of real estate                      430,254              26,596              403,658            1,517.7
   Leasing costs                                           (20,201)            (13,770)               6,431               46.7
   (Increase) decrease in restricted cash escrows          (13,483)             13,187              (26,670)            (202.2)
   Proceeds from joint ventures                                  -              22,969              (22,969)            (100.0)
   Net distributions from (contributions to)
     unconsolidated entities                                 4,634                (879)               5,513              627.2
                                                      ------------------------------------------------------------------------------
Net cash provided by (used in) investing activities   $    296,732        $    (75,951)       $     372,683              490.7%
                                                      ==============================================================================

Financing Activities
   Financing costs                                    $     (4,838)       $     (2,950)       $       1,888               64.0%
   Proceeds from mortgage notes payable                    195,000              20,448              174,552              853.6
   Repayment of mortgage notes payable                    (318,763)            (35,310)             283,453              802.8
   Repayment of bonds payable                                    -             (27,150)             (27,150)            (100.0)
   Proceeds from construction financing                     97,155             102,561               (5,406)              (5.3)
   Repayment of construction financing                    (305,353)                  -             (305,353)                 -
   Series A preferred share repurchases                          -              (5,000)              (5,000)            (100.0)
   Dividends paid to Series B preferred shareholders             -              (9,000)              (9,000)            (100.0)
   Dividends paid to Series A preferred  shareholders            -                (750)                (750)            (100.0)
                                                      ------------------------------------------------------------------------------
Net cash (used in) provided by financing activities   $   (336,799)       $     42,849       $     (379,648)            (886.0)%
                                                      ==============================================================================


         Operating Activities. Operating activities provided $56.9 million of cash flow in 2003 as compared to $42.3 million in 2002, an increase of $14.6 million. This increase was primarily due to:

         o a $35.1 million lease termination fee received in 2003 from Arthur Andersen; LLP and
         o $7.6 million of income related to the 2003 operations of our Bank One Center property, which was placed in service in November 2002; offset by
         o the payment of accrued interest in 2003 of $5.5 million principally associated with the sale and/or refinancing of several of our assets;

         o a $9.2 million loss of income in 2003 related to the sale of our National City Center office property in June 2003 and the sale of various other properties in 2002 (See Note 15 - Property Acquisitions, Placed in Service and Dispositions to our Consolidated Financial Statements (Audited) for a listing of the properties we sold in 2002); and

         o a $12.9 million loss of income in 2003 as compared to 2002 resulting from the termination of Arthur Andersen's lease at our 33 West Monroe Street office property.

         Investing Activities. During 2003, investing activities provided $296.7 million of cash, as compared to utilizing $76.0 million in 2002, an increase of $372.7 million. The 2003 investing activities were primarily comprised of:

         o $350.0 million of proceeds from the admittance of our Bank One Center joint venture partner in October 2003;
         o $79.0 million of proceeds from the sale of our National City Center office property in June 2003; and
         o a $4.4 million distribution from the 77 West Wacker Drive joint venture; offset by
         o $104.5 million of expenditures for real estate and equipment primarily related to construction costs for our Bank One Center office property;
         o $20.2 million of leasing costs principally related to the payment of liabilities for leases assumed associated with the Citadel Reimbursement Obligation of $7.7 million and leasing commissions associated with leasing activity at our properties; and
         o a net increase in our deposits to restricted cash escrow accounts principally consisting of a $33.5 million deposit required by our lender in connection with the February 2003 Arthur Andersen LLP lease termination, net of a partial release of these funds during 2003 for a $7.0 million debt reduction payment and $8.1 million to fund operating deficits at our 33 West Monroe Street property and the release of $5.0 million of previously restricted escrows on sold properties.

         The 2002 investing activities were primarily comprised of:

         o $124.1 million of expenditures for real estate and equipment primarily related to construction costs for our Bank One Center office property; and
         o $13.8 million of leasing costs paid primarily related to our Bank One Center office property; offset by
         o a $22.9 million payment received from our joint venture partner for the assignment of our interest in a joint venture relating to a parcel of developable land located in Chicago, Illinois;
         o $16.1 million of proceeds from the sale of suburban office properties in June 2002;
         o $9.9 million of proceeds from the sale of two land parcels in February 2002; and
         o a $13.2 million decrease in restricted cash escrows primarily related to the use of escrows in our purchase of a portion of industrial bonds for $23.3 million and the retirement of $3.9 million in bonds as a result of the sale of our Tennessee property, net of an additional $7.7 million funding into an escrow associated with the construction of the Bank One Center office property and a $6.2 million increase to the escrows related to the Citadel Reimbursement Obligation.

         Financing Activities. During 2003, financing activities utilized $336.8 million of cash, as compared to proceeds in 2002 of $42.8 million, a decrease of $379.6 million. The 2003 financing activities were primarily comprised of:

         o a repayment of mortgage notes payable of $318.8 million consisting of:
         o $72.9 million of first mortgage and mezzanine financing secured by National City Center with the proceeds from the sale of the property;
         o $177.1 million of first mortgage and mezzanine financing secured by our IBM Plaza property with $195.0 million of new financing;

         o $64.3 million of payments reduced the principal balance of several loans (See Note 4 - Mortgage Notes and Bonds Payable to our Consolidated Financial Statements (Audited) for a further discussion of these transactions);

         o        $4.5 million of principal amortization payments;
         o a repayment of construction financing of $305.4 million (which includes 2003 construction draws of $22.2 million) consisting primarily of:
         o a $61.7 million mezzanine loan (which includes $0.9 million of additional interest added to the loan), plus accrued interest, with the proceeds of a new $75.0 million mezzanine loan; and
         o $169.5 million of construction financing secured by Bank One Center and the $75.0 million of mezzanine financing discussed above and refinancing proceeds from our sale of an interest in Bank One Center.

         No dividends or distributions were paid on the Series B shares or common shares in 2003.

         The 2002 financing activities were primarily comprised of:

         o an additional $102.6 million of construction financing associated with the development of Bank One Center; and
         o        new indebtedness of $20.0 million from SCPG; offset by
         o a repayment of two notes payable in the amount of $24.5 million;
         o        $10.5 million of principal amortization payments;
         o a purchase of $27.2 million of industrial development revenue bonds utilizing the escrows previously securing letters of credit related to the bonds;
         o a payment of $0.8 million of dividends to holders of our Series A Shares and the subsequent $5.0 million repurchase by our operating partnership of our Series A preferred shares; and
         o a payment of $9.0 million of dividends to the holders of our Series B shares, which were subsequently suspended beginning in the fourth quarter of 2002.

Funds from Operations

         Industry analysts generally consider Funds from Operations, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an alternative measure of performance of an equity REIT. Funds from Operations is defined by NAREIT as net income (loss) determined in accordance with GAAP, excluding gains (or losses) from sales of depreciable operating property, plus depreciation and amortization (other than amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures and discontinued operations (primarily for adding back the effect of gains (losses) on sale of depreciable operating property and depreciation and amortization expense). Non-recurring items, other than those considered "extraordinary" under GAAP, are not adjustments to funds from operations. We believe that in order to facilitate a clear understanding of our historical operating results, Funds from Operations should be examined in conjunction with net income (loss) as presented in the financial statements included elsewhere in this prospectus.


                                                                             Year ended December 31, 2004
                                                  ----------------------------------------------------------------------------------
                                                                       Fourth           Third           Second           First
                                                       Total           Quarter         Quarter          Quarter         Quarter
                                                  ----------------------------------------------------------------------------------
                                                                                    (in thousands)


Net (loss) income (1)..........................      $  (11,383)      $    1,428      $   (2,849)     $   (4,962)    $   (5,000)
Adjustments to reconcile Funds from Operations
   available to common shareholders:
Real estate depreciation and amortization......          20,692            5,405           5,030           5,149          5,108
Amortization of costs for leases assumed.......             288               72              72              72             72
Share   of   joint    venture    real    estate
   depreciation and amortization...............          18,640            5,275           4,487           4,490          4,388
Loss  on  sale of  operating  property,  net of
   minority interests..........................             493              408              15              52             18
Adjustment for discontinued operations:
   Real estate  depreciation  and  amortization           3,398                -               -           1,319          2,079
     (2).......................................
   (Gain) loss on sale (included in
     discontinued operations) (3)..............          (7,854)          (7,801)           (109)             56              -
   Minority interests..........................             873              894             193              19           (233)
Minority interests.............................          (3,458)            (966)           (805)         (1,043)          (644)
                                                  ----------------------------------------------------------------------------------
Funds from operations (1)......................          21,689            4,715           6,034           5,152          5,788
Income allocated to preferred shareholders.....          (9,000)          (2,250)         (2,250)         (2,250)        (2,250)
                                                  ----------------------------------------------------------------------------------

Funds from Operations available to common share     $    12,689        $   2,465        $  3,784        $  2,902      $   3,538
                                                  ==================================================================================
FFO available to common share/unit holders per
 share/unit of beneficial interest:
       Basic and Diluted.......................    $       0.47        $    0.09        $   0.14       $    0.11      $    0.13

                                                  ==================================================================================
Weighted average shares/units of beneficial
 interest:
     Common shares.............................          23,672           23,672          23,672          23,672         23,671
     Nonvested employee stock grants...........               7                9               9               9              2
     Operating partnership units..............            3,076            3,076           3,076           3,076          3,076
                                                  ----------------------------------------------------------------------------------
       Basic...................................          26,755           26,757          26,757          26,757         26,749
                                                  ==================================================================================
     Common shares.............................          23,672           23,672          23,672          23,672         23,671
     Nonvested employee stock grants...........               7                9               9               -              -
     Employee stock options....................              14               19               8              10             20
     Operating partnership units...............           3,076            3,076           3,076           3,076          3,076
                                                  ----------------------------------------------------------------------------------
       Diluted.................................          26,769           26,776          26,765          26,758         26,767
                                                  ==================================================================================
Other data:
   Net cash provided by (used in) operating
     activities................................     $    22,108        $   3,864       $  10,538      $   10,725      $  (3,019)
   Net cash provided by (used in) investing
     activities................................         116,613           68,857          (7,120)         57,319         (2,443)
   Net cash (used in) provided by financing
     activities................................         (99,598)         (38,762)         (3,595)        (62,827)         5,586





                                                                             Year ended December 31, 2003
                                                  ----------------------------------------------------------------------------------
                                                                       Fourth           Third           Second           First
                                                       Total           Quarter         Quarter          Quarter         Quarter
                                                  ----------------------------------------------------------------------------------
                                                                                    (in thousands)

Net (loss) income (1)..........................      $  (36,217)     $  (47,331)      $   (3,876)    $     119       $   14,871
Adjustments to reconcile Funds from Operations:
Real estate depreciation and amortization......          27,309           5,432            7,369         7,442            7,066
Amortization of costs for leases assumed.......           1,912             169              675           748              320
Share of joint venture real estate
   depreciation and amortization...............           7,324           4,726              873           871              854
Adjustment for discontinued operations:
   Real estate  depreciation  and
     amortization(2)...........................           8,754           1,975            1,996         2,173            2,610
   Gain on sale (included in discontinued
     operations) (3)...........................          (1,226)             (6)               -        (1,220)               -
   Minority interests..........................           6,512          (4,762)            (300)           93           11,481
Minority interests.............................          (6,453)         (1,598)            (502)       (1,704)          (2,649)
                                                  ----------------------------------------------------------------------------------
Funds from operations (1)......................           7,915         (41,395)           6,235         8,522           34,553
Income allocated to preferred shareholders.....          (9,000)         (2,250)          (2,250)       (2,250)          (2,250)
                                                  ----------------------------------------------------------------------------------
Funds from Operations available to common
   share/unit holders..........................      $   (1,085)     $  (43,645)       $   3,985     $   6,272       $   32,303
                                                  ==================================================================================
FFO available to common share/unit holders per
 share/unit of beneficial interest:
       Basic and Diluted.......................      $    (0.04)     $    (1.63)       $    0.15     $    0.23       $     1.21
                                                  ==================================================================================

Weighted average shares/units of beneficial
 interest:
     Common shares.............................          20,105          23,665           23,665        17,378           15,713
     Nonvested employee stock grants...........               6               6                6             6                6
     Operating partnership units...............           6,636           3,076            3,076         9,363           11,028
                                                  ----------------------------------------------------------------------------------
       Basic...................................          26,747          26,747           26,747        26,747           26,747
                                                  ==================================================================================
     Common shares.............................          20,105          23,665           23,665        17,378           15,713
     Nonvested employee stock grants...........               6               6                6             6                6
     Employee stock options....................              19              20               17             -                -
     Operating partnership units...............           6,636           3,076            3,076         9,363           11,028
                                                  ----------------------------------------------------------------------------------
       Diluted.................................          26,766          26,767           26,764        26,747           26,747
                                                  ==================================================================================
Other data:
   Net cash provided by operating activities...      $   56,875     $     3,785      $    13,987     $  18,425       $   20,678
   Net cash provided by (used in)
     investing activities......................         296,732         305,758          (17,012)       61,115          (53,129)
   Net cash (used in) provided by financing
     activities................................        (336,799)       (286,429)           3,833       (77,970)          23,767





                                                                             Year ended December 31, 2002
                                                  ----------------------------------------------------------------------------------
                                                                       Fourth           Third           Second           First
                                                       Total           Quarter         Quarter          Quarter         Quarter
                                                  ----------------------------------------------------------------------------------
                                                                                    (in thousands)

Net (loss) income (1)..........................    $    (30,621)  $    (13,303)    $     1,672      $     (883)      $  (18,107)
Adjustments to reconcile Funds from Operations:
Real estate depreciation and amortization......          20,018          5,334           5,333           5,283            4,068
Amortization of costs for leases assumed.......             836            266             250             157              163
Share   of   joint    venture    real    estate
   depreciation and amortization...............           3,386            853             846             844              843
Loss (gain) on sale of operating property,  net
   of minority interests ......................             773            (38)              -             684              127
Adjustment for discontinued operations:
   Real estate  depreciation  and
   amortization (2)............................          14,466          3,637           2,798           3,588            4,443
   Loss   (gain)   on   sale    (included    in
   discontinued operations) (3)................           3,211           (498)           (103)          3,812                -
   Minority interests..........................         (21,030)        (9,092)            951            (414)         (12,475)
Minority interests.............................          (9,683)        (1,849)         (1,596)         (2,246)          (3,992)
                                                  ----------------------------------------------------------------------------------
Funds from operations (1)......................         (18,644)       (14,690)         10,151          10,825          (24,930)
Income allocated to preferred shareholders.....         (11,280)        (2,250)         (2,450)         (3,380)          (3,200)
                                                  ----------------------------------------------------------------------------------
Funds  from  Operations   available  to  common
   share/unit holders..........................     $   (29,924)   $   (16,940)    $     7,701      $    7,445       $  (28,130)
                                                  ==================================================================================
FFO available to common share/unit holders per
   share/unit of beneficial interest:
   Basic and Diluted...........................     $     (1.12)   $     (0.63)    $      0.29      $     0.28      $     (1.06)
                                                  ==================================================================================
Weighted average shares/units of beneficial
   interest:
     Common shares.............................          15,673         15,675          15,675          15,674           15,669
     Nonvested employee stock grants...........              21             15              16              18               34
     Operating partnership units...............          10,996         11,057          11,058          11,057           10,809
                                                  ----------------------------------------------------------------------------------
       Basic...................................          26,690         26,747          26,749          26,749           26,512
                                                  ==================================================================================
     Common shares.............................          15,673         15,675          15,675          15,674           15,669
     Nonvested employee stock grants...........              21             15              16              18               34
     Employee stock options....................               -              -               -               -                -
     Operating partnership units...............          10,996         11,057          11,058          11,057           10,809
                                                  ----------------------------------------------------------------------------------
       Diluted.................................          26,690         26,747          26,749          26,749           26,512
                                                 ==================================================================================
Other data:
   Net cash provided by operating activities...     $    42,320    $     3,135     $    16,456      $   17,543      $     5,186
   Net cash (used in) provided by investing
     activities................................         (75,951)       (20,988)        (36,089)        (30,861)          11,987
   Net cash provided by (used in) financing
     activities................................          42,849         14,950          24,257          18,680          (15,038)



(1) Funds from Operations is a non-GAAP financial measure. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties, and after comparable adjustments for unconsolidated joint ventures and discontinued operations. FFO includes results from discontinued operations, including revenues, property operations expense, real estate taxes expense, provision for asset impairment and interest expense. Tax indemnification payments and write-off of deferred financing fees related to properties sold have been included as a cost of sale in computing the gain/loss for these properties. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than us. We utilize FFO as a performance measure. We believe that FFO provides useful information to investors regarding our performance as FFO provides investors with additional means of comparing our operating performance with the operating performance of our competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs, and should not be considered as an alternative to cash flows as a measure of liquidity. We believe that net income (loss) is the most directly comparable GAAP financial measure to FFO.


(2) The real estate depreciation and amortization in discontinued operations for the year ended December 31, 2004 relates to the industrial portfolio that was sold in October and November 2004, and the 33 West Monroe Street property, which was sold in April 2004. The real estate depreciation and amortization for discontinued operations for the year ended December 31, 2003 relates to the above-mentioned properties as well as the National City Center property which was sold in June 2003. The real estate depreciation and amortization for discontinued operations for the year ended December 31, 2002 relates to the above-mentioned properties sold in 2004 and 2003 as well as the nine suburban office properties sold to an affiliate of Blackstone Real Estate Advisors, L.P. on June 26, 2002.


(3) The gain on sale of real estate for the year ended December 31, 2004 resulted from the gain on the sale of our industrial portfolio and 33 West Monroe property. The gain on sale of real estate for the year ended December 31, 2003 resulted from our sale of National City Center. The loss on sale of real estate for the year ended December 31, 2002 resulted primarily from our sale of nine suburban office properties during the second quarter of 2002. See Note 15--Property Acquisitions, Placed In Service and Dispositions to the Consolidated Financial Statements (Audited) for a description of these transactions. Tax indemnification payments and write-off of deferred financing fees related to properties sold have been included as a cost of sale in computing the gain/loss for these sold properties.


Critical Accounting Policies

         General. The previous discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments about the effects of matters or future events that are inherently uncertain. These estimates and judgments may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including contingencies and litigation. We base these estimates on historical experience and on various other assumptions that we believe to be reasonable in the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         To assist in understanding our results of operations and financial position, we have identified our critical accounting policies and discussed them below. These accounting policies are most important to the portrayal of our results and financial position, either because of the significance of the financial statement items to which they relate or because they require our management's most difficult, subjective or complex judgments.

         Allowance for Doubtful Accounts. We monitor the liquidity and creditworthiness of our tenants on an ongoing basis. We maintain allowances for doubtful accounts using the specific identification method for estimated losses resulting from the inability of certain of our tenants to make payments required by the terms of their respective leases. No general reserve is recorded. If the financial condition of our tenants were to deteriorate, additional allowances may be required.


         Assumed Lease Liabilities. As a result of the negotiation of certain leases, we assumed the liability for the tenants' obligation or agreed to reimburse the tenants for their obligation under leases with their prior landlords. In addition, in connection with the sale of certain industrial properties in 1999, we agreed to a master lease agreement for certain properties for a defined period. Our policy is to record the estimated net obligation we may be subject to as a liability. The net obligation is derived by calculating our total contractual obligation and reducing the amount by existing subleases and an estimate of subleases we anticipate signing in the future based on the nature of the space, the property and market conditions. We periodically review these estimates for reasonableness based on changes in market conditions and executed subleases. Failure to achieve forecasted results could lead to a future increase in the liabilities associated with these transactions. The liability for leases assumed at March 31, 2005 as compared to December 31, 2004 reflects payments under these leases, net of a decrease in the liability during 2005 of $0.1 million due to assumption changes.


         Provisions for Impairment. In evaluating our assets for impairment in accordance with SFAS 144, we record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired. Under SFAS 144, assets that display indicators of possible impairment are reviewed to see if their net book value will be recovered from estimated cash flows over an anticipated hold period. If these cash flows, plus the proceeds from a sale at the end of the anticipated hold period, are less than the net book value of the related asset, our policy is to record an impairment reserve related to the asset in the amount of the difference between its net book value and our estimate of its fair market value, less costs of sale. For assets held for sale, impairment is measured as the difference between carrying value and fair value, less cost to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest. Property held for development is also evaluated for impairment.


         At each of December 31, 2004 and March 31, 2005, we determined that no reserves were warranted. In evaluating our other long-lived assets used in operations for impairment at each of December 31, 2004 and March 31, 2005, we assumed anticipated hold periods of three to five years for our operating properties. In evaluating our property held for development, we concluded that development expenditures, including capitalized interest, were recoverable and no reserves were warranted at this time. However, as discussed under "Liquidity and Capital Resources", if we determined that a capital transaction is desired, our anticipated hold periods for certain assets would be shortened and impairment reserves would be required. These reserves would have significant impacts on our operating results.

         Capitalization of Interest and Other Costs on Development Projects. Development costs, which include land acquisition costs, fees and other costs incurred in developing new properties, are capitalized as incurred. Interest, financing costs, real estate taxes, other direct costs and indirect costs (including certain employee compensation costs and related general and administrative expenses) incurred during development periods are capitalized as a component of the building costs. These costs continue to be capitalized, to the extent they relate to vacant space, for one year following the date the development is placed in service. During this one-year period, the amount of capitalized costs could be materially affected by the timing and changes in occupancy levels. Subsequent to the one-year period, these costs are fully expensed as incurred. During 2004 and the first quarter of 2005, we did not capitalize any development costs.


Impact of Recently Issued Accounting Standards

         On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("Statement 123(R)"), which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends SFAS No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) required all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.


         Statement 123(R) must be adopted no later than the beginning of the first fiscal year beginning after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) by December 31, 2005.


         Statement 123(R) permits public companies to adopt its requirements using one of two methods:

         1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

         2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

         We plan to adopt Statement 123 using the modified prospective method.

         Adoption of Statement 123(R) will not have a material impact on our results of operations or our financial position.

Inflation

         Substantially all of our office and industrial leases require tenants to pay, as additional rent, a portion of real estate taxes and operating expenses. In addition, many of our leases provide for fixed increases in base rent or indexed escalations (based on the Consumer Price Index or other measures). We believe that inflationary increases in expenses will be offset, in part, by the expense reimbursements and contractual rent increases described above.


         As of March 31, 2005, approximately $195.0 million of our outstanding indebtedness was subject to interest at floating rates. Future indebtedness may also be subject to floating rate interest. Inflation, and its impact on floating interest rates, could affect the amount of interest payments due on such indebtedness. Our floating rate debt is subject to an interest rate cap agreement that is designed to mitigate some of this risk.



                             BUSINESS AND PROPERTIES

General


         We own 11 office properties and one industrial property located in the Chicago metropolitan area. This includes Continental Towers, in Rolling Meadows, Illinois, on which we own a second mortgage note which results in a controlling financial interest in this property and we therefore consolidate its operations. Our properties located in the Chicago metropolitan area accounted for all of our rental revenue and tenant reimbursements revenue for the year ended December 31, 2004 and three month period ended March 31, 2005. In addition, we own a 50% common interest in a joint venture which owns the 944,556 square foot office tower located at 77 West Wacker Drive in downtown Chicago, a 30% subordinated common interest in a joint venture which owns a 1,503,238 square foot office building located at 131 South Dearborn Street in downtown Chicago, known as Bank One Center and a 23.1% common interest in a venture which owns a 383,509 square foot office complex located in Phoenix, Arizona. We also own approximately 6.3 acres of developable land. However, we do not currently anticipate commencing any new development projects in the near future.


         Our properties are leased to tenants either (i) on a net basis with tenants obligated to pay their proportionate share of real estate taxes, insurance, utilities and operating expenses or (ii) on a gross basis, with the landlord responsible for the payment of these expenses up to the amount incurred during the tenants' first year of occupancy ("Base Year") or a negotiated amount approximating the tenants' pro rata share of these expenses ("Expense Stop"). In the latter cases, the tenants pay their pro rata share of increases in expenses above the Base Year or Expense Stop.


Our Properties

         Information regarding our properties as of December 31, 2004 (unless indicated otherwise), is presented in the following tables. Information is provided separately for our IBM Plaza, 180 North LaSalle Street, 208 South LaSalle Street and Continental Towers properties as well as our industrial property located at 1051 Kirk Road. All other information is aggregated, unless indicated otherwise, for our office properties located in suburban Chicago and the office joint venture properties.



         Description.

                                                                                        Net Rentable                Percentage
    Property/Portfolio       Location        Year Built/Renovated    Year Acquired      Square Feet        Use        Owned
    ------------------       --------        --------------------    -------------      -----------        ---        -----

IBM Plaza                   Chicago, IL              1971                 1999          1,366,468        Office      100.0%
180 North LaSalle           Chicago, IL            1982/1999              2000            767,292        Office      100.0
  Street
208 South LaSalle           Chicago, IL         1914,1980/1956,        1998-1999          865,655        Office      100.0
  Street                                          1982, 1991
Continental Towers          Rolling             1977-1981/2001            1997            922,898        Office       (1)
                              Meadows, IL
Suburban Office(2)          Chicago             1961-1999/1992         1997-2000          710,320        Office      100.0
                              Suburbs, IL
1051 Kirk Road              Batavia, IL              1990                 1997            120,004      Industrial    100.0
Office Joint Ventures       Chicago, IL            1992-2002         1997-1998 (3)      2,831,303        Office       (4)
                            Phoenix, AZ


(1) We hold a mortgage note receivable on this office property and have consolidated the underlying property operations because we receive substantially all of the economic benefit of the property's operations.

(2) Our Suburban Office Portfolio consists of the following seven properties: 800-810 Jorie Boulevard, OakBrook, Illinois; 4343 Commerce Court, Lisle, Illinois; 740-770 Pasquinelli Drive, Westmont, Illinois; 1600-1700 167th Street, Calumet City, Illinois; 280 Shuman Boulevard, Naperville, Illinois; Enterprise Center II, Westchester, Illinois; and 7100 Madison Avenue, Willowbrook, Illinois.

(3) Information presented reflects the year we acquired the property for 77 West Wacker Drive and Bank One Center and the year we acquired our interest in the joint venture which owns properties in Phoenix, Arizona.

(4) Our three joint venture interests consist of a 50% common interest in a joint venture which owns the 944,556 square foot office tower located at 77 West Wacker Drive, Chicago, Illinois, a 30% subordinated common interest in a joint venture which owns the 1,503,238 square foot Bank One Center office building located at 131 South Dearborn Street, Chicago, Illinois and a 23.1% common interest in a joint venture that owns a 383,509 square foot office complex in Phoenix, Arizona.

         Occupancy. The following table sets forth occupancy information for our properties for the periods ended December 31, 2004, 2003, 2002, 2001 and 2000.

                                               Percent Occupied
                                                 December 31,
                                   -----------------------------------------
          Property/Portfolio       2004     2003     2002     2001      2000
          ------------------       ----     ----     ----     ----      ----

IBM Plaza                          88.0%    89.2%    97.1%    95.9%    95.7%
180 North LaSalle Street           81.0     78.9     89.7     91.0     92.3
208 South LaSalle Street           86.7     87.8     91.9     95.2     95.3
Continental Towers                 77.6     72.9     78.0     88.4     98.0
Suburban Office                    91.6     94.0     92.2     94.7     98.0
1051 Kirk Road                    100.0    100.0      0.0      0.0      0.0
Office Joint Ventures(1)           79.7     75.4     88.8     90.5     99.8


(1) Information presented for the years ended December 31, 2000, 2001 and 2002 excludes Bank One Center, which was placed into service in November, 2002.

         Annual Rent. The following table sets forth the average annual base rent per square foot at December 31, 2004, 2003, 2002, 2001 and 2000.

                                                   December 31,
                                  ----------------------------------------
       Property/Portfolio          2004    2003     2002     2001     2000
       ------------------          ----    ----     ----     ----     ----

IBM Plaza                        $18.33   $17.07   $16.83   $16.84   $14.28
180 North LaSalle Street          16.36    16.74    17.57    16.88    16.96
208 South LaSalle Street          13.10    13.08    13.90    13.21    12.89
Continental Towers                15.95    14.32    14.03    11.91    10.92
Suburban Office                   13.91    15.44    15.17    15.07    14.64
1051 Kirk Road(1)                  3.16     3.16        -        -        -
Office Joint Ventures(2)          22.34    25.56    31.63    31.14    30.65


(1) This property has a single tenant which commenced occupancy on October 1, 2003, and has a lease rent abatement through December 2004.

(2) Information presented for December 31, 2000, 2001 and 2002 excludes Bank One Center, which was placed into service in November, 2002.

         Major Tenants. The following table sets forth certain information regarding tenants occupying ten percent (10%) or more of the rentable square footage of our properties as of December 31, 2004.




                                                 Principal                       Annualized
                             Major               Nature of         Annualized    Base Rent       Expiration     Renewal  Termination
 Property/Portfolio        Tenants               Business          Base Rent     Per Sq. Ft.        Date        Options     Rights
 ------------------        --------              --------          ---------     -----------        ----        -------     ------

IBM Plaza                 Jenner & Block        Legal Services   $ 8,590,571      $ 25.32         4/30/2010       --         --
                          ST Holdings           Real Estate        3,929,904        24.00         5/31/2007       --         --
                          IBM Corporation       Technology         3,377,759        11.94         8/31/2006       (1)        --

180 North LaSalle Street  Accenture             Consulting         3,091,977        17.99         7/31/2015       (1)        --
208 South LaSalle Street  ABN AMRO              Financial          2,627,289        10.31        12/31/2005       (2)        --
                                                  Services
Continental Towers        Fifth Third Bank      Banking            1,621,649        16.87        10/31/2010       (1)        (3)
                          Aon Consulting, Inc.  Financial          1,658,688        17.51        12/31/2009       (1)        --
                                                  Services
                          Ameriquest            Financial          3,303,140        20.25(6)      6/14/2011       (1)        (7)
                            Mortgage              Services
                            Company
Suburban Office                  --                   --                  --           --                --       --         --
1051 Kirk Road            BFC Forms             Printing             384,013         3.20         9/30/2014       (2)        (4)
                            Services
Office Joint              Bank One              Banking           13,778,415        21.18        12/31/2017       (5)        --
  Ventures



(1)      Lease provides for two consecutive renewal terms of five years each.

(2)      Lease provides for one five-year renewal term.

(3) Lease provides tenant with right to terminate on the day after the sixth anniversary of the commencement of the lease.

(4)      Lease provides for a purchase option on or before December 31, 2008.

(5)      Lease provides for three consecutive renewal terms of five years each.

(6)      Represents a gross rental rate.

(7) Lease provides that after June of 2007 the tenant can terminate the entire lease, the fifth or twelfth floors of Tower II or up to 12,000 square feet of Tower III, or any combination, but not more than 47,000 square feet. Currently, all of the space leased by the tenant (163,000 square feet) is in Tower II. If the above termination right has not been exercised, then beginning after June of 2008, the tenant can terminate up to 47,000 square feet of space leased in Tower III (this does not apply to its lease of space in Tower II). The Tower III termination rights only apply if the tenant expands into Tower III and has been paying rent for at least two years.

         Depreciation. The following table sets forth certain information relating to depreciation for our properties as of March 31, 2005.




                                       Federal                                               Real Estate      Annual Real
          Property/Portfolio          Tax Basis         Rate        Method        Life       Tax Rate(2)     Estate Taxes
          ------------------          ---------         ----        ------        ----       -----------     ------------

IBM Plaza                                                                                       6.433         $10,311,268
   Land & Improvements             $ 22,047,693         6.67%       MACRS       15 years
   Building & Improvements          205,235,563         2.56        MACRS       39 years
   Tenant Improvements                5,796,447         2.56        MACRS       39 years
   Furniture, Fixtures &              1,639,216        14.29        MACRS        7 years
     Equipment

180 North LaSalle Street                                                                        6.433           4,803,541
   Land & Improvements               14,725,000         6.67        MACRS       15 years
   Building & Improvements           76,935,268         2.56        MACRS       39 years
   Tenant Improvements                2,778,007         2.56        MACRS       39 years
   Furniture, Fixtures &                      -           -              -            -
     Equipment

208 South LaSalle Street                                                                        6.433           3,266,623
   Land & Improvements               13,268,333         6.67        MACRS       15 years
   Building & Improvements           46,543,794         2.56        MACRS       39 years
   Tenant Improvements                5,862,392         2.56        MACRS       39 years
   Furniture, Fixtures &                      -           -              -            -
     Equipment

Continental Towers(1)                71,443,480                                                 7.255           3,178,968

1051 Kirk Road                                                                                  6.747              78,258
   Land & Improvements                  551,247         6.67        MACRS       15 years
   Building & Improvements            1,926,221         2.56        MACRS       39 years
   Tenant Improvements                        -           -              -            -
   Furniture, Fixtures &                      -           -              -            -
     Equipment

Suburban Office                                                                                  --             1,871,332
   Land & Improvements                9,478,769         6.67        MACRS       15 years
   Building & Improvements           39,917,282         2.56        MACRS       39 years
   Tenant Improvements                7,008,554         2.56        MACRS       39 years
   Furniture, Fixtures &                 99,191        14.29        MACRS        7 years
     Equipment

Office Joint Ventures(3)             30,760,434



(1) As of March 31, 2005, for tax purposes, we held a second mortgage note receivable interest in the Continental Towers property. Therefore, the assets of the properties were not recognized for income tax purposes.

(2)      Per $100 of assessed value.

(3) This represents our basis, for tax purposes, in our investments in three joint ventures.

         Material Encumbrances. The information below is a summary of certain provisions relating to our material encumbrances and is qualified in its entirety by reference to the underlying documentation.


         IBM Plaza. Our IBM Plaza office property is subject to both a first mortgage loan with, as of March 31, 2005, a principal balance of $130.2 million and a variable interest rate of 4.24% (30-day LIBOR, with a floor of 2.27%, plus 1.43%) and a mezzanine loan, as of March 31, 2005, with a principal balance of $64.8 million and a variable interest rate of 8.51% (30-day LIBOR, with a floor of 2.00%, plus 5.7%). The principal amount of both loans may be prepaid, in whole or in part, without premium or penalty at any time after March 9, 2004 and are due in full on March 9, 2006.

         180 North LaSalle Street. Our property at 180 North LaSalle Street is encumbered by a first mortgage loan, as of March 31, 2005, in the amount of $66.0 million and an interest rate of 5.43%. We may prepay the entire principal amount after November 2010.

         208 South LaSalle Street. Our 208 South LaSalle Street property is encumbered by a first mortgage loan with a principal balance of $42.4 million as of March 31, 2005, an interest rate of 7.79% and an amortization schedule of 30 years. On April 11, 2013, the date upon which the loan may be prepaid without penalty or premium, the principal balance will be $35.3 million.

         Continental Towers. The principal balance, as of March 31, 2005, with respect to the first mortgage encumbering our Continental Towers office property was $65.6 million. This indebtedness had an interest rate of 7.22% and amortized over 25 years. It was scheduled to mature on January 5, 2013. On May 5, 2005, we refinanced the property with a first mortgage loan in the principal amount of $75.0 million (the "Continental Loan"). Proceeds of the loan were utilized to repay the existing first mortgage loan encumbering the property in the amount of $65.6 million, including accrued interest, to pay closing costs and expenses and for general corporate purposes. The Continental Loan matures on May 1, 2008. Our operating partnership entered into an environmental indemnity agreement and intercreditor agreement for the benefit of the lender. The loan bears interest at 30-day LIBOR plus 1.75%, which was initially set at 4.84% per year, adjusting monthly. Payments of interest only are due monthly and there is no required principal amortization. Simultaneously with the closing, we purchased an interest rate protection agreement capping LIBOR at 6.5%, which results in a maximum interest rate of 8.25%. Additional deposits for leasing reserves will be due if our operating partnership does not maintain at least a $10 million unrestricted cash balance in its accounts (which may include up to $5.0 million available to be drawn under lines of credit).

         The Continental Loan can be repaid at any time provided there is a 1.0% prepayment fee through October 31, 2005, a 0.50% prepayment fee from November 1, 2005 through April 30, 2007 and no prepayment fee thereafter. We have two one-year extension options for the Continental Loan at then current market rates and upon the payment of a 0.25% extension fee, provided, among other things, the property is meeting at least a 1.35 debt service coverage ratio. In addition, we have the right to convert the Continental Loan to a seven-year fixed rate loan at any time during the term subject to the lender's underwriting requirements and then market loan terms.

         Suburban Office. Our suburban office properties secure various indebtedness. In addition, a $2.6 million loan secured by our Narco River Business Center is cross-collateralized with a $15.3 million loan secured by our properties at 4343 Commerce Court and 1051 Kirk Road. As of March 31, 2005, the aggregate principal balance of the indebtedness secured by our suburban office properties was $54.2 million. The interest rates on these loans vary between 7.17% and 8.76% and the maturity dates range from May 1, 2008 to March 1, 2011.

         1051 Kirk Road. Our 1051 Kirk Road property is encumbered with first mortgage indebtedness. As of March 31, 2005, this indebtedness, which has a maturity date of May 1, 2008, had a principal balance of $3.2 million. The interest rate on this indebtedness, as of March 31, 2005, was 7.17%.

         Office Joint Ventures. Our three office joint venture properties, Bank One Center, 77 West Wacker and Thistle Landing, each are encumbered by a first mortgage with principal balances as of March 31, 2005, in the amount of $270.0 million, $166.0 million and $24.1 million, respectively. These loans with interest rates of 5.47%, 5.7% and 5.5%, respectively, mature on October 1, 2010, November 1, 2013 and June 1, 2005, respectively.


         Lease Expirations. The following table sets forth certain information regarding lease expirations for all of our properties with respect to leases in place as of December 31, 2004, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.

         Entire portfolio.


                                                                                         % of Annual Base
                          No. of Leases     Expiring Net Rentable  Annual Base Rent per  Rent Represented by
    Expiration Year          Expiring              Sq. Ft.              Square Foot        Expiring Leases
    ---------------          --------              -------              -----------        ---------------


          2005                  129                667,797             $   14.19                7.0%
          2006                  82                 652,891                 13.78                6.6%
          2007                  45                 858,951                 25.44                16.0%
          2008                  57                 452,283                 16.22                5.4%
          2009                  35                 349,643                 17.62                4.5%
          2010                  17                 683,482                 24.91                12.5%
          2011                   8                 245,181                 21.04                3.8%
          2012                   9                 183,672                 20.19                2.7%
          2013                  15                 438,315                 32.03                10.3%
          2014                  16                 317,627                 12.33                2.9%
       Thereafter               18               1,275,343                 30.29                28.3%




         The following tables separately set forth certain information regarding lease expirations for our IBM Plaza, 180 North LaSalle Street, 208 South LaSalle Street, Continental Towers and 1051 Kirk Road properties and for our suburban Chicago office and office joint venture property portfolios for leases in place as of December 31, 2004, in all cases assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.

         IBM Plaza.



                                                                                        % of Annual Base
                         No. of Leases   Expiring Net Rentable   Annual Base Rent per   Rent Represented by
    Expiration Year         Expiring            Sq. Ft.               Square Foot          Expiring Leases
    ---------------         --------            -------               -----------          ---------------

          2005                  6                 28,153        $        8.84                  1.1%
          2006                 11                422,378                11.55                 20.7%
          2007                  8                241,505                21.83                 22.4%
          2008                  6                 35,068                16.28                  2.4%
          2009                  6                 49,997                16.41                  3.5%
          2010                  2                367,016                29.27                 45.7%
          2011                  0                      -                    -                  0.0%
          2012                  1                 18,419                23.00                  1.8%
          2013                  1                 29,624                17.89                  2.3%
          2014                  1                    752                43.05                  0.1%

       Thereafter               0                      -                    -                  0.0%


         180 North LaSalle Street.



                                                                                          % of Annual Base
                        No. of Leases       Expiring Net Rentable   Annual Base Rent per   Rent Represented by
    Expiration Year        Expiring                Sq. Ft.              Square Foot        Expiring Leases
    ---------------        --------                -------              -----------        ---------------

          2005                38                    110,656         $       15.54              15.9%
          2006                17                     55,357                 21.93              11.2%
          2007                 1                      2,752                 14.50               0.4%
          2008                 9                     23,380                 14.43               3.1%
          2009                 2                      9,834                 27.04               2.5%
          2010                 5                     52,038                 21.61              10.4%
          2011                 0                          -                     -               0.0%
          2012                 3                     24,402                 19.79               4.5%
          2013                 3                     25,062                 20.27               4.7%
          2014                 5                     59,964                 13.23               7.3%
       Thereafter              3                    186,188                 23.33              40.1%


         208 South LaSalle Street.





                                                                                           % of Annual Base
                         No. of Leases       Expiring Net Rentable   Annual Base Rent per Rent Represented by
    Expiration Year         Expiring                Sq. Ft.               Square Foot       Expiring Leases
    ---------------         --------                -------               -----------       ---------------

          2005                 47                    287,029          $     12.13               35.0%
          2006                 31                     59,848                13.81                8.3%
          2007                 16                     40,331                12.89                5.2%
          2008                 14                     81,074                13.17                10.7%
          2009                 14                     51,805                17.75                9.2%
          2010                  1                      5,750                13.12                0.8%
          2011                  3                     41,662                25.91               10.8%
          2012                  1                     21,903                16.50                3.6%
          2013                  5                     87,382                13.32               11.7%
          2014                  2                     15,225                11.35                1.7%
       Thereafter               1                     18,889                15.50                2.9%




         Continental Towers.



                                                                                            % of Annual Base
                       No. of Leases       Expiring Net Rentable   Annual Base Rent per   Rent Represented by
    Expiration Year       Expiring                Sq. Ft.               Square Foot          Expiring Leases
    ---------------       --------                -------               -----------          ---------------

          2005               13                      84,390        $        18.46               13.1%
          2006                9                      31,829                 16.87                4.5%
          2007                6                      31,009                 13.64                3.6%
          2008                9                      89,056                 13.70               10.3%
          2009                5                      98,641                 19.96               16.6%
          2010                3                      18,419                  4.99                0.8%
          2011                1                     163,118                 20.25               27.8%
          2012                3                     114,129                 20.56               19.8%

          2013                0                           -                     -                0.0%
          2014                3                      23,682                 17.61                3.5%

       Thereafter             0                           -                     -                0.0%


         Suburban Office.



                                                                                            % of Annual Base
                       No. of Leases       Expiring Net Rentable   Annual Base Rent per   Rent Represented by
    Expiration Year       Expiring                Sq. Ft.               Square Foot          Expiring Leases
    ---------------       --------                -------               -----------          ---------------

          2005               23                    100,325         $        15.83                14.1%
          2006               10                     60,206                  15.84                 8.5%
          2007               11                     91,489                  19.71                16.0%
          2008               16                    195,666                  17.15                29.8%
          2009                6                     81,365                  17.12                12.4%
          2010                2                     32,710                  15.15                 4.4%
          2011                3                     29,249                  15.44                 4.0%

          2012                0                          -                      -                 0.0%
          2013                3                     20,083                  27.41                 4.9%
          2014                2                     34,973                  18.68                 5.8%

       Thereafter             0                          -                      -                 0.0%



         1051 Kirk Road.



                                                                                           % of Annual Base
                      No. of Leases       Expiring Net Rentable   Annual Base Rent per   Rent Represented by
    Expiration Year      Expiring                Sq. Ft.               Square Foot          Expiring Leases
    ---------------      --------                -------               -----------          ---------------


          2005               0                           -       $              -                 0.0%
          2006               0                           -                      -                 0.0%
          2007               0                           -                      -                 0.0%
          2008               0                           -                      -                 0.0%
          2009               0                           -                      -                 0.0%
          2010               0                           -                      -                 0.0%
          2011               0                           -                      -                 0.0%
          2012               0                           -                      -                 0.0%
          2013               0                           -                      -                 0.0%
          2014               1                     120,004                   3.80               100.0%

       Thereafter            0                           -                      -                 0.0%




         Office Joint Ventures.


                                                                                           % of Annual Base
                     No. of Leases       Expiring Net Rentable   Annual Base Rent per   Rent Represented by
    Expiration Year     Expiring                Sq. Ft.               Square Foot          Expiring Leases
    ---------------     --------                -------               -----------          ---------------


          2005              2                      57,244        $          15.37                1.3%
          2006              4                      23,273                   25.21                0.9%
          2007              3                     451,865                   30.53               20.2%
          2008              3                      28,039                   27.95                1.1%
          2009              2                      58,001                   13.65                1.2%
          2010              4                     207,549                   21.67                6.6%
          2011              1                      11,152                   28.99                0.5%
          2012              1                       4,819                   19.57                0.1%
          2013              3                     276,164                   40.88               16.5%
          2014              2                      63,027                   22.06                2.0%
       Thereafter          14                   1,070,266                   31.76               49.7%



Plans for Renovations

         As of December 31, 2004, we have approved capital expenditures for improvements at our properties in the amounts set forth below.

      IBM Plaza                                            $ 653,000
      180 North LaSalle Street                             1,073,350
      208 South LaSalle Street                               438,000
      Continental Towers                                   1,548,000
      Suburban Office                                        822,301
      1051 Kirk Road                                               -
      Office Joint Ventures                                  910,412
                                                        -------------
      Total                                              $ 5,445,063
                                                        =============


Competition

         We compete with many other owners and developers of office and industrial real estate, some of which may have greater financial and marketing resources or expertise. In addition, the amount of available space in competitive properties in any particular market or submarket in which our properties are located could have a material adverse effect on both our ability to lease space and on the rents charged at our properties.

Insurance

         In the regular course of our business, we maintain comprehensive liability and all-risk property insurance with respect to our properties provided by reputable companies with commercially reasonable deductibles, limits and policy specifications customarily covered for similar properties. Our management believes that such insurance adequately covers our properties.

         On March 22, 2005, we (i) renewed our primary property insurance policy covering the first $150.0 million of physical damage to the properties in our portfolio (the "primary policy") and (ii) renewed certain policies and obtained new policies for several layers of excess property insurance in an aggregate amount of $400.0 million covering physical property damages to our properties in excess of our primary policy (the "excess policies"). Our primary policy and excess policies include insurance for acts of Terrorism as a covered loss. We are at risk for financial loss, which could be material, relating to losses in excess of our policy limits. In addition, we are at risk under our insurance policies for losses of any amount relating to occurrences which are not covered by our insurance policies, such as occurrences excluded under the standard coverage exclusions such as acts of war, military action, nuclear hazards, governmental action, illegal acts of the insured and pollution, which in the event of such losses could be material.

         Our primary policy and excess policies include coverage for flood and earthquake losses. In certain instances our policy sub-limits for these losses may be less than the value of specific properties. Our properties are not located in geographical areas typically subject to flood or earthquake losses. However, we may be at risk of financial losses resulting from losses that exceed these policy sub-limits.

         We maintain liability insurance including but not limited to commercial general liability, auto liability, garage liability and commercial umbrella insurance (the "liability policies") in amounts and limits that are similar to other property owners in geographic areas similar to that of our properties. Our liability policies include coverage for acts of terrorism as a covered loss. Additionally, we maintain workers compensation in compliance with statutory limits and requirements as well as employers liability insurance. These policies contain standard exclusions that are typical of liability insurance policies. We may be at financial risk for losses that exceed our limits of liability or which may be excluded from the insurance policies, which could be material.

         In connection with the ownership of our properties, certain events may occur that would require us to expend funds for environmental remediation of some of our properties and adjacent properties. Certain environmental exposures are excluded from coverage under our insurance policies. Effective April 30, 2003, we obtained a pollution legal liability policy having a limit of $10.0 million, which includes coverage for liability, third party property damage and remediation costs as a result of pollution conditions. Pre-existing pollution conditions are excluded from the policy and certain property locations may be excluded in the future by our insurer based on its ongoing due diligence. Costs not covered under our pollution legal liability policy could be material, which could adversely affect our financial condition. We are unable to predict changes in future environmental laws and the financial impact we may incur as result of these changes.


Employees

         As of March 31, 2005, we had approximately 120 full-time employees. We believe that our relations with our employees are satisfactory.


Legal Proceedings

         Except as described below, neither we nor any of our properties are presently subject to any material litigation or legal proceeding, nor, to our knowledge, is any material or other litigation or legal proceeding threatened against us, other than routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and all of which collectively is not expected to have a material adverse effect on our consolidated financial statements.

         On October 27, 2004, we entered into an agreement and plan of merger with Prime/Mansur Investment Partners, LLC and certain of its affiliates ("Prime/Mansur"). Prime/Mansur is a joint-venture formed and controlled by E. Barry Mansur and including Michael W. Reschke, a former chairman and a former member of our board of trustees. Under the merger agreement, Prime/Mansur agreed to acquire our outstanding common shares and the outstanding limited partnership units of our operating partnership for $6.70 per share/unit in cash. Our board of trustees approved the transaction subject to Prime/Mansur obtaining a satisfactory financing commitment for the transaction. On November 10, 2004, we announced the merger agreement terminated automatically in accordance with its terms because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement. Earnest money of $0.05 million was forfeited under the terms of the merger agreement.

         On December 8, 2004, we announced that we had filed an action in the Circuit Court for Montgomery County, Maryland (the "Maryland State Court") seeking a declaratory judgment that our previously announced merger agreement with Prime/Mansur terminated automatically in accordance with its terms on November 9, 2004 because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement.

         On January 3, 2005, Prime/Mansur and certain additional affiliates filed a lawsuit against us and our operating partnership in the Maryland State Court alleging, among other things, that we wrongfully terminated and otherwise breached the merger agreement with Prime/Mansur. In its complaint, Prime/Mansur is seeking damages from the Maryland State Court in excess of $50.0 million and other relief, including specific performance.

         On February 11, 2005, the Maryland State Court consolidated the two lawsuits referred to above and granted our request to assign the case to an expedited hearing track.

         On March 4 and April 6, 2005, the Maryland State Court held hearings on our motion for summary judgment of our declaratory action complaint and our motion to dismiss the nine counts contained in Prime/Mansur's complaint. At the April 6, 2005 hearing, the judge dismissed four out of the nine counts Prime/Mansur filed against us. The counts dismissed were the constructive fraud, defamation, false light and conversion counts. The Maryland State Court decided to allow Prime/Mansur to conduct discovery on the remaining counts in its complaint, consisting of specific performance, two breach of contract and two actual fraud counts. However, the judge stated that, in leaving the remaining five counts of the Prime/Mansur complaint, he was not ruling on the merits of those counts, and that he would entertain a motion for summary judgment from us at any time. The judge then set May 27, 2005 for the close of fact discovery and left in place the currently scheduled pre-trial conference on June 10, 2005. With our concurrence, the judge also dismissed our declaratory judgment action complaint because the Maryland State Court's previous decision to consolidate the two complaints rendered our declaratory judgment complaint redundant to the breach of contract claims in Prime/Mansur's complaint.

         We vigorously deny the allegations in the complaint and believe that the allegations have no merit. We intend to vigorously defend ourselves against the Prime/Mansur lawsuit and will continue to aggressively pursue our rights against Prime/Mansur.


         We are a defendant in legal actions arising in the normal course of business. We believe that the ultimate outcome of those actions will not materially affect our consolidated financial position or results of operations.


                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

         The following is a discussion of investment objectives and policies, financing policies, conflict of interest policies and other policies with respect to certain of our other activities. The policies with respect to these activities have been determined by our board of trustees and may be amended or revised from time to time at the discretion of the board of trustees without a vote of our shareholders, except that (i) we cannot change our policy of holding our assets and conducting our business only through the operating partnership and other subsidiaries, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (iii) we cannot take any action intended to terminate our status as a REIT without the approval of the holders of a majority of our common shares entitled to vote thereon and outstanding at the time, voting together as a single class. No assurance can be given that our investment objectives will be attained or that our value will not decrease.

Investment Objectives and Policies

         Our investment objectives are to provide regular quarterly cash dividends to our shareholders and achieve long-term capital appreciation through increases in cash flow from our properties. We seek to accomplish these objectives through the ownership and the enhanced operation of our properties, and, where appropriate, renovations and expansions of these properties. See "Business Objectives and Growth Strategies." Though we do not anticipate any significant property acquisitions this year, one of the key criteria for new investments is that they offer the opportunity for growth in funds from operations per common share. All of our investment activities are conducted through our operating partnership and the partnerships owned by the operating partnership, although we also may hold temporary cash investments from time to time pending investment or distribution to shareholders. We do not have any limit on the amount or percentage of assets invested in any property.

         We may purchase or lease properties for long-term investment, expand and improve the properties presently owned, or sell such properties, in whole or in part, when circumstances warrant. We also may participate with other entities in property ownership, through partnerships, limited liability companies or other types of co-ownership arrangements.

         While we emphasize equity real estate investments, we may in our discretion invest in mortgages, stock or other ownership interests in other REITs or entities and other real estate interests. Such mortgage investments may include participating or convertible mortgages. We do not currently intend to invest in the securities of other issuers except in connection with acquisitions of indirect interests in properties (normally through ownership interests in special purpose entities owning title to properties) and investments in short-term income producing investments. Any such investments in the securities of other issuers will be subject to the asset valuation of ownership limitations and gross income tests necessary for REIT qualification for federal income tax purposes. Further, our equity investments may be subject to existing mortgage financing and other indebtedness which have priority over our equity interest. See "Material Federal Income Tax Considerations-Taxation of Prime Group Realty Trust-Requirements for REIT Qualification." In any event, we do not intend that our investment in securities will require us to register as an "investment company" under the Investment Company Act of 1940 and we would intend to divest securities before any such registration would be required.

Financing Strategy

         Our financing strategy and objectives are determined by our board of trustees. We have based our debt policy on the relationship between our debt and our total market capitalization, rather than the book value of our assets or other historical measures that typically have been employed by publicly traded REITs, because our management believes that market capitalization more accurately reflects our ability to borrow money and meet our debt service requirements. In this regard, we believe that most industry analysts relate share prices of real estate companies directly to the cash flow generated by the assets of these companies, and that lenders to real estate companies generally utilize cash flow related measures, as opposed to book values, in establishing collateral values, loan to value ratios and estimated debt capacities. Market capitalization is, however, more variable than book value of assets or other historical measures. Because market capitalization is a function of the market price of our common shares, our ratio of debt-to-total market capitalization may be affected by changes in that market price, which are beyond our control.

         In December 1998, our board of trustees adopted a financing policy which may be altered without the approval of shareholders. See the section of this prospectus titled "Business Objectives and Business Strategies" for a more detailed discussion of this financing policy.

         We intend to use one or more sources of capital for the funding of property level capital needs. If available, these capital sources may include cash on hand, undistributed cash flow, property specific non-recourse and/or recourse debt, proceeds from the issuance of long-term, tax-exempt bonds and other debt or equity securities, bank and institutional borrowings or proceeds from the sale of assets or joint venture interests.

         In the event that our board of trustees determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common shares or preferred shares in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders would have no preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a shareholder's ownership interest in the company.

         It is anticipated that any additional borrowings will be made through our operating partnership, the partnerships owned by the operating partnership or new property entities; however, we may incur indebtedness, which may be re-loaned to our operating partnership. Indebtedness incurred by us may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments. Indebtedness incurred by our operating partnership, the partnerships owned by the operating partnership or any new property entities may be in the form of purchase money obligations to the sellers of properties, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by our operating partnership, the partnerships owned by the operating partnership or any new property entities. Such indebtedness may be recourse to all or any part of our property, the operating partnership, any partnership owned by the operating partnership or any new property entity, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by us, the operating partnership, any partnership owned by the operating partnership or any new property entity may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of new properties; provided, that we cannot borrow to pay distributions to shareholders except through the operating partnership.

Conflicts of Interests Policies

         We have adopted certain policies and entered into various agreements designed to reduce conflicts of interest involving our owners and management. For a discussion of such conflicts, see "Risk Factors-Risks Related to Our Organization and Structure."

         As holders of common units, the limited partners of our operating partnership may suffer different and more adverse tax consequences than we do upon the sale or refinancing of the properties and therefore the limited partners, on the one hand, and us, on the other hand, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. The decision to proceed with any such sale or refinancing will be made by the board of trustees. The partnership agreement for our operating partnership provides that we have no obligation to consider the separate interests of the limited partners, including tax consequences to the limited partners, in deciding whether to sell a property.

Reporting Policies

         We will make available to our stockholders certified annual financial statements and annual reports. We are subject to the reporting requirements of the Securities Exchange Act of 1934. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Working Capital Reserves

         We maintain working capital reserves (and when not sufficient, access to borrowings) in amounts the board of trustees determines to be adequate to meet normal contingencies in connection with the operation of our business and investments.

Policies with Respect to Other Activities

         We have authority to offer our shares of beneficial interest or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future without the approval of shareholders. Similarly, we may offer additional interests in our operating partnership that are exchangeable into common shares or, at our option, cash, in exchange for property. We also may make loans to the operating partnership. We expect to issue common shares to holders of limited partner interests in the operating partnership upon exchange thereof, subject to certain restrictions and limitations. Any election by us with respect to common units held by any other officer or trustee of ours will be made with the approval of the independent trustees.

         Other than the mortgage note relating to the Continental Towers property and intercompany advances made in the ordinary course of business, there are no loans outstanding made by us and currently we do not intend to make loans to any entities or persons, including our officers and trustees, other than intercompany advances in the ordinary course of business. We have not engaged in trading, underwriting, or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such manner as to be consistent with the requirements of the Code for us to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in the Treasury regulations related thereto), the board of trustees, with the consent of the holders of the majority of the votes entitled to be cast on such matter, determines that it is no longer in our best interests to qualify as a REIT.

                                   MANAGEMENT

Trustees, Executive Officers and Key Employees

         The following table presents certain information as of May 1, 2005 concerning each of our trustees, executive officers and key employees.




Name                                 Age    Position
----------------------------------   ---    --------

Douglas Crocker II(1)                65     Chairman of the Board of TrusteesDouglas Crocker II(1)
Jeffrey A. Patterson(2)              46     President, Chief Executive Officer and Trustee
Steven R. Baron                      56     Executive Vice President--CBD Office Leasing
Richard M. FitzPatrick               51     Executive Vice President and Chief Financial Officer
James F. Hoffman                     42     Executive Vice President--General Counsel and Secretary
John F. Bucheleres                   45     Senior Vice President--CBD Office Leasing
Paul G. Del Vecchio                  40     Senior Vice President--Capital Markets
Roy P. Rendino                       48     Senior Vice President--Finance and Chief Accounting Officer
Randel Waites                        44     Senior Vice President--Asset Management
Ray H. D'Ardenne(2)                  52     Independent Trustee
Jacque M. Ducharme(3)                55     Independent Trustee
Daniel A. Lupiani(3)                 58     Independent Trustee
Stephen J. Nardi(2)                  75     Trustee
Christopher J. Nassetta(1)           42     Independent Trustee

------------------


(1) This trustee's term of office expires in 2005.

(2) This trustee's term of office expires in 2006.

(3) This trustee's term of office expires in 2007.

         Douglas Crocker II. Douglas Crocker has served on our board of trustees since August 2002 and as our Chairman of the board of trustees since August 2004. Mr. Crocker has also been the Vice Chairman of the board of trustees of Equity Residential (NYSE: EQR) from January 2003 through January 2004. Prior to that time, from March 1993 to December 2002, he was the Chief Executive Officer and a trustee of Equity Residential. From 1993 until March 2002, he was also the President of Equity Residential. He has also served as a director of (i) Wellsford Real Properties Inc. (AMEX:WRP) since June 1997, (ii) Ventas Inc. (NYSE:VTR), a real estate company focusing on the ownership and acquisition of health care properties, since November 1998, (iii) Acadia Realty Trust (NYSE:AKR), a real estate investment trust focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers, since November 2003, (iv) Reckson Associates, since February 2004 and
(v) Post Properties (NYSE:PPE) since June 2004. Mr. Crocker chairs or serves on boards or committees of various multifamily associations, including the National Multi-Housing Council and the Multi-Family Council of the Urban Land Institute of which he is also a trustee.

         Jeffrey A. Patterson. Jeffrey A. Patterson has served on our board of trustees since February 2005 and as our President and Chief Executive Officer since August 2004. From October 2003 to August 2004, Mr. Patterson served as our President and Chief Investment Officer. From June 2000 to October 2003, Mr. Patterson served as our Co-President and Chief Investment Officer. From November 1997 to June 2000, Mr. Patterson served as our Executive Vice President and Chief Investment Officer. In his current capacity, Mr. Patterson oversees the strategic direction and performance of the company including, disposition, joint venture and development oversight. Mr. Patterson is also responsible for the asset management, operations, leasing and marketing activities for our properties. From 1989 to November 1997, Mr. Patterson was Executive Vice President of The Prime Group, Inc., with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was also in charge of the overall operations of The Prime Group, Inc.'s office properties, and has provided real estate advisory services for several major institutional investors. Prior to joining The Prime Group, Inc., Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute and a member of the National Association of Real Estate Investment Trusts.

         Steven R. Baron. Since June 2001, Steven R. Baron has served as our Executive Vice President-CBD Office Leasing. In this capacity, Mr. Baron currently serves as the leasing executive responsible for 77 West Wacker Drive and 330 North Wabash. From June 2000 through June 2002, Mr. Baron served as the Executive Vice President in charge of our Industrial Group, responsible for portfolio leasing and build to suit development. From October 1998 through June 2000, Mr. Baron served as our Senior Vice President-Development and Leasing, where he was responsible for the oversight of our redevelopment of the 180 North LaSalle Street building in Chicago, Illinois. From November 1997 through October 2000, Mr. Baron had overall responsibility for the leasing activity of our CBD office buildings. From December 1996 to November 1997, Mr. Baron was employed by The Prime Group, Inc. as Senior Vice President responsible for commercial development and sales of a 2,650-acre planned development in Huntley, Illinois. Prior to joining The Prime Group, Inc., Mr. Baron held senior leasing positions with Metropolitan Structures, Inc., and Stein & Co. where he leased over 7 million square feet of CBD office space. Mr. Baron is a licensed real estate broker and has instructed at DePaul University and Kellogg School of Management at Northwestern University where he lectures on commercial real estate development, leasing and marketing.

         Richard M. FitzPatrick. Richard M. FitzPatrick joined us in October 2003 as our Executive Vice President and Chief Financial Officer. From July 2000 to November 2001, he served as the Chief Financial Officer for Omega Healthcare Investors, Inc., a real estate investment trust, and, from January 1989 to April 2001, he served as the Chief Financial Officer for the Hampstead Group, LLC, a private equity investment and management firm with investments in various real estate assets and real estate related operating businesses. During this time he served as Chief Financial Officer and as a director for Houlihan's Restaurant Group and HR Group Holdings from September 1999 through April 2001, as the Chief Financial Officer and a director for Malibu Entertainment Worldwide, Inc. from 1996 through July 2001 and as the Chief Financial Officer and a Director of Bristol Hotels and Resorts, Inc. from 1995 through January 1996. Prior thereto, Mr. FitzPatrick served as the Chief Accounting Officer for Americana Hotels Corporation and Americana Hotels and Realty Trust, a real estate investment trust.

         James F. Hoffman. James F. Hoffman serves as our Executive Vice President-General Counsel and Secretary. From March 1998 to October 2000, Mr. Hoffman served as our Senior Vice President-General Counsel and Secretary. From November 1997 to March 1998, Mr. Hoffman served as our Vice President and Associate General Counsel. Prior to that, Mr. Hoffman served as Assistant General Counsel of The Prime Group, Inc. from January 1991 to November 1997. Prior to his employment with The Prime Group, Inc., Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt (currently known as Mayer, Brown, Rowe & Maw LLP) from September 1987 to January 1991. Mr. Hoffman is a member of the National Association of Real Estate Investment Trusts.

         John F. Bucheleres. John F. Bucheleres has served as our Senior Vice President-CBD Office Leasing since May 2003. Mr. Bucheleres, with over 20 years of commercial real estate experience, has represented owner's of high-rise Class "A" office buildings in over 6 million square feet of tenant leases valued in excess of $2.1 billion. Mr. Bucheleres was a Senior Vice President of The Beitler Company from July 2002 to April 2003 working on the leasing and marketing efforts of our Bank One Center project. Mr. Bucheleres was a Principal and Senior Vice President of the Fifield Companies from January 1999 to June 2002 and a Senior Vice President, Leasing at CB Richard Ellis/Koll Management Services, Inc. from September 1996 until January 1999. Mr. Bucheleres served as a Director of Leasing at The John Buck Company from June 1990 until September 1996. Mr. Bucheleres has worked directly for institutions such as Prudential Real Estate Investors, CB Richard Ellis Strategic Partners, Aetna Life Insurance Company, Teachers Insurance and Annuity Association, New York Life, Nippon Life Insurance Company, JMB Properties Company and Travelers Realty & Investment Company (Citigroup). Among the many awards and affiliations that Mr. Bucheleres has received are the 2001 Crain's Chicago Business Finalist "Office Property Broker of the Year", 1998 Chicago Circle Award (CB Richard Ellis Top 10 Producer) and the 1998 Chicago Sun-Times "Office Property Broker of the Year" award. Mr. Bucheleres serves as President of the Board of Directors (Chicago Chapter) of The Buoniconti Fund to Cure Paralysis.

         Paul G. Del Vecchio. Paul G. Del Vecchio serves as our Senior Vice President-Capital Markets. From February 2000 to April 2003, Mr. Del Vecchio served as our Vice President-Capital Markets and from November 1998 to February 2000, Mr. Del Vecchio served as our Assistant Vice President-Capital Markets. Prior to joining us, Mr. Del Vecchio was an Assistant Vice President for Prime Capital Funding LLC from October 1997 to August 1998. Mr. Del Vecchio is a licensed real estate broker and a certified public accountant.

         Roy  P.   Rendino.   Roy  P.   Rendino   serves  as  our  Senior   Vice
President-Finance and Chief Accounting Officer. Mr. Rendino joined us in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President-Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers & Lybrand (currently known as PricewaterhouseCoopers LLP) in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant, a member of the board of directors of the National Association of Real Estate Companies and was its President from 2002 to 2004, a member of the board of directors of the Real Estate Investment Association, a member of the accounting committee of the National Association of Real Estate Investment Trusts and was a member of the board of directors of the Illinois CPA Society from 2000 to 2004 and an officer from 2002 to 2004. He also chaired the Property, Plant and Equipment Task Force for the American Institute of Certified Public Accountants and served on its Real Estate Joint Ventures Task Force.

         Randel S. Waites. Randel S. Waites currently serves as Senior Vice President-Office Asset Management with overall asset management responsibilities for our office assets. Mr. Waites joined us in October 2000 as the Assistant Controller-CBD and then served as Portfolio Controller-CBD. From October 2002 to August 2004 Mr. Waites served as Vice President - Asset Management, Office Properties. Prior to joining us, Mr. Waites held the position of Asset Manager, Financial Analysis at East Lake Management and Development Corporation from December 1999 to October 2000, where he also served as Commercial Property Manager from May 1998 to December 1999. Mr. Waites started his career as an internal auditor and then went into financial analysis with large US corporations. He then developed his own business in Taos Ski Valley, New Mexico where he built and operated a ski lodge and other multiple small businesses in New Mexico and Colorado. Upon returning to Chicago, Mr. Waites took a position as controller for a privately held restaurant franchisee having 15 franchises. Mr. Waites is a certified public accountant.

         Ray H. D'Ardenne. Ray H. D'Ardenne has served on our board of trustees since April 2003. Mr. D'Ardenne is currently the Managing Partner of Westfield Capital Partners, a boutique real estate investment management firm. From 1977 to 2002, Mr. D'Ardenne held a variety of executive roles with Lend Lease Real Estate Investments ("LLREI"). From 1998 until 2001, Mr. D'Ardenne served as Head of Real Estate Operations and Chief Operating Officer of LLREI, responsible for regional operations, property acquisitions, sales, mortgage originations and investment management for equity portfolios. He also previously served as head of the Capital Transactions Group, responsible for all transaction activities. Over the years, Mr. D'Ardenne served in many other leadership roles of LLREI in Chicago, Denver, Washington, D.C., Charlotte and Atlanta. He has formerly served as a trustee of Urban Land Institute, has a Counselors of Real Estate designation (CRE) and was named Denver Real Estate Professional of the Year in 1988 and Trendsetter of the Year in 2000.

         Jacque M. Ducharme. Jacque M. Ducharme has served on our board of trustees since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as its Vice Chairman Western Region and Director. His clients include some of the largest companies in the Chicago metropolitan area, including Navistar, Accenture and the American Bar Association. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

         Daniel A. Lupiani. Daniel A. Lupiani has served on our board of trustees since April 2003. Mr. Lupiani currently serves as the President of Lupiani & Associates, LLC. In this position, he provides expert witness service in the areas of real estate finance and banking practice. Prior to forming his own firm, Mr. Lupiani was an executive in various capacities at Bank One (and its predecessor banks First Chicago and First Chicago NBD) for 32 years. Mr. Lupiani served as Head of Real Estate Lending for First Chicago, responsible for the national real estate corporate and project lending business. Mr. Lupiani also established and managed a real estate investment banking activity for First Chicago and First Chicago NBD that included capital market activities and real estate investment activities. He also served as the Managing Director of Bank One's Finance, Leasing and Mortgage Banking Client Group. Mr. Lupiani has served in numerous industry related senior positions during his career at First Chicago and Bank One. He served on the Executive Committee of the National Realty Committee, as the Chairman of the Real Estate Council of the Robert Morris Association, and as a member of the Urban Land Institute, the Mortgage Bankers Association and the Industry Real Estate Financing Advisory Council of the Hotel & Lodging Association.

         Stephen J. Nardi. Stephen J. Nardi has served on our board of trustees since 1997, as our Chairman of the board of trustees from May 2002 until August 2004 and as our Acting Chairman of the board of trustees from April 2002 until May 2002. From November 1997 to April 2002, he was our Vice Chairman of the board of trustees. For the past 40 years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group, Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago metropolitan area and other parts of the United States. Mr. Nardi is a member of the Chicago Real Estate Board (CRB), National Association of Realtors (NAR), the Society of Industrial and Office Realtors (SIOR), National Association of Industrial and Office Properties (NAIOP), Urban Land Institute (ULI), Chicago Development Council (CDC) and the National Association of Real Estate Investment Trusts (NAREIT). He is past President of State of Illinois Ambassadors and served on the Governor of Illinois Hi-Tech Committee.

         Christopher J. Nassetta. Christopher J. Nassetta has served on our board of trustees since 1997. Mr. Nassetta is President and Chief Executive Officer of Host Marriott Corporation (NYSE: HMT). Prior to this position he served as Executive Vice President and Chief Operating Officer of Host Marriott. He also serves on its board of directors. Before joining Host Marriott, Mr. Nassetta co-founded Bailey Capital Corporation in 1991, where he was responsible for the operations of the real estate investment and advisory firm. Prior to founding Bailey Capital Corporation, Mr. Nassetta spent seven years with The Oliver Carr Company, ultimately serving as Chief Development Officer. In this role, he was responsible for all development and related activities for one of the largest commercial real estate companies in the mid-Atlantic region. In addition to serving on our board of trustees, Mr. Nassetta currently serves on the following boards: CoStar Group, Inc., The Real Estate Round Table and the NAREIT Board of Governors. He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia.

Compensation Committee Interlocks and Insider Participation

         The compensation committee of the board of trustees, which is required pursuant to the NYSE listing standards to be comprised of trustees who are independent, is charged with determining compensation for our executive officers and to implement and administer our share incentive plan. Messrs. Crocker, D'Ardenne, Ducharme, Lupiani and Nassetta currently serve on the compensation committee. See "--Compensation of Trustees" below.

         None of our executive officers have served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on our compensation committee, (ii) director of another entity in which one of the executive officers of such entity served on our compensation committee or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our board of trustees, during the year ended December 31, 2004.

Compensation of Trustees

         We pay our trustees who are not our employees or affiliated with us a fee for their services as trustees. These individuals receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of our board of trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both board of trustees and committee meetings. On March 9, 2004, our board of trustees approved an increase in the annual compensation of the members of our audit committee of $10,000 per year, plus an additional $5,000 per year for the chairman of our audit committee. In addition, Mr. Nardi was a full-time employee until his retirement as our Chairman on August 3, 2004. His annual base compensation through that date was $400,000 per year. Mr. Crocker, our chairman, receives the compensation described in the foregoing paragraph in his capacity as a member of our board of trustees and as the chairman of our audit committee. In addition, on August 23, 2004, our board of trustees approved an additional $75,000 in annual compensation for Mr. Crocker in his role as our board's lead trustee in connection with our board of trustees' ongoing review of our strategic alternatives.


Executive Compensation

         The following table sets forth the compensation earned for the years ended December 31, 2004, 2003 and 2002 with respect to Mr. Patterson (our President and Chief Executive Officer), Mr. Nardi (our former Chairman of the board of trustees who also performed Chief Executive Officer duties from April of 2002 until August of 2004), Mr. Sultz (our Senior Vice President--Industrial Division until his departure in November 2004), and the four other persons who were our most highly compensated executive officers during 2004.


                                                                                               Long-Term
                                                                 Annual Compensation     Compensation Awards
                                                                 -------------------     -------------------
                                                                                                       Securities
                                                                                          Restricted   Underlying    All other
                                                                                Bonus       Stock      Options/    Compensation
Names and Principal Position                           Year       Salary(1) (1)(2)(3)(4)   Awards      SARs(#)(5)       (6)
----------------------------                           ----       --------- ------------   ------      ----------       ---

                                                       2004      $351,533     $445,000     $  0            0          $7,382
Jeffrey A. Patterson                                   2003       320,000      100,000        0            0           8,215
    President and Chief                                2002       320,000      380,000        0            0           6,227
       Executive Officer


Steven R. Baron                                        2004       155,000      350,190        0            0           5,997
    Executive Vice President--                         2003       155,000      148,873        0            0           5,750
      CBD Office Leasing                               2002       155,000      228,517        0            0           4,064


Richard M. FitzPatrick                                 2004       225,000      125,000        0            0               0
    Executive Vice President--                         2003        46,154       25,000        0            0               0
      Chief Financial Officer (7)                      2002             -            -        -            -               -



James F. Hoffman                                       2004       220,000      200,000        0            0           5,865
    Executive Vice President--                         2003       220,000      100,000        0            0           5,000
      General Counsel and                              2002       220,000      235,000        0            0           4,774
        Secretary


John F. Bucheleres                                     2004       150,000      126,259        0            0           1,503
    Senior Vice President--                            2003       113,654            0        0            0               0
      CBD Office Leasing (8)                           2002             -            -        -            -               -



Stephen J. Nardi                                       2004       241,549            0        0            0         300,280
    Former Chairman of the board of trustees (9)       2003       400,000      400,000        0            0           1,150
                                                       2002        48,219       48,219        0      100,000         730,726



Christopher "Kit" J. Sultz                             2004       137,413       67,329        0            0         160,133
    Former Senior Vice President--                     2003       155,000       14,188        0            0           4,667
    Industrial Division (10)                           2002       155,000       66,252        0            0           4,545




------------------

(1) Amounts shown include cash and non-cash compensation or bonuses, as applicable, as reported in the year in which the service was performed, even if such compensation or bonuses, as applicable, were paid or vested in a subsequent year.

(2) Bonus amounts for 2004 include cash bonuses paid to Messrs. Patterson, FitzPatrick and Hoffman of $445,000, $125,000 and $200,000, respectively, each for services performed in 2004. In addition, in 2004, Messrs. Baron, Bucheleres and Sultz received leasing commissions of $350,190, $126,259 and $67,330, respectively, in cash.

(3) Bonus amounts for 2003 include cash bonuses paid to Messrs. Patterson, FitzPatrick, Hoffman, Nardi and Sultz of $100,000, $25,000, $100,000, $400,000 and $12,500, respectively, each for services performed in 2003. In addition, in 2003, Messrs. Baron and Sultz received leasing commissions of $148,873 and $1,688, respectively, in cash.

(4) Bonus amounts for 2002 include cash bonuses paid to Messrs. Patterson, Hoffman, Nardi and Sultz of $100,000, $100,000, $48,219 and $30,000,
         respectively. 2002 bonus amounts also include cash retention bonuses which were granted on May 20, 2002 but payable only if such employee remained our employee until December 31, 2002. These amounts were paid on January 3, 2003 to Messrs. Patterson ($250,000) and Hoffman ($100,000). Pursuant to retention agreements dated as of February 8, 2002, Messrs. Patterson, Baron and Hoffman were also granted stay bonuses of $30,000, $25,000 and $35,000, respectively, two-thirds of which vested on April 1, 2002 and one-third on June 1, 2002. These amounts, which were conditional on the applicable executive officer remaining an employee through June 1, 2002, were paid entirely in cash on June 28, 2002. Further, Messrs. Baron and Sultz received leasing commissions of $228,517 and $36,252, respectively.

(5)      Granted pursuant to our share incentive plan.

(6) Includes employer matching to our operating partnership's 401(k) Plan. The amounts shown in 2004 for Mr. Nardi and Mr. Sultz also includes payments of $300,000 and $88,125, respectively, related to the end of their employment with us. See "-Employment Agreements" below for more information about these payments. The amounts shown for Mr. Nardi in 2002 and 2003 represent consulting fees and commissions paid under his former consulting agreement.

(7) Mr. FitzPatrick joined us in October 2003. Not included are amounts Mr. FitzPatrick is reimbursed pursuant to his employment agreement for travel and temporary housing expenses incurred in connection with his commute from his home in Texas. See "-Employment Agreements" below for more information about these payments.

(8)      Mr. Bucheleres joined the company in March 2003.

(9) Prior to his resignation as Chairman of our board of trustees Mr. Nardi's base annual salary was $400,000. For a description of the terms of Mr. Nardi's resignation, see "-Employment Agreements."

(10) Prior to his termination Mr. Sultz's base annual salary was $155,000. For a description of the terms of Mr. Sultz's termination, see "-Employment Agreements."

Employment Agreements

         We and our operating partnership have entered into employment agreements with certain of our senior executives. The agreements with Messrs. Patterson, Baron, FitzPatrick and Hoffman generally provide that such executive officers shall devote substantially all of their business time to our operation. Each of the employment agreements has a one year term which automatically extends for an additional year after expiration of the initial term and any extension period unless either we provide the applicable officer with at least six months' prior written notice or the applicable officer provides us with at least thirty days' prior written notice, that such term shall not be extended. The agreements with Messrs. Patterson and FitzPatrick contain non-compete and non-solicitation provisions restricting the executive officer from taking certain actions for two years following termination of employment in certain circumstances.

         The agreements also set forth the potential bonuses to which the executive officers are entitled. Each executive officer is entitled to receive a discretionary bonus based on achievement of goals and objectives for us and the individual as may be established by the board of trustees and/or the compensation committee.

         If any agreement is terminated:

         o        by us "without cause" (as defined in the agreements);

         o by us in the event of the executive's "disability" (as defined in the agreements);

         o        by the  executive  within  specified  time periods prior to or
                  following   a  "change  of   control"   (as   defined  in  the
                  agreements),

         o by the executive for "good reason" (as defined in the agreements); or

         o        automatically upon the executive's death,

the applicable executive shall be entitled to a lump sum termination payment. With respect to Mr. Patterson, in the case of termination by us without cause, as a result of disability or death, or by Mr. Patterson for good reason, such payment will be: the greater of (A) the sum of (1) Mr. Patterson's then current annual base salary plus (2) the average annual bonus paid or payable to him with respect to the two calendar years preceding the calendar year of termination and
(B) the sum of (1) the aggregate base salary payable to him for the remainder of his employment term and (2) the aggregate bonuses payable to him over the remainder of his employment term, based on the average bonus paid to him for the two preceding calendar years; but in the case of termination in the event of Mr. Patterson's death or disability, the amounts payable in (A) and (B) above are only payable to the extent we have obtained insurance which will reimburse us for such costs or pay such amount directly to him or his estate or beneficiaries.

         With respect to Messrs. Baron and Hoffman in the case of a termination by us without cause, as a result of disability or death, or by the executive officer for good reason, the amount is equal to 50% of the sum of (A) the then current annual base salary plus (B) the average annual bonus paid or payable to him or her with respect to the two calendar years preceding the calendar year of termination (not including commissions).

         With respect to Mr. FitzPatrick in the case of a termination by us without cause, as a result of disability or death, or by the executive officer for good reason, the payment is 50% of his then annual base compensation.

         For each of Messrs. Patterson, Baron, FitzPatrick and Hoffman, in the case of termination in the event of the executive's death or disability, the amounts referred to above are payable only to the extent we had obtained insurance which will reimburse us for such costs or pay the amount directly to the executive or his or her estate or beneficiaries.

         With respect to Mr. Patterson, in the case of termination by us without cause within two years after a change of control or by the executive upon a change of control and a resulting diminution event or relocation of his office more than twenty-five miles from our current main office, such payment will be two times the sum of (A) Mr. Patterson's then current annual base salary plus
(B) the average annual bonus paid or payable to him with respect to the two calendar years preceding the calendar year of termination.

         With respect to Messrs. Baron and Hoffman, in the case of termination by us without cause within one year after a change of control or by the executive upon a change of control and a resulting diminution event or relocation of his or her office more than twenty-five miles from our current main office, such payment will be equal to the sum of (A) the executive's then current annual base salary plus (B) the average annual bonus paid to him or her with respect to the two calendar years preceding the calendar year of termination (not including commissions).

         In addition, in the event any officer is entitled to receive a termination payment as described above, such person shall also be entitled to receive his or her base compensation through the date of termination and a pro-rata bonus for the then current year through the date of termination as provided in the relevant agreement.

         Further, pursuant to his employment agreement, Mr. FitzPatrick is entitled to be reimbursed for certain expenses related to his employment, including travel and temporary housing expenses in amounts and pursuant to parameters which we reasonably approve in connection with Mr. FitzPatrick's commute from his home in Texas.

         Mr. Bucheleres does not have a formal employment agreement. However, Mr. Bucheleres has received a severance letter providing for a severance payment to him of 50% of his base salary in the event that (i) his employment is terminated within six months prior to or within one year after a change of control of the company or (ii) he voluntarily resigns within 60 days after a change of control of the company, provided that the change of control occurs on or prior to December 31, 2005.

         In addition, both Mr. Baron and Mr. Bucheleres have leasing agreements with us. These agreements are terminable at will by us, and provide for the payment of certain amounts in connection with any leases that may be entered into at the buildings being leased by the foregoing persons.

         On November 12, 2004, Mr. Sultz's employment terminated upon completion of the sale of substantially all of our industrial portfolio. Because Mr. Sultz is a "named executive" and information regarding his compensation is disclosed herein, a description of his employment agreement and commission agreement is set forth below pursuant to the rules and regulations of the SEC, even though the agreement has been terminated. Mr. Sultz's employment agreement had substantially similar terms regarding payment upon termination as those described above in connection with Mr. Baron's employment agreement. Mr. Sultz's employment agreement further entitled Mr. Sultz to receive a discretionary bonus based on achievement of such goals and objectives for us and the individual as may have been established by our board of trustees or our compensation committee and leasing commissions in connection with certain leasing activity. In addition, Mr. Sultz had a letter agreement with us providing for the payment of certain commissions should certain industrial properties be sold by us. In connection with the termination of Mr. Sultz's employment, we paid Mr. Sultz severance compensation consisting of a sales commission relating to the industrial portfolio sale of $67,330, severance compensation of $88,125 and a pro-rata bonus for 2005 of $67,564.

         During his service as the chairman of our board of trustees, Mr. Nardi had no written employment agreement with us. Mr. Nardi's prior consulting agreement with us was mutually terminated as of November 2002 in connection with Mr. Nardi becoming a full-time employee. In connection with Mr. Nardi's resignation on August 3, 2004, we paid Mr. Nardi separation compensation of $300,000 and agreed to provide Mr. Nardi alternative office space at our IBM Plaza property for six months after his resignation.

Option Grants in 2004

         Our board of trustees did not grant options in 2004 to the executives named in the Executive Compensation table.

Option Exercises and Holdings

         The following table sets forth information with respect to the executives named in the Executive Compensation table otherwise contained herein concerning options held as of December 31, 2004. No options were exercised by the executives during 2004.




                                           Number of Securities                  Value of Unexercised in the
                                      Underlying Unexercised Options                   Money Options at
                                          at December 31, 2004                       December 31, 2004(1)
                                          --------------------                     --------------------
Name                                Exercisable           Unexercisable       Exercisable       Unexercisable
----                                -----------           -------------       -----------       -------------

Jeffrey A. Patterson                 222,278                     0                 0                   0
Steven R. Baron                       46,444                     0                 0                   0
Richard M. FitzPatrick                     0                     0                 0                   0
James F. Hoffman                      71,155                     0                 0                   0
John F. Bucheleres                         0                     0                 0                   0
Stephen J. Nardi                     200,069                66,666            47,001              93,999
Christopher J. ("Kit") Sultz          37,208                     0                 0                   0


------------------

(1) Represents the fair market value, based on a closing price ($6.43) of a common share on December 31, 2004 (the last day of trading on the New York Stock Exchange in 2004) as reported by the New York Stock Exchange, less the option exercise price.

Equity Compensation Plan Information

         The following table presents information about common shares that may be issued upon the exercise of options, warrants and rights under our share incentive plan as of December 31, 2004. We have no other compensation plans pursuant to which common shares may be issued.

                                                                                    (c)
                                                                                Number of
                                                                                common shares
                                             (a)                                 remaining
                                         Number of                              available for
                                         common shares              (b)         future issuance
                                          to be issued           Weighted       under equity
                                         upon exercise of    average exercise   compensation              (d)
                                            outstanding           price of      plans (excluding)     Total of common
                                              options,          outstanding     common shares         shares relfected
                                           warrants and      options, warrants  reflected in          in columns
Plan Category                                rights              and rights       column (a))         (a) and (c)
-------------                                ------              ----------       -----------         -----------
Equity compensation plan previously
   approved by shareholders                    938,883(1)    $     15.19       1,772,127(2)            2,711,010(2)

Equity compensation plans previously not
   approved by shareholders                         None      Not Applicable          None                     None
                                                    ----      --------------          ----                     ----


            TOTAL:                             938,883(1)    $     15.19       1,772,127(2)            2,711,010(2)
            ------                             ----------    -     -----       ------------            ------------


-------------------
(1)      Issued under our share incentive plan, as amended (the "Plan").

(2) We have granted the options to purchase common shares set forth in the table above as well as restricted common shares subject to vesting schedules and unrestricted common shares under the Plan. As of December 31, 2004, we have granted 149,764 restricted common shares under the Plan, all of which have now vested. We are authorized to issue an aggregate of 2,860,774 common shares under the Plan. After taking into account common shares subject to outstanding options and restricted and unrestricted common share grants, 1,772,127 common shares of the authorized 2,860,774 common shares remain available for future issuance under the Plan.

         We have series A-2 warrants outstanding to purchase up to 500,000 of our common shares at $7.50 per share, series B warrants outstanding to purchase 250,000 of our common shares at $10.00 per share and series C warrants outstanding to purchase up to 250,000 of our common shares at $12.50 per share. The warrants contain antidilution adjustment provisions and expire on the fifth anniversary of their issuance, July 16, 2007. We have granted the holder of the warrants certain demand and incidental registration rights in respect of any common shares they may receive upon the exercise of any of the warrants.

Indemnification of Trustees and Officers

         Our declaration of trust contains a provision permitted under Maryland law eliminating, with limited exceptions, each trustee's personal liability to us or our shareholders for money damages. In addition, our declaration of trust and bylaws authorize us to indemnify our present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. Maryland law provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees.

         We may from time to time enter into indemnification agreements with our trustees and certain of our executive officers. The indemnification agreements may require, among other things, that we indemnify such trustees and officers to the fullest extent permitted by law, and advance to the trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. They may also require that we indemnify and advance all expenses incurred by trustees and officers seeking to enforce their rights under the indemnification agreements and cover trustees and officers under our trustees' and officers' liability insurance. Although the form of indemnification agreement may offer substantially the same scope of coverage afforded by provisions in our declaration of trust and bylaws, it may also provide greater assurance to trustees and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the board of trustees or by the shareholders to eliminate the rights it provides.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our trustees, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a trustee, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Tax Indemnification Agreements. Our operating partnership entered into tax indemnification agreements with certain principals affiliated with Edward S. Hadesman (the "IBD Contributors"), a former executive officer, and certain principals affiliated with Mr. Nardi (the "NAC Contributors"), who contributed properties to us during our initial public offering. We are required to indemnify the IBD Contributors and NAC Contributors for, among other things, certain income tax liabilities based on income or gain the IBD Contributors and NAC Contributors are required to include in their gross income for federal or state income tax purposes upon the refinancing or repayment by us of their liabilities or the sale or other disposition by us of the properties they contributed. These indemnities cover such income taxes, interest and penalties and are required to be made on a "grossed up" basis that effectively results in the IBD Contributors and NAC Contributors receiving the indemnity payments on a net, after-tax basis. The percentage of the tax liabilities that we are required to indemnify is 30% for the taxable year ending on December 31, 2005, and declines by 10% each year thereafter until December 31, 2007. We are not required to indemnify the IBD Contributors or NAC Contributors for income or gain realized by them after the taxable year ended December 31, 2007. As a result of the sale of certain of our properties in October and November 2004, on April 14, 2005, we paid the NAC Contributors $2.7 million representing our obligation under these indemnities related to the property sales. After making this payment, we estimate our maximum possible remaining exposure under the indemnities to the NAC Contributors and the IBD Contributors to be $2.5 million and $1.9 million, respectively, at March 31, 2004. In February 2005, we sold a
3.0 acre parcel of land in Libertyville, Illinois which was covered by the tax indemnification agreement with the NAC Contributors. As a result of the taxable gain generated by this sale, we recorded a liability under these indemnities in the amount of approximately $56,000 related to the sale.

         Other Transactions. Mr. Jacque M. Ducharme, one of our trustees, is the Vice Chairman Western Region and Director of Julien J. Studley, Inc. ("Studley"), a brokerage firm that specializes in representing tenants in leasing transactions. Studley is from time-to-time engaged by third-party tenants as a tenant broker in connection with the tenants' search for office space in Chicago. In 2005, Studley earned commissions of approximately $0.4 million from us in connection with transactions where tenants who had previously engaged Studley leased space from us. We are not involved in the selection of Studley by the third-parties as its broker, and we have been advised by Mr. Ducharme that he did not receive any portion of the commissions in connection with these transactions, other than compensation he may receive based on the general profitability of Studley.

         On August 3, 2004, our Chairman of the board of trustees, Stephen J. Nardi, retired as Chairman. Mr. Nardi remains on our board of trustees as a non-employee Trustee. In connection with Mr. Nardi's resignation, the board of trustees approved a separation payment for Mr. Nardi of $300,000 and we provided Mr. Nardi complementary office space in our IBM Plaza property for six months. This six-month term expired in February 2005. Mr. Nardi continues to occupy this space but has been paying rent since the expiration of the six-month term.

         As of March 31, 2005, we have a receivable of approximately $0.9 million from Mr. Stephen J. Nardi and certain of his affiliates, representing rent receivable on our 1051 Kirk Road property due under a master lease agreement with us for the period from October 2001 through March 31, 2003. Payments of rent per the agreement are to be deducted from common unit distributions made to Mr. Nardi and his affiliates. The receivable relates to a prior master lease obligation with Mr. Nardi, and is payable from future common dividends/distributions. Due to the uncertainty of future dividend/distribution payments as a result of our pursuit of strategic alternatives, a reserve for the full amount of this receivable has been established.

         On August 11, 2004, we made a loan in the amount of $587,771 to Dearborn LLC, a joint venture in which we own a 30% subordinated common interest, to cover funds required to be paid under Dearborn LLC's redevelopment agreement with the City of Chicago. The City of Chicago determined that Dearborn LLC failed to meet certain goals contained in the redevelopment agreement and a formula in the agreement provided for a payment of $1.0 million to the City of Chicago. The payment satisfied Dearborn LLC's obligation under the redevelopment agreement. Our loan represented the excess of the payment over that estimated when our joint venture partner was admitted and was required to be made by us pursuant to the joint venture agreement. The interest rate on the loan is 10% per annum.

        Martha A. Rendino, Manager-Application Support, for us, is the spouse of Roy P. Rendino, our Senior Vice President-Finance and Chief Accounting Officer. For 2004, Ms. Rendino was paid a salary of $116,000, earned benefits and other compensation of $5,300, and earned a bonus of $16,000. Mr. Rendino is not involved in decisions pertaining to Ms. Rendino's compensation.



                              PARTNERSHIP AGREEMENT

         The following summary of the agreement of limited partnership of Prime Group Realty, L.P., our operating partnership, and the descriptions of other provisions of the partnership agreement appearing elsewhere in this prospectus, are qualified in their entirety by reference to the partnership agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Management

         The operating partnership is organized as a Delaware limited partnership according to the terms of the partnership agreement. We are the managing general partner of, and currently hold approximately 88.5% of the economic interests in, the operating partnership. We conduct substantially all of our business through the operating partnership, except for office and industrial development, leasing and property management services, which are conducted through the Services Company in order to preserve our REIT status. The Services Company is a wholly-owned subsidiary of the operating partnership. Generally, pursuant to the partnership agreement, we, as the managing general partner of the operating partnership, have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and to cause changes in the operating partnership's line of business and distribution policies.


         The limited partners of the operating partnership have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the partnership agreement and as required by applicable law. However, any decision of the operating partnership to effect specified amendments to the partnership agreement, to take title to any property other than in the name of the operating partnership or a property-level subsidiary of the operating partnership or to institute any proceeding for bankruptcy or make a general assignment for the benefit of creditors, generally requires the consent of a majority in interest of the common units, including our interests in the operating partnership, which represent approximately 88.5% of the total partner interests as of March 31, 2005. Further, the operating partnership may not be dissolved prior to December 31, 2050 without the consent of a majority in interest of the common units held by limited partners so long as the limited partners hold more than 10% of the common units. The limited partners have no right to remove us from our capacity as general partner of the operating partnership.



Indemnification

         To the extent permitted by law, the partnership agreement provides for indemnification of us, as managing general partner, our officers and trustees and such other persons as we may designate to the same extent indemnification is provided to our officers and trustees in our declaration of trust, and limits our liability and the liability of our officers and trustees to the operating partnership to the same extent liability of our officers and trustees is limited under the declaration of trust.

Transferability of Interests

         A limited partner may transfer its interests in the operating partnership to a transferee subject to specified conditions, including that such transferee assumes all obligations of the transferor limited partner and provided further that the transfer does not cause a termination of the operating partnership for federal or state income tax purposes and does not cause us to cease to comply with requirements under the Code for qualification as a REIT.

Extraordinary Transactions

         The partnership agreement provides that we generally may not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, recapitalization or change of our outstanding common shares (a "business combination"), unless the holders of common units will receive, or have the opportunity to receive, the same consideration per common unit as holders of common shares receive per common share in the transaction; if holders of common units will not be treated in such manner in connection with a proposed business combination, we may not engage in the transaction unless limited partners holding more than 50% of the common units vote to approve the business combination. In addition, as provided in the partnership agreement, we will not complete a business combination in which we conducted a vote of the shareholders unless the matter would have been approved had holders of common units been able to vote together with the shareholders on the transaction. The foregoing provision of the partnership agreement would under no circumstances enable or require us to engage in a business combination which required the approval of our shareholders if our shareholders did not in fact give the requisite approval. Rather, if our shareholders did approve a business combination, we would not complete the transaction unless:

         o we as managing general partner first conduct a vote of holders of common units, including us, on the matter;

         o we vote the common units held by us in the same proportion as our shareholders voted on the matter at the shareholder vote; and

         o the result of the vote of the common unit holders, including the proportionate vote of our common units, is that had such vote been a vote of shareholders, the business combination would have been approved by the shareholders.

         As a result of these provisions of the partnership agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or we, despite having the requisite authority under our declaration of trust, may not be authorized to engage in a proposed business combination.

Issuance of Additional Common Units

         As managing general partner of the operating partnership, we have the ability to cause the operating partnership to issue additional common units representing general and limited partnership interests in the operating partnership, including preferred common units of limited partnership interest.

Capital Contributions

         The partnership agreement provides that if the operating partnership requires additional funds at any time or from time to time in excess of funds available to the operating partnership from borrowings or capital contributions, we may borrow such funds from a financial institution or other lender or through public or private debt offerings and lend such funds to the operating partnership on comparable terms and conditions as are applicable to our borrowing of such funds. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution to the operating partnership. The partnership agreement and our share incentive plan also provide that in the event we issue additional shares, including any issuance of common shares pursuant to the share incentive plan, we are required to contribute to the operating partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the beneficial interests so issued. If we so contribute additional capital to the operating partnership, our interest in the operating partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. See "Policies With Respect to Certain Activities-Financing Strategy."

Awards Under Share Incentive Plan

         If options granted in connection with our share incentive plan are exercised at any time or from time to time, the partnership agreement requires us to contribute to the operating partnership as an additional contribution the exercise price received by us in connection with the issuance of common shares to such exercising participant. Upon such contribution, we will be issued a number of common units equal to the number of common shares so issued, subject to certain adjustments.

Distributions

         The partnership agreement sets forth the manner in which the net cash flow of the operating partnership, which includes operating revenues and proceeds from sales or refinancings less certain expenditures, will be distributed with respect to the operating partnership's outstanding preferred units and common units. In accordance with the partnership agreement, each series B preferred unit will entitle our company, as holder, to receive, prior to the payment by the operating partnership of distributions with respect to the common units, a cash distribution in an amount equal to the distribution declared or paid in respect of a series B preferred share. The partnership agreement further provides that net cash revenues available after the declaration or payment of distributions with respect to the series B preferred units will be distributed ratably to the holders of the common units from time to time (but not less frequently than quarterly) in an aggregate amount determined by us. For a discussion of distributions on our Series B Shares, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations-Liquidity and Capital Resources."

Operations

         The partnership agreement requires that the operating partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT and to avoid any federal income or excise tax liability. The partnership agreement provides that the net operating cash revenues of the operating partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by us (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests. In accordance with the partnership agreement, the operating partnership will assume and pay when due, or reimburse us for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the operating partnership and all costs and expenses relating to our operations.

Limited Partner Exchange Rights and Registration Rights

         Subject to specified conditions, each common unit held by a limited partner may be exchanged for one common share, subject to adjustment, or, at our option, for cash equal to the fair market value of a common share at the time of exchange. In order to protect our status as a REIT, each holder of common units is prohibited from exchanging common units for common shares to the extent that as a result of such exchange any person would own or would be deemed to own, actually or constructively, more than 9.9% of our equity shares, except to the extent such holder has been granted an exception to the ownership limit.

         We granted the limited partners that received common units upon completion of our November 1997 initial public offering "demand" and "piggyback" registration rights with respect to the common shares acquired by them upon exchange of common units for common shares. Subject to specified conditions, the demand registration rights permit the limited partners to request up to two demand registrations per year. Subject to specified conditions, the piggyback registration rights permit the limited partners to include their common shares in the registration by us of our common shares or other similar equity securities other than in connection with our registration under the Securities Act of 1933 of any of our securities in connection with mergers, acquisitions, exchange offers, subscription offers, share options or other employee benefit plans. The limited partners are classified by investor groups and may each require up to two registrations per calendar year per group. In addition, we granted the limited partners piggyback registration rights with respect to common shares acquired by them by any means. We also agreed to provide the registration rights to any other person who may become an owner of common units, provided such person provides us with satisfactory undertakings. Further, we granted registration rights to SCPG with respect to the common shares which may be acquired by it upon the exercise of warrants to purchase up to 1,000,000 common shares. In accordance with these registration rights, we have prepared and filed the shelf registration statement that contains this prospectus and covers the offered shares. We will bear expenses arising from exercise of all of the foregoing registration rights, except that we shall not pay any underwriting discounts or commissions, transfer taxes, or (except with respect to SCPG's offered common shares) SEC and Blue Sky registration fees relating to registration of the offered shares.

Tax Matters

         Under the partnership agreement, we are the "tax matters partner" of the operating partnership and, as such, have authority to make specified tax decisions under the Code on behalf of the operating partnership.

         The net income or net loss of the operating partnership generally will be allocated to each class of partners of the operating partnership in accordance with the relative aggregate percentage interests of each such class, and within each class, to the partners in accordance with their respective percentage interests in such class, subject to compliance with the provisions of Sections 704(b), respecting allocations generally, and 704(c), respecting allocations with respect to contributed properties, of the Code and the applicable Treasury regulations.

Duties and Conflicts

         Except as otherwise set forth in "Policies with Respect to Certain Activities-Conflicts of Interest Policies" and "Management-Employment Agreements," any limited partner of the operating partnership may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

         The operating partnership will continue in full force and effect until December 31, 2050 or until sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of our company, unless the limited partners elect to continue the operating partnership, the election of our company with the consent of a majority in interest of the limited partners, the sale or other disposition of all or substantially all the assets of the operating partnership or by operation of law.

                           OUR PRINCIPAL SHAREHOLDERS

         The following tables present certain information regarding the beneficial ownership of our common shares, Series B Shares and of common units of our operating partnership, for:

         o each person who is a shareholder of ours beneficially owning more than five percent (5%) of our voting securities;

         o        each  named   executive   officer  listed  in  the  "Executive
                  Compensation" table presented otherwise herein;

         o        our trustees; and

         o        our trustees and executive officers as a group.

         Unless otherwise indicated in the footnotes to the tables, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

         The number of common shares represents:

         o        the number of common shares the person or entity holds;

         o the number of common shares for which common units held by such person or entity are exchangeable (assuming, as discussed below, we elect to issue common shares rather than pay cash upon such exchange); and

         o the number of common shares the person has the right to acquire upon exercise of certain options to purchase common shares.

         The extent to which a person or entity holds common shares as opposed to common units or options is set forth in the footnotes. The agreement of limited partnership of our operating partnership provides that each common unit may be exchanged, subject to certain limitations, for a common share or, at our option, cash equal to the fair market value of a common share at the time of exchange.

         The following table sets forth information as to the persons known to us to be the beneficial owners of more than five percent (5%) of our common shares as of May 1, 2005.


                                                Number of
                                             Common Shares/
                                              Common Units      Percent of
                                              Beneficially      All Common
 Name and Address of Beneficial Owner           Owned (1)       Shares (2)
 ------------------------------------           ---------       ----------
 Vornado Realty Trust (3)                      3,972,447           16.8%
 Cadim inc. (4)                                3,972,446           16.8
 Cadim Acquisition, LLC (4)                    3,972,446           16.8
 Kensington Investment Group, Inc. (5)         2,740,455           11.6
 Paul Gambal (6)                               2,488,800           10.5
 Aegis Financial Corporation (6)               2,486,700           10.5
 Scott L. Barbee (6)                           2,486,700           10.5
 William S. Berno (6)                          2,486,700           10.5
 Donald Smith & Co. Inc. (7)                   2,334,100            9.9
 Stephen J. Nardi (8)                          2,204,282            8.5
 The Nardi Group, L.L.C. (8)                   1,815,187            7.1


------------------

(1) The ownership of common shares presented in this table is based upon filings with the SEC and is subject to our confirmation that such ownership did not violate the ownership restrictions set forth in our declaration of trust. The ownership of common units presented in this table, which by their terms are exchangeable for common shares on a one-for-one basis (subject to our option to pay cash), is derived from the transfer records maintained by our operating partnership based on information provided by the limited partners of the operating partnership, and is included in this presentation to illustrate the beneficial ownership of common shares that would result from an exchange of such common units for common shares. Information presented includes common shares issuable upon exercise of options granted to our executive officers and our trustees under our share incentive plan which have vested or will vest within 60 days of May 1, 2005 and grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 1, 2005.

(2) Information presented assumes the exchange or exercise, as applicable, of common units owned by such beneficial owner solely for common shares. Information presented also includes, as applicable, common shares issuable upon exercise of options granted under our share incentive plan to such beneficial owner that have vested or will vest within 60 days of May 1, 2005 as well as grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 1, 2005. It is our policy to issue all restricted common shares promptly after their grant, regardless of vesting dates and, as a result, the number of common shares outstanding as of May 1, 2005 (23,681,371) includes all grants of restricted common shares under our share incentive plan, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted common shares, not only those grants which vest or will vest within 60 days of May 1, 2005. To protect our status as a REIT, no individual or entity may acquire equity share and no holder of common units may exchange such common units for common shares to the extent that such acquisition or exchange would result in such individual, entity or holder owning or being deemed to own, directly or constructively, more than 9.9% of our equity shares, unless such individual, entity or holder has been granted an exemption or a limited exception to such ownership limit in accordance with our declaration of trust.


(3) Information presented is based on a Schedule 13D filed with the SEC on November 2, 2001 by Vornado Realty Trust, Vornado Realty L.P. and Vornado PS, L.L.C. (collectively, the "Vornado Parties"), as amended on November 20, 2001, December 19, 2001, December 21, 2001, December 27, 2001, January 15, 2002, January 31, 2002, February 7, 2002, February 20, 2002, March 29, 2002, April 19, 2002, May 1, 2002, May 14, 2002,
         July 3, 2002, December 23, 2002, May 27, 2003, June 13, 2003, June 18,
         2003, July 30, 2003 and February 13, 2004 (as so amended, the "Vornado
         Schedule 13D"). The Vornado Schedule 13D indicates that each of the Vornado Parties beneficially owns and has shared dispositive power over the same 3,972,447 common shares and that each of the Vornado Parties has shared voting power over the same 3,972,447 common shares. We have granted each of the Vornado parties a limited exception to the ownership limit discussed in footnote 2 above which allows the ownership of the common shares indicated. The address of each of the Vornado Parties is 888 Seventh Avenue, New York, New York 10019. Vornado Realty Trust is the sole general partner of and controls Vornado Realty L.P. which owns all of the membership interests in Vornado PS, L.L.C.

(4) Information presented is based on (i) a Schedule 13D filed with the SEC on November 27, 2001 by Cadim inc. and Cadim Acquisition, LLC, as amended December 20, 2001, May 3, 2002, July 5, 2002, June 13, 2003 and July 5, 2003, and (ii) a Form 4 filed with the SEC on May 10, 2002 (as so amended, the "Cadim Filings"). The Cadim Filings state that Cadim inc. and Cadim Acquisition, LLC both beneficially own and have shared voting and dispositive power over the same 3,972,446 common shares. We have granted each of Cadim inc. and Cadim Acquisition, LLC a limited exception to the ownership limitation discussed in footnote 2 above which allows the ownership of the common shares indicated. The address of each of Cadim inc. and Cadim Acquisition, LLC is CDP Capital Centre, 1000 Place Jean-Paul-Riopelle, Office A-300, Montreal, Quebec, Canada H2Z 2B6.

(5) Information presented is based on a Schedule 13G filed with the SEC on February 6, 2003 by Kensington Investment Group, Inc., a Schedule 13G filed by Kensington Investment Group, Inc. on March 12, 2003, as amended on March 13, 2003 and January 21, 2004 and another Schedule 13G filed by Kensington Investment Group, Inc. on January 10, 2005 (collectively, the "Kensington Schedule 13G"). The Kensington Schedule 13G indicates that Kensington Investment Group, Inc. beneficially owns and has sole voting and dispositive power over 2,869,000 common shares. However, as indicated in footnote 2 above, Kensington Investment Group, Inc. is not permitted to acquire common shares to the extent such acquisition would result in Kensington Investment Group, Inc. owning in excess of 9.9% of our equity shares unless we grant Kensington Investment Group, Inc. an exemption or limited exception to such ownership limit in accordance with our declaration of trust. We have not granted Kensington Investment Group, Inc. either an exemption or a limited exception to the ownership limit and, therefore, the common shares indicated are limited to the 2,740,455 shares permitted to be owned by Kensington Investment Group, Inc. pursuant to our declaration of trust. The address of Kensington Investment Group, Inc. is 4 Orinda Way, Suite 200C, Orinda, California 94563. Kensington Investment Group, Inc. has advised us that Kensington Investment Group, Inc. is a registered investment advisor to three investment limited partnerships and one mutual fund that are the entities that hold the common shares reported on the Kensington Schedule 13G.

(6) Information presented is based on Schedules 13G filed with the SEC on February 13, 2004 and on February 14, 2005 by Aegis Financial Corporation (formerly known as Berno, Gambal & Barbee, Inc.), William
         S. Berno, Paul Gambal and Scott L. Barbee (collectively, the "Aegis Parties") (the "Aegis Schedule 13G"). The Aegis Schedule 13G indicates that the Aegis Parties, other than Mr. Gambal, beneficially own 2,486,700 common shares and Mr. Gambal beneficially owns 2,488,800 common shares. The Aegis Schedule 13G also indicates that Aegis Financial Corporation has sole voting power and Messrs. Berno and Barbee have shared voting power with respect to 2,486,700 common shares and Mr. Gambal has shared voting power with respect to 2,488,800 common shares. The Aegis Schedule 13G further indicates that Aegis Financial Corporation has sole dispositive power and each of Messrs. Berno and Barbee have shared dispositive power with respect to 2,486,700 common shares and Mr. Gambal has shared dispositive power with respect to 2,488,800 common shares. The address of each of the Aegis Parties is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201.

(7) Information presented is based on a Schedule 13G filed with the SEC on January 23, 2004 by Donald Smith & Co., Inc. and another Schedule 13G filed by Donald Smith & Co., Inc. on February 11, 2005 (the "Donald Smith Schedule 13G"). The Donald Smith Schedule 13G indicates that Donald Smith & Co., Inc. beneficially owns 2,334,100 common shares and Donald Smith & Co., Inc. has sole dispositive power with respect to all 2,334,100 common shares and sole voting power with respect to 2,154,100 common shares. The Donald Smith Schedule 13G also indicates that all common shares reported as beneficially owned are owned by Donald Smith & Co., Inc. advisory clients, no one of which, to the knowledge of Donald Smith & Co., Inc. owns more than five percent (5%) of our common shares. The address of Donald Smith & Co., Inc. is East 80, Route 4, Suite 360, Paramus, New Jersey 07652.

(8) Information presented includes (i) 19,234 common shares held by Mr. Nardi, (ii) 233,402 common shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under our share incentive plan, (iii) 1,815,187 common units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 common units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). Mr. Nardi's address is IBM Plaza, 330 North Wabash Avenue, Suite 2613, Chicago, Illinois 60611.


         The following table presents the beneficial ownership of common shares and Series B Shares as of May 1, 2005 by our trustees and the executive officers named in the "Executive Compensation" table otherwise herein.




                                                     Number of
                                                   Common Shares/                         Number of
                                                    Common Units     Percent of All    Series B Shares
                                                    Beneficially         Common          Beneficially     Percent of All
Name and Address of Beneficial Owner                 Owned (1)         Shares (2)         Owned (3)     Series B Shares (4)
----------------------------------------------------------------------------------------------------------------------------

Jeffrey A. Patterson (5)                                333,929          1.4%                -                 -
Steven R. Baron (6)                                      47,422           *                  -                 -
James F. Hoffman (7)                                     75,220           *                  -                 -
Christopher ("Kit") J. Sultz (8)                         39,222           *                  -                 -
Richard M. FitzPatrick                                        -           -                  -                 -
John F. Bucheleres                                            -           -                  -                 -
Douglas Crocker II (9) (10)                               1,250           *              2,000                 *
Ray H. D'Ardenne (9)                                      1,250           *                  -                 -
Jacque M. Ducharme (11) (12)                             12,250           *                  -                 -
Daniel A. Lupiani (9)                                     1,250           *                  -                 -
Stephen J. Nardi (13)                                 2,204,282         8.5                  -                 -
Christopher J. Nassetta (9) (11)                         11,250           *                  -                 -
Trustees and executive officers of the company
   as a group (14 persons)                            2,762,113        11.4              2,000                 *

------------------

* Represents less than one percent of our outstanding common shares.

(1) The ownership of common shares presented in this table is based upon filings with the SEC and is subject to our confirmation that such ownership did not violate the ownership restrictions in our declaration of trust. The ownership of common units presented in this table is derived from the transfer records maintained by our operating partnership based on information provided by the operating partnership's limited partners, and is included in this presentation to illustrate the beneficial ownership of common shares that would result assuming an exchange of such common units for common shares. Information presented includes common shares issuable upon exercise of those options granted to our executive officers and trustees under our share incentive plan which have vested or will vest within 60 days of May 1, 2005 as well as grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 1, 2005.

(2) Information presented assumes the exchange of common units owned by such beneficial owner solely for common shares. Information presented also includes common shares issuable upon exercise of options granted to our executive officers and trustees under our share incentive plan which have vested or will vest within 60 days of May 1, 2005 as well as grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 1, 2005. It is our policy to issue all restricted common shares promptly after their grant, regardless of vesting dates and, as a result, the number of common shares outstanding as of May 1, 2005 (23,681,371) includes all grants of restricted common shares under our share incentive plan, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted common shares, not only those grants which vest or will vest within 60 days of May 1, 2005. To protect our status as a REIT, no individual or entity may acquire equity shares and no holder of common units may exchange such common units for common shares to the extent that such acquisition or exchange would result in such individual, entity or holder owning or being deemed to own, directly or constructively, more than 9.9% of our equity shares, unless such individual, entity or holder has been granted an exemption or a limited exception to such ownership limit in accordance with our declaration of trust.

(3) The ownership of Series B Shares presented in this table is based upon filings with the SEC.

(4) Information presented is based on 4,000,000 Series B Shares issued and outstanding as of May 1, 2005.



(5) Information presented includes 1,651 common shares and 110,000 common units held by Mr. Patterson and 222,278 common shares which Mr. Patterson has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(6) Information presented includes 978 common shares held by Mr. Baron and 46,444 common shares which Mr. Baron has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(7) Information presented includes 4,065 common shares held by Mr. Hoffman and 71,155 common shares which Mr. Hoffman has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(8) Information presented includes 2,014 common shares held by Mr. Sultz and 37,208 common shares which Mr. Sultz has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(9) Information presented includes 1,250 common shares which the person directly holds.

(10)   Information presented includes 2,000 Series B Shares held by Mr. Crocker.

(11) Information presented includes common shares which the person has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(12) Information presented for Mr. Ducharme also includes 2,250 common shares directly held by him.

(13) Information presented includes (i) 19,234 common shares held by Mr. Nardi, (ii) 233,402 common shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under our share incentive plan, (iii) 1,815,187 common units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 common units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). See footnote (1) to this table.

         Except as described above, none of our trustees own any shares of any other class of our equity securities. Our executive officers not listed above own, in the aggregate 4,037 common shares and have the right to acquire, in the aggregate, 69,973 common shares within 60 days of May 1, 2005 upon exercise of the options granted to them under our share incentive plan.

 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

         The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the three months ended March 31, 2005 and the five years ended December 31, 2004, 2003, 2002, 2001 and 2000.


                                         Three month
                                        period ended
                                          March 31                Year ended December 31
                                        -------------- -------------------------------------------


                                             2005         2004     2003     2002    2001     2000
                                             ----         ----     ----     ----    ----     ----
Ratio of earnings to combined fixed
charges and preferred share
distributions                                   -            -        -        -       -        -


         The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by combined fixed charges and preferred share distributions. For this purpose, earnings consist of income
(loss) before minority interest, plus combined fixed charges. Combined fixed charges consist of interest incurred, amortization of debt issuance costs, and preferred share distributions. Our earnings were insufficient to cover fixed charges by approximately $8.3 million, $30.1 million, $33.1 million, $50.6 million, $54.0 million and $11.5 million for the three months ended March 31, 2005 and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.


                            DESCRIPTION OF OUR SHARES

         We were formed as a real estate investment trust under the laws of the State of Maryland. Rights of shareholders are governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") and certain provisions of the Maryland General Corporation Law and by our declaration of trust and bylaws. The following summary of the terms of our shares does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust, the articles supplementary relating to our Series B Shares and the bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Authorized Shares

         Our declaration of trust provides that we may issue up to 100,000,000 common shares, par value $0.01 per share, 65,000,000 excess shares, par value $0.01 per share ("excess shares"), and 30,000,000 preferred shares, par value $0.01 per share (the "preferred shares"). Excess shares are to be issued automatically upon any automatic conversion of common shares or preferred shares which are purported to be held, transferred or acquired by any person in violation of the ownership limitations contained in our declaration of trust. See "-Restrictions on Share Ownership and Transfer." As of May 1, 2005 there were 23,681,371 common shares issued and outstanding and 4,000,000 Series B Shares outstanding.

         Under the Maryland REIT Law, a shareholder is not liable for our obligations solely as a result of his, her or its status as a shareholder. Our declaration of trust provides that no shareholder shall be liable for any of our debts or obligations solely by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder.

Series B Shares

         Rank and Distributions

         Our Series B Shares rank senior to our outstanding common shares as to the payment of distributions and as to the distribution of our assets upon liquidation, dissolution or winding up. Subject to the preferential rights of the holders of any preferred shares that rank senior in the payment of distributions to the Series B Shares, the holders of the Series B Shares are entitled to receive, when, as and if declared by the board of trustees, out of available funds, cumulative preferential distributions payable in cash in an amount per Series B Share equal to an annual rate of $2.25 per Series B Share.

         Distributions on the Series B Shares and are fully cumulative whether or not we have available funds. The distributions are payable quarterly, when, as and if declared by our board of trustees, in arrears on the last day of each January, April, July and October.

         No distributions (other than stock dividends) will be declared or made or set apart for payment on any of our shares that rank junior as to distribution rights to the Series B Shares (such as our common shares) and no repurchases or redemptions of such junior shares may be made if we have not paid or set apart for payment all of the cumulative distributions on the Series B Shares and any other class or series of preferred shares that rank on a parity with the Series B Shares.

         Liquidation Preference

         If we are liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Series B Shares will be entitled to receive a liquidation preference of $25.00 per Series B Share, plus an amount equal to all distributions accrued and unpaid to the date of final distribution. This distribution is subject to the prior preferences and other rights of any shares then ranking senior to the Series B Shares upon our liquidation, distribution or winding up, and will be made before any distribution of assets is made to holders of common shares or any other shares then ranking junior to the Series B Shares as to liquidation rights.

         Redemption

         We have the option to redeem the Series B Shares, in whole or in part, out of available funds for $25.00 per Series B Share, plus all accumulated, accrued and unpaid distributions, if any, without interest, to the redemption date. The redemption price of the Series B Shares, other than any portion consisting of accrued and unpaid distributions, will be paid solely from the proceeds from our issuance and sale of other of our capital shares. For this purpose, "capital shares" means any equity securities, both common and preferred shares, interests, participations or other ownership interests (however designated) and any rights, other than debt securities convertible into or exchangeable for equity securities, or options to purchase any of the foregoing.

         If full cumulative distributions on the Series B Shares and any other class of our shares that are on a parity with the Series B Shares as to distributions have not been declared and paid or set apart for payment:

         o        we may not redeem the Series B Shares in part; and

         o we may not purchase or acquire Series B Shares, other than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Shares.

         Voting Rights

         Holders of our Series B Shares do not have any voting rights, except in the following instances. First, whenever distributions on any of our Series B Shares, or other shares that are on a parity with the Series B Shares as to distributions and that have similar voting rights, have been in arrears for six or more consecutive quarterly periods, then the holders of such shares may vote for the election of two additional trustees. This voting right will terminate when all distributions in arrears on the Series B Shares and the other shares on a parity with the Series B Shares (as discussed above) have been paid and the then current quarterly distribution is also declared and paid or set apart for payment. When this voting right is terminated, the term of office of the additional trustees will also terminate.

         Second, as long as any Series B Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our declaration of trust, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of our Series B Shares is necessary for us to:

         o amend, alter or repeal of any provision of our declaration of trust in a manner that materially and adversely affects the voting powers, rights or preferences of the holders of the Series B Shares; or

         o effect a share exchange that affects the Series B Shares, a consolidation with or merger of us into another entity, or a consolidation with or merger of another entity into us, unless in each case each Series B Share will remain outstanding without a material and adverse change to its terms and rights or will be converted into or exchanged for cumulative redeemable preferred shares of the surviving entity having terms identical to those of the Series B Shares, except for changes that do not materially and adversely affect the holders of the Series B Shares.

         However, no vote of the holders of Series B Shares is required if, at or prior to the time either of the two circumstances discussed above occur, we make provision for the redemption of all outstanding Series B Shares to the extent the redemption is authorized.

         In other words, the affirmative vote of the holders of at least 66-2/3% of the Series B Shares will be required to permit us to issue any preferred shares having rights senior to the Series B Shares as to distribution payments or as to liquidation rights but no vote is required to permit us to issue preferred shares having rights junior to, or on a parity with, the Series B Shares as to distribution payments or as to liquidation rights.

         Each Series B Share has one vote per share. However, when any other series of preferred shares has the right to vote with the Series B Shares as a single class on any matter, then the Series B Shares and other series of preferred shares have one vote per $25.00 of stated liquidation preference with respect to such matters.

         General

         The Series B Shares have no stated maturity. Except as otherwise described in "-Restrictions on Share Ownership and Transfer," the Series B Shares are not convertible into or exchangeable for any other of our property or securities and will not be subject to any sinking fund or mandatory redemption provisions.

         Our Series B Shares trade on the NYSE under the symbol "PGE PrB."

Common Shares

         Distribution And Liquidation Rights

         Subject to the preferential rights of the Series B Shares and any other class or series of shares and to the provisions of our declaration of trust regarding the excess shares, holders of common shares will be entitled to receive distributions on such shares if, as and when authorized and declared by the board of trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities. As previously disclosed, we are in arrears for five quarters of the Series B Share distributions. See "Price Range of Common Shares and Distributions."

         Subject to the provisions of our declaration of trust regarding excess shares, the common shares will have equal distribution, liquidation and other rights, and will have no preference, appraisal (except as provided by Maryland law) or exchange rights.

         Voting Rights

         Subject to the provisions of our declaration of trust regarding excess shares and the Series B Shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. These matters include the election of trustees and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

         Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless the trust's declaration of trust allows a lower percentage, but always more than 50%. Our declaration of trust contains such a provision providing for a lesser percentage, in our case a majority of outstanding shares, with respect to transactions pursuant to which our assets will be combined with those of one or more other entities. Such a transaction could include a merger, sale or other transfer of assets, consolidation or share exchange.

         General

         Holders of the common shares have no conversion, sinking fund, redemption rights, exchange rights or preemptive rights to subscribe for any of our securities.

         Our common shares trade on the NYSE under the trading symbol "PGE."

Additional Preferred Shares

         We may issue additional preferred shares from time to time, in one or more series, as authorized by our board of trustees. Other than the Series B Shares, we currently have no other preferred shares issued or outstanding. Prior to the issuance of shares of each series, our board of trustees is required by the Maryland REIT Law and our declaration of trust to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because our board of trustees has the power to establish the preferences, powers and rights of each series of preferred shares, it may afford the holders of any series of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional series of preferred shares could have the effect of delaying or preventing a change of control of our company that might involve a premium price for shareholders or otherwise be in their best interest.

Restrictions on Share Ownership and Transfer

         For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares may be owned, actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals during the last half of a taxable year (the "five or fewer requirement"). Pension plans and mutual funds are among the entities that are not treated as holders of stock or beneficial interests under the five or fewer requirement and instead the beneficial owners of the entities are counted as holders for this purpose. Our shares must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

         Our declaration of trust contains restrictions on the number of our shares that shareholders may own. In general, the ownership limit set forth in our declaration of trust provides that no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% of our outstanding shares, including our common shares and Series B Shares (the "equity shares"). The 9.9% limitation applies to the number or value of our equity shares, whichever is more restrictive. Accordingly to our declaration of trust, our trustees are entitled to increase or decrease the 9.9% limitation in good faith. The constructive ownership rules of the Code are complex, and may cause equity shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity.

         Our board of trustees may, but in no event will be required to, waive the ownership limit or any other limit provided in our declaration of trust with respect to a particular shareholder if our board of trustees determines that the shareholder's ownership will not jeopardize our status as a REIT and our board of trustees otherwise decides such action would be in our best interest. As a condition of a waiver, our board of trustees must obtain a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving our REIT status. In accordance with these provisions, we have granted limited exceptions to the ownership limit with respect to the equity shares as discussed in "Our Principal Shareholders."

         Our declaration of trust further prohibits any person from actually or constructively owning our shares that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. In addition, no person may transfer any of our shares if such transfer would result in our shares being owned by fewer than 100 persons.

         Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares that will or may violate any of the restrictions on transferability of ownership discussed above is required to give notice immediately to us. They must also provide us with any other information as we may request in order to determine the effect of such transfer on our status as a REIT.

         If any purported transfer of our equity shares or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in our declaration of trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "prohibited transferee") as to that number of shares in excess of the ownership limit or such other limit as provided in our declaration of trust. The prohibited transferee will acquire no right or interest in such excess shares. Any excess shares described above will be converted automatically into an equal number of excess shares (the "shares-in-trust") and transferred automatically, by operation of law, to a trust (the "share trust"), the beneficiary of which will be selected by us (the "beneficiary"). Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer.

         At any time after the expiration of a 90-day period which commences upon the receipt of notice from us of the transfer of shares-in-trust to the share trust and during which we will have the right to purchase such shares-in-trust, the trustee of the share trust will have the right to sell such shares-in-trust to a person or entity who could own such shares without violating the ownership limit or such other limit as provided in our declaration of trust. The trustee of the share trust, who will be designated by us and be unaffiliated with us or any prohibited transferee, will then distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for such shares-in-trust or the sales proceeds received by the share trust for such shares-in-trust. In the case of any shares-in-trust issued as a result of any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell such shares-in-trust to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the market price of such shares-in-trust as of the date of such event or the sales proceeds received by the trust for such shares-in-trust. In either case, any proceeds in excess of the amount distributable to the prohibited transferee will be distributed to the beneficiary.

         Prior to a sale of any such shares-in-trust by the share trust, the trustee will be entitled to receive, in trust for the beneficiary, all distributions paid by us with respect to such shares-in-trust. It will be entitled to exercise all voting rights with respect to such shares-in-trust. Subject to Maryland law, effective as of the date that such shares-in-trust have been transferred to the share trust:

         o any vote cast by a prohibited transferee prior to the discovery by us that such shares-in-trust have been transferred to the share trust will be voided and of no force or effect; and

         o the trustee will have the authority to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary.

         Any distribution inadvertently paid to the prohibited transferee will be required to be repaid to the trustee for distribution to the beneficiary.

         In addition, shares-in-trust held in the share trust will be deemed to have been offered for sale to us at a price per share equal to the lesser of:

         o the price per share in the transaction that resulted in such transfer to the share trust, or in the case of a gift, the market price at the time of the gift; and

         o        the market price on the date we accept such offer.

         We will have the right to accept such offer for a period of 90 days.

         If any attempted transfer of equity shares would cause our shares to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended purchaser or recipient will acquire no rights to equity shares.

         The restrictions on transferability and ownership discussed above will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders. Except as otherwise described above, any change in the ownership limit would require an amendment to our declaration of trust. Generally, amendments to the declaration of trust require the affirmative vote of holders owning at least two-thirds of our shares of beneficial interest outstanding and entitled to vote thereon.

         All certificates representing our equity shares currently bear a legend referring to the restrictions described above.

         If the transfer restrictions discussed above are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as agent on our behalf in acquiring such excess shares and to hold such excess shares on our behalf.

         Under our declaration of trust, every owner of more than 5%, or a lower percentage as required by the Code or Treasury regulations, of our outstanding equity shares must file, within 30 days after January 1 of each year, a written notice with us containing information regarding their ownership of such shares. Under current Treasury regulations, the percentage will be set between one-half of 1% and 5%, depending upon the number of record holders of our shares. Further, each shareholder must upon demand disclose to us in writing any information we may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of equity shares on our status as a REIT and to ensure compliance with the ownership limit, or such other limit as provided in our declaration of trust.

         The ownership limitations discussed above may have the effect of precluding acquisition of our control without the consent of our board of trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions.

         These restrictions will not preclude settlement for transactions through the NYSE.

Other Matters

         The transfer agent and registrar for our common shares is LaSalle Bank, N.A.

  CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

         The following paragraphs summarize certain provisions of Maryland law and of our declaration of trust and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law"), our declaration of trust, the articles supplementary thereto relating to the Series B Shares and our bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Trustees

         Our declaration of trust provides that our board of trustees shall have seven members (subject to the rights of the holders of our Series B Shares to elect two additional trustees in the event that distributions on such shares are in arrears for six consecutive quarterly periods (currently the distributions on Series B Shares are in arrears for five consecutive quarters)), which number may be increased or decreased pursuant to our bylaws, but shall not be fewer than three. Our bylaws currently provide that our board of trustees will consist of not fewer than three nor more than thirteen trustees. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of the remaining trustees, even though less than a quorum of the board of trustees may exist. Currently, our board of trustees has seven members.

         Pursuant to the terms of our declaration of trust, our board of trustees is divided into three classes as nearly equal in size as practicable. As the term of each class expires, trustees in that class will be elected for a term of three years and until their successors are duly elected and qualified, and the trustees in the other two classes will continue in office. We believe that classification of our board of trustees will help to assure the continuity and stability of our business strategies and policies as determined by the board of trustees.

         The classified board of trustees provision discussed above could have the effect of making the removal of incumbent trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of our company, even though such an attempt might be beneficial to us and our shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of trustees. Thus, the classified board of trustees provision could increase the likelihood that incumbent trustees will retain their positions. Holders of our common shares have no right to cumulative voting for the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose term expires at that meeting. See "Risk Factors."

Removal of Trustees

         While our declaration of trust empowers our shareholders to fill vacancies in the board of trustees that are caused by the removal of a trustee, our declaration of trust also precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote. Specifically, the declaration of trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes then entitled to be cast in the election of trustees. Under the Maryland REIT law, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

         Under the Maryland General Corporation Law, as applicable to Maryland real estate investment trusts such as our company, "business combinations" between a corporation and any interested shareholder or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. The business combination transactions covered by the Maryland Business Combination Act include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, transfers of assets or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

         o any person who beneficially owns 10% or more of the voting power of our voting shares; or

         o an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

         A person is not an interested stockholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees. In addition, the partnership agreement of our operating partnership requires that any merger or sale of all or substantially all of the assets of the operating partnership be approved by the holders of at least 50% of the common units, including the common units held by us. We currently own 88.5% of the common units in our operating partnership.

         After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

         o 80% of the votes entitled to be cast by holders of our then outstanding voting shares; and

         o two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

         These super-majority vote requirements do not apply if our shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

         The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

         The Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, provides that "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiring person or by officers or trustees who are our employees.

         "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

         o        one-tenth or more but less than one-third;

         o        one-third or more but less than a majority; or

         o        a majority or more of all voting power.

         Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders' meeting.

         If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland General Corporation Law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition by the acquiring person or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiring person may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws.

The Maryland Control Share Acquisition Act

         Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares. Our board of trustees has the right, however, to amend this exemption at any time in the future. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire our company and of increasing the difficulty of completing any such offer.

Other Governance Provisions

         Maryland law, as applicable to real estate investment trusts such as our company, also provides that we, as a Maryland company subject to the Securities Exchange Act of 1934 that has at least three outside trustees, can elect by resolution of the board of trustees to be subject to some governance provisions that may be inconsistent with our declaration of trust and bylaws. Under the applicable statute, a board of trustees may classify itself without the vote of shareholders. A board of trustees classified in that manner cannot be altered by amendment to the company's charter. Further, the board of trustees may, by electing into applicable statutory provisions and notwithstanding our declaration of trust or bylaws:

         o provide that a special meeting of the shareholders will be called only at the request of the shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

         o        reserve for itself the right to fix the number of trustees;

         o provide that a trustee may be removed only by the vote of the holders of two-thirds of the shares entitled to vote;

         o retain for itself sole authority to fill vacancies created by the death, removal or resignation of a trustee; and

         o provide that all vacancies on the board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum.

         In addition, a trustee elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of shareholders. A board of trustees may implement all or any of these provisions without amending the company's declaration of trust or bylaws and without shareholder approval. A Maryland company or a REIT may be prohibited by its charter or by resolution of its board of trustees from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. While certain of these provisions are already contemplated by our declaration of trust and bylaws, the law would permit our board of trustees to override further changes to our declaration of trust or bylaws. If implemented, these provisions could discourage offers to acquire our shares and could increase the difficulty of completing a change in control.

Amendment to Our Declaration of Trust

         Our declaration of trust, with certain limited exceptions, may be amended with the affirmative vote of the holders of not less than a majority of the aggregate number of our shares outstanding and entitled to vote thereon voting generally in the election of trustees. The provisions relating to the classification of our board of trustees and removal of trustees may be amended only by the affirmative vote of the holders of not less than two-thirds of the aggregate number of shares outstanding and then entitled to vote thereon voting generally in the election of trustees, subject to the powers granted to the board of trustees pursuant to Maryland law and the rights of the Series B shareholders.

         Under Maryland REIT Law, a declaration of trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our board of trustees. Also under Maryland REIT Law, a declaration of trust may permit the board of trustees to amend the declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class without shareholder approval. Pursuant to this statute, our declaration of trust authorizes our board of trustees to increase or decrease the aggregate number of our authorized shares or the number of our shares of any class without shareholder approval.

Advance Notice of Trustee Nominations and New Business

         Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only:

         o        pursuant to our notice of the meeting;

         o        by or at the direction of our board of trustees; or

         o by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

         With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

         o        pursuant to the our notice of meeting;

         o        by our board of trustees; or

         o provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.

         The provisions in our declaration of trust on classification of the board of trustees, amendments to the declaration of trust and removal of trustees and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the Maryland General Corporation Law, and the advance notice provisions of the bylaws could have the effect of discouraging a takeover or other transaction which shareholders might believe to be otherwise in their best interests.

Meetings of Our Shareholders

         Our declaration of trust and bylaws provide for annual meetings of shareholders to elect trustees and transact such other business as may properly be brought before the meetings. Special meetings of shareholders may be called by the President, the board of trustees or the Chairman of the board of trustees and shall be called at the request in writing of the holders of 50% or more of our outstanding shares entitled to vote.

         Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholder entitled to notice of the meeting but not entitled to vote at it.

                         SHARES ELIGIBLE FOR FUTURE SALE

         We have outstanding 4,000,000 Series B Shares and 23,681,371 common shares. In addition, we have reserved an aggregate of 3,076,586 and 1,000,000 common shares for issuance upon the exchange of limited partnership common units held by limited partners and exercise of outstanding warrants, respectively, and have reserved 2,860,774 common shares for issuance upon issuance of restricted common shares and exercise of option issued pursuant to our share incentive plan. All of the offered shares offered hereby when sold pursuant to the registration statement that contains this prospectus will be freely tradable in the public market without restriction or registration under the Securities Act of 1933 (the "Securities Act") except for any shares purchased by an existing "affiliate" of ours, which will be subject to the resale limitations of Rule 144 under the Securities Act as more fully described below.

         Any common shares issued to the limited partners of our operating partnership upon exchange of their respective common units may be sold in the public market pursuant to the registration statement that contains this prospectus which we were obligated to file pursuant to the exercise of registration rights that we granted or available exemptions from registration.

         The common shares owned by our "affiliates" will be subject to Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions contained in Rule 144.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with them in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an affiliate of the issuer in a transaction not involving a public offering) for at least one year, and including the holding period of any prior owner unless such prior owner is an affiliate, would be entitled to sell within any three-month period a number of common shares that does not exceed the greater of 1.0% of the then-outstanding number of our common shares or 1.0% of the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated with them in accordance with Rule 144) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements. An "affiliate" of the company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, us.

         We established a share incentive plan for the purpose of attracting and retaining executive officers, trustees and other key employees. We have issued in the aggregate options to purchase 1,156,233 common shares to executive officers, trustees and certain key employees and have reserved 1,554,777 additional common shares for future issuance under our share incentive plan. We have filed a registration statement under the Securities Act registering the common shares reserved for issuance upon the exercise of options granted under our share incentive plan which registration statement is effective. Accordingly, common shares issued upon exercise of options registered under such registration statement and common shares issuable upon the exchange of common units will be available for sale in the open market, unless such shares are subject to vesting restrictions.

         No prediction can be made as to the effect, if any, that future sales of common shares (including sales pursuant to Rule 144) or the availability of common shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common shares (including common shares issued upon the exercise of options or the exchange of common units) or the perception that such sales could occur, could adversely affect prevailing market prices of the common shares and impair our ability to obtain additional capital through the sale of equity securities. See "Risk Factors-Possible Adverse Effects on Share Price Arising from Shares Eligible for Future Sale." For a description of certain restrictions on transfers of common shares held by certain of our shareholders, see "Description of Shares of Beneficial Interest-Restrictions on Share Ownership and Transfer."

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the material federal income tax considerations to us and our shareholders resulting from our treatment as a REIT. Winston & Strawn has acted as our tax counsel ("Tax Counsel") in connection with the offering and the preparation of this prospectus. This summary should not be construed as tax advice. The discussion does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including, without limitation, insurance companies, financial institutions, broker-dealers, persons whose functional currency is other than the United States dollar, persons who hold the common shares as part of a straddle, hedging, or conversion transaction or, except as specifically described, tax-exempt entities and foreign persons) who are subject to special treatment under the federal income tax laws. In addition, this summary is generally limited to investors who will hold the common shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

         The statements in this summary are based on current provisions of the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary includes descriptions of certain provisions contained in the recently enacted American Jobs Creation Act of 2004 (the "Jobs Act") which affect the taxation of REIT's and REIT shareholders. The provisions of the Code, the Treasury regulations promulgated thereunder and the relevant administrative and judicial interpretations that concern REITs are highly technical and complex, and this summary is qualified in its entirety by such Code provisions, Treasury regulations, and administrative and judicial interpretations. No assurance can be given that future legislative, judicial, or administrative actions or decisions will not affect the accuracy of any statements in this summary. In addition, no ruling will be sought from the Internal Revenue Service (the "IRS") with respect to any matter discussed herein, and there can be no assurance that the IRS or a court will agree with the statements made herein.

         This summary of Material Federal Income Tax Considerations is divided into two parts. The first part, captioned "Taxation of Prime Group Realty Trust," describes our tax treatment as a REIT. The summary attempts to describe the complex technical requirements which we must satisfy in order to qualify as a REIT. Our failure to meet those requirements could result in our income becoming taxable in the same manner as any regular C Corporation, i.e., generally a corporation subject to full corporate level tax. The resulting tax liability to us if we failed to meet the REIT requirements would have a significant adverse effect on an investment in the common shares. See "--Taxation of Prime Group Realty Trust--Failure to Qualify" below. In addition, even if we do qualify as a REIT, various federal income taxes may still be imposed on us as are described in the summary. The second part of this summary of Material Federal Income Tax Considerations, captioned "Taxation of Our Shareholders," describes the material tax consequences to purchasers of the common shares.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Prime Group Realty Trust

         General

         We have elected to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury regulations, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), beginning with our taxable year ended December 31, 1997. We believe that we are organized, have operated and will continue to operate in a manner to qualify for taxation as a REIT under the Code. No assurance can be given, however, that we have actually operated in such a manner to qualify as a REIT or will continue to operate in a manner to remain qualified as a REIT.

         Subject to the qualifications described in this summary and stated in its opinion, Tax Counsel has given us an opinion that we are organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operation has enabled us to meet the requirements for qualification and taxation as a REIT under the Code and our method of operation enables us to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the IRS or a court and there can be no assurance that the IRS or a court will not take a position different from that expressed by Tax Counsel. It also must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us and the operating partnership as to factual matters, including those related to our and its businesses and properties as set forth in this prospectus. Tax Counsel has not independently verified our representations. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis the actual operating results, distribution levels, diversity of ownership and the various other qualification tests imposed by the Code as discussed below. Tax Counsel will not review our compliance with these tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
See "--Failure to Qualify."

         REIT Taxation

         For any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is currently distributed to our shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a corporation.

         Even if we continue to qualify for taxation as a REIT, we may be subject to federal income tax in the following circumstances:

         o        We  will  be  taxed  at   regular   corporate   rates  on  any
                  undistributed "REIT taxable income" and undistributed net capital gains.

         o In some circumstances, we may be subject to the corporate "alternative minimum tax" on our items of tax preference, if any.

         o If we have (A) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (B) other nonqualifying income from foreclosure property, we will be subject to tax on such income at the highest regular corporate rate (currently 35%).

         o If we have net income from prohibited transactions, this income will be subject to a 100% tax. Prohibited transactions, in general, are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

         o If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because we meet other requirements, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability.

         o If we should fail to distribute for each calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.

         o If we acquire any asset from a corporation which is or has been a C corporation, generally a corporation required to pay full corporate-level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then under temporary Treasury regulations, we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of
                  (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that we will make an election pursuant to the temporary Treasury regulations described above.

         o We will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of our company to any of our tenants. See "-- Requirements for REIT Qualification- Taxable REIT Subsidiary." Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations.

         o We will be subject to tax at the highest corporate income tax rate on the portion of any excess inclusion we derive from REMIC residual interests that is equal to the percentage of our stock that is owned by "disqualified organizations" (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations).

         If we invest in properties in foreign countries, our profits from those investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any taxation will depend on the laws of the countries where the properties are located. If we satisfy the annual distribution requirements for qualification as a REIT and are therefore not subject to federal corporate income tax on that portion of our ordinary income and capital gain that is currently distributed to our shareholders, we will generally not be able to recover the cost of any foreign tax imposed on profits from our foreign investments by claiming foreign tax credits against our U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its shareholders.

         We use the calendar year for both federal income tax purposes and financial reporting purposes.

         Requirements for REIT Qualification

         To qualify as a REIT, we must have met and continue to meet the requirements, discussed below, relating to our organization, the sources of our gross income, the nature of our assets, and the level of distributions to our shareholders.

         Organizational Requirements

         The Code requires that a REIT be a corporation, trust, or association:

         o        which is managed by one or more trustees or directors;

         o the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

         o which would be taxable as a domestic corporation but for compliance with the REIT requirements;

         o which is neither a financial institution nor an insurance company under the Code;

         o the beneficial ownership of which is held by 100 or more persons;

         o at any time during the last half of each taxable year not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, directly or indirectly through the application of attribution rules, by or for five or fewer individuals (as defined in the Code to include tax-exempt entities other than, in general, qualified domestic pension funds); and

         o which meets other tests, described below, regarding the nature of its income and assets and distribution requirements.

         The Code provides that the first four conditions above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A corporation may not elect to become a REIT unless its taxable year is a calendar year.

         We have issued sufficient shares to enough holders to allow us to satisfy the requirement set forth in the fifth condition above (the "100 holder" requirement). For purposes of determining ongoing compliance with the 100 holder requirement, Treasury regulations require us to issue letters to some shareholders demanding information regarding the amount of shares each such shareholder actually or constructively owns. Although any failure by us to comply with the shareholder demand letters requirement should not jeopardize our REIT status, such failure would subject us to financial penalties. A list of those shareholders failing or refusing to comply with this demand must be maintained as part of our records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.

         As set forth in the sixth condition above, to qualify as a REIT, we must also satisfy the requirement set forth in Section 856(a)(6) of the Code that we not be closely held. We will not be closely held so long as at all times during the last half of any of our taxable years (other than the first taxable year for which the REIT election is made) not more than 50% in value of our outstanding shares of beneficial interest is owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include tax-exempt entities, other than, in general, qualified domestic pension funds) (the "5/50 Rule").

         Although our declaration of trust contains restrictions on the ownership and transfer of the Equity Shares (which include the convertible preferred shares), the restrictions do not ensure that we will be able to satisfy the 5/50 Rule. If we fail to satisfy the 5/50 Rule, our status as a REIT will terminate, and we will not be able to prevent such termination. However, for taxable years beginning after August 5, 1997, if we comply with the procedures prescribed in Treasury regulations for issuing shareholder demand letters and do not know, or with the exercise of reasonable diligence would not have known, that the 5/50 Rule was violated, the requirement that we not be closely held will be deemed to be satisfied for the year. See "--Failure to Qualify."

         Ownership of a Partnership Interest

         In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in such partnership and is deemed to earn such proportionate share of the income of the partnership. In addition, the partnership's assets and gross income retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership, including the operating partnership's proportionate share of the assets, liabilities and items of income of each of its property owning subsidiaries (each a "Property Partnership"), are treated as our assets, liabilities and items of income for purposes of applying the REIT Requirements, provided that the operating partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes.

         Qualified REIT Subsidiary

         If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," within the meaning of section 856(i) of the Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, if an existing corporation is acquired by a REIT and becomes a "qualified REIT subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Any corporation formed directly by us to act as a general partner in any of the Property Partnerships will be a "qualified REIT subsidiary" and thus all of such subsidiary corporation's assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities, and items of income, deduction and credit.

         Taxable REIT Subsidiary

         A "taxable REIT subsidiary" is any corporation (other than another REIT and corporations involved in certain lodging, healthcare and franchising activities) owned by a REIT with respect to which the REIT and the corporation jointly elect that the corporation is treated as a "taxable REIT subsidiary." A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT. The Code contains provisions intended to insure that transactions between a REIT and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases a 100% tax is also imposed on the REIT if its rental, service and/or other agreements with its taxable REIT subsidiary are not on arm's length terms.

         A parent REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income any dividends that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of taxable REIT subsidiaries in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries.

         Income Tests

         To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in some circumstances, interest) or from some types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

         Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met:

         o First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus are excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to the property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT.

         o Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Rents received from a taxable REIT subsidiary are not excluded if (i) at least 90% of the leased space of the property is rented to persons other than taxable REIT subsidiaries of the REIT or Related Party Tenants and
                  (ii) the rents paid by the taxable REIT subsidiary are substantially comparable to such rents paid by other tenants of the REIT's property for comparable space.

         o Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

         o Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an "independent contractor" from whom the REIT derives no income or through a taxable REIT subsidiary. However, we (or our affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A de minimis exception allows a REIT to provide non-customary services to its tenants and not disqualify income as rents from real property so long as the aggregate income derived by the REIT with respect to a particular property that is attributable to the impermissible services performed for all tenants at the property does not exceed 1.0% of the gross income derived by the REIT with respect to that property. For these purposes, the amount we receive that is attributable to impermissible services may not be valued at less than 150% of our direct cost of providing these services.

         Substantially all of our gross income is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. We believe that we do not receive rents based on the net income or profits of a tenant or rents from Related Party Tenants sufficient of which would cause us to fail either of the gross income tests. We also believe that we do not receive any rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease.

         The operating partnership provides services with respect to our properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve our status as a REIT, the operating partnership arranged to have services provided by independent contractors from whom neither we nor the operating partnership derives or receives any income or by our taxable REIT subsidiary.

         The operating partnership also receives fees in exchange for the performance of usual and customary services relating to properties not owned entirely by the operating partnership. These include the Continental Towers, 77 West Wacker Drive and Bank One Center properties. The ratable portion of these fees attributable to the part of the property not owned by the operating partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test so long as we have a significant interest in such property. We believe that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.

         Our Services Company, pursuant to contractual arrangements, performs some management and leasing services with respect to properties not owned by us or the operating partnership. The health club located in the 77 West Wacker Drive Building is owned by the Services Company. The income from these services and the revenues from the health club are taxed to the Services Company at the regular corporate tax rates. Interest payments and dividends paid by the Services Company to the operating partnership will constitute qualifying income for purposes of the 95% gross income test but not for the purposes of the 75% gross income test. The Services Company is a taxable REIT subsidiary.

         We intend to monitor the potential amount of nonqualifying income in the future and take action to avoid jeopardizing our REIT qualification. We may for instance transfer some nonqualifying activities to a taxable corporation, including a taxable REIT subsidiary such as the Services Company, from which we would receive dividends. If this should occur, the operating partnership would be entitled to receive dividends as a stockholder of such corporation. The amount of dividends available for distribution to us would be reduced below the comparable amount of fee income that would otherwise be received by the operating partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, we may be required to structure the stock interest owned by the operating partnership in such a corporation to ensure that the various asset tests described below were not violated. Particularly, unless an election to treat such subsidiary as a taxable REIT subsidiary has been made, the operating partnership ownership interest in such subsidiary will not be more than 10% of the vote or value of the securities of such corporation and the value of such ownership interest will not exceed 5% of the value of our total assets.

         If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under some provisions of the Code. These relief provisions will be generally available if:

         o our failure to meet such test(s) was due to reasonable cause and not due to willful neglect;

         o we reported the nature and amount of each item of our income included in the test(s) for such taxable year on a schedule attached to our return; and

         o any incorrect information on the schedule was not due to fraud with intent to evade tax.

         It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "--REIT Taxation" even if these relief provisions apply, we will still be subject to a 100% tax on the greater of the amount by which we failed the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. See "--Failure to Qualify."

         Asset Tests

         At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:


         o At least 75% of the value of our total assets, including our allocable share of assets held by the operating partnership and each Property Partnership in which the operating partnership is a partner, must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include stock or debt instruments held for not more than one year purchased with proceeds of an offering of our stock or long-term (at least five years) debt.

         o Not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

         o Of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of the outstanding securities of any single issuer unless the corporation jointly elects with us to be treated as a taxable REIT subsidiary. The total value of the securities of all taxable REIT subsidiaries owned by the company may not exceed 20% of the total value of all our assets. By virtue of our partnership interest in the operating partnership, we will be deemed to own for purposes of the three asset tests our pro rata share of the assets of the operating partnership, and the assets of each Property Partnership in which the operating partnership is a partner. The operating partnership owns 100% of the stock of the Services Company and the note issued by the Services Company. Because we and the Services Company jointly made an election to treat the Services Company as a taxable REIT subsidiary, we do not believe that the securities issued by the Services Company and held by the operating partnership causes us to fail the 5% value test. It is necessary for us to monitor our investments in other entities and, in some circumstances, modify those investments if we own more than 10% of the voting power or value of another entity. Pursuant to the Jobs Act, effective for our taxable year 2005, any failure to satisfy 5% and 10% asset tests described above will not cause to fail to qualify as a REIT as long as the failure does not exceed the lesser of $10 million and one percent of the total value of our assets at the end of the quarter for which the measurement is done and provided we satisfy those requirements within six months of the last day of the quarter in which we identify the failure (or other time period that the IRS prescribes).

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. Pursuant to the Jobs Act, effective for our 2005 taxable year, if we fail any of the asset tests for a quarter and the failure exceeds the de minimis threshold above, then we will still be deemed to satisfy the asset requirements if: (i) we file a schedule with a description of each asset that caused the failure, in accordance with Treasury regulations; (ii) the failure was due to reasonable cause and not willful neglect; (iii) we satisfy the applicable requirements within six months of the last day of the quarter in which identification of our failure occurred (or other time period that the IRS prescribes) and we pay a tax equal to the greater of $50,000 and the product of the highest rate of corporate income tax and the income from the assets causing the failure for the period.

         Annual Distribution Requirements

         To continue to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to:

         o the sum of (A) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) plus (B) 90% of the net income (after tax), if any, from foreclosure property; minus

         o        the sum of items of non-cash income.

         Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement. Accordingly, the payment of a preferential dividend could affect our ability to meet this distribution requirement.

         To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute for each calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, plus (C) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.

         We have and intend to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy these distribution requirements. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to the insufficiency of cash flow from the operating partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing our "REIT taxable income," on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to cause the operating partnership to make distributions, to borrow funds, or to liquidate assets. Alternatively, we may issue additional shares of our common or preferred stock to satisfy the distribution requirement.

         If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS upon audit, we may retroactively cure the failure by paying "deficiency dividends" to our shareholders in a later year, which may then be included in our deduction for dividends paid for the earlier year. We may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends. Pursuant to the Jobs Act, effective January 1, 2005, a REIT may avail itself of the deficiency dividend procedure in cases where it unilaterally identifies a failure to pay the relevant amount. We will be required, however, to pay interest based on the amount of any deduction claimed for deficiency dividends, and we would be subject to any applicable penalty provisions.

         However, pursuant to the Jobs Act, effective with our 2005 taxable year, if we fail to satisfy the requirements for taxation as a REIT by reason of one or more failures that are due to reasonable cause and not willful neglect (other than failures with respect to the 95% and 75% gross income tests and the new rules described above for failures to satisfy the asset tests) , and if we pay a penalty of $50,000 for each such failure, our election to be taxable as a REIT will not terminate.

         Penalty Tax on Prohibited Transactions

         Our share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership, through the Property Partnerships, intends to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general its properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material.

Failure to Qualify

         If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT will reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to our shareholders will be taxable as ordinary dividend income to the extent of our then current and accumulated earnings and profits, and, subject to limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. It is not possible to determine whether we would be entitled to such statutory relief in all circumstances.

Taxation of Our Shareholders

         Taxable U.S. Shareholders

         As used in this summary of Material Federal Income Tax Considerations, the term "U.S. Shareholder" means a holder of common shares who, for United States federal income tax purposes:

         o        is a citizen or resident of the United States;

         o is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

         o is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

         o is an estate subject to taxation in the United States, regardless of its source of income.

         Distributions by Us

         As long as we qualify as a REIT, distributions made to our U.S. Shareholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for such shareholders that are corporations. For taxable years beginning after December 31, 2002, the maximum tax rate of non-corporate taxpayers for dividends generally has been reduced from a 38.6% to 15%. This reduced tax rate on corporate dividends applies through 2008. Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

         Dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except in limited circumstances, including to the extent the REIT's dividends are attributable to dividends it received from taxable corporations, including taxable REIT subsidiaries. As a result, dividends received from REITs generally will continue to be taxed at ordinary income rates. Although these tax rate changes do not adversely affect the taxation of REITs or their shareholders, the more favorable tax rates applicable to regular corporate dividends could cause individual investors to view investments in REITs to be relatively less favorable than investments in other corporations that pay dividends.

         Dividends that are designated as capital gain dividends generally will be taxed as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its common shares. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. The maximum tax rates at which individuals are taxed on capital gains has been reduced to 15% from May 6, 2003 through 2008.

         In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us on or before January 31 of the following calendar year. Holders of common shares may not include in their individual income tax returns any of our net operating losses or capital losses. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the holder of common shares, reducing the tax basis of such shareholder's securities by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains, if the securities are held as a capital asset. It is not possible to predict whether we will make distributions in excess of current and accumulated earnings and profits which would be taxed as a return of capital.

         Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our shares will not be treated as passive activity income. As a result, a U.S. Shareholder generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

         Election to Retain Net Long-Term Capital Gain

         We may elect to retain and pay income tax on our net long-term capital gain attributable to such taxable year. If we make this election, our shareholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by us. A shareholder will be treated as having paid his or her share of the tax paid by us in respect of such amount so designated by us, for which such shareholder will be entitled to a credit. Additionally, each shareholder's adjusted basis in our shares will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. We must pay tax on our designated long-term capital gain within 30 days of the close of any taxable year in which we designate long-term capital gain pursuant to this rule, and we must mail a written notice containing the relevant tax information to our shareholders within 60 days of the close of the taxable year.

         Disposition of the Common Shares

         If a U.S. Shareholder sells or otherwise disposes of our stock, it will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and its adjusted basis in the stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends receive by the U.S. Shareholder with respect to the stock and (2) the U.S. Shareholder's proportionate share of any long-term capital gains that we retain.

Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Our distributions to a shareholder that is a tax-exempt entity should not constitute UBTI provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Code, and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         In addition, pension trusts may be required to report a portion of the distribution that they receive from a "pension-held REIT" as UBTI. A REIT will be treated as a "pension-held REIT" if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the "5/50 Rule" discussed above, see "--Taxation of Prime Group Realty Trust--Requirements for Qualification--Organizational Requirements," if the stock or beneficial interests of the REIT held by such tax-exempt pension funds were not treated as held directly by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT's stock or beneficial interests, or if one or more tax-exempt pension finds (each of which owns more than 10% (measured by value) of the REIT's stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT's stock or beneficial interests. We do not expect to be treated as a pension-held REIT for purposes of this rule. However, because our shares will be publicly traded, no assurance can be given that we are not or will not become a pension-held REIT.

Taxation of Non-U.S. Shareholders

         The following is a discussion of some anticipated U.S. federal income tax consequences of the ownership and disposition of common shares applicable to Non-U.S. Shareholders of such securities. Non-U.S. Shareholders include all holders other than U.S. Shareholders as defined above. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF UNITED STATES FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

         In general, Non-U.S. Shareholders are subject to regular United States income tax with respect to their investment in common shares in the same manner as a U.S. Shareholder if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income with respect to its investment in the common shares that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Shareholders whose investment in the common shares is not effectively connected with the conduct of a trade or business in the United States.

         Ordinary Dividends

         Our distributions that are not attributable to gain from the sale or exchange by us of United States real property interests and that are not designated by us as capital gain dividends will be treated as ordinary income dividends to the extent made out of our current or accumulated earnings and profits. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividends paid unless reduced or eliminated by an applicable United States income tax treaty. We expect to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless a lower treaty rate applies and the Non-U.S. Shareholder has (a) completed IRS Form W-8BEN (or appropriate substitute form) and certified under penalty of perjury, that such holder is not a U.S. person or (b) holds the common shares through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations. Special certification requirements apply to certain Non-U.S. Shareholders that are "pass-through" entities rather than individuals. A Non-U.S. Shareholder of the common shares who is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

         Non-Dividend Distributions

         Unless the common shares constitute a United States real property interest (a "USRPI"), distributions made by us in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to each Non-U.S. Shareholder, reducing the adjusted basis which such Non-U.S. Shareholder has in his common shares for U.S. tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a Non-U.S. Shareholder's adjusted basis in his shares being treated as gain from the sale or exchange of such shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Shareholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of our then current and accumulated earnings and profits.

         If the common shares constitute a USRPI, distributions by us in excess of the sum of our earnings and profits plus the Non-U.S. Shareholder's basis in our stock will be taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type. The collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the Non-U.S. Shareholder's share of our earnings and profits. Therefore, although we generally intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we did not do so with respect to a particular portion, we would subject that portion to withholding at a rate of 10%. The common shares will not constitute a USRPI so long as we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Shareholders. We believe that we will be a "domestically controlled REIT," and therefore that the common shares will not be treated as USRPIs under FIRPTA. However, because the common shares will be publicly traded, no assurance can be given that we are or will continue to be a "domestically-controlled REIT."

         If we did not constitute a "domestically-controlled REIT," the common shares would be treated as USRPIs subject to United States taxation under FIRPTA unless:

         o the common shares are "regularly traded" (as defined in the applicable Treasury regulations); and

         o the Non-U.S. Shareholder's interest, after application of constructive ownership rules, in us is 5.0% or less at all times during the five years preceding the sale or exchange.

         Capital Gains Dividends

         For taxable years prior to 2005, as long as we continue to qualify as a REIT, distributions made by us that are attributable to gain from the sale or exchange by us of any USRPI will be taxed to a Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct of a trade or business in the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption. We will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by us as a USRPI capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding.

         However, effective for our 2005 taxable year, pursuant to the Jobs Act, a capital gain dividend attributable to our disposition of a USRPI generally will not be treated as effectively connected with the conduct of a trade or business in the United States, provided the distribution is received with respect to a class of stock that is regularly traded on an established securities market in the United States and the Non-U.S. Shareholder does not own more than 5% of that class of stock at any time during the taxable year in which the distribution is received. Those dividends will be subject to tax as regular dividends as described in "Taxation of Non-U.S. Shareholders-Ordinary Dividends."

         Disposition of Shares of Our Beneficial Interest

         Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of common shares generally will not be subject to United States taxation unless the common shares constitute a USRPI within the meaning of FIRPTA (as described above).
         If the common shares were treated as a USRPI so that gain on the sale or exchange of the common shares would be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder. Any such gain would be subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations, and the purchaser of the common shares (including us) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the common shares to the extent they represent a return of capital or capital gain from the sale of the common shares, rather than dividends, would be subject to a 10% withholding tax.

         Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases:

         o if the Non-U.S. Shareholder's investment in the common shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain; or

         o if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gain.

Information Reporting Requirements and Backup Withholding Tax

         We must report annually to the IRS and to each Non-U.S. Shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Shareholder resides under the provisions of an applicable income tax treaty.

         The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons (currently at a rate of 28% of the gross amount). A Non-U.S. Shareholder will not be subject to backup withholding tax on dividends which such holder receives on the common shares if proper certification (usually on an IRS Form W-8BEN) of foreign status is provided or the holder is a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

         Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of common shares by a Non-U.S. Shareholder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Shareholder sells common shares through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to such holder to the IRS and to apply the backup withholding tax to the amount of the proceeds unless appropriate certification (usually on an IRS Form W-8BEN) is provided to the broker of the holder's status as a non-United States person or the holder is an exempt recipient. Information reporting (and backup withholding if the appropriate certification is not provided) also apply if a Non-U.S. Shareholder sells its common shares through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

         Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Other Tax Considerations

         Possible Legislative or Other Actions Affecting Tax Consequences

         Prospective holders should recognize that our present federal income tax treatment may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders. Revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the common shares.

         State and Local Taxes

         We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

                              ERISA CONSIDERATIONS

         The following is a summary of certain considerations arising under the Employee Retirement Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or educational individual retirement account, which we refer to collectively as an "IRA." This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not pre-empted, state law that may be relevant to particular employee benefit plan shareholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of
Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements.

         A FIDUCIARY MAKING THE DECISION TO INVEST IN THE OFFERED SHARES ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA,
SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF THE OFFERED SHARES BY SUCH PLAN OR IRA.

         Plans should also consider the entire discussion under the heading "Material Federal Income Tax Considerations," as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the offered shares.

Employee Benefit Plans, Tax-qualified Retirement Plans and IRAs

         Each fiduciary of an "ERISA plan," which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in the offered shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

         o an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

         o an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

         o an ERISA plan's investments are authorized under ERISA and under the terms of the governing documents of the ERISA plan; and

         o        the   fiduciary  not  cause  the  ERISA  Plan  to  enter  into
                  transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

         In determining whether an investment in the offered shares is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan and the liquidity and current return of the ERISA plan's portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described under "Risk Factors."

         The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employee (a "non-ERISA plan") should consider that such an IRA or non-ERISA plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

Our Status under ERISA

         In certain circumstances where an ERISA plan or a non-ERISA plan (each a "plan") holds an interest in an entity, the assets of the entity are deemed to be plan assets. This is known as the "look-through rule." Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a plan fiduciary. A prohibited transaction may occur if our assets are deemed to be assets of the investing plan and "parties in interest" or "disqualified persons" as defined in ERISA and
Section 4975 of the Code, respectively deal with such assets.

         Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which a plan's interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply only to the purchase by a plan of an "equity interest" in an entity, such as common stock or common shares of beneficial interest of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities."

         Under the Department of Labor regulations, a "publicly-offered security" is a security that is:

         o        freely transferable;

         o        part of a class of securities that is widely held; and

         o        either part of a class of securities that is registered  under section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), or sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act"), and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

         Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

         We anticipate that the offered shares will meet the criteria of the publicly-offered securities exception to the look-through rule. First, we anticipate that the offered shares will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain our status as a REIT. Second, we believe that the offered shares will be held by 100 or more investors and that at least 100 or more of these investors will be independent of us and of one another. Third, the offered shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of our fiscal year during which the offering of such securities to the public occurs. Accordingly, we believe that if a plan purchases the offered shares, our assets should not be deemed to be plan assets and, therefore, that a person who exercises authority or control with respect to our assets should not be treated as a plan fiduciary for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Code.

                               SELLING SHAREHOLDERS

         The table below sets forth information concerning the selling shareholders, including the number of offered shares owned by each selling shareholder. Because the selling shareholders may sell all, some or none of their offered shares, no estimate can be made of the number of common shares that would be owned, beneficially or otherwise, by each selling shareholder upon completion of the offering of the offered shares described in this prospectus. There is no assurance that the selling shareholders will sell any of the offered shares. If any are sold, each selling shareholder will receive all of the net proceeds from the sale of his, her or its respective offered shares. The offered shares represent approximately 44.8% of the total outstanding common shares, assuming (1) the exchange of all outstanding common units of limited partner interest in Prime Group Realty, L.P., our operating partnership, for common shares and (2) the exercise of all of SCPG's warrants to purchase common shares. Selling shareholders may include the permitted pledgees, donees, transferees or other permitted successors in interest, if any, of the selling shareholders after the date of this prospectus.

         No selling shareholder is a registered broker-dealer or, other than SCPG, an affiliate of a registered broker-dealer. Security Capital Research & Management Incorporated ("SCR&M"), SCPG's investment advisor pursuant to an investment advisory agreement, is a wholly-owned subsidiary of JPMorgan Chase & Co. JPMorgan Chase & Co. is affiliated with registered broker-dealers. None of these broker-dealer affiliates of JPMorgan Chase & Co. will participate in the offering of the securities held by SCPG. SCPG acquired its warrants to purchase common shares in July 2002 in the ordinary course of business then consistent with its practice of making, from time to time, long-term, strategic equity investments in real estate companies. At the time of the acquisition of its warrants, SCPG had no agreements or understandings, directly or indirectly, with any person to distribute its warrants or the common shares for which these warrants are exercisable.



                                                                          Number of Common Shares Owned
                            Name of Selling Shareholder                       and Offered Hereby(1)
                            ---------------------------                       ---------------------
Vornado PS, L.L.C. (2)............................................                    3,972,447
Cadim Acquisition, LLC (3)........................................                    3,972,446
The Nardi Group, L.L.C. (4)(5)....................................                    1,815,187
SCPG (6)..........................................................                    1,000,000
Edward S. Hadesman
  Trust dated May 22, 1992 (5)(7).................................                      398,427
Lisa Hadesman 1991 Trust (5)(8)...................................                      169,053
Cynthia Hadesman 1991 Trust (5)(8)................................                      169,053
Narco Enterprises, LLC (9)........................................                      136,459
Jeffrey A. Patterson (5)(10)......................................                      110,000
Sky Harbor Associates (5)(11).....................................                       62,149
Carolyn B. Hadesman Trust dated May 21, 1992 (5)(8)...............                       54,544
Prime Group VI, L.P. (5)..........................................                       47,525
Warren H. John Trust dated December 18, 1998 (5)(12)..............                       37,259
James M. Kane (5).................................................                       35,857
Gloria I. Kane (5)................................................                       35,857
Ray R. Grinvalds (5)(13)..........................................                        2,608
Sandra F. Grinvalds (5)(13).......................................                        2,608
                                                                                     ----------
      TOTAL.......................................................                   12,021,479
                                                                                     ==========

(1) The common shares covered by the registration statement of which this prospectus is a part, which we refer to as the "offered common shares," are being registered for the benefit of (1) Vornado PS, L.L.C., which owns 3,972,447 of our outstanding common shares, (2) Cadim Acquisition, LLC, which owns 3,972,446 of our outstanding common shares, (3) limited partners of our operating partnership that may receive common shares upon an exchange of their common units of limited partner interest and
         (4) SCPG, which may acquire up to 1,000,000 of our common shares upon the exercise of outstanding warrants to purchase common shares (see footnote 6 to this table). Generally, each common unit of limited partner interest in our operating partnership is exchangeable for one common share or, at our option, cash equal to the fair market value of a common share at the time of the exchange. For purposes of this column, we have assumed that (X) all common units of limited partner interest will be tendered for exchange by the applicable selling shareholder and that we will exchange common shares, rather than cash, for such tendered common units and (Y) all of SCPG's warrants will be exercised for the purchase of common shares in accordance with their terms.

(2) We issued these common shares to Vornado PS, L.L.C., a subsidiary of Vornado Realty Trust ("Vornado"), on June 11, 2003 in exchange for an equal number of common units of our operating partnership. Vornado PS, L.L.C. obtained the common units in connection with a series of previously disclosed transactions that included its acquisition in April 2002 of 7,944,893 common units in a foreclosure action against Primestone Investment Partners, L.P. ("Primestone") relating to two outstanding loans to Primestone that were in default. Primestone had originally acquired all of such common units in connection with our formation in November 1997. In June 2002, Vornado PS, L.L.C. transferred 3,972,446 of the common units acquired in the foreclosure action to Cadim Acquisition, LLC in connection with Cadim Acquisition, LLC's fifty percent participation interest in Primestone's two defaulted loans. See footnote 3 to this table. Members of the management of Vornado, Vornado PS, L.L.C.'s parent company, collectively exercise investment and voting power over Vornado PS, L.L.C.'s common shares. Vornado is a reporting company under the Securities Exchange Act of 1934 and the identities of Vornado's management are disclosed in the Annual Reports on Form 10-K and the Proxy Statements on Schedule 14A filed by Vornado.

(3) We issued these common shares to Cadim Acquisition, LLC on June 13, 2003 in exchange for an equal number of common units of our operating partnership. Cadim Acquisition, LLC acquired the common units from Vornado PS, L.L.C. in June 2002 in connection with Cadim Acquisition, LLC's fifty percent participation interest in two loans to Primestone Investment Partners, L.P. See footnote 2 to this table. Members of the management of Cadim inc., the parent entity of Cadim Acquisition, LLC, collectively exercise investment and voting power over Cadim Acquisition, LLC's common shares. The investment power over the common shares is exercised by the board of directors of Cadim inc. The members of the board of directors are Fernand Perreault, Chairman of the Board, Richard Dansereau, Pierre Duhaime, Jean-Yves Gagnon, Ghislaine Laberge, Karen Laflamme, Alain Lapointe, Michel Sanschagrin, and Francois Geoffrion. The voting power over the common shares is exercised by the management committee of Cadim inc., which consists of Richard Dansereau, President and Chief Operating Officer, Line Lefebvre, Executive Vice-President, Finance and Administration, Yves Auclair, Senior Vice-President, Investments, Sylvie Drouin, Senior Vice-President, Legal Affairs, Jean-Guy Talbot, Senior Vice President, Structured Finance and Capital Markets, Pierre Buron, Vice-President, Portfolio Management, and Sylvain Charpentier, Vice-President, Strategic Partnerships.

(4) The Nardi Group, L.L.C. is an entity controlled by Mr. Nardi. Mr. Nardi has been a member of our board of trustees since our November 1997 initial public offering, and served as our Chairman of the board of trustees from May 2002 until August 2004.

(5) This person or entity presently owns common units of Prime Group Realty, L.P., our operating partnership. The common units are exchangeable for common shares (subject to our option to pay cash instead). For purposes of this table, we have assumed that all of these common units will be exchanged for an equal number of common shares.

(6) SCPG owns warrants to purchase up to 1,000,000 of our common shares. As previously disclosed, we issued these warrants to SCPG on July 16, 2002 in connection with several related transactions which included the purchase by our operating partnership of all of our then outstanding series A preferred shares. The warrants are exercisable for up to 1,000,000 of our common shares at various exercise prices ranging from $7.50 to $12.50 per common share. For purposes of this table, we have assumed SCPG's exercise of all of the warrants. SCR&M, a registered investment advisor, is the investment advisor of SCPG with respect to SCPG's warrants and the common shares for which they are exerciseable. SCR&M does not own any equity interest in SCPG but has investment and voting power over the warrants (and the underlying common shares) held by SCPG. Such investment and voting power is exercised by the portfolio management committee of SCR&M, which consists of Anthony R. Manno, Jr., President and Managing Director, Kenneth D. Statz, Managing Director, David E. Rosenbaum, Senior Vice President and Kevin W. Bedell, Senior Vice President.

(7) Edward S. Hadesman formerly was one of our executive officers. He served as our President - Industrial Division from our November 1997 initial public offering until July 24, 2002.

(8) Each of these trusts are for the benefit of an immediate family member of Edward S. Hadesman, formerly one of our executive officers.

(9) Narco Enterprises, LLC is an entity controlled by Mr. Nardi, the former Chairman of our board of trustees and one of our Trustees.

(10) Jeffrey A. Patterson has been one of our executive officers since November 1997 and is presently our President and Chief Executive Officer and a member of our board of trustees.

(11)     Sky Harbor Associates is an entity affiliated with Mr. Hadesman.

(12) Warren H. John is a significant shareholder of The Prime Group, Inc. ("PGI"). PGI contributed various office and industrial properties and other assets to us in connection with our formation in November 1997.

(13) Ray R. Grinvalds was an executive officer of PGI from prior to 1997 to May 2000. Sandra F. Grinvalds received her common units of limited partner interest in a transfer pursuant to a divorce settlement with Mr. Grinvalds.

                              PLAN OF DISTRIBUTION

         The selling shareholder(s), and their permitted pledgees, donees, transferees or other permitted successors in interest, if any, may offer and sell, from time to time, some or all of the offered shares covered by this prospectus. We have registered the offered shares covered by this prospectus for offer and sale by the selling shareholder(s) so that those shares may be freely sold to the public by them. Registration of the offered shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the offered shares covered by this prospectus. See "Use of Proceeds." We will pay all costs, expenses and fees in connection with the registration of the offered shares, including fees of our counsel and accountants, and listing fees. We estimate those fees and expenses to be approximately $0.4 million. The applicable selling shareholder(s) will pay all underwriting discounts and commissions and similar selling expenses (including transfer taxes, if any), if any, attributable to the sale of the offered shares covered by this prospectus, and, except with respect to the offered shares offered by SCPG, all SEC and "Blue Sky" registration fees.

         Any selling shareholder(s), including its permitted pledgees, donees, transferees or other permitted successors in interest, if any, may offer and sell all or a portion of such selling shareholder's offered shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

o on the NYSE, in the over-the-counter market or on any other national securities exchange on which our common shares are listed or traded;

o        in privately negotiated transactions;

o        through put or call transactions related to the offered shares;

o        through short sales of the offered shares;

o        through broker-dealers, who may act as agents or principals;

o in a block trade in which a broker-dealer will attempt to sell a block of offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o through one or more underwriters on a firm commitment or best-efforts basis;

o        directly to one or more purchasers;

o        through agents; or

o        in any combination of the above.

         In effecting sales, brokers or dealers engaged by the selling shareholder(s) may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

o purchases of the offered shares by a broker-dealer as principal and resales of the offered shares by the broker-dealer for its account pursuant to this prospectus;

o        ordinary brokerage transactions; or

o        transactions in which the broker-dealer solicits purchasers.

         At any time a particular offer of the offered shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of offered shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares covered by this prospectus.

         In connection with the sale of the offered shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriters, broker-dealers or agents participating in the distribution of the offered shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

         Pursuant to the terms of agreements between the selling shareholders and us, we have agreed to register the offered shares covered by this prospectus for resale. We have also agreed to pay all the fees and expenses relating to the offering, other than (except with respect to the offered shares offered by SCPG) any SEC or "Blue Sky" registration fees, commissions or underwriting commissions or discounts or any transfer taxes, if any, incurred in connection with the resales, and have agreed to indemnify the selling shareholder(s) and any underwriters against certain liabilities, including those arising under the Securities Act of 1933. Each of the selling shareholders has agreed to indemnify us, our officers and trustees who sign the registration statement of which this prospectus is a part, and each person who controls (within the meaning of the Securities Act of 1933) us, against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to certain written information furnished to us by such selling shareholder.

         Some of the offered shares covered by this prospectus may be sold in private transactions or, if available, under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering were passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Legal matters relating to Maryland law, including the validity of the issuance of the offered shares, were passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland.

                                     EXPERTS

         The consolidated financial statements of Prime Group Realty Trust as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the related financial statement schedule, and the financial statements of Dearborn Center, L.L.C. as of December 31, 2004 and for the year then ended, included in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing in this prospectus and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-11 under the Securities Act of 1933 and the rules and regulations promulgated thereunder with respect to the offered shares hereby. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. For further information regarding our company and the offered shares, you should refer to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to in this prospectus are not necessarily complete, and where the contract or other document is as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the exhibit to which the reference relates.

         We are subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Such material can also be inspected on the SEC's website at http://www.sec.gov. Our outstanding common shares are listed on the NYSE under the symbol "PGE" and all such reports, proxy statements and other information that we file with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

                            PRIME GROUP REALTY TRUST

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Financial Statements (Unaudited)

Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004.......F-2

Consolidated Statements of Operations for the three months ended
   March 31, 2005 and 2004...................................................F-3

Consolidated Statements of Cash Flows for the three months ended
   March 31, 2005 and 2004...................................................F-4

Notes to Consolidated Financial Statements...................................F-5

Consolidated Financial Statements (Audited)

Report of Independent Public Accounting Firm................................F-14

Consolidated Balance Sheets as of December 31, 2004 and 2003................F-15

Consolidated Statements of Operations for the years ended
  December 31, 2004, 2003 and 2002..........................................F-16

Consolidated Statements of Changes in Shareholders' Equity for the
  years ended December 31, 2004, 2003 and 2002..............................F-17

Consolidated Statements of Cash Flows for the years ended
  December 31, 2004, 2003 and 2002..........................................F-18

Notes to Consolidated Financial Statements..................................F-21

Financial Statement Schedule:

Schedule III - Real Estate and Accumulated Depreciation
    as of December 31, 2004.................................................F-54

Financial Statements of Significant Subsidiary..............................F-56

                 Consolidated Financial Statements (Unaudited)
                            Prime Group Realty Trust
                           Consolidated Balance Sheets
                    (dollars in thousands, except share data)
                                   (Unaudited)




                                                                   March 31      December 31
                                                                     2005            2004
                                                                -------------------------------
Assets
Real estate, at cost:
  Land......................................................  $     124,100   $     124,100
  Building and improvements.................................        495,688         494,742
  Tenant improvements.......................................         65,750          62,452
  Furniture, fixtures and equipment.........................          9,966           9,927
                                                                -------------------------------
                                                                    695,504         691,221
  Accumulated depreciation..................................       (112,493)       (107,440)
                                                                -------------------------------
                                                                    583,011         583,781
  Property held for development.............................          1,588           1,588
                                                                -------------------------------
                                                                    584,599         585,369

Properties held for sale....................................              -             591
Investments in unconsolidated joint ventures................         22,607          26,088
Cash and cash equivalents...................................         75,469          71,731
Receivables, net of allowance of $1,887 and $1,985 at
   March 31, 2005 and December 31, 2004, respectively:
    Tenant..................................................          1,966             641
    Deferred rent...........................................         18,722          18,934
    Other...................................................          1,419           2,190
Restricted cash escrows.....................................         36,279          42,774
Deferred costs, net.........................................         16,751          16,255
Other.......................................................          1,915           2,790
                                                              ---------------------------------
Total assets................................................  $     759,727   $     767,363
                                                              =================================
Liabilities and Shareholders' Equity
Mortgage notes payable......................................  $     426,433   $     427,445
Accrued interest payable....................................          1,544           1,508
Accrued real estate taxes...................................         20,744          25,861
Accrued tenant improvement allowances.......................          6,428           4,884
Accounts payable and accrued expenses.......................          7,767           9,184
Liabilities for leases assumed..............................          9,301           9,957
Deficit investment in unconsolidated joint venture..........          3,962           4,087
Dividends payable...........................................          2,250           2,250
Other.......................................................         14,052          17,609
                                                              ---------------------------------
Total liabilities...........................................        492,481         502,785
Minority interests:
  Operating Partnership.....................................         19,457          19,154
Shareholders' equity:
  Preferred Shares, $0.01 par value; 30,000,000 shares
    authorized:
    Series B - Cumulative Redeemable Preferred Shares,
    4,000,000 shares designated, issued and outstanding.....             40              40
  Common Shares, $0.01 par value; 100,000,000 shares
    authorized; 23,675,121 and 23,671,996 shares issued
    and outstanding at March 31, 2005 and
    December 31, 2004, respectively.........................            236             236
  Additional paid-in capital................................        381,293         381,293
  Accumulated other comprehensive loss......................           (436)           (468)
  Distributions in excess of earnings.......................       (133,344)       (135,677)
                                                              ---------------------------------
Total shareholders' equity..................................        247,789         245,424
                                                              ---------------------------------
Total liabilities and shareholders' equity..................  $     759,727   $     767,363
                                                              =================================




                              See notes to consolidated financial statements.

                            Prime Group Realty Trust
                      Consolidated Statements of Operations
                  (dollars in thousands, except per share data)
                                   (Unaudited)



                                                                        Three months ended
                                                                              March 31
                                                                      2005                 2004
                                                            -------------------------------------------
Revenue:
Rental....................................................  $       15,991       $       16,314
Tenant reimbursements.....................................          10,543               11,029
Other property revenues...................................             932                  891
Services Company revenue..................................           1,022                1,270
                                                            -------------------------------------------
Total revenue.............................................          28,488               29,504

Expenses:
Property operations.......................................           7,828                7,744
Real estate taxes.........................................           6,351                6,231
Depreciation and amortization.............................           5,574                5,440
General and administrative................................           2,424                2,479
Services Company expenses.................................             775                1,266
Severance costs...........................................             176                    -
Strategic alternative costs...............................           1,934                    -
                                                            -------------------------------------------
Total expenses............................................          25,062               23,160

Operating income..........................................           3,426                6,344
Loss from investments in unconsolidated joint ventures....          (3,057)              (3,288)
Other income..............................................             578                  655
   Interest:
     Expense..............................................          (6,771)              (7,210)
     Amortization of deferred financing costs.............            (256)                (363)
                                                            -------------------------------------------
Loss from continuing operations before minority interests.          (6,080)              (3,862)
Minority interests........................................             958                  644
                                                            -------------------------------------------
Loss from continuing operations...........................          (5,122)              (3,218)
Discontinued operations, net of minority interests of
  $(123) and $233 in 2005 and 2004, respectively..........             947               (1,764)
                                                            -------------------------------------------
Loss before gain (loss) on sales of real estate...........          (4,175)              (4,982)
Gain (loss) on sales of real estate, net of minority
  interests of $(1,138) and $2 in 2005 and 2004,
  respectively............................................           8,758                  (18)
                                                            -------------------------------------------
Net income (loss).........................................           4,583               (5,000)
Net income allocated to preferred shareholders............          (2,250)              (2,250)
                                                            -------------------------------------------
Net income (loss) available to common shareholders........  $        2,333       $       (7,250)
                                                            ===========================================
Basic and diluted earnings available to common shares
  per weighted-average common share:
Loss from continuing operations...........................  $         (0.31)     $         (0.23)
Discontinued operations, net of minority interests........             0.04                (0.08)
Gain (loss) on sales of real estate, net of minority
  interests...............................................             0.37                   -
                                                            -------------------------------------------
Net income (loss) available per weighted-average common
  share of beneficial interest -basic and diluted.........  $          0.10      $         (0.31)
                                                            ===========================================

                See notes to consolidated financial statements.

                            Prime Group Realty Trust
                      Consolidated Statements of Cash Flows
                             (dollars in thousands)
                                   (Unaudited)




                                                                            Three months ended
                                                                                 March 31
                                                                         2005                 2004
                                                               --------------------------------------------
Operating activities
Net income (loss)..........................................    $      4,583          $     (5,000)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
    Amortization of costs for leases assumed (included in
      rental revenue)......................................              69                    72
    (Gain) loss on sales of real estate (including
      discontinued operations).............................         (10,558)                   20
    Depreciation and amortization (including discontinued
      operations)..........................................           5,830                 7,519
    Net equity in loss of unconsolidated joint ventures....           3,057                 3,288
    Minority interests (including discontinued operations).             303                  (879)
    Changes in operating assets and liabilities:
      Increase in receivables..............................            (350)               (1,515)
      Decrease in other assets.............................             875                 1,474
      Increase in accrued interest payable.................              36                   536
      Decrease in accrued real estate taxes................          (5,117)               (6,610)
      Increase (decrease) in accounts payable and accrued             1,249                (2,448)
        expenses...........................................
      (Decrease) increase in other liabilities.............          (3,684)                  524
                                                               --------------------------------------------
Net cash used in operating activities......................          (3,707)               (3,019)

Investing activities
Expenditures for real estate and equipment.................          (2,739)               (6,711)
Proceeds from sales of real estate.........................          10,397                     -
Decrease in restricted cash escrows........................           4,664                 5,875
Leasing costs..............................................          (1,904)               (1,296)
Distributions from unconsolidated entities, net............             300                   219
                                                               --------------------------------------------
Net cash provided by (used in) investing activities........          10,718                (1,913)

Financing activities
Financing costs............................................             (11)                 (530)
Proceeds from mortgages and notes payable..................               -                67,000
Repayment of mortgages and notes payable...................          (1,012)              (61,414)
Dividends paid to Series B - preferred shareholders........          (2,250)                    -
                                                               --------------------------------------------
Net cash (used in) provided by financing activities........          (3,273)                5,056
                                                               --------------------------------------------
Net increase in cash and cash equivalents..................           3,738                   124
Cash and cash equivalents at beginning of period...........          71,731                32,608
                                                               --------------------------------------------
Cash and cash equivalents at end of period.................    $     75,469          $     32,732
                                                               ============================================

                See notes to consolidated financial statements.


                            Prime Group Realty Trust
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

1.      Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. For further information, refer to the consolidated financial statements and footnotes thereto included in our annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 3, 2005.

        Certain prior period amounts have been reclassified to conform to the current financial statement presentation.

        We have one primary reportable segment consisting principally of our ongoing ownership and operation of eleven office properties and one industrial property that are located in the Chicago area and are leased through operating leases to unrelated third parties.

2.      Formation and Organization

        We were organized in Maryland on July 21, 1997 and intend to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for Federal income tax purposes. On November 17, 1997, we completed our initial public offering and contributed the net proceeds to Prime Group Realty, L.P. (our "operating partnership") in exchange for preferred and common partnership interests.

        We are the sole general partner of the operating partnership and own all of the preferred units and 88.5% of the common units issued at March 31, 2005 and December 31, 2004. Each preferred unit and common unit entitles us to receive distributions from the operating partnership. Distributions declared or paid to holders of common shares and preferred shares are based upon such distributions we receive with respect to our common and preferred units.

3.      Interest Rate Protection Agreements

        Our derivative instruments are recorded at their fair value as other assets of $0 and $613 on March 31, 2005 and December 31, 2004, respectively, and accumulated other comprehensive loss of $0.4 million and $0.5 million, respectively. We incurred total comprehensive income of $4.6 million ($0.19 per weighted average common share) and a total comprehensive loss of $4.1 million ($0.17 per weighted average common share) for the three months ended March 31, 2005 and March 31, 2004, respectively.

4.      Income Taxes

        We have elected to be taxed as a REIT under the Internal Revenue Code. As a REIT, generally we will not be subject to federal income tax to the extent that we distribute at least 90% of our REIT taxable income to our shareholders. REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

5.      Use of Estimates

        The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

6.      Discontinued Operations

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," net income and gain (loss) on sales of real estate for properties sold or properties held for sale are reflected in the consolidated statements of operations as "Discontinued Operations" in our March 31, 2005 interim financial statements and for all periods presented. Below is a summary of the results of operations for our properties sold during 2005 and 2004, this includes our industrial portfolio, consisting of 29 industrial properties, one office property and three land parcels sold in October and November 2004; and our 33 West Monroe Street property, sold in April 2004.



                                                                          Three months ended
                                                                                March 31
                                                          ---------------------------------------------------
                                                                       2005                   2004
                                                          ---------------------------------------------------
                                                                         (dollars in thousands)
Rental revenue........................................    $            -           $       4,248
Tenant reimbursements.................................                22                   1,844
Other property income.................................                38                      97
                                                          ---------------------------------------------------
Total revenue.........................................                60                   6,189

Property operations...................................                29                   2,349
Real estate taxes.....................................              (330)                  2,241
Depreciation and amortization.........................                 -                   2,079
Interest:
   Expense............................................                 -                   1,316
   Amortization of deferred financing costs...........                 -                     201
                                                          ---------------------------------------------------
Total expenses........................................              (301)                  8,186

Income (loss) before gain on sales of
  real estate and minority interests..................               361                  (1,997)
Gain on sales of real estate..........................               709                       -
Minority interests....................................              (123)                    233
                                                          ---------------------------------------------------
Discontinued operations...............................    $          947           $      (1,764)
                                                          ===================================================





7.      Debt Covenants

        The financial covenants contained in certain of our loan agreements and guarantee agreements with our lenders include minimum ratios for debt service coverage and liabilities as a percentage of total assets, as well as minimum net worth levels and numerous other financial covenants. As of March 31, 2005, we are in compliance with the requirements of all of the financial covenants.

8.      Recent Developments

        In January 2005, our joint venture, which owns Bank One Center, executed a lease amendment with Citadel Investment Group, LLC ("Citadel"). The lease amendment with Citadel for 47,235 additional square feet was effective as of December 1, 2004 for a term of nine years and one month. As a result of this lease amendment, we met a leasing condition under the Bank One Center joint venture agreement and qualified for the receipt of a contingent purchase price of $9.8 million. We received a distribution of this amount from the joint venture in January 2005. This amount was recorded as a gain on sales of real estate in our consolidated statements of operations.

        On February 17, 2005, we and an affiliate of The Lightstone Group, LLC ("Lightstone"), entered into a definitive agreement and plan of merger. Under the merger agreement Lightstone will acquire our common shares and common share limited partner units for $7.25 in cash, plus the assumption of our outstanding debt. Our board of trustees has unanimously approved the transaction and intends to recommend it for approval by our common shareholders. The parties expect to close the transaction in the second quarter, or early in the third quarter, of 2005. In connection with the merger agreement, Lightstone funded a $10.0 million earnest money deposit into an escrow.

        Our Series B Shares will remain outstanding after the transaction is completed. At the closing of the transaction, all accrued but unpaid distributions on our Series B Shares, plus distributions on our Series B Shares for the entire calendar quarter in which the transaction closes, will be paid to the holders of our Series B Shares.

        The closing of the merger agreement is subject to, among other things, a number of customary conditions including approval by the holders of our common shares. The transaction is not subject to any financing conditions.

        On February 28, 2005, we closed on the sale of 2.96 acres of vacant land located in Libertyville, Illinois, for a sales price of $0.7 million. This property was unencumbered. As a result of the transaction, a liability was incurred under the tax indemnity agreement with certain principals affiliated with Mr. Stephen J. Nardi, our former Chairman and a current member of our board of trustees (the "NAC Contributors"), of approximately $56,000.

9.      Earnings Per Share

        The following table sets forth the computation of basic and diluted net income (loss) available per weighted-average common share of beneficial interest for the three months ended March 31, 2005 and 2004 (dollars in thousands, except for per share amounts):



                                                                            Three months ended
                                                                                 March 31
                                                                        2005                   2004
                                                            ------------------------------------------------
Numerator:
 Loss from continuing operations before minority interests  $         (6,080)       $         (3,862)
 Minority interests.......................................               958                     644
 Net income allocated to preferred distributions..........            (2,250)                 (2,250)
                                                            ------------------------------------------------
 Loss before discontinued operations and gain (loss) on
   sales of real estate...................................            (7,372)                 (5,468)
 Discontinued operations, net of minority interests.......               947                  (1,764)
 Gain  (loss)  on  sales  of  real  estate,  net  of
   minority interests.....................................             8,758                     (18)
                                                            ------------------------------------------------
 Income (loss) available to common shareholders...........  $          2,333        $         (7,250)
                                                            ================================================

 Denominator:
 Weighted-average common shares...........................        23,675,121              23,669,661
 Effect of dilutive securities:
 Employee stock options...................................                 -                       -
 Nonvested employee stock grants..........................                 -                       -
 Adjusted weighted-average common shares and assumed        ------------------------------------------------
   conversions............................................        23,675,121              23,669,661
                                                            ================================================

 Basic and diluted earnings available to common shares
   per weighted-average common share:
 Loss from continuing operations..........................  $          (0.31)       $          (0.23)
 Discontinued operations, net of minority interests.......              0.04                   (0.08)
 Gain (loss) on sales of real estate, net of  minority
   interests..............................................              0.37                       -
                                                            ------------------------------------------------
 Net income (loss) available per weighted-average common
   share of beneficial interest - basic and diluted.......  $           0.10        $          (0.31)
                                                            ================================================






        Options to purchase 930,483 and 1,409,827 of our common shares were excluded in the computation of diluted earnings available to common shares for the three months ended March 31, 2005 and 2004, respectively, because the effect would have been antidilutive.

        We had nonvested restricted stock grants of 6,250 and 9,375 shares outstanding during the three months ended March 31, 2005 and 2004, respectively, which were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

        We had 3,076,586 weighted-average common units outstanding during the three months ended March 31, 2005 and 2004, of which all may be exchanged for common shares, subject to our 9.9% ownership limitation contained in our charter or, at our option, cash equivalent to the fair market value of a common share at the time of exchange.

10.     Investments in Unconsolidated Joint Ventures

        We have investments in three joint ventures, which we account for using the equity method of accounting. The following is a summary of the investments and the amounts reflected in our consolidated financial statements related to these investments.

        77 West Wacker Drive. We own a 50% common interest in 77 West Wacker Drive, LLC, which owns a 944,556 square foot office building located in Chicago, Illinois. Our interest at March 31, 2005 and December 31, 2004 was a deficit investment of $4.0 million and $4.1 million respectively, (included in deficit investment in unconsolidated entity). Our joint venture partner has a preferred ownership interest ($66.0 million preferred member's share with a 9.5% cumulative preferred return requirement) and a 50% common interest. At March 31, 2005 we were current with respect to the 9.5% cumulative preferred return.

        The following table summarizes our share of various items:

                                               Three months ended
                                                     March 31
                                               2005               2004
                                       ---------------------------------------
Operations (1)(2)...................  $        425       $        (285)
Distributions received..............           300                   -
Losses reclassified into earnings
  from comprehensive income.........             -                 917


(1) Excludes 50% of expense related to the management fee we earned on the property of $0.3 million and $0.1 million for the periods ended March 31, 2005 and 2004, respectively.

(2) Includes $0.2 million of income in each of the three month periods ended March 31, 2005 and 2004, related to accretion of our investment account from zero at formation of this joint venture to $22.0 million at the end of the estimated useful life of the property. The $22.0 million is based on our joint venture partners' contribution of cash at formation for their 50% common interest in the joint venture.

        The following table represents the condensed income statements of 77 West Wacker Drive, LLC:

                                            Three months ended
                                                March 31
                                         2005               2004
                                  -------------------------------------
Total revenue.................... $      11,017      $      10,314
Total expense....................         8,943             10,694
                                  -------------------------------------
Net income (loss)................ $       2,074      $        (380)
                                  =====================================


        Bank One Center. We own a 30% subordinated common interest in Dearborn Center, LLC, which owns Bank One Center. Bank One Center is a 1,503,238 square foot office building located at 131 South Dearborn Street, Chicago, Illinois. Our interest in the joint venture at March 31, 2005 and December 31, 2004 was an equity investment of $21.9 million and $25.4 million, respectively (included in investments in unconsolidated joint ventures). During the three month period ended March 31, 2005 and 2004, distributions of $2.8 million and $2.7 million, respectively, to our partner exceeded the joint venture's net income. As a result, income equal to the distributions was allocated to our partner and we recorded losses in the amount of $3.5 million and $3.1 million (included in losses from investments in unconsolidated joint ventures) for the three month period ended March 31, 2005 and 2004, respectively, representing this allocation of the distributions offset by the actual net income of the joint venture. This excludes the expense related to the management fee we earned on this property.

        The following table represents the condensed income statements of Dearborn Center, LLC on a historical cost basis:

                                         Three months ended
                                              March 31
                                        2005            2004
                                  --------------------------------
 Total revenue....................$     12,516    $     10,146
 Total expense....................      13,163          10,576
                                  --------------------------------
 Net loss.........................$       (647)   $       (430)
                                  ================================


        Thistle Landing. We own a 23.1% common interest in Plumcor Thistle, LLC, which owns four office buildings consisting of 383,509 rentable square feet located in Phoenix, Arizona. Our interest at March 31, 2005 and December 31, 2004 was an equity investment of $0.7 million (included in investments in unconsolidated entities), and our share of the venture's operations was income of $3,000 and $86,000 for the three months ended March 31, 2005 and 2004, respectively (included in losses from investments in unconsolidated joint ventures). We received no distribution for the three month period ended March 31, 2005 but did receive a distribution of $0.2 million for the three month period ended March 31, 2004.

11.     Stock Based Compensation

        The pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). Under the fair value method of accounting per SFAS 123, additional compensation expense for the three months ended March 31, 2005 and 2004 would have been recognized. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. We did not recognize any compensation expense for the three months ended March 31, 2005 and 2004 related to options granted under Accounting Principles Board Opinion No. 25. The unaudited pro-forma information is as follows (dollars in thousands, except for per share amounts):

                                                           Three Months Ended
                                                               March 31
                                                        2005           2004
                                                    ----------------------------
Additional compensation expense that would
  have been recognized, net of minority
  interests....................................    $      10     $      10
Impact per common share - basic and diluted....            -             -
Net income (loss) available to common
  shareholders.................................        2,323        (7,260)
Net income (loss) available per common share -.
  basic and diluted............................    $    0.10     $   (0.31)


12.     Commitments and Contingencies

        Legal. On October 27, 2004, we entered into an agreement and plan of merger with Prime/Mansur Investment Partners, LLC and certain of its affiliates ("Prime/Mansur"). Prime/Mansur is a joint-venture formed and controlled by E. Barry Mansur and including Michael W. Reschke, a former chairman and a former member of our board of trustees. Under the merger agreement, Prime/Mansur agreed to acquire our outstanding common shares and the outstanding limited partnership units of our operating partnership for $6.70 per share/unit in cash. Our board of trustees approved the transaction subject to Prime/Mansur obtaining a satisfactory financing commitment for the transaction. On November 10, 2004, we announced the merger agreement terminated automatically in accordance with its terms because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement. Earnest money of $0.5 million was forfeited under the terms of the merger agreement.

        On December 8, 2004, we announced that we had filed an action in the Circuit Court for Montgomery County, Maryland (the "Maryland State Court") seeking a declaratory judgment that our previously announced merger agreement with Prime/Mansur terminated automatically in accordance with its terms on November 9, 2004 because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement.

        On January 3, 2005, Prime/Mansur and certain additional affiliates filed a lawsuit against us and our operating partnership in the Maryland State Court alleging, among other things, that we wrongfully terminated and otherwise breached the merger agreement with Prime/Mansur. In its complaint, Prime/Mansur is seeking damages from the Maryland State Court in excess of $50.0 million and other relief, including specific performance.

        On February 11, 2005, the Maryland State Court consolidated the two lawsuits referred to above and granted our request to assign the case to an expedited hearing track.

        On March 4 and April 6, 2005, the Maryland State Court held hearings on our motion for summary judgment of our declaratory action complaint and our motion to dismiss the nine counts contained in Prime/Mansur's complaint. At the April 6, 2005 hearing, the judge dismissed four out of the nine counts Prime/Mansur filed against us. The counts dismissed were the constructive fraud, defamation, false light and conversion counts. The Maryland State Court decided to allow Prime/Mansur to conduct discovery on the remaining counts in its complaint, consisting of specific performance, two breach of contract and two actual fraud counts. However, the judge stated that, in leaving the remaining five counts of the Prime/Mansur complaint, he was not ruling on the merits of those counts, and that he would entertain a motion for summary judgment from us at any time. The judge then set May 27, 2005 for the close of fact discovery and left in place the currently scheduled pre-trial conference on June 10, 2005. With our concurrence, the judge also dismissed our declaratory judgment action complaint because the Maryland State Court's previous decision to consolidate the two complaints rendered our declaratory judgment complaint redundant to the breach of contract claims in Prime/Mansur's complaint.

        We vigorously deny the allegations in the complaint and believe that the allegations have no merit. We intend to vigorously defend ourselves against the Prime/Mansur lawsuit and will continue to aggressively pursue our rights against Prime/Mansur.

        We are a defendant in legal actions arising in the normal course of business. We believe that the ultimate outcome of those actions will not materially affect our consolidated financial position or results of operations.

        Environmental. All of our properties were subject to Phase I or similar environmental assessments by independent environmental consultants which were intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties.

        We are aware of contamination at the Chicago, East Chicago and Hammond Enterprise Centers that we previously owned and which were sold in October 2004 and were already in remediation programs sponsored by the states in which they are located. Our environmental consultants previously estimated that remedial action plans for these properties would have a probable cost of approximately $3.2 million. Prime Group, Inc. ("PGI"), the former owner of the above-mentioned industrial properties, contractually agreed to indemnify us for any environmental liabilities we may incur for known contamination in connection with these properties. In September 2004, PGI paid us $1.25 million related to this indemnification and, in November 2004, PGI paid us an additional $1.85 million related to this indemnification. Upon receipt of the second payment, we released PGI from any further indemnity obligations.

        During the due diligence process in connection with the sale of the above properties, additional environmental contamination, beyond that previously identified by our environmental consultants, was discovered by the purchaser at our East Chicago Enterprise Center and Hammond Enterprise Center facilities. As a result, we agreed to establish a $1.25 million environmental escrow at the closing, in addition to a $3.2 million reserve for the previously identified environmental contamination, for use in remediation of the costs described above. In connection with the sale, the purchaser of these properties agreed to assume the responsibility for the environmental remediation of the property and any costs which may be incurred in excess of the amounts we placed in escrow at the closing. Any excess funds remaining in the $1.25 million escrow after the remediation of the additional environmental contamination will be returned to us. This escrow is included in restricted cash with a corresponding liability included in other liabilities.

        We are also aware of contamination at two other properties. At one of the properties, the tenant has provided us with an indemnity for all of the costs associated with the environmental remediation, and the tenant has purchased the property. The second property, which was sold as part of the industrial portfolio sale, was placed in the remediation program sponsored by the state in which it is located and the previous owner has obtained a no further remediation letter from the Illinois Environmental Protection Agency approving the completion of the remediation work. Accordingly, we do not anticipate any material liability related to these environmental matters.

        In November 2001, at the request of the Department of the Army of the United States of America (the "DOA"), we granted the DOA a right of entry for environmental assessment and response in connection with our property known as the Atrium at 280 Shuman Boulevard in Naperville, Illinois (the "Atrium"). The DOA informed us that the property was located north of a former Nike Missile Base and that the DOA was investigating whether certain regional contamination of the groundwater by trichloethene ("TCE") emanated from the base and whether the DOA would be required to restore the environmental integrity of the region under the Defense Environmental Restoration Program for Formerly Used Defense Sites. In December 2001, the results from the tests of the groundwater from the site indicated elevated levels of TCE. It is currently our understanding based on information provided by the DOA and an analysis prepared by its environmental consultants that (i) the source of the TCE contamination did not result from the past or current activities on the Atrium property, (ii) the TCE contamination is a regional problem that is not confined to the Atrium, and (iii) the DOA has not yet identified the source of the TCE in the groundwater. Our environmental consultants have advised us that the United States Environmental Protection Agency (the "EPA") has issued a Statement of Policy towards owners of property containing contaminated acquifers. According to this policy, it is the EPA's position that where hazardous substances have come to be located on a property solely as a result of subsurface migration in an aquifer from an offsite source, the EPA will not take enforcement actions against the owner of the property. The groundwater underneath this property is relatively deep, and the property obtains its potable water supply from the City of Naperville and not from a groundwater well. Accordingly, we do not anticipate any material liability because of this TCE contamination.

        Tax Indemnities. Our operating partnership entered into tax indemnification agreements with the NAC Contributors and certain principals affiliated with one of our former executive officers ("IBD Contributors"), both of which contributed properties to us during our initial public offering. Under these agreements, our operating partnership is required to indemnify the NAC Contributors and the IBD Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by our operating partnership of its liabilities or the sale or other disposition by our operating partnership of the properties they contributed. Under the terms of the agreement, our operating partnership will indemnify the NAC Contributors and the IBD Contributors for certain income tax liabilities based on income or gain which the NAC Contributors and/or the IBD Contributors are required to include in their gross income for federal or state income tax purposes as a result of such an event. This indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the NAC Contributors and the IBD Contributors receiving the indemnity payment on a net, after-tax basis.

        The percentage of the above tax liabilities, which our operating partnership is required to indemnify, is 30% for the taxable year ending on December 31, 2005, and declines an additional 10% each year thereafter until December 31, 2007. Our operating partnership is not required to indemnify the NAC Contributors and the IBD Contributors for income or gain realized by them after the taxable year ending December 31, 2007. As a result of the sale of substantially all of our industrial portfolio in 2004 and the sale of vacant land located in Libertyville, Illinois in 2005, we have a liability (included in other liabilities) under these indemnities in the amount of $2.7 million and $56,000, respectively, payable to the NAC Contributors. The industrial sale indemnity of $2.7 million was reduced by $0.8 million from the $3.5 million as of December 31, 2004, due to the finalization of our obligation under the tax indemnity agreement with the NAC Contributors. The payment of the $2.7 million occurred on April 14, 2005. After this payment, we estimate our maximum possible remaining exposure under the indemnities to the NAC Contributors and the IBD Contributors to be $2.5 million and $1.9 million, respectively, at March 31, 2005. PGI has entered into an agreement with our operating partnership pursuant to which PGI has agreed to indemnify our operating partnership for any amounts paid by our operating partnership to the NAC Contributors and/or the IBD Contributors pursuant to the tax indemnification agreements, provided that PGI is liable to our operating partnership for such amounts only to the extent that our operating partnership uses its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement). PGI is not responsible for reimbursing us for the indemnification obligation resulting from the sale of our industrial portfolio discussed above since we did not pursue a tax-free exchange or other tax avoidance strategy in connection with the sale.

        On December 12, 1997, we purchased and amended the mortgage note encumbering the property known as Continental Towers located in Rolling Meadows, Illinois (we currently receive all of the economic benefits from the property and have consolidated the operations). As part of this transaction, we agreed to indemnify the two limited partners (the "Principals") of the limited partnership which owns the property for, among other things, the federal and applicable state income tax liabilities that result from the income or gain which they would recognize upon refinancing, sale, foreclosure or other action taken by us with respect to the property or the mortgage note (a "Tax Event"). Under the terms of the agreement, if an Indemnification Event, as defined, results in a Tax Event, we are required to immediately pay to the Principals the amount of any resulting federal or state tax, including any interest and penalties, as well as a "gross-up" amount that effectively results in the Principals receiving this indemnity payment on a net, after-tax basis.

        However, if a legal opinion is obtained from independent tax counsel that the Indemnification Event "should" not trigger a Tax Event resulting in taxable income or gain to the Principals, no indemnity payment is immediately required. If the legal opinion obtained from independent tax counsel states that the Principals have a "reasonable basis" for reporting the Indemnification Event without including any taxable income or gain, no indemnity payment is immediately required. In either case, the indemnity payment would be required if a Tax Event occurred. However, if a "reasonable basis" opinion is received regarding an Indemnification Event and if our equity market capitalization is less than $400 million (but more than $200 million), we are required to deposit 50% of the total indemnity amount into an escrow in cash or in the form of a letter-of-credit. If (i) an Indemnification Event occurs and our equity market capitalization falls below $200 million for more than 30 consecutive trading days, or (ii) immediately after we sell or otherwise dispose of the lesser of $100 million or 33% of our gross assets within a twelve-month period (a "Trigger Disposition"), we desire to cause an Indemnification Event and our equity market capitalization is less than $200 million, then we will be required to deposit 100% of the total indemnity amount into the escrow. In addition, in the case of a Trigger Disposition and our equity market capitalization falls below $200 million, the Principals may acquire the general partnership interest in the limited partnership, which owns the property, for a nominal amount and may be able to prevent an Indemnification Event from occurring. The tax indemnity obligation expires January 5, 2013. We have not recorded any liability and estimate our maximum possible exposure pursuant to this indemnification agreement at March 31, 2005 is $53.2 million.

        Lease Liabilities. As a part of lease agreements entered into with certain tenants, we assumed these tenants' leases at their previous locations and subsequently executed subleases for certain of the assumed lease space. One of these leases is a lease the Bank One Center joint venture has with Citadel. We have agreed to reimburse the joint venture for its obligation to reimburse Citadel for the financial obligations, consisting of base rent and the pro rata share of operating expenses and real estate taxes, under Citadel's pre-existing lease (the "Citadel Reimbursement Obligation") for 161,488 square feet of space at the One North Wacker Drive office building in downtown Chicago, Illinois.

        We have executed subleases at One North Wacker Drive for substantially all of the space to partially mitigate our obligation under the Citadel Reimbursement Obligation. As a requirement under one of the subleases for 27,826 square feet, we escrowed a total of $1.1 million with the owner of One North Wacker Drive as security for the payment of the difference between the rental amount payable under the Citadel lease and this sublease. This escrow is being returned to us pro rata over the life of this sublease, of which $0.2 million has been received through March 31, 2005. The Citadel Reimbursement Obligation includes an estimated remaining nominal gross rental obligation of $65.6 million over the term of the lease. Although we have sold 70% of our investment in Bank One Center to a joint venture partner, we have retained 100% of this liability. Liabilities for leases assumed at March 31, 2005 and December 31, 2004 includes $6.4 million and $6.7 million, respectively, related to the Citadel Reimbursement Obligations, which is our estimate of the remaining gross rental obligation less estimated future sublease recoveries.

        In connection with one of the subleases at One North Wacker Drive, we assumed two lease obligations at two Chicago office buildings owned by third parties, with gross rental obligations of approximately $2.8 million. In July 2003, we paid a lease termination fee of $0.3 million on one of the two leases and subsequently made payments of $1.6 million, which reduced our gross rental obligation on the remaining lease to $0.9 million at March 31, 2005. We intend to attempt to partially mitigate our financial obligations under the remaining lease by subleasing the space.

        On November 26, 2001, we finalized a lease with a tenant for space in Continental Towers, our office buildings located in Rolling Meadows, Illinois. We have agreed to reimburse the tenant for a portion of the financial obligations consisting of base rent and the pro rata share of operating expenses and real estate taxes under the tenant's lease for occupancy executed at an office building located in downtown Chicago, Illinois. As of March 31, 2005, this lease has a remaining estimated gross rental obligation of approximately $2.7 million. On February 14, 2003, we re-leased the space to the tenant for the remainder of the lease term of the pre-existing lease subject to the tenant's option to terminate the lease effective as of any date after February 29, 2004, by providing us with six months prior written notice. We have approximately $1.6 million and $1.7 million in liabilities for leases assumed at March 31, 2005 and December 31, 2004, respectively, representing an estimate of our net liability related to this obligation, which represents the differential between our remaining financial obligation under the pre-existing lease and the expected future rent from the tenant under the new lease.

        During 1999, we sold ten properties in a single transaction resulting in a deferred gain of $3.1 million. As a condition of the sale, we agreed to assume responsibility for re-leasing two of the properties for a period of five years after the expiration in 2000 and 2001 of the then existing tenant leases. Our remaining nominal gross lease obligation at March 31, 2005 is approximately $3.7 million. During 2002, we re-leased one of the properties and revised our leasing assumptions related to the second property. Correspondingly, the remaining deferred gain was reduced to zero at December 31, 2002 and we recorded a loss on the sale of real estate of $1.3 million in 2002. In 2005, 2004 and 2003, we further revised our leasing assumptions and recorded an additional gain (loss) on the sale of real estate of $0.1 million, ($0.2) million and $0.6 million, respectively. At March 31, 2005 and December 31, 2004, we have included approximately $1.2 million and $1.6 million, respectively, in liabilities for leases assumed, representing our estimate of the remaining net liability anticipated related to this obligation.

        Other. Dividends on our Series B Shares are cumulative and payable at a 9.0% annual rate each quarter that the Series B Shares remain outstanding. The Series B Shares rank senior to the common shares as to the payment of dividends. On each of April 29, 2005 and January 31, 2005, we paid a quarterly dividend of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2005 and December 31, 2004, respectively. Under our declaration of trust, these dividends are deemed to be quarterly dividends, which relate to the fourth and third quarter 2003 dividend periods, respectively, the earliest accrued but unpaid quarterly dividends on our Series B Shares. No dividend has been paid for any quarter in 2004 or 2005 on the Series B Shares. The total arrearage in payment of dividends is $11.3 million. The Series B Shares may be redeemed at our option at a redemption price of $25.00 per share plus accrued and unpaid dividends. The redemption price is payable solely out of the proceeds from our sale of other capital shares of beneficial interest.

13.     Subsequent Events

        On May 5, 2005, the owner of the Continental Towers property refinanced the property with a first mortgage loan in the principal amount of $75.0 million from SunAmerica Life Insurance Company (the "Continental Loan"). Proceeds of the loan were utilized to repay the existing first mortgage loan encumbering the property in the amount of $65.6 million, including accrued interest, pay closing costs and expenses and for general corporate purposes. The Continental Loan matures on May 1, 2008. Although we do not own fee title to the Continental Towers property, we have significant controlling financial interests in the property through our ownership of a second mortgage note secured by the property and we consolidate the property.

        The Continental Loan is non-recourse to the borrower except for customary recourse exceptions, including waste, fraud, misallocation of funds and other similar exceptions, which recourse exceptions have been guaranteed by our operating partnership. Our operating partnership also entered into an environmental indemnity agreement and intercreditor agreement for the benefit of the lender. The loan bears interest at 30-day LIBOR plus 1.75%, which was initially set at 4.84% per year, adjusting monthly. The previous loan which was repaid had a fixed interest rate of 7.22% per year. Payments of interest only are due monthly and there is no required principal amortization. Simultaneously with the closing, the borrower purchased an interest rate protection agreement capping LIBOR at 6.5%, which results in a maximum interest rate of 8.25%.

        Upon the closing of the Continental Loan, the borrower paid a 1.0% origination fee, among other closing costs. Upon repayment of the prior loan encumbering Continental Towers, the borrower received the release of certain loan escrows totaling approximately $4.9 million. The borrower deposited $3.5 million in escrow for leasing reserves for the Continental Loan, and approximately $1.4 million for tax and insurance escrows. The borrower is required to make monthly deposits for tax and insurance escrows. Additional deposits for leasing reserves will also be due if our operating partnership does not maintain at least a $10 million unrestricted cash balance in its accounts (which may include up to $5.0 million available to be drawn under lines of credit).

        The Continental Loan can be repaid at any time provided there is a 1.0% prepayment fee through October 31, 2005, a 0.50% prepayment fee from November 1, 2005 through April 30, 2007 and no prepayment fee thereafter. The borrower has two one-year extension options for the Continental Loan at then current market rates and upon the payment of a 0.25% extension fee, provided, among other things, the property is meeting at least a 1.35 debt service coverage ratio. In addition, the borrower has the right to convert the Continental Loan to a seven-year fixed rate loan at any time during the term subject to the lender's underwriting requirements and then market loan terms.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Trustees
Prime Group Realty Trust

        We have audited the accompanying consolidated balance sheets of Prime Group Realty Trust as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of Prime Group Realty Trust's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Group Realty Trust at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                              /s/Ernst & Young LLP


Chicago, Illinois
February 21, 2005

                   CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

                            PRIME GROUP REALTY TRUST
                           CONSOLIDATED BALANCE SHEETS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                           December 31       December 31
                                                                               2004              2003
                                                                        -------------------------------------
Assets Real estate, at cost:
  Land...............................................................    $    124,100      $    123,780
  Building and improvements..........................................         494,742           491,558
  Tenant improvements................................................          62,452            56,499
  Furniture, fixtures and equipment..................................           9,927            10,096
                                                                        -------------------------------------
                                                                              691,221           681,933
  Accumulated depreciation...........................................        (107,440)          (88,090)
                                                                        -------------------------------------
                                                                              583,781           593,843
  Property held for development......................................           1,588             1,588
                                                                        -------------------------------------
                                                                              585,369           595,431

Properties held for sale.............................................             591           204,222
Investments in unconsolidated joint ventures.........................          26,088            42,778
Cash and cash equivalents............................................          71,731            32,608
 Receivables, net of allowance of $1,985 and $259 at
  December 31, 2004 and December 31, 2003, respectively:
    Tenant...........................................................             641             1,241
    Deferred rent....................................................          18,934            16,764
    Other............................................................           2,190               386
Restricted cash escrows..............................................          42,774            35,761
Deferred costs, net..................................................          16,255            16,593
Other................................................................           2,790             2,997
                                                                        -------------------------------------
Total assets.........................................................    $    767,363      $    948,781
                                                                        =====================================
Liabilities and Shareholders' Equity
Mortgage notes payable...............................................    $    427,445      $    435,869
Mortgage notes payable related to properties held for sale...........               -           112,051
Bonds payable related to properties held for sale....................               -            24,900
Liabilities related to properties held for sale......................               -            17,630
Accrued interest payable.............................................           1,508             1,539
Accrued real estate taxes............................................          25,861            24,610
Accrued tenant improvement allowances................................           4,884            10,973
Accounts payable and accrued expenses................................           9,184             8,276
Liabilities for leases assumed.......................................           9,957            13,792
Deficit investment in unconsolidated joint venture...................           4,087             5,168
Dividends payable....................................................           2,250                 -
Other................................................................          17,609             8,832
                                                                        -------------------------------------
Total liabilities....................................................         502,785           663,640
Minority interests:
  Operating Partnership..............................................          19,154            21,803
Shareholders' equity:
  Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
    Series B - Cumulative Redeemable Preferred Shares,  4,000,000
    shares designated, issued and outstanding........................              40                40
  Common Shares, $0.01 par value; 100,000,000 shares authorized;
    23,671,996 and 23,670,522 shares issued and outstanding at
    December 31, 2004 and December 31, 2003, respectively............             236               236
  Additional paid-in capital.........................................         381,293           381,273
  Accumulated other comprehensive loss...............................            (468)           (2,917)
  Distributions in excess of earnings................................        (135,677)         (115,294)
                                                                        -------------------------------------
Total shareholders' equity...........................................         245,424           263,338
                                                                        -------------------------------------
Total liabilities and shareholders' equity...........................    $    767,363       $   948,781
                                                                        =====================================

                            See accompanying notes.

                            PRIME GROUP REALTY TRUST
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                       Year ended December 31
                                                                2004            2003             2002
                                                          --------------------------------------------------
Revenue:
Rental..................................................  $     65,479  $        84,870  $       70,397
Tenant reimbursements...................................        42,934           50,435         43,714
Other property revenues.................................         3,763            4,371          4,272
Services Company revenue................................         4,374            2,923          7,366
                                                          --------------------------------------------------
Total revenue...........................................       116,550          142,599        125,749

Expenses:
Property operations.....................................        31,237           34,640         33,128
Real estate taxes.......................................        24,048           28,466         24,312
Depreciation and amortization...........................        22,016           28,683         20,413
General and administrative..............................        10,426            9,681          9,794
Services Company operations.............................         3,768            2,582          4,811
Provision for asset impairment..........................             -            1,948          6,203
Severance costs.........................................           322              701          2,525
Strategic alternative costs.............................         2,374              485          1,561
   Loss on tax indemnification..........................             -                -            189
                                                          --------------------------------------------------
Total expenses..........................................        94,191          107,186        102,936
                                                          --------------------------------------------------

Operating income........................................        22,359           35,413         22,813
(Loss) income from investments in unconsolidated joint
   ventures.............................................       (14,878)          (2,249)           810
 Other income...........................................         1,617            1,296          1,380
   Interest:
     Expense............................................       (28,500)         (47,853)       (30,660)
     Amortization of deferred financing costs...........        (1,667)          (6,957)        (3,691)
                                                          --------------------------------------------------
Loss from continuing operations before minority                (21,069)         (20,350)        (9,348)
  interests.............................................
Minority interests......................................         3,458            6,453          9,683
                                                          --------------------------------------------------
(Loss) income from continuing operations................       (17,611)         (13,897)           335
Discontinued operations, net of minority interests of
  $(873), $(6,512) and $21,030 in 2004, 2003 and 2002,
  respectively..........................................         6,721          (21,674)       (29,759)
                                                          --------------------------------------------------
Loss before loss on sales of real estate................       (10,890)         (35,571)       (29,424)
Loss on sales of real estate, net of minority interests
  of $64, $84 and $839 in 2004, 2003 and 2002,
  respectively..........................................          (493)            (646)        (1,197)
                                                          --------------------------------------------------
Net loss................................................       (11,383)         (36,217)       (30,621)
Net income allocated to preferred shareholders..........        (9,000)          (9,000)       (11,280)
                                                          --------------------------------------------------
Net loss available to common shareholders...............  $    (20,383)  $      (45,217)  $    (41,901)
                                                          ==================================================
Basic and diluted earnings available to common shares
   per weighted-average common share:
Loss from continuing operations.........................  $      (1.12)  $        (1.14)  $      (0.70)
Discontinued operations, net of minority interests......          0.28            (1.08)         (1.90)
Loss on sales of real estate, net of minority interests.         (0.02)           (0.03)         (0.07)
                                                          --------------------------------------------------
Net loss available per weighted-average common share of
  beneficial interest -basic and diluted................  $      (0.86)  $        (2.25)  $      (2.67)
                                                          ==================================================
Comprehensive loss:
Net loss................................................  $    (11,383)  $      (36,217)  $    (30,621)
Other comprehensive loss - interest rate
  protection agreements
  Net unrealized (losses) gains arising during
    the year............................................          (145)             (63)         6,116
  Equity in unrealized gains (losses) arising
    during the year - unconsolidated entities...........             -            2,542         (1,344)
  Losses reclassified into earnings from other
    comprehensive income - unconsolidated
    entities............................................         2,594              612            275
                                                          --------------------------------------------------
Comprehensive loss......................................  $     (8,934)  $      (33,126) $     (25,574)
                                                          ==================================================

                             See accompanying notes.


                            PRIME GROUP REALTY TRUST

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

       (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE/UNIT AND PER SHARE AMOUNTS)



                                                                      Accumulated
                                    Series B              Additional    Other      (Distributions
                                    Preferred   Common     Paid-In   Comprehensive   in Excess of)
                                     Shares     Shares     Capital       Loss      Retained Earnings  Total
                                  ---------------------------------------------------------------------------
Balance at January 1, 2002......  $   40    $   157    $  329,390     $(11,055)    $     (36,426)   $ 282,106
Amortization of restricted
  stock awards..................       -          -           304            -                 -          304
Net loss........................       -          -             -            -           (30,621)     (30,621)
Series B - preferred share
  dividends declared ($2.25 per
  share)........................       -          -             -            -            (9,000)      (9,000)
Series A - preferred share
  dividends declared ($1.51 per
  share)........................       -          -             -            -            (3,030)      (3,030)
Net unrealized gain on
  derivative instruments........       -          -             -        5,047                 -        5,047
Issuance of stock warrants......       -          -           633            -                 -          633
                                  ---------------------------------------------------------------------------
Balance at December 31, 2002....      40        157       330,327       (6,008)          (79,077)     245,439
Conversion of 7,980,899 common
  units to common shares (one
  for one)......................       -         79        50,852            -                 -       50,931
Amortization of restricted
  stock awards..................       -          -            94            -                 -           94
Net loss........................       -          -             -            -           (36,217)     (36,217)
Net unrealized gain on
  derivative instruments........       -          -             -        3,091                 -        3,091
                                  ---------------------------------------------------------------------------
Balance at December 31, 2003....      40        236       381,273       (2,917)         (115,294)     263,338
Amortization of restricted
  stock awards..................       -          -            20            -                 -           20
Net loss........................       -          -             -            -           (11,383)     (11,383)
Series B - preferred share
  dividends declared ($2.25 per
  share)........................       -          -             -            -            (9,000)      (9,000)
Net unrealized gain on
  derivative instruments........       -          -             -        2,449                 -        2,449
                                  ---------------------------------------------------------------------------
Balance at December 31, 2004....  $   40   $    236   $   381,293   $     (468)     $   (135,677)   $ 245,424
                                  ===========================================================================



                             See accompanying notes.

                            PRIME GROUP REALTY TRUST

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)



                                                                           Year ended December 31
                                                                        2004           2003         2002
                                                                 --------------------------------------------
Operating activities
Net loss.....................................................     $    (11,383) $     (36,217)   $  (30,621)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
    Amortization of discount on notes payable................                -            343           290
    Amortization of costs for leases assumed (included in
      rental revenue)........................................              288          2,968           836
    (Gain) loss on sales of real estate ((gain) loss of
      $(10,287), $(2,348) and $2,447 in 2004, 2003 and 2002,
      respectively, included in discontinued operations).....           (5,382)        (1,618)        4,483
    Depreciation and amortization (including discontinued
      operations)............................................           29,558         42,575        39,805
 Provision for asset impairment (asset impairments of
      $43,405 and $58,322 in 2003 and 2002, respectively,
      included in discontinued operations)...................                -         45,353        64,525
    Net equity in loss (income) from investments in
      unconsolidated joint ventures..........................           14,878          2,249          (810)
    Minority interests (including discontinued operations
      and loss on sales of real estate)......................           (2,649)           (25)      (31,552)
    Changes in operating assets and liabilities (including
      discontinued operations):
      Increase in receivables................................           (2,736)          (783)         (808)
      Decrease (increase) in other assets....................              727            (77)          582
      (Decrease) increase in accrued interest payable........              (65)        (5,553)        3,333
      (Decrease) increase in accrued real estate taxes.......             (595)         4,631         2,480
      (Decrease) increase in accounts payable and accrued
        expenses.............................................           (4,575)         5,223        (9,229)
      Increase (decrease) in other liabilities...............            4,042         (2,194)         (994)
                                                                 --------------------------------------------
Net cash provided by operating activities....................           22,108         56,875        42,320
Investing activities
Expenditures for real estate and equipment...................          (15,950)      (104,472)     (124,054)
Proceeds received under environmental indemnification........            3,100              -             -
Proceeds from sales of real estate...........................          134,169        430,254        26,596
Decrease (increase) in restricted cash escrows (including
  discontinued operations)...................................            3,424        (13,483)       13,187
Leasing costs................................................           (7,761)       (20,201)      (13,770)
Proceeds from assignment of joint venture interest...........                -              -        22,969
Loan to unconsolidated joint venture.........................             (588)             -             -
Net distributions from (contributions to) unconsolidated
  joint ventures.............................................              219          4,634          (879)
                                                                 --------------------------------------------
Net cash provided by (used in) investing activities..........          116,613        296,732       (75,951)


                            PRIME GROUP REALTY TRUST

                             (DOLLARS IN THOUSANDS)



                                                                           Year ended December 31
                                                                      2004           2003          2002
                                                                 --------------------------------------------
Financing activities
Financing costs...............................................   $      (755)   $    (4,838) $     (2,950)
Proceeds from mortgage notes payable..........................        67,000        195,000        20,448
Repayment of mortgage notes payable...........................      (159,093)      (318,763)      (35,310)
Repayment of bonds payable....................................             -              -       (27,150)
Proceeds from construction financing..........................             -         97,155       102,561
Repayment of construction financing...........................             -       (305,353)            -
Series A - preferred shares repurchase........................             -              -        (5,000)
Dividends paid to Series B - preferred shareholders...........        (6,750)             -        (9,000)
Dividends paid to Series A - preferred shareholder............             -              -          (750)
                                                                 --------------------------------------------
Net cash (used in) provided by financing activities...........       (99,598)      (336,799)       42,849
                                                                 --------------------------------------------
Net increase in cash and cash equivalents.....................        39,123         16,808         9,218
Cash and cash equivalents at beginning of year................        32,608         15,800         6,582
                                                                 --------------------------------------------
Cash and cash equivalents at end of year......................    $   71,731    $    32,608   $    15,800
                                                                 ============================================
                            See accompanying notes.

                            PRIME GROUP REALTY TRUST

                             (DOLLARS IN THOUSANDS)

        During the years ended December 31, 2004, 2003 and 2002, we sold the following net assets:

                                                                            Year ended December 31
                                                                       2004          2003          2002
                                                                  -------------------------------------------
Real estate, net..............................................    $  156,487    $  435,784    $  145,948
Deferred rent receivable......................................         3,426         3,222         2,826
Deferred costs, net...........................................         2,507        38,963         2,196
Restricted escrows............................................        27,198         2,526         3,842
Mortgage notes payable assumed by buyer.......................       (28,382)            -      (113,085)
Bonds payable assumed by buyer................................       (24,900)            -        (5,100)
Accrued real estate taxes.....................................        (5,173)       (9,644)       (6,089)
Other liabilities and assets, net.............................        (6,724)        1,908           362
                                                                  -------------------------------------------
Net assets....................................................       124,439       472,759        30,900
Equity investment in unconsolidated entity retained(1)........             -       (44,123)            -
                                                                  -------------------------------------------
Net assets sold...............................................       124,439       428,636        30,900
Proceeds from sales of real estate............................       134,169       430,254        26,596
                                                                  -------------------------------------------
Gain (loss) on sales of real estate(2)........................    $    9,730    $    1,618   $    (4,304)
                                                                  ===========================================



(1) Represents our 30% subordinate common equity in the Bank One Center joint venture.

(2) $10.3 million and $2.3 million of gain and $2.4 million of loss on sale of real estate during the years ended December 31, 2004, 2003 and 2002, respectively, are included in discontinued operations. For the year ended December 31, 2004, the $10.3 million gain includes $4.3 million of non-cash allocated costs.

        The following represents supplemental disclosure of significant noncash activity for the years ended December 31, 2004, 2003, and 2002:



                                                                           Year ended December 31
                                                                      2004           2003          2002
                                                                 --------------------------------------------
Real estate basis reduction due to the exchange of
  Operating Partnership common units for common shares.....      $        -     $  (24,614)   $        -
Deferred leasing cost reduction due to the exchange of
  Operating Partnership common units for common shares.....               -         (1,272)            -
Real estate additions through the issuance of partnership
  units to minority interest...............................               -              -         3,210
Real estate additions through the increase in accrued
  interest payable on construction financing...............               -              -         8,162
Real estate additions through the increase in accrued
  tenant improvement allowances............................               -              -        23,577
Mortgage notes payable reduction through assumption of
  debt by purchaser of sold properties.....................          28,382              -       113,085
Bonds payable reduction through assumption of debt by
  purchaser of sold property...............................          24,900              -         5,100
Repurchase of Series A preferred shares through the
  issuance of notes payable................................               -              -        35,000
Dividends paid to Series A preferred shares through the
  issuance of notes payable................................               -              -         2,280
                                                                 --------------------------------------------
                                                                 $   53,282     $  (25,886)   $  190,414
                                                                 ============================================
                             See accompanying notes.


                            Prime Group Realty Trust

                   Notes to Consolidated Financial Statements


1.      Summary of Significant Accounting Policies

Formation and Organization of the Company

        We were organized in Maryland on July 21, 1997 and intend to qualify as a real estate investment trust ("REIT") under the the Code of 1986, as amended, for Federal income tax purposes. On November 17, 1997, we completed our initial public offering and contributed the net proceeds to Prime Group Realty, L.P. (the "operating partnership") in exchange for preferred and common partnership interests.

        We are the sole general partner of the operating partnership and own all of the preferred units and 88.5% of the common units issued at December 31, 2004 and 2003. Each preferred unit and common unit entitles us to receive distributions from the operating partnership. Distributions declared or paid to holders of preferred shares and common shares are based upon such distributions we receive with respect to our preferred and common units.

Basis of Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Investments in corporations and partnerships in which we do not have a controlling financial interest but do have significant influence or a majority interest are accounted for under the equity method of accounting. To the extent that our recorded share of losses exceeds our investment in an unconsolidated corporation or partnership, we reflect a deficit investment as a liability in our consolidated financial statements.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation 46"), which requires the consolidation of an entity by an enterprise (i) if that enterprise, known as a "primary beneficiary", has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both and (ii) if the entity is a variable interest entity, as defined by Interpretation 46. We adopted Interpretation 46 in the fourth quarter of 2003 and it did not have any effect on our financial statements.

        Our consolidated financial statements include the operating partnership and the other entities in which we have control or from which we receive all economic benefits. We have significant controlling financial interests in the Continental Towers office building located at 1701 Golf Road in Rolling Meadows, Illinois through our ownership of a second mortgage note secured by this property and we consolidate this property.

        Significant intercompany accounts and transactions have been eliminated in consolidation.

        Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current period presentation, with no effect on our consolidated financial position or results of operations.

        We have one primary reportable segment consisting principally of our ongoing ownership and operation of eleven office properties and one industrial property located in the Chicago area and leased through operating leases to unrelated third parties. Substantially all depreciation and interest expense reflected in the consolidated financial statements presented herein relate to our ownership of our properties.

Real Estate

        Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets, which are as follows:

Buildings                           40 years
Building improvements               10 to 30 years
Tenant improvements                 Term of related leases
Furniture and equipment             3-10 years

        Development costs, which include land acquisition costs, construction costs, fees and other costs incurred in developing new properties, are capitalized as incurred. Interest, financing costs, real estate taxes, other direct costs and indirect costs (including certain employee compensation costs and related general and administrative expenses) incurred during development periods are capitalized as a component of the building costs. These costs continue to be capitalized, to the extent they relate to vacant space, for one year following the date the development is placed in service. Subsequent to the one-year period, these costs are fully expensed as incurred. Upon completion of construction, development costs are included in buildings and improvements and are depreciated over the useful lives of the respective properties on a straight-line basis.

        Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 144"), we record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value of assets. For assets held for sale, impairment is measured as the difference between carrying value and fair value, less costs to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest. Property held for future development and property under development are also evaluated for impairment. Impairment is determined for development costs associated with property held for future development and property under development based upon management's assessment that these costs have no future value.

Sales of Real Estate

        In accordance with SFAS No. 66, "Accounting for Sales of Real Estate", we recognize gains on sale of real estate using the full accrual method upon sale, provided the sales price is reasonably assured and we are not obligated to perform significant activities after the sale. However, when we agree to assume responsibility for re-leasing sold properties for a period beyond the date of sale and where we use estimates to support our intent to mitigate our net liability, we defer recognition of the gain on sale of real estate until such time as we can more reasonably determine our actual liability with executed subleases.

        In accordance with SFAS 144, net income and gain (loss) on sales of real estate for properties sold or properties held for sale are reflected in our Consolidated Balance Sheets and Statements of Operations as "discontinued operations" for all years presented.

Cash Equivalents

        We consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Deferred Costs

        Costs incurred in connection with financings, refinancings or debt modifications are capitalized as deferred financing costs and are amortized on the straight-line method over the lives of the related loans. Leasing commissions, lease assumption costs and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and are amortized on the straight-line method over the terms of the related lease agreements. Upon the early extinguishment of debt, remaining deferred financing costs associated with the extinguished debt are fully amortized.

Allowance for Doubtful Accounts

        We record an allowance for doubtful accounts on a tenant-by-tenant basis using the specific identification method. As a result, we recorded a provision of $1.7 million, $0.3 million and $0.8 million for years ended 2004, 2003 and 2002, respectively.
Leases Assumed

        In connection with certain tenant leases, we have assumed the liability for the remaining terms of the tenants' existing leases in their previous location. We have recorded a liability for the difference between the total remaining costs for leases assumed and the expected benefits from actual and estimated future subleasing of the assumed lease obligations. The related incentive to the lessee has been capitalized as a deferred cost and is being amortized as a reduction of rental revenue over the life of the respective lease. The deferred cost and related liability are adjusted prospectively for changes in the estimated benefits from subleases.

Rental Revenue

        Rental revenue is recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. Differences between rental revenue earned and amounts due per the respective lease agreements are credited or charged, as applicable, to deferred rent receivable. Rental payments received prior to their recognition as income are classified as rent received in advance and are included in other liabilities. Lease termination income (included in rental revenue) represents amounts received from tenants in connection with the early termination of their remaining lease obligation reduced by any outstanding tenant receivables (including deferred rent receivable). Unamortized tenant improvements, deferred lease commissions and leasing costs related to terminated leases are recorded as additional depreciation and amortization expense upon lease termination.

Interest Rate Protection Agreements

        In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to align rate movements between interest rates associated with our leasing income and other financial assets with interest rates on related debt and to manage the cost of borrowing obligations. These are principally entered into to comply with requirements under certain of our loan agreements.

        We have a policy of only entering into derivative contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

        We require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Some derivative instruments are associated with the hedge of an anticipated transaction. In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income each period until the instrument matures, unless the instrument is redesignated as a hedge of another transaction. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market each period in earnings.

        To determine the fair values of derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

        Interest rate hedges that are designated as cash flow hedges, hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars, and forwards are cash flow hedges. The unrealized gains/losses in the fair value of these hedges are reported on the balance sheet with a corresponding adjustment to either accumulated other comprehensive income or in earnings, depending on the type of hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains and losses are reported in accumulated other comprehensive income. Over time, the unrealized gains and losses held in accumulated other comprehensive income will be reclassified to earnings. This reclassification is consistent when the hedged items are also recognized in earnings. Within the next twelve months, we expect to reclassify to earnings approximately $0.3 million of amounts held in accumulated other comprehensive income. If a derivative instrument is terminated or the hedging transaction is no longer determined to be effective, amounts held in accumulated other comprehensive income are reclassified into earnings over the term of the future cash outflows on the related debt.

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138"), established accounting and reporting standards for derivative instruments. Specifically SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. The Financial Accounting Standards Board also issued guidance on the accounting for options used as hedges under SFAS 133. Provided certain criteria are met, options can be considered fully effective hedging vehicles, with gains and losses due to changes in market value recorded in accumulated other comprehensive loss on the balance sheet. Any unrealized gains or losses due to changes in market value of options, such as interest rate caps, have been recorded in comprehensive loss.

        On December 31, 2004 and 2003, we reported our derivative instruments at their fair value as other assets of $613 and $0.2 million, and accumulated other comprehensive loss of $0.5 million and $2.9 million, respectively. We also recorded an increase in deficit investment in unconsolidated joint venture of $2.6 million for the year ended December 31, 2003. We incurred total comprehensive losses of $8.9 million ($0.38 per weighted average share), $33.1 million ($1.65 per weighted average share) and $25.6 million ($1.63 per weighted average share) for the years ended December 31, 2004, 2003 and 2002, respectively.

Earnings Per Share

        Basic earnings per share ("EPS") is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the potentially dilutive effect, if any, which would occur if outstanding: (i) common share options were exercised; (ii) limited partner common units in the operating partnership were exchanged for common shares; (iii) common share grants were fully-vested; (iv) common share warrants were exercised; and (v) convertible preferred shares were converted into common shares.

Stock Based Compensation

        We account for common share option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is to be recognized for the common share option grants when the exercise price of the options equals the market price of the underlying shares at the date of grant. Under our Share Incentive Plan (the "Plan"), the measurement date is the market price of the underlying shares on the day prior to the date of grant. We have not recorded any compensation expense as the market price differential between the dates has been nominal.

        On December 16, 2004, FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("Statement 123 (R)"), which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends SFAS No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement
123. However, Statement 123(R) required all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

        Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on July 1, 2005.

        Statement 123(R) permits public companies to adopt its requirements using one of two methods:

1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        We plan to adopt Statement 123 using the modified prospective method.

        Adoption of Statement 123(R) is not anticipated to have a material impact on our results of operations or our financial position.

Income Taxes

        We have elected to be taxed as a REIT under the the Code of 1986 ("the Code"), as amended. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute at least 90% of our REIT taxable income to our shareholders. REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

        As of December 31, 2004, for income tax purposes, our real estate had a gross and net basis of $450.1 million and $387.2 million, respectively, mortgage notes receivable had a tax basis of $71.4 million, deferred costs had a gross and net basis of $31.4 million and $16.3 million, respectively, and deferred rent receivable had no tax basis. Our investment in unconsolidated real estate joint ventures, for income tax purposes, had a net basis of $42.7 million.

        We account for income taxes payable by the Services Company in accordance with SFAS No. 109,"Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We evaluate quarterly the realizability of our deferred tax assets by assessing the valuation allowance and by adjusting the amount of the allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax asset. We have used tax-planning strategies to realize or renew net deferred tax assets in order to avoid the potential loss of future tax benefits.

        The Services Company recorded a tax provision of $1.1 million during 2004 and at December 31, 2004, had a current and deferred tax liability of $34,000 and $30,000, respectively. During 2003, the Services Company recorded a tax provision of $0.4 million and had deferred tax assets in excess of deferred tax liabilities of $1.0 million (included in other assets).

Severance Costs

        For the year ended December 31, 2004, severance costs of $0.3 million were incurred primarily resulting from the retirement of Mr. Stephen J. Nardi as our Chief Executive Officer and Chairman of our board of trustees. Severance costs for the year ended December 31, 2003 of $0.7 million resulted from the termination of Mr. Louis G. Conforti, our former Chief Financial Officer. For the year ended December 31, 2002, severance costs of $2.5 million resulted primarily from the resignations of our former Chairman and our former Chief Executive Officer, as well as a reduction of corporate management and support staff.

 Strategic Alternative Costs

        Strategic alternative costs relate to legal, consulting, and professional fees incurred. In December 2002, our board of trustees approved the engagement of two investment banks as our financial advisors to assist in the evaluation of our strategic alternatives, including, but not limited to, a sale, merger or other business combination involving the company, or a sale of some or all of our assets. On February 16, 2005, we entered into an amendment to our engagement letter with one of these advisors, Wachovia Capital Markets, LLC ("Wachovia"), extending their engagement through December 20, 2005. The engagement of our other financial advisor expired in December 2003.

        Strategic alternative costs for the year ended December 31, 2004 includes an accounts receivable reserve for $0.9 million. The receivable reserve relates to a prior master lease obligation due from Mr. Nardi, which is payable solely from future common dividends/distributions. Due to the uncertainty of future dividend/distribution payments as a result of our pursuit of strategic alternatives, a reserve has been established for this amount.

2.  Asset Impairments

        During 2004, 2003 and 2002, we recorded the following provisions for asset impairments:


                                                                                December 31
                                                                    2004          2003           2002
                                                               ----------------------------------------------
                                                                          (dollars in thousands)

Operating properties (1)..................................     $       -      $     900       $      -
Investment in unconsolidated entities (2).................             -              -            495
Property under development (3)............................             -          1,048          5,708
                                                               ----------------------------------------------
                                                                       -          1,948          6,203
Discontinued operations (4)...............................             -         43,405         58,322
                                                               ----------------------------------------------
                                                               $       -      $  45,353       $ 64,525
                                                               ==============================================




(1) In 2003, we admitted a new 70% joint venture partner to the joint venture which owns the Bank One Center office building. We recorded an asset impairment of $0.9 million in 2003 representing the difference between our equity in the property and the equity value determined by the acquisition price paid by our joint venture partner for the 70% interest, net of estimated transaction costs.

(2) On August 23, 2002, we transferred our interest in a joint venture to another joint venture partner and recorded an asset impairment of $0.5 million related to our investment in that unconsolidated entity.

(3) During 2003 and 2002, we abandoned or curtailed various development projects and recorded asset impairments of $1.0 million and $4.2 million, respectively. We also recorded asset impairments of $1.0 million in 2002, related to certain costs for other development projects that we determined no longer had value to the project. In addition, we placed one of the development projects on hold and, as a result, the remaining costs, other than those attributable to the fair value of the land, were determined to have no value resulting in additional asset impairment of $0.5 million in 2002.

(4) Discontinued operations for the years ended December 31, 2003 and 2002 include provisions for asset impairment related to properties held for sale or sold. See Note 9 - Discontinued Operations to these Consolidated Financial Statements for a description of these asset impairments.

3.      Deferred Costs

     Deferred costs consist of the following:

                                                           December 31
                                                   2004                 2003
                                          --------------------------------------
                                                      (dollars in thousands)

Financing costs..........................      $  10,220             $  12,508
Leasing costs............................         21,135                18,421
                                          --------------------------------------
                                                  31,355                30,929
Less:  Accumulated amortization..........        (15,100)              (14,336)
                                          --------------------------------------
                                               $  16,255             $  16,593
                                          ======================================

4.  Mortgage Notes and Bonds Payable



        Mortgage notes and bonds payable consisted of the following:

                                                                                             December 31
                                                                                        2004             2003
                                                                                  -----------------------------------
                                                                                        (dollars in thousands)
Mortgage Notes Payable (1), (2):
  Mortgage notes payable to various financial institutions, collateralized by various properties, interest at fixed rates ranging from 5.43% to
    8.76% per annum, with principal and interest payable monthly on dates ranging from 2005 through 2013. The weighted average rate at
    December 31, 2004 was 7.02%................................................    $ 232,445      $   200,012
  Mortgage notes payable to various financial institutions, collateralized by various properties, interest at variable rates ranging from LIBOR (2.40% at
    December 31, 2004) plus 143 basis points to LIBOR plus 570 basis points per annum, with interest payable monthly through March 9, 2006.  The weighted
    average rate at December 31, 2004 was 5.25%................................       195,000          347,908
                                                                                  -----------------------------------
Total mortgage notes payable...................................................     $ 427,445      $   547,920
                                                                                  ===================================
Bonds Payable: (3):
  Variable rate tax-exempt bonds issued by various state and local
    government authorities.....................................................     $       -      $    24,900
                                                                                  ===================================



(1) The mortgage notes payable are subject to various operating and financial covenants. In addition, we are required to periodically fund and maintain escrow accounts to make future real estate tax and insurance payments, as well as to fund certain tenant releasing costs and capital expenditures. These are included in restricted cash escrows.

(2) All of our operating real estate assets and mortgage notes receivable, except for our 280 Shuman Boulevard property, have been pledged as collateral for our mortgage notes payable.

(3) Under the terms of the bond loan agreements, we made interest-only payments monthly, calculated using a floating weekly rate determined by the remarketing agent of the bonds. The rates ranged from 0.96% to 1.78% during 2004, 0.78% to 1.56% during 2003 and 1.20% to 2.02% during 2002.
        Under the terms of a $25.2 million letter of credit facility that provided support for these bonds, we were required to maintain, on a quarterly basis, a cash collateral escrow. As of December 31, 2003, we had deposited $4.0 million into the cash collateral escrow which was subsequently released in 2004 upon assumption of the bonds by the purchaser of the properties which served as collateral for these bonds. The obligation for these bonds was transferred to the purchaser in conjunction with the sale of the majority of our industrial properties.

        On January 15, 2004, we acquired fee title ownership to the 180 North LaSalle Street office building for a $0.1 million payment. We had previously consolidated the operations of this property in 2003 and 2002 since we had the economic risks and rewards of ownership through our interest in the second mortgage encumbering this property. We also held subordinate interests in the first mortgage interest in the property. Simultaneous with our acquisition of fee title ownership in 180 North LaSalle Street, we refinanced the property with the proceeds of a first mortgage loan in the principal amount of $67.0 million. The loan accrues interest at a fixed interest rate of 5.43% per year and matures February 1, 2011, with principal and interest payments based upon a 30-year amortization period.

        At closing of the loan, we funded leasing and capital replacement reserves of $5.1 million from proceeds and a $2.7 million leasing escrow was released at closing. We also agreed to fund into the leasing reserve escrow an additional $0.1 million per month for 36 months beginning March 2004. The amounts in the reserves can be drawn by us to pay for approved leasing expenditures relating to the property. The loan documents also require us to fund approximately $13,000 per month beginning March 2004 into a capital replacement reserve to be used for approved capital expenditures at the property. We used a portion of the proceeds of the loan to repay the pre-existing third-party debt encumbering the property of $60.0 million, fund the reserve escrows and pay closing costs. After these payments, we received approximately $4.2 million of net proceeds.

        Prior to the closing of the sale of our 33 West Monroe Street property, we provided substitute collateral to the lender which held the existing $11.5 million mezzanine loan relating to this property. The substitute collateral consisted of a pledge of ownership interests in the entity owning our 180 North LaSalle Street property. In connection with the pledge, we funded an escrow of $750,000 to the first mortgage lender at 180 North LaSalle Street as additional collateral to secure any costs it may have incurred in the future relating to the mezzanine loan. In conjunction with the closing of the sale of a portion of our industrial portfolio and repayment of the mezzanine loan, the escrow has been returned to us and the minimum cash balance requirement if no longer required.

        Concurrent with the sale of our 33 West Monroe Street property on April 16, 2004, we used a portion of the proceeds of the sale and approximately $20.0 million of a leasing escrow held by the existing lender to repay the existing first mortgage debt having an outstanding principal balance of $59.3 million, plus accrued interest of $0.2 million.

        In October and November 2004, the sale of our industrial portfolio was consummated, which resulted in the repayment of $11.8 million of debt and the assumption by the purchaser of $53.3 million of property level debt. In addition, we utilized a portion of the proceeds from the sale to repay $10.9 million of mezzanine financing secured by our 180 North LaSalle Street property and $11.9 million of mezzanine financing secured by our 208 South LaSalle Street and 800-810 Jorie Boulevard properties.

        Interest Rate Protection Agreement. We have entered into the following interest rate cap agreement:




                                      Notional Amount
                                          as of
                                      December 31,    Capped LIBOR
Loan Associated with                      2004             Rate        Effective Date   Expiration Date
------------------------------------ ---------------- -------------- ---------------- -----------------

IBM Plaza:
  First Mortgage/Mezzanine Loans     $195,000,000          6.60%           2/21/03         3/15/06



        No amounts were received under the terms of any interest rate protection agreements in 2004, 2003 and 2002.

        Amortization of Principal. During 2004, we made payments totaling $5.2 million for amortization of principal for loans on various properties.

        Other. We have provided guarantees of escrow balances, certain expenses and in some cases principal balances with regard to certain mortgages and notes payable. In addition, as of December 31, 2004, guarantees related to unconsolidated joint ventures totaled $4.9 million.

        We allowed a lender to securitize the loan secured by our 180 North LaSalle Street property by utilizing a Real Estate Mortgage Investment Conduit ("REMIC") in October 2001. The lender transferred the first mortgage loan to the REMIC. The principal amount of the REMIC was $113.7 million and was composed of three classes of certificate holders. Class "A" certificates represented the original first mortgage holder owning a $60.0 million priority interest, Class "B" certificates which were owned by us and represented a $53.7 million interest subordinate to the Class "A" certificates, and the Class "R" certificates represented any residual amounts due to us upon any sale of the property should net proceeds exceed $113.7 million. The interest rate on the Class "A" certificate was LIBOR plus 3.75% and the interest note on the Class "B" certificate was equal to the difference between (i) 16.22% and (ii) the product of LIBOR multiplied by 1.1179. Our Services Company acted as the loan servicer for the REMIC and we accounted for our ownership interest on a consolidated basis. On January 15, 2004, we refinanced the REMIC with the proceeds of a first mortgage loan and, concurrent with the loan closing, acquired fee title ownership in the property.

        Certain mortgage notes payable are subject to various financial covenants including minimum net worth and debt service coverage ratios. In addition, certain loans contain cross-default provisions whereby a default under the covenants related to one loan agreement would also result in a default under the provisions of one or more loans. See Note 5 - Debt Covenants to these Consolidated Financial Statements for a description of our various debt covenants.

        The following represents our future minimum principal payments due on our mortgage notes payable outstanding at December 31, 2004 (dollars in thousands):

Year Ending December 31                          Amount
------------------------------------------------------------
2005.......................................  $      3,997
2006.......................................       199,290
2007.......................................         4,604
2008.......................................        19,210
2009.......................................         7,344
Thereafter.................................       193,000
                                             ---------------
                                                $ 427,445
                                             ===============


        Our IBM Plaza property has first and second mortgage loans in the amounts of $130.2 million and $64.8 million, respectively. Both loans have maturity dates of March 9, 2006, with extension options. If the first extension option is exercised, the maturity date will be extended to March 9, 2007. If the second extension option is subsequently exercised, the maturity date will be extended to March 9, 2008. We must give the lender 30 days written notice of our intent to extend the loans and must exercise the extension not later than five business days before the maturity date and pay the applicable extension fee of 0.25% of the outstanding loan balance.

        The mortgage loan secured by our Continental Towers property in the principal amount of $66.0 million at December 31, 2004, matures January 5, 2013. However, the loan agreement provides that, upon notification to us, the lender may modify the loan's interest rate and other major loan terms on or before April 30, 2005. If we determine the revised terms are not acceptable to us, the loan may be repaid at that time without penalty. We have received notice from our lender concerning the modifications and are currently in discussions with potential lenders concerning the refinancing of this property's mortgage note.

        During the years ended December 31, 2003 and 2002, we wrote-off unamortized deferred financing costs related to debt refinancings of $3.2 million and $0.8 million, respectively (included in amortization of deferred financing costs). These write-offs resulted from mortgage notes payable, bonds payable and a line of credit that were repaid or refinanced. During 2004, 2003 and 2002, we wrote-off unamortized deferred financing fees related to debt that was paid as a result of the sale of properties, which is included in discontinued operations. (See Note 9--Discontinued Operations to these Consolidated Financial Statements).

        Total interest paid on mortgage notes payable, bonds payable and construction financing was $32.0 million, $78.7 million and $62.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. During the years ended December 31, 2003 and 2002, we capitalized interest expense of $3.7 million and $29.9 million, respectively, to development projects. No capitalization of interest occurred in the year ended December 31, 2004.

5.      Debt Covenants

        In order to obtain certain covenant modifications in 2002 related to our original construction and mezzanine loans for Bank One Center, we agreed with the Bank One Center lenders to establish an escrow account (the "Citadel Escrow") to secure the payment of certain costs associated with the subleasing of the space leased by Citadel Investment Group, L.L.C. ("Citadel") at the One North Wacker Drive office building ("One North Wacker Drive") located in downtown Chicago, Illinois. This obligation (the "Citadel Reimbursement Obligation") was undertaken by us in connection with Citadel's lease of space in Bank One Center. See Note 14-Commitments and Contingencies to these Consolidated Financial Statements for description of our Citadel Reimbursement Obligation. We also agreed, beginning January 2003, to make monthly escrow payments of $1.0 million per month to an account to be used to pay these costs. We pre-funded $4.0 million of these costs into the escrow which were subsequently applied to the monthly payments for June, July, August and September of 2003.

        On March 19, 2003, we refinanced the Bank One Center mezzanine loan with the proceeds of a $75.0 million mezzanine loan and $1.5 million of our funds. In conjunction with this refinancing, the construction lender and new mezzanine lender restructured our escrow deposit obligations relating to the Citadel Reimbursement Obligation as follows. Prior to the closing of the mezzanine loan, the construction lender held $12.6 million in escrows relating to the Bank One Center project. At the closing of the new mezzanine loan, all of these funds were deposited into a new account held by the construction lender (the "New Citadel Escrow"). Additionally, we were required to make additional monthly deposits into the New Citadel Escrow in the amount of $0.8 million per month beginning in April 2003 and continuing through and including January 2004. Upon Citadel's occupancy at Bank One Center in May 2003, the construction lender deposited a $0.5 million leasing commission due and payable to us in connection with the Citadel lease into the New Citadel Escrow. Upon satisfaction of certain conditions contained in the construction and mezzanine loan documents, funds in the New Citadel Escrow were to be used in the future to pay for certain tenant improvement and leasing commission costs associated with the subleasing of the Citadel space at One North Wacker Drive and, after February 1, 2004, to pay for the Citadel Reimbursement Obligation. Simultaneous with the admittance of our joint venture partner to the joint venture which owns Bank One Center, the joint venture closed on a new $270.0 million mortgage loan with a new lender, $247.5 million of which was funded at closing. Immediately prior to closing on the refinancing, the balance in the New Citadel Escrow was approximately $15.2 million. Simultaneous with closing, $2.3 million of the funds in the New Citadel Escrow were released to us leaving a balance of approximately $12.9 million. Subsequent to closing in 2003 and in 2004, $1.3 million and $2.3 million, respectively, were released to us as reimbursement for funds we disbursed related to the Citadel Reimbursement Obligation. The balance of the New Citadel Escrow was $9.5 million and $11.7 million at December 31, 2004 and 2003, respectively.

        The financial covenants contained in some of our loan agreements and guarantee agreements with our lenders include minimum ratios for debt service coverage and liabilities as a percentage of total assets, as well as minimum net worth levels, limits as to recourse indebtedness and other financial covenants. In some past quarters, we have failed to meet certain of these covenants and after negotiations with our lenders (and in certain instances, after agreeing to post additional cash collateral, provide other security and/or otherwise modify the terms of the relevant loans) we have obtained the necessary loan modifications and/or waivers. As a result of the repayment of indebtedness and debt assumptions from the sale of substantially all of our industrial portfolio in October and November 2004, certain covenants that we had previously failed, are no longer in effect. As of December 31, 2004, we are in compliance with the requirements of all of the remaining financial covenants.

        Certain loans contain cross-default provisions whereby a default under the covenants related to one loan agreement would also result in a default under the provisions of one or more other loans. Failure to meet a covenant could result in a requirement for a principal paydown, accelerated maturity, increased interest rate, additional collateral or other changes in terms.

6.      Leases

        We have entered into lease agreements with tenants with lease terms ranging month-to-month to twenty years at lease inception. The leases generally provide for tenants to share in operating expenses and real estate taxes, although some leases only provide for sharing amounts in excess of specified base amounts. Approximately 34%, 20% and 30% of rental revenue for the years ended December 31, 2004, 2003 and 2002, respectively, was received from five tenants.

        The total future minimum rentals to be received by us under noncancelable operating leases in effect at December 31, 2004, exclusive of tenant reimbursements and contingent rentals, are as follows (dollars in thousands):

Year Ending December 31                          Amount
------------------------------------------------------------

2005.......................................    $   64,785
2006.......................................        56,049
2007.......................................        46,010
2008.......................................        40,830
2009.......................................        35,656
Thereafter.................................        70,067
                                             ---------------
                                                $ 313,397
                                             ===============

        As a part of lease agreements entered into with certain tenants, we assumed those tenants' leases at their previous locations and subsequently executed subleases for certain of the assumed lease space. See Note 14--Commitments and Contingencies to these Consolidated Financial Statements for a description of these obligations.

        Future minimum rental payments (exclusive of tenant reimbursements) to be paid by us under leases assumed, net of subleases executed through December 31, 2004, are as follows:

                                      Gross        Executed         Net
Year Ending December 31               Amount       Subleases       Amount
------------------------------------------------------------------------------
                                            (dollars in thousands)

2005.............................  $   7,988     $   5,472      $   2,516
2006.............................      6,863         5,509          1,354
2007.............................      5,221         4,400            821
2008.............................      5,310         4,479            831
2009.............................      5,098         3,928          1,170
Thereafter.......................     14,213        11,030          3,183
                                  --------------------------------------------
                                    $ 44,693      $ 34,818       $  9,875
                                  ============================================

        We have an operating lease with the joint venture which owns the 77 West Wacker Drive property for our corporate office space, as well as equipment leases at various other properties. Future minimum lease payments to be paid by us on this operating lease obligation in effect at December 31, 2004 are as follows:


Year Ending December 31                          Amount
------------------------------------------------------------
(dollars in thousands)
2005.......................................    $    578
2006.......................................         158
2007.......................................         133
2008.......................................         124
2009.......................................         123
Thereafter.................................       1,151
                                             ---------------
                                                $ 2,267
                                             ===============

        In February 2003, we entered into lease termination agreements with Arthur Andersen LLP ("Arthur Andersen") whereby Arthur Andersen was released from its remaining lease obligations at two of our properties subsequent to December 31, 2002 in exchange for total termination payments consisting of $32.4 million for the 33 West Monroe Street property lease and $1.1 million for the IBM Plaza property lease. The agreements also provided we could retain previously paid rent for the month of January 2003 which was recorded as rental revenue. In connection with these terminations, we recorded lease termination fee revenue (included in rental revenue) of $29.7 million in 2003, which represents the termination payments described above less outstanding receivables (including deferred rent receivable) related to these leases.

        In addition to the above, in May and June 2003, we received real estate tax refunds for prior years taxes on the 33 West Monroe Street property, of which $1.5 million related to the Arthur Andersen space was also included in lease termination fee revenue (included in rental revenue). As part of the lease termination agreement, Arthur Andersen relinquished its right to these funds. As required by the lender for the 33 West Monroe Street property, the $32.4 million termination payment was deposited into escrow.

        During 2003, $7.0 million of the escrow was utilized to repay a portion of the principal on the first mortgage loan secured by the 33 West Monroe Street property and $8.1 million was drawn to fund debt service and operating deficits at this property during 2003. The remaining balance of the escrow, together with a portion of the sales proceeds upon sale of the property in April 2004, was utilized to repay the lender.

7.      Minority Interests

        Primestone Investment Partners L.P. ("Primestone"), an affiliate of The Prime Group, Inc. ("PGI"), previously owned 7,944,893 limited partner common units (the "Primestone Units") of the operating partnership. PGI is a privately held company controlled by Mr. Michael W. Reschke, the former Chairman of our board of trustees. Mr. Reschke resigned as Chairman on April 8, 2002 and resigned from our board of trustees on April 17, 2003. On April 30, 2002, Vornado PS, L.L.C. ("Vornado PS"), a lender to Primestone who had a lien on the Primestone Units, held a foreclosure auction of the Primestone Units and acquired all of the units for $8.35 per common unit. Vornado PS subsequently assigned 3,972,446 (the "Cadim Units") of the Primestone Units to Cadim Acquisition, LLC ("Cadim Acquisition") and retained the remaining 3,972,447 units (the "Vornado Units").

        On June 11, 2003, we issued 3,972,447 of our common shares to Vornado PS, in connection with the exercise by Vornado PS of certain exchange rights. Simultaneous with the issuance of the common shares to Vornado PS, we cancelled the 3,972,447 common units in our operating partnership held by Vornado PS which were exchanged for the common shares.

        On June 13, 2003, we issued 3,972,446 of our common shares to Cadim Acquisition in connection with the exercise by Cadim Acquisition of certain exchange rights. Simultaneous with the issuance of the common shares to Cadim Acquisition, we cancelled the 3,972,446 common units in our operating partnership held by Cadim Acquisition which were exchanged for the common shares.

        The Vornado PS and Cadim Acquisition exchanges of common units for common shares resulted in an increase in our ownership of our operating partnership by 29.8%. The transaction price recorded for the units purchased was our common share price on the date of notices from Vornado PS and Cadim Acquisition (May 23, 2003 - $6.37 per share) of the exercise of their respective exchange rights. The difference between the transaction price and the book value of these equity accounts at the operating partnership level was recorded in 2003 as a reduction of the carrying value of our real estate and other assets as follows: a reduction in minority interest reflected in our consolidated balance sheet of $76.5 million, an increase in our shareholder's equity of $50.6 million and a reduction in real estate and other assets of $25.9 million. The determination of the allocation of this reduction was based on our estimate of the fair market value of each asset.

8.      Preferred Shares

        We are authorized to issue up to 30,000,000 of non-voting preferred shares of beneficial interest in one or more series. Concurrent with our initial public offering of November 17, 1997, we completed a private placement with Security Capital Preferred Growth ("SCPG") of 2,000,000 Series A-Cumulative Convertible Preferred Shares of beneficial interest ("Series A Shares") with a $0.01 par value. On June 5, 1998, we completed the sale of 4,000,000 Series B-Cumulative Redeemable Preferred Shares of beneficial interest ("Series B Shares") with a $0.01 par value.

        On February 22, 2002, we amended the dividend rate on our Series A Shares, and agreed to pay a deferral payment, as defined, of 3.5% of the $40.0 million aggregate liquidation value of the outstanding Series A Shares. The deferral payment increased by 0.50% on May 8, 2002 and compounded quarterly beginning March 31, 2002.

        On July 16, 2002, we and our operating partnership closed a transaction with SCPG. Prior to the closing, SCPG was the sole holder of our Series A Shares. At the closing, our operating partnership purchased all of the Series A Shares for a total redemption price of $42.3 million through the issuance of two notes payable described below.

        Our operating partnership issued to SCPG (i) an exchangeable note (the "Exchangeable Note") in the principal amount of $37.3 million and (ii) a nonexchangeable note (the "$20M Note") in the principal amount of $20.0 million. Our operating partnership purchased the Series A Shares by issuing the Exchangeable Note to SCPG and paying SCPG $5.0 million of the proceeds from the $20M Note. The principal amount of the Exchangeable Note was exchangeable by its terms for our common shares at an exchange price of $20.00 per share, subject to anti-dilution adjustments. Approximately $6.8 million of the proceeds from the $20M Note were used to fund the payment of dividends on our Series B Shares for the first, second and third quarters of 2002. The balance of the loan proceeds was used to fund certain escrow accounts described below, pay expenses related to the transactions and for general corporate purposes. The notes were repaid in October 2003 utilizing proceeds from the sale of a 70% common interest in Bank One Center. (See Note 15--Property Acquisitions, Placed in Service and Dispositions to these Consolidated Financial Statements for a further description of this transaction.)

        As part of the foregoing transactions, we issued to SCPG Series A-1 warrants to purchase up to 500,000 common shares at $9.00 per share and Series A-2 warrants to purchase up to 500,000 common shares at $7.50 per share. The Series A-1 warrants expired April 1, 2003. We also issued to SCPG Series B and Series C warrants. The Series B warrants allow SCPG to purchase 250,000 common shares at $10.00 per share and the Series C warrants allow SCPG to purchase up to 250,000 common shares at $12.50 per share. The remaining outstanding warrants contain antidilution adjustment provisions and expire on July 16, 2007, except as specified above. We recorded the fair market value of the warrants of $0.6 million as a discount to the $20M Note and as an increase to additional paid-in capital. The discount was amortized as interest expense over a twelve-month period which ended July 16, 2003, the initial maturity date of the related notes. We have also granted to SCPG certain demand and incidental registration rights in respect of any common shares SCPG may receive upon the exercise of any of the warrants.

        In order to permit the purchase of the Series A Shares under our charter, our board of trustees conditionally declared dividends on our Series B Shares for the first, second and third quarters of 2002, at the quarterly rate of $0.5625 per share.

        Dividends on our Series B Shares are payable quarterly on or about the last day of January, April, July and October of each year, at the rate of 9% (equivalent to $2.25 per annum per Series B Share). Our Series B Shares rank senior to our common shares as to the payment of dividends and as to the dividend of assets upon liquidation. Our Series B Shares may be redeemed, at our option, at a redemption price of $25.00 per share plus accrued and unpaid dividends. The redemption price is payable solely out of the proceeds from the sale of other capital shares of beneficial interest of ours.

        Our January 2005 Series B Shares' dividend payment is deemed to be a quarterly dividend related to the third quarter of 2003, the earliest accrued but unpaid quarterly dividend on our Series B Shares. At December 31, 2004, we were in arrears for five quarters of Series B Shares' dividends for a total of $11.3 million. Dividends on our Series B Shares are cumulative and will continue to accrue to the extent they are not declared and paid currently. The holders of our Series B Shares have the right to elect two additional members to our board of trustees if six consecutive quarterly dividends on the Series B Shares are not made. The term of any Trustee elected by the Series B Shareholders will expire whenever the total dividend arrearage in the Series B Shares has been paid and current dividends declared and set apart for payment. Any future distributions in respect to our common shares may not be paid unless all accrued but unpaid preferred share dividends have been or are concurrently satisfied.

9.      Discontinued Operations

        SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (SFAS 144) requires, among other things, that the primary assets and liabilities and the results of operations of properties which have been sold subsequent to January 1, 2002, or are held for disposition subsequent to January 1, 2002, be classified as discontinued operations and segregated in the Consolidated Statements of Operations and Balance Sheets. Properties classified as real estate held for disposition generally represent properties that are under contract for sale and are expected to close within the next twelve months.

        In accordance with the requirements of SFAS 144, we have updated our historical financial statements for the years ended December 31, 2003 and 2002, to present the primary assets and liabilities and the net operating results of those properties sold or classified as held for disposition through December 31, 2004 as discontinued operations for all periods presented. The update does not have an impact on net income available to common stockholders. SFAS 144 only results in the reclassification of the operating results of all properties sold or classified as held for disposition through December 31, 2004, within the Consolidated Statements of Operations for the years ended December 31, 2003 and 2002, and the reclassification of the assets and liabilities within the Consolidated Balance Sheets for 2004 and 2003.

        Below is a summary of the results of operations for our properties sold during 2004, which includes our Carol Stream property sold in December 2004, our industrial portfolio, consisting of 29 industrial properties, one office property and three land parcels which we sold in October and November 2004 and our 33 West Monroe Street property, which we sold in April 2004. Also included are the operations of our National City Center property, which we sold in June 2003, and our non-core suburban properties, which we sold in 2002.



                                                                     Year Ended December 31
                                                             2004               2003             2002
                                                    ---------------------------------------------------------
                                                                  (dollars in thousands)
Rental revenue...................................       $  10,782            $  52,109        $  50,432
Tenant reimbursements............................           4,113                8,751           20,604
Other property income............................             623                1,265            2,511
                                                    ---------------------------------------------------------
  Total revenue..................................          15,518               62,125           73,547

Property operations..............................           5,319               10,838           18,038
Real estate taxes................................           3,585                8,113           16,397
Depreciation and amortization....................           3,398                8,754           14,466
Interest:
  Expense........................................           3,432                6,821           13,431
  Amortization of deferred
    financing costs(1)...........................           2,477                1,704            1,235
                                                    ---------------------------------------------------------
  Total expenses.................................          18,211               36,230           63,567
                                                    ---------------------------------------------------------
Income before provisions for asset impairment,
  net gain (loss) on sale of real estate and
  minority interests.............................          (2,693)              25,895            9,980
Provisions for asset impairment(2)...............               -              (43,405)         (58,322)
Net gain (loss) on sales of real estate(3).......          10,287                2,348           (2,447)
Minority interests...............................            (873)              (6,512)          21,030
                                                    ---------------------------------------------------------
Discontinued operations..........................       $   6,721          $   (21,674)     $   (29,759)
                                                    =========================================================




(1) Amortization of deferred financing costs includes the write-off of unamortized deferred financing fees of $2.1 million, $1.1 million and $0.5 million for the years ended 2004, 2003 and 2002, respectively, related to debt that was repaid as the result of the sale of properties.

(2) During the fourth quarter of 2003, we recorded an asset impairment of $43.4 million related to our 33 West Monroe Street office property as our anticipated hold period for the property was reduced based upon our decision to pursue a sale, joint venture or other capital transaction during 2004. During 2002, we recorded an asset impairment of $22.1 million related to an office property sold in June 2003 based upon our decision to exit a non-core market, which shortened our anticipated hold period for the property. The impairment charge reduced the net book value of the building and improvements, deferred rent receivable and deferred costs by $19.4 million, $0.8 million and $1.9 million, respectively, to our estimate of fair value based upon market conditions and discussions we were having with a tenant regarding a potential sale. In addition, we recorded provisions for impairment of $33.6 million based upon our decision to sell certain non-core suburban office properties and $0.8 million related to an office property based upon our decision to actively market the property and exit the Tennessee market (an impairment loss of $1.5 million related to this office property was recognized during 2001). We entered into a contract to sell our non-core suburban office properties in April 2002. The purchase price less costs of sale was used to determine the fair value of the properties and related assets. We determined the fair market value of the Tennessee office property based upon the purchase price less costs of sale of a contract with a third party purchaser and our knowledge of the Tennessee marketplace. Also during 2002, we recorded a $1.7 million asset impairment related to an asset associated with an industrial property as it was determined that the asset no longer had value.

(3) See Note 15 - Property Acquisitions, Placed in Service and Dispositions to these Consolidated Financial Statements for a description of these sales.

10.     Earnings Per Share

        The following table sets forth the computation of our basic and diluted net income available per weighted-average common share of beneficial interest for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands, except per share amounts):



                                                                           Year ended December 31
                                                                      2004           2003          2002
                                                                 --------------------------------------------
Numerator:
  Loss from continuing operations before minority interests....  $   (21,069)   $   (20,350) $     (9,348)
  Minority interests...........................................        3,458          6,453         9,683
  Net income allocated to preferred shareholders...............       (9,000)        (9,000)      (11,280)
                                                                 --------------------------------------------
  Loss before  discontinued  operations and loss on sales of
    real estate................................................      (26,611)       (22,897)      (10,945)
  Discontinued operations, net of minority interests...........        6,721        (21,674)      (29,759)
  Loss on sales of real estate, net of minority interests......         (493)          (646)       (1,197)
                                                                 --------------------------------------------
Numerator  for  earnings  per  share - loss  available  to
    common shares..............................................  $   (20,383)    $  (45,217) $    (41,901)
                                                                 ============================================
Denominator:
  Denominator  for  basic  earnings  per  share -  weighted
    average common shares......................................   23,671,415     20,105,183    15,673,544
Effect of dilutive securities:
  Employee stock options.......................................            -              -             -
  Employee stock grants........................................            -              -             -
                                                                 --------------------------------------------
Denominator  for  diluted  earnings  per share - adjusted
  weighted average common shares and assumed conversions.......   23,671,415     20,105,183    15,673,544
                                                                 ============================================

BASIC AND DILUTED EARNINGS AVAILABLE TO COMMON SHARES PER
  WEIGHTED-AVERAGE COMMON SHARE:
Loss from continuing operations................................  $    (1.12)    $     (1.14) $      (0.70)
Discontinued operations, net of minority interests.............        0.28           (1.08)        (1.90)
Loss on sales of real estate, net of minority interests........       (0.02)          (0.03)        (0.07)
                                                                 --------------------------------------------
Net loss  available per  weighted-average  common share of
  beneficial interest - basic and diluted......................  $    (0.86)    $     (2.25) $      (2.67)
                                                                 ============================================



        For the 2004 earnings per share computation, 1,409,827 of our options during the first and second quarters of 2004, 1,124,983 options during the third quarter of 2004 and 938,883 options during the fourth quarter of 2004 were not included in the computation of diluted earnings per share for periods after their issuance because the conversion would have been antidilutive.

        For the 2003 earnings per share computation, 1,948,921 of our options during the first quarter of 2003, 1,449,210 options during the second quarter of 2003, 1,319,390 options during the third quarter of 2003 and 1,309,827 options during the fourth quarter of 2003 were not included in the computation of diluted earnings per share for periods after their issuance because the conversion would have been antidilutive.

        On July 16, 2002, we issued Series A-2 warrants to purchase up to 500,000 common shares at $7.50 per share, Series B warrants to purchase up to 250,000 common shares at $10.00 per share and Series C warrants to purchase up to 250,000 common shares at $12.50 per share. These warrants were not included in the computation of diluted earnings per share for periods after their issuance because the conversion would have been antidilutive.

        For the 2002 earnings per share computation, 2,293,591 of our options during the first quarter of 2002, 2,115,755 options during the second quarter of 2002, 2,029,926 options during the third quarter of 2002 and 2,008,191 options during the fourth quarter of 2002 were not included in the computation of diluted earnings per share because the conversion would have been antidilutive.

        We had nonvested stock grants of 9,375, 5,898 and 14,144 shares outstanding during the years ended December 31, 2004, 2003 and 2002, respectively, which were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

        The minority interest in the operating partnership had 3,076,586, 6,604,391 and 10,996,166 weighted average limited partner common units outstanding during the years ended December 31, 2004, 2003 and 2002, respectively, of which 3,076,586, 6,604,391 and 7,023,720, respectively, could be exchanged for common shares on a one-for-one basis, subject to our 9.9% ownership limitation contained in our charter, or, at our option, cash in an amount equal to the fair market value of a common share at the time of exchange. The limited partner common units were not included in the computation of diluted earnings per share because the conversion would have been antidilutive.

11.     Employee Benefit Plans

        Our 1997 Share Incentive Plan (the "Plan") permits the grant of share options, share appreciation rights, restricted shares, restricted units and performance units to officers and other key employees and to officers and employees of subsidiaries, the operating partnership, the Services Company and other owned partnerships. The Plan also permits the grant of share options to non-employee Trustees.

        Under the Plan, up to 2,860,774 of our common shares may be issued or transferred to participants. The maximum aggregate number of common shares and share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Plan, regardless of the type of awards, is 200,000. This limit applies regardless of whether such compensation is paid in common shares or share equivalent units.

        The Compensation Committee of our board of trustees (the "Compensation Committee") administers the Plan and has the authority to determine, among other things, subject to the terms and conditions of the Plan, the individuals to be granted options, the exercise price at which shares may be acquired, the number of shares subject to options, the vesting requirements and the exercise period of each option. The Compensation Committee is granted discretion to determine the term of each option granted under the Plan to employees, executives and Trustees, but in no event will the term exceed ten years and one day from the date of the grant.

        In 2000, the board of trustees granted certain executives 25,380 shares of our common shares as part of a long-term incentive program. These common share grants vested at the rate of 25.0% per year in four annual installments commencing on January 15, 2000.

        In 2001, the board of trustees also granted certain executives 57,190 shares of our common shares as part of a long-term incentive program. These common share grants and options vested at the rate of 25.0% per year in four annual installments commencing on January 23, 2001.

        In January 2003, the Compensation Committee awarded Mr. Stephen J. Nardi, our then Chairman of the board of trustees, 100,000 stock options at $5.02 per share (the closing price on the last trading day immediately prior to the award). These options vest over three years in one-third increments on each anniversary of the award.

        During 2004, 2003 and 2002, 217,350, 947,313 and 286,320 options, respectively, expired or were voluntarily terminated in connection with employees or executives, who held options, resigning from the company.

        The unaudited pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") and has been determined as if we had accounted for our options under the fair value method of that statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003: risk-free interest rate of 2.21%; expected dividend yield of 0.00%; volatility factor of the expected market price common shares of 0.310; and a weighted-average expected life of the options of three years for options granted. There were no options granted in 2004 and 2002.

        We did not recognize any compensation expense in 2004, 2003 and 2002 related to options granted under APB 25. Under the fair value method of SFAS 123, $40,000, ($0.00 per basic and diluted common share) $45,000 ($0.00 per basic and diluted common share) and $158,000 ($0.01 per basic and diluted common share), would have been recognized as additional compensation expense for the years ended December 31, 2004, 2003 and 2002, respectively. For purposes of the following pro-forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period of the options. On this basis, the pro-forma net loss available to common shares was $20.4 million ($0.86 per basic and diluted common share) $45.3 million ($2.25 per basic and diluted common share) and $42.1 million ($2.68 per basic and diluted common share), for the years ended December 31, 2004, 2003 and 2002, respectively.

        The effects on unaudited pro-forma net income and pro-forma earnings per common share for the years ended December 31, 2004, 2003 and 2002 of amortizing to expense the estimated fair value of share options are not necessarily representative of the effects on net income to be reported in future years due to the vesting period of the share options, and the potential for issuance of additional share options in future years. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods.

        The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of our management, the existing models do not necessarily provide a reliable single measure of the fair value of the options granted under the Plan.

        In February 2002, our Compensation Committee approved 2001 bonuses and 2002 stay bonuses totaling $0.4 million for certain members of our senior management. None of the participants in the bonus program was a Trustee of the company. One-half of the bonus pool was designated as bonuses for 2001 and the other one-half as stay bonuses that vested in two increments, two-thirds on April 1, 2002 and one-third on June 1, 2002. Any vested or earned amounts were payable at our option at any time on or before August 8, 2002 in (i) cash or
(ii) restricted shares of the company under the Plan having an equivalent value based on the average of the high and low trading price of the common shares on the day before notification of such election is given to the relevant employee. In addition, the participants could have elected to receive any vested or earned bonus amounts in restricted shares. These amounts were paid entirely in cash in August 2002.

        On May 20, 2002, we entered into retention agreements with Mr. Louis G. Conforti and Mr. Jeffrey A. Patterson, our two Co-Presidents at that time, and Mr. James F. Hoffman, our Executive Vice President, General Counsel and Secretary. The agreements provided for a retention payment for calendar year 2002 of $250,000 for each of Mr. Conforti and Mr. Patterson and $100,000 for Mr. Hoffman. The retention payments vested on a per diem basis from the beginning of calendar year 2002 so long as the participant remained employed by us or our affiliates. Any unvested portions of the bonus would have been forfeited in the event the participant voluntarily terminated his employment. Vested portions of the retention payments were payable upon the earlier of December 31, 2002 or at the discretion of the Compensation Committee of our board of trustees in the event of the consummation of various capital events. The retention payments were considered a 2002 performance bonus distribution for the purpose of calculating any termination compensation due under the participants' previously existing employment or severance agreements with us. These retention payments were paid by us in January 2003.

        The following is a summary of our share option activity, and related information for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands, except per share amounts):

                                                               Weighted
                                                  Shares        Average
                                                Subject to     Exercise
                                                  Option    Price Per Share
                                              ------------------------------
Balance at January 1, 2002....................  2,289,866        $16.38
Options canceled or repurchased...............   (286,320)        18.41
                                              ------------------------------
Balance at December 31, 2002..................  2,003,546         16.09
Additional options granted....................    100,000          5.02
Options canceled..............................   (947,313)        15.94
                                              ------------------------------
Balance at December 31, 2003..................  1,156,233         15.25
Options canceled..............................   (217,350)        15.51
                                              ------------------------------
Balance at December 31, 2004..................    938,883        $15.19
                                              ==============================

        At December 31, 2004, options with respect to 872,213 common shares were exercisable with exercise prices ranging from $5.02 to $21.00 per share and a weighted average exercise price of $15.77 per share. The remaining weighted-average contractual life of these options was 4.04 years. The weighted-average grant date fair value of all options granted during the year ended December 31, 2003 was $1.20.

12.     Related Party Transactions

        On March 19, 2002, we entered into an agreement appointing Julien J. Studley, Inc. as our exclusive agent to lease space on our behalf related to the Citadel Reimbursement Obligation. Mr. Jacque M. Ducharme, one of our trustees, is the Vice Chairman Western Region and Director of Julien J. Studley, Inc. ("Studley"), a brokerage firm that specializes in representing tenants in leasing transactions. In addition, Studley is from time-to-time engaged by third-party tenants as a tenant broker in connection with the tenants' search for office space in Chicago. In 2004, 2003 and 2002, Studley earned commissions of approximately $0.9 million, $0.1 million and $0.2 million, respectively, from us in connection with transactions where tenants who had previously engaged Studley leased space from us. We are not involved in the selection of Studley by the third-parties as its broker, and we have been advised by Mr. Ducharme that he did not receive any portion of the commissions in connection with these transactions, other than compensation he may receive based on the general profitability of Studley.

        On August 3, 2004, our Chairman of the board of trustees, Stephen J. Nardi, retired as Chairman. Mr. Nardi remains on the board of trustees as a non-employee Trustee. In connection with Mr. Nardi's resignation, the board of trustees approved a separation payment for Mr. Nardi of $300,000 (included in severance costs). Douglas Crocker II, one of our existing Trustees, was appointed Chairman of the board of trustees. Mr. Crocker serves as a non-employee and independent Chairman. In addition, Jeffrey A. Patterson, our existing President and Chief Investment Officer, was named President and Chief Executive Officer.

        As of December 31, 2004, we have a receivable of approximately $0.9 million from Mr. Nardi and certain of his affiliates, representing rent receivable on our 1051 Kirk Road property due under a master lease agreement with us for the period from October 2001 through March 31, 2003. Payments of rent per the agreement are to be deducted from common unit distributions made to Mr. Nardi and his affiliates. Due to the uncertainty of future dividend/distribution payments as a result of our pursuit of strategic alternatives, a reserve for the full amount of this receivable was recorded in 2004 (included in strategic alternative costs).

        On March 25, 2003, we, PGI and one of PGI's affiliates, both affiliates of Mr. Reschke, one of our Trustees at that time, entered into an amendment to the environmental remediation and indemnity agreement previously entered into by PGI and us in November 1997 in connection with certain of our industrial properties contributed to us as an equity contribution by PGI during our initial public offering. Pursuant to the original agreement, PGI agreed to indemnify us against certain environmental liabilities related to our Chicago, Hammond and East Chicago Enterprise industrial parks. These properties were sold in October 2004. The original agreement also provided that PGI was entitled to use the proceeds from certain pending litigation we had against third parties relating to these environmental liabilities. The amendment to the agreement provided, among other things, that all of the proceeds from the litigation would not be funded to PGI or its affiliate, but instead that if any proceeds were recovered in connection with the litigation, sufficient proceeds (if recovered) would be placed in an escrow to be used to fund the environmental remediation costs. In addition to the $0.5 million described in the following paragraph, PGI paid us $1.3 million in September 30, 2004 under this indemnity. In November 2004, PGI paid us an additional amount of $1.8 million and we released PGI from all obligations under the indemnity agreement.

        In connection with the admission of a new 70% joint venture partner to the joint venture that owns the Bank One Center office building in Chicago, Illinois, we entered into certain agreements with affiliates of PGI, providing for a total of $1.0 million of compensation in connection with certain advisory services performed in connection with the transaction. These agreements consisted of (i) a letter agreement providing for a $0.3 million advisory fee relating to such transaction, (ii) an amendment to the PGI Environmental Indemnity providing that we would pay the first $0.5 million of any costs incurred in connection with the environmental clean-up and related litigation and (iii) our agreement to pay $0.2 million to our joint venture affiliate owning the office property located at 77 West Wacker Drive in Chicago, Illinois, representing three months past-due rent owed by PGI for space it was leasing at the building at the time.

        PGI previously leased 22,620 square feet of space at the 77 West Wacker Drive property owned by 77 West Wacker Drive, LLC ("77 LLC"), one of our unconsolidated real estate joint ventures that we own a 50% common ownership interest in and for which we account using the equity method. PGI's lease was to expire October 31, 2007 with an option, effective April 30, 2002, to terminate the lease upon six months written notice. As of July 31, 2003, PGI owed the unconsolidated real estate joint venture $0.4 million representing five months of rent and related operating expense reimbursements. PGI was subsequently charged rent for the months of August and September. In connection with the past-due rent, the parties entered into an amendment to PGI's lease pursuant to which rent ceased to accrue as of October 1, 2003 and PGI (i) paid two months rent to the landlord for August and September 2003, (ii) conveyed its trade fixtures and certain office furniture to the landlord in satisfaction of its remaining rent obligation, and (iii) agreed to vacate the premises at any time in the future upon 45 days notice from landlord, which notice has since been served by landlord. An additional three months of rent was paid. PGI vacated the premises as of February 8, 2004.

        In connection with our management of the 77 West Wacker Drive property, we are entitled to receive property management fees and lease commissions for services performed and reimbursement of costs we pay on behalf of 77 LLC. Such amounts for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

                                          2004           2003         2002
                                     -------------------------------------------
                                               (dollars in thousands)

Management fees (1)..................  $  1,081       $  1,092     $  1,053
Payroll and other operating costs....     1,324          1,625        1,913
Leasing costs (1)....................     1,264            373          175

(1) We earn a monthly management fee equal to 2.5% of gross rental income calculated on a cash basis and lease commissions for services performed. For financial reporting purposes, 50% of these amounts, representing our share of earnings from the joint venture is offset by our equity in earnings from this joint venture.

        We own a 30% subordinated common ownership interest in Dearborn Center, LLC ("Dearborn LLC"), an unconsolidated joint venture that owns the office property known as Bank One Center located at 131 South Dearborn Street in Chicago, Illinois. In connection with our management of the property, we are entitled to receive property management fees and lease commissions for services performed and reimbursement of costs we pay on behalf of Dearborn LLC. Such amounts for the year ended December 31, 2004 and for the period from October 8, 2003 (admittance of our joint venture partner) through December 31, 2003, are summarized as follows (dollars in thousands):

                                                     2004          2003
                                                ------------------------------
 Management fees (1)........................      $   729        $  148
 Payroll and other operating costs..........        1,379           299
 Leasing costs (1)..........................          284             -

(1) We earn a monthly management fee equal to 2.0% of gross rental income calculated on a cash basis and lease commissions for services performed. For financial reporting purposes, these are offset by our equity in the loss from this joint venture.

        On August 11, 2004, we made a loan in the amount of $587,771 to Dearborn LLC to cover funds required to be paid under Dearborn LLC's redevelopment agreement with the City of Chicago. The City of Chicago determined that Dearborn LLC failed to meet certain goals contained in the redevelopment agreement and a formula in the agreement provided for a payment of $1.0 million to the City of Chicago. The payment satisfied Dearborn LLC's obligation under the redevelopment agreement. Our loan represented the excess of the payment over that estimated when our joint venture partner was admitted and was required to be made by us pursuant to the joint venture agreement. The interest rate on the loan is 10% per annum.

        On March 7, 2002, the operating partnership acquired 24.9 acres of land from Mr. Nardi for a total purchase price of $3.3 million paid in 344,331 limited partner common units. This purchase fulfilled our contractual requirements to acquire land from Mr. Nardi.

        In connection with Mr. Nardi's resignation as the Chairman of our board of trustees, on August 3, 2004, we provided to Mr. Nardi complementary office space in our IBM Plaza property for six months. This six-month term expired in February 2005. Mr. Nardi has paid rent through March 31, 2005 and we are currently negotiating a lease with an affiliate of Mr. Nardi at market rates.

        Governor James R. Thompson, a former Trustee whose term as a trustee expired in May 2003, is the Chairman of a law firm which provides legal services to us. The law firm earned fees of $2.3 million, $1.1 million and $1.7 million for legal services provided to us in 2004, 2003 and 2002, respectively.

        During 2002, we incurred rent expense of $35,600 under the terms of a month-to-month sublease with PGI. This sublease was terminated on February 28, 2002.

13.     Fair Values of Financial Instruments

        SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107") and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require disclosure of the fair value of certain on- and off-balance sheet financial instruments for which it is practicable to estimate. Fair value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

        We used the following methods and assumptions in estimating the fair value disclosures for financial instruments.

Cash and Cash Equivalents and Restricted Cash Escrows

        The carrying amount of cash and cash equivalents and restricted cash escrows reported in the consolidated balance sheets approximates their fair value.

        We maintain our cash and cash equivalents and restricted cash escrows at various financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We believe that the risk is not significant.

Mortgage and Notes Payable

        The carrying amount of our variable and fixed rate debt (including accrued interest) approximates fair value based on the current borrowing rate for similar types of debt.

        At December 31, 2004, the fair value of our interest rate protection agreement is an asset of $613.

14.     Commitments and Contingencies

        Legal. On October 27, 2004, we entered into an agreement and plan of merger with Prime/Mansur Investment Partners, LLC and certain of its affiliates ("Prime/Mansur"). Prime/Mansur is a joint-venture formed and controlled by E. Barry Mansur and including Michael W. Reschke, a former chairman and a former member of our board of trustees. Under the merger agreement, Prime/Mansur agreed to acquire our outstanding common shares and the outstanding limited partnership units of our operating partnership for $6.70 per share/unit in cash. Our board of trustees approved the transaction subject to Prime/Mansur obtaining a satisfactory financing commitment for the transaction. On November 10, 2004, we announced the merger agreement terminated automatically in accordance with its terms because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement. Other income for the year ended December 31, 2004 includes $0.05 million of earnest money forfeited under the terms of the merger agreement.

        On December 8, 2004, we filed an action in the Circuit Court for Montgomery County, Maryland (the "Maryland State Court") against Prime/Mansur. In this action we are seeking a declaratory judgment that our previously announced merger agreement with Prime/Mansur terminated automatically in accordance with its terms on November 9, 2004 because Prime/Mansur did not obtain a financing commitment that satisfied the requirements of the merger agreement.

        On January 3, 2005, Prime/Mansur and certain additional affiliates filed a lawsuit against us and our operating partnership, in the Maryland State Court. In the complaint, Prime/Mansur alleges, among other things, that we wrongfully terminated and otherwise breached the merger agreement with Prime/Mansur. In its complaint, Prime/Mansur is seeking damages from the Court in excess of $50.0 million and other relief, including specific performance. We vigorously deny the allegations in the complaint and believe that the allegations have no merit. We intend to diligently defend ourselves against this lawsuit and to continue to aggressively pursue our declaratory judgment lawsuit against Prime/Mansur.

        On February 11, 2005, the Maryland Court consolidated the two lawsuits referred to above and granted our request to assign the case to an expedited hearing track.

        On August 29, 2002, 180 Acquisition Company, LLC ("180 Acquisition") filed a complaint (the "Complaint") against us, our operating partnership, our Services Company, one of our subsidiaries holding our interests in the 180 North LaSalle Street property in Chicago, Illinois (the "180 Interests"), and Jeffrey
A. Patterson, our President and Chief Executive Officer.

        The Complaint was filed in the County Department, Law Division of the Circuit Court of Cook County, Illinois. In the Complaint, 180 Acquisition alleged that the defendants orally promised to sell the 180 Interests to them, and that 180 Acquisition relied on these alleged promises, notwithstanding the facts that (i) a written contract was not entered into among the parties and
(ii) we terminated negotiations to sell the 180 Interests to 180 Acquisition in July 2002. We settled this matter in 2004 for a payment of $275,000 and were reimbursed $68,750 of the settlement by one of our insurance carriers.

        On or about April 23, 2004, Winstar Communications, LLC and Winstar of New York LLC ("Winstar") brought suit against a number of commercial real estate companies and a trade association, the Building Owners and Managers Association of New York ("BOMA") in the United States District Court for the Southern District of New York. The suit asserts claims for certain alleged violations of federal and state antitrust laws and a declaratory judgment that the defendants are precluded from terminating Winstar's building access or interfering with Winstar's communications operations until Winstar is permitted to lawfully discontinue service. The suit seeks damages, attorney's fees, and a declaratory judgment. The claims are premised upon allegations that the real estate firms, through and with BOMA, colluded and agreed to charge Winstar disadvantageous and discriminatory fees that were higher than those charged to the incumbent local telephone companies. As a result of this alleged collusive conduct, Winstar claims that it has been damaged in its ability to provide competitive telecommunications services to customers leasing office space in the defendants' commercial real estate properties. We are not a named defendant in this litigation, but Winstar is attempting to have certified a class action of defendants consisting of all companies having agreements with Winstar for access to buildings and Winstar identified us as a member of that defendant class. In separate correspondence to us, Winstar alleged potential damages in excess of $2 billion against the defendant class. On November 10, 2004, we entered into an agreement with Winstar pursuant to which we released Winstar from their obligation to pay certain de minimis rental obligations to us and Winstar released us from all potential liability relating to this matter.

        We are a defendant in legal actions arising in the normal course of business. We believe that the ultimate outcome of those actions will not materially affect our consolidated financial position or results of operations.

        Environmental. All of our properties were subject to Phase I or similar environmental assessments by independent environmental consultants which were intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties.

        We are aware of contamination at the Chicago, East Chicago and Hammond Enterprise Centers that we previously owned and sold in October 2004 and that were already in remediation programs sponsored by the states in which they are located. Our environmental consultants previously estimated that remedial action plans for these properties would have a probable cost of approximately $3.2 million. During 1997, a liability of $3.2 million was recorded (included in liabilities related to properties held for sale at December 31, 2003) for possible environmental costs. PGI, the former owner of the above-mentioned industrial properties, contractually agreed to indemnify us for any environmental liabilities we may incur for known contamination in connection with these properties. In September 2004, PGI paid us $1.25 million related to this indemnification and, in November 2004, PGI paid us an additional $1.85 million related to this indemnification. Upon receipt of the second payment, we released PGI from any further indemnity obligations.

        During the due diligence process in connection with the sale of the above properties, additional environmental contamination, beyond that previously identified by our environmental consultants, was discovered by the purchaser at our East Chicago Enterprise Center and Hammond Enterprise Center facilities. As a result, we agreed to establish a $1.25 million environmental escrow at the closing, in addition to a $3.2 million reserve for the previously identified environmental contamination, for use in remediation of the costs described above. In connection with the sale, the purchaser of these properties agreed to assume the responsibility for the environmental remediation of the property and any costs which may be incurred in excess of the amounts we placed in escrow at the closing. Any excess funds remaining in the $1.25 million escrow after the remediation of the additional environmental contamination will be returned to us. This escrow is included in our restricted cash with a corresponding liability included in other liabilities.

        We are also aware of contamination at two other properties. At one of the properties, the tenant has provided us with an indemnity for all of the costs associated with the environmental remediation and the tenant has purchased the property. The second property was placed in the remediation program sponsored by the state in which it is located and the previous owner has obtained a no further remediation letter from the Illinois Environmental Protection Agency approving the completion of the remediation work. Accordingly, we do not anticipate any material liability related to these environmental matters.

        In November 2001, at the request of the Department of the Army of the United States of America (the "DOA"), we granted the DOA a right of entry for environmental assessment and response in connection with our property known as the Atrium at 280 Shuman Boulevard in Naperville, Illinois (the "Atrium"). The DOA informed us that the property was located north of a former Nike Missile Base and that the DOA was investigating whether certain regional contamination of the groundwater by trichloethene ("TCE") emanated from the base and whether the DOA would be required to restore the environmental integrity of the region under the Defense Environmental Restoration Program for Formerly Used Defense Sites. In December 2001, the results from the tests of the groundwater from the site indicated elevated levels of TCE. It is currently our understanding based on information provided by the DOA and an analysis prepared by its environmental consultants that (i) the source of the TCE contamination did not result from the past or current activities on the Atrium property, (ii) the TCE contamination is a regional problem that is not confined to the Atrium, and (iii) the DOA has not yet identified the source of the TCE in the groundwater. Our environmental consultants have advised us that the United States Environmental Protection Agency (the "EPA") has issued a Statement of Policy towards owners of property containing contaminated acquifers. According to this policy, it is the EPA's position that where hazardous substances have come to be located on a property solely as a result of subsurface migration in an aquifer from an offsite source, the EPA will not take enforcement actions against the owner of the property. The groundwater underneath this property is relatively deep, and the property obtains its potable water supply from the City of Naperville and not from a groundwater well. Accordingly, we do not anticipate any material liability because of this TCE contamination.

        Tax Indemnities. Our operating partnership entered into tax indemnification agreements with certain principals affiliated with Mr. Nardi, ("NAC Contributors") and certain principals affiliated with one of our former executive officers ("IBD Contributors"), both of which contributed properties to us during our initial public offering. Under these agreements, our operating partnership is required to indemnify the NAC Contributors and the IBD Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by our operating partnership of its liabilities or the sale or other disposition by our operating partnership of the properties they contributed. Under the terms of the agreement, our operating partnership will indemnify the NAC Contributors and the IBD Contributors for certain income tax liabilities based on income or gain which the NAC Contributors and/or the IBD Contributors are required to include in their gross income for federal or state income tax purposes as a result of such an event. This indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the NAC Contributors and the IBD Contributors receiving the indemnity payment on a net, after-tax basis.

        The percentage of the above tax liabilities, which our operating partnership is required to indemnify, is 40% for the taxable year ending on December 31, 2004, and declines an additional 10% each year thereafter until December 31, 2007. Our operating partnership is not required to indemnify the NAC Contributors and the IBD Contributors for income or gain realized by them after the taxable year ending December 31, 2007. As a result of the sale of certain of our properties in October and November 2004, we recorded a liability (included in other liabilities) under these indemnities in the amount of $3.5 million payable to the NAC Contributors (included as a cost of sale in gain
(loss) on sale in discontinued operations). We estimate our maximum possible remaining exposure under the indemnities to the NAC Contributors and the IBD Contributors to be $3.4 million and $2.6 million, respectively, at December 31, 2004.

        PGI has entered into an agreement with our operating partnership pursuant to which PGI has agreed to indemnify our operating partnership for any amounts paid by our operating partnership to the NAC Contributors and/or the IBD Contributors pursuant to such agreement, provided that PGI is liable to our operating partnership for such amounts only to the extent that our operating partnership uses its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement). PGI will not be responsible for reimbursing us for the indemnification obligation resulting from the sale of our industrial portfolio discussed above since we are not pursuing a tax-free exchange or other tax avoidance strategy in connection with the sale.

        On December 12, 1997, we purchased and amended the mortgage note encumbering the property known as Continental Towers located in Rolling Meadows, Illinois (we currently receive all of the economic benefits from the property and have consolidated the operations). As part of this transaction, we agreed to indemnify the two limited partners (the "Principals") of the limited partnership which owns the property for, among other things, the federal and applicable state income tax liabilities that result from the income or gain which they recognize upon refinancing, sale, foreclosure or other action taken by us with respect to the property or the mortgage note (a "Tax Event"). Under the terms of the agreement, if an Indemnification Event, as defined, results in a Tax Event, we are required to immediately pay to the Principals the amount of any resulting federal or state tax, including any interest and penalties, as well as a "gross up" amount that effectively results in the Principals receiving this indemnity payment on a net, after tax basis.

        However, if a legal opinion is obtained from independent tax counsel that the Indemnification Event "should" not trigger a Tax Event resulting in taxable income or gain to the Principals, no indemnity payment is immediately required. If the legal opinion obtained from independent tax counsel states that the Principals have a "reasonable basis" for reporting the Indemnification Event without including any taxable income or gain, no indemnity payment is immediately required. In either case, the indemnity payment would be required if a Tax Event occurred. However, if a "reasonable basis" opinion is received regarding an Indemnification Event and if our equity market capitalization is less than $400 million (but more than $200 million), we are required to deposit 50% of the total indemnity amount into an escrow in cash or in the form of a letter-of-credit. If (i) an Indemnification Event occurs and our equity market capitalization falls below $200 million for more than 30 consecutive trading days, or (ii) immediately after we sell or otherwise dispose of the lesser of $100 million or 33% of our gross assets within a twelve-month period (a "Trigger Disposition"), we desire to cause an Indemnification Event and our equity market capitalization is less than $200 million, then we will be required to deposit 100% of the total indemnity amount into the escrow. In addition, in the case of a Trigger Disposition and our equity market capitalization falls below $200 million, the Principals may acquire the general partnership interest in the limited partnership, which owns the property, for a nominal amount and may be able to prevent an Indemnification Event from occurring. The tax indemnity obligation expires January 5, 2013. We have not recorded any liability and estimate its maximum possible exposure at December 31, 2004 is $53.2 million.

        Lease Liabilities. As a part of lease agreements entered into with certain tenants, we assumed these tenants' leases at their previous locations and subsequently executed subleases for certain of the assumed lease space. One of these leases is a lease the Bank One Center joint venture has with Citadel. We have agreed to reimburse the joint venture for its obligation to reimburse Citadel for the financial obligations, consisting of base rent and the pro rata share of operating expenses and real estate taxes, under Citadel's pre-existing lease (the "Citadel Reimbursement Obligation") for 161,488 square feet of space at the One North Wacker Drive office building in downtown Chicago, Illinois.

        We have executed subleases at One North Wacker Drive for substantially all of the space to partially mitigate our obligation under the Citadel Reimbursement Obligation. As a requirement under one of the subleases for 27,826 square feet, we escrowed a total of $1.1 million with the owner of One North Wacker Drive as security for the payment of the difference between the rental amount payable under the Citadel lease and this sublease. This escrow is being returned to us pro-rata over the life of this sublease, of which $0.2 million has been received through December 31, 2004. The Citadel Reimbursement Obligation includes an estimated remaining nominal gross rental obligation of $66.1 million over the term of the lease. Although we have sold 70% of our investment in Bank One Center to a joint venture partner, we have retained 100% of this liability. Liabilities for leases assumed at December 31, 2004 and 2003 includes $6.7 million and $8.7 million, respectively, related to the Citadel Reimbursement Obligations, which is our estimate of the remaining gross rental obligation less estimated future sublease recoveries.

        In connection with another sublease at One North Wacker Drive, we assumed two lease obligations, at two Chicago office buildings owned by third parties, with gross rental obligations of approximately $2.8 million. In July 2003, we paid a lease termination fee of $0.3 million on one of the two leases and subsequently made payments of $0.8 million and $0.6 million in 2004 and 2003, respectively, which reduced our gross rental obligation on the remaining lease to $1.1 million at December 31, 2004. We intend to attempt to partially mitigate our financial obligations under the remaining lease by subleasing the space.

        On November 26, 2001, we finalized a lease with a tenant for space in Continental Towers, our office buildings located in Rolling Meadows, Illinois. We have agreed to reimburse the tenant for a portion of the financial obligations consisting of base rent and the pro rata share of operating expenses and real estate taxes under the tenant's lease for occupancy executed at an office building located in downtown Chicago, Illinois. As of December 31, 2004, this lease has a remaining estimated gross rental obligation of approximately $2.8 million. On February 14, 2003, we re-leased the space to the tenant for the remainder of the lease term of the pre-existing lease subject to the tenant's option to terminate the lease effective as of any date after February 29, 2004, by providing us with six months prior written notice. We have approximately $1.7 million and $2.1 million in liabilities for leases assumed at December 31, 2004 and 2003, respectively, representing an estimate of our net liability related to this obligation which represents the differential between our remaining financial obligation under the pre-existing lease and the expected future rent from the tenant under the new lease.

        During 1999, we sold ten properties in a single transaction resulting in a deferred gain of $3.1 million. As a condition of the sale, we agreed to assume responsibility for re-leasing two of the properties for a period of five years after the expiration in 2000 and 2001 of the then existing tenant leases. Our remaining nominal gross lease obligation at December 31, 2004 is approximately $4.5 million. During 2002, we re-leased one of the properties and revised our leasing assumptions related to the second property. Correspondingly, the remaining deferred gain was reduced to zero at December 31, 2002 and we recorded a loss on the sale of real estate of $1.3 million in 2002. In 2004 and 2003, we further revised our leasing assumptions and recorded an additional (loss) gain on the sale of real estate of ($0.2) million and $0.6 million, respectively. At December 31, 2004 and 2003, we have included approximately $1.6 million and $3.0 million, respectively, in liabilities for leases assumed, representing our estimate of the remaining net liability anticipated related to this obligation.

        Income Taxes. The Internal Revenue Service (the "Service") conducted an examination of the federal income tax returns filed by certain of our affiliated entities for the taxable years ended December 31, 1999, 2000 and 2001. The Service's examination included the review of certain transactions involving our acquisition of our IBM Plaza property, which was reported on the examined returns as acquired in connection with a non-taxable, like-kind exchange involving an interest in the 77 West Wacker Drive office property located in Chicago, Illinois. On July 30, 2004, we received notice from the IRS Chicago Office of Appeals that they had completed their review of all years in question and no adjustments are proposed. This matter has now been formally closed by the IRS and no deficiency is due.

        Other. Dividends on our Series B Shares are cumulative and payable at a 9.0% annual rate each quarter that the Series B Shares remain outstanding. The Series B Shares rank senior to the common shares as to the payment of dividends. On January 31, 2005, we paid a quarterly dividend of $0.5625 per share on our Series B Shares for shareholders of record on December 31, 2004. Under our declaration of trust, this dividend is deemed to be a quarterly dividend, which relates to the third quarter 2003 dividend period, the earliest accrued but unpaid quarterly dividend on our Series B Shares. No dividend has been paid for any quarter in 2004 or for the last quarter of 2003 on the Series B Shares. The total arrearage in payment of dividends is $11.3 million. The Series B Shares may be redeemed at our option at a redemption price of $25.00 per share plus accrued and unpaid dividends. The redemption price is payable solely out of the proceeds from our sale of other capital shares of beneficial interest.

15.     Property Acquisitions, Placed in Service and Dispositions

        The following properties were acquired, placed in service or sold in 2004, 2003 and 2002. The results of their operations are included or excluded in our consolidated statements of operations from their respective transaction dates.


                                                                                 Month
Property                                  Location             Sales Price       Sold
---------------------------------------------------------------------------------------
                                                         (dollars in thousands)
2004 Sales
Office:
  33 West Monroe Street(1)                Chicago, IL          $    69,600      April
                                                               ===========
Portfolio Sale(2):
Office:
  1301 E. Tower Road                      Schaumburg, IL

Warehouse/distribution
  Facilities:
  425 E. Algonquin Road                   Arlington
                                          Heights, IL
  1455 Sequoia Drive                      Aurora, IL
  200 S. Mitchell                         Addison, IL
  11045 Gage Avenue                       Franklin   Park,
                                          IL
  4248, 4250 and 4300 Madison             Hillside, IL
    Street
  4211 Madison Street                     Hillside, IL
  4160-4190 W. Madison Street             Hillside, IL
  342-346 Carol Lane                      Elmhurst, IL
  200 E. Fullerton Avenue                 Carol Stream, IL
  555 Kirk Road                           St. Charles, IL
  370 Carol Lane                          Elmhurst, IL
  550 Kehoe Blvd.                         Carol Stream, IL
  1543 Abbott Drive                       Wheeling, IL
  388 Carol Lane                          Elmhurst, IL
  343 Carol Lane                          Elmhurst, IL
  350 Randy Road                          Carol Stream, IL
  11039 Gage Avenue                       Franklin   Park,
                                          IL
  1401 S. Jefferson Street                Chicago, IL

Overhead Crane/Manufacturing
  Facilities:
Chicago Enterprise Center                 Chicago, IL
  13535-A S. Torrence Avenue
  13535-B S. Torrence Avenue
  13535-C S. Torrence Avenue
  13535-D S. Torrence Avenue
  13535-E S. Torrence Avenue
  13535-F S. Torrence Avenue
  13535-G S. Torrence Avenue
  13535-H S. Torrence Avenue
  East Chicago Enterprise Center          East Chicago, IN
    4407 Railroad Avenue - Building 2
    4407 Railroad Avenue - Building 3
    4407 Railroad Avenue - Building 4
    4635 Railroad Avenue
Hammond Enterprise Center                 Hammond, IN
  4507 Columbia Avenue
  4527 Columbia Avenue
  4531 Columbia Avenue

Land:
  Aurora Land                             Aurora, IL
  DeKalb Land                             DeKalb, IL
  Batavia Land                            Batavia, IL

Total Portfolio Sale                                                            October/
                                                                 $   125,100     November
                                                                 ===========


Land:
  Carol  Stream Land(3)                   Carol Stream, IL       $     1,200    December
                                                                 ===========


                                                                         Acquisition Cost/      Month
                                                                           Construction       Acquired/
Property                                                 Location        Costs/Sales Price       Sold
-------------------------------------------------------------------------------------------------------------
                                                  (dollars in thousands)
2003 Acquisitions
Land:
  Aurora Land (4)                                 Aurora, IL              $    2,400             June
                                                                         ==================

2003 Sales
Land:
  Aurora Land (5)                                 Aurora, IL              $    2,800           December
                                                                         ==================

Office:
  National City Center (6)                        Cleveland, OH           $   80,000             June
                                                                         ==================
  70% of Common Interest:
    Bank One Center (7)                           Chicago, IL             $  105,000           October
                                                                         ==================

2002 Acquisitions
Land:
  Aurora Land (8)                                 Aurora, IL              $    2,700           February
  Batavia Land (9)                                Batavia, IL                  2,400            March
  Carol Stream Land (9)                           Carol Stream, IL               800            March
                                                                         ------------------
                                                                          $    5,900
                                                                         ==================
2002 Sales
Land:
  Aurora Land (8)                                 Aurora, IL              $    7,000           February
  Aurora Land (10)                                Aurora, IL                   3,400           February
                                                                         ------------------
                                                                          $   10,400
                                                                         ==================
Office:
  2000 York Road
    (Oak Brook Business Center) (11)              Oak Brook, IL
  2100 Swift Drive (11)                           Oak Brook, IL
  6400 Shafer Court (11)                          Rosemont, IL
  1699 E. Woodfield Road
    (Citibank Plaza) (11)                         Schaumburg, IL
  3800 and 3850 North Wilke Road and 3930
    Ventura Drive (Commerce Point) (11)           Arlington Heights, IL
  2205-2255 Enterprise Drive (Enterprise
    Office Center) (11)                           Westchester, IL
  1900 Algonquin Road/2000-2060
    Algonquin Road
      (Salt Creek Office Center/Sun Annex) (11)   Schaumburg, IL
  1700 East Golf Road
      (Two Century Centre) (11)                   Schaumburg, IL
  850, 860, 870 and 1000 Technology Way (Pine
       Meadows Corporate Center) (11)             Libertyville, IL

                                                                         ------------------
                                                                         $   131,156              June
  Centre Square I (12)                            Knoxville, TN                5,100            November
                                                                         ------------------
                                                                            $136,256
                                                                         ==================
Industrial:
  4430 Railroad Avenue (13)                       East Chicago, IN       $       600            December
                                                                         ==================
Joint Venture:
  300 West Monroe Street and 25 & 27
    South Wacker Drive (14)                       Chicago, IL            $    22,900            January
  Pine Meadows Corporate Center
     (Building E) (15)                            Libertyville, IL                 -             August
                                                                         ------------------
                                                                         $    22,900
                                                                         ==================
2002 Developments Placed In Service
Office:
  Bank One Center (16)                            Chicago, IL            $   325,207            November
                                                                         ==================



(1) We sold this property for a gross sales price of $69.6 million (i) less a credit of $19.4 million, representing the sum of a portion of the amount in our leasing reserve escrow account related to the property and a credit for certain prepaid rent, and (ii) plus or minus other customary prorations. Concurrent with the sale of the property, we used a portion of the proceeds of the sale and approximately $20.0 million of a leasing escrow held by the existing lender to repay the existing first mortgage debt having an outstanding principal balance of $59.3 million, plus accrued interest of $0.2 million. After closing prorations and costs and the repayment in full of the first mortgage loan encumbering the property, we received approximately $8.8 million from the sale. We recorded an asset impairment charge of $43.4 million related to this property in 2003. After reflecting this impairment, we recognized a gain of $0.4 million on this sale.

(2) Net proceeds from the sale of these properties after repayment or buyer assumption of mortgage and bond debt collateralized by the properties, closing costs and a tax indemnity payment obligation were $54.3 million. Included in net proceeds is approximately $9.7 million of restricted cash escrows which were released or credited by the purchaser at closing, offset by $4.4 million of environmental escrows and a rent subsidy escrow for $0.6 million that were funded at closing. In addition, we agreed to fund approximately $0.9 million (included in other liabilities) should two tenants fail to pay the future rent due under their leases for specific periods of time. Subsequent to the sale, we repaid $22.8 million of maturing mezzanine loan financing and anticipate utilizing the remaining proceeds to fund capital improvements and leasing costs and provide to us additional working capital and liquidity. We recognized a gain of $9.5 million on this sale.

(3) Net proceeds from the sale of this property were $1.2 million. We recognized a gain of $0.4 million on this sale.

(4) We purchased this land pursuant to a purchase contract entered into in February 1998 by our operating partnership. The 2003 purchase fulfills our obligation under this contract.

(5) We sold this land comprised of 15.0 acres for $2.8 million resulting in a gain of $0.2 million.

(6) We sold this property to an affiliate of our major tenant at the property, National City Corporation. The gross contract price for the sale, including a lease termination fee from an affiliate of the purchaser, was $80.0 million. During the fourth quarter of 2002, we recorded an asset impairment of $22.1 million related to this property (which is included in discontinued operations). After reflecting this impairment, our subsequent sale of this property resulted in a gain of $2.3 million and has been recorded in discontinued operations.

(7) On October 8, 2003, we closed on a transaction admitting a new 70% joint venture partner to our former subsidiary (the "Venture") that owns this office building (the "Property"). Commencing with the transaction, we began accounting for our investment in this joint venture under the equity method of accounting. The new joint venture partner is an affiliate of Estein & Associates USA, Ltd. of Orlando, Florida (together with its affiliates, the "JV Partner").

      Our affiliate manages and leases the Property pursuant to a management and leasing agreement that was entered into at the closing of the transaction. Our affiliate earns management fees in an amount equal to 2% of monthly Gross Revenues, as defined, until the Property achieves a 90% leased threshold at which time the management fees earned will increase to and remain at 2.5%. Our JV Partner has the right to replace our affiliate as the leasing agent upon thirty days written notice if the office space of the property is not 80% leased, as defined, by October 8, 2005. At the closing, the JV Partner made a cash contribution to the Venture of $106.4 million (which includes $1.4 million retained by the Venture as working capital) in exchange for 70% of the membership interests in the Venture. Upon closing, the Venture, in turn, distributed $105.0 million to us.

      Under the terms of the contribution agreement, an additional capital contribution in the amount of $9.8 million was to be made by the JV Partner and distributed to us when the Venture leased an additional 40,000 square feet of space in the Property over and above the square footage leased in the Property as of August 4, 2003 (the "Leasing Earnout"). In January 2005, the Venture entered into a lease which resulted in the Leasing Earnout being distributed to us (See Note 17--Subsequent Events to these Consolidated Financial Statements for further discussion).

      After closing prorations and funding certain required closing escrows and costs, we received approximately $323.0 million in net proceeds from the transaction, of which $293.2 million was used to retire outstanding construction and mezzanine indebtedness secured by the property of $169.8 million and $80.7 million, respectively, and $42.7 million of which we used to repay in full our outstanding indebtedness to SCPG, including accrued interest, and the remainder of which we have retained for working capital.

      The JV Partner is the administrative member of the Venture, and we have approval rights over major decisions. At closing, we received a credit to our invested capital account in the Venture in the amount of $45.6 million (which includes a $0.6 million cash contribution we made which has been retained by the Venture as working capital), representing 30% of the total invested capital of the Venture. We also received a credit to our invested capital account, upon the satisfaction of the Leasing Earnout, of an additional $4.2 million. We recorded our equity investment at the date of the transaction at our carryover basis of $43.4 million.

      The JV Partner is entitled to receive out of available annual cash flow, a 10% non-cumulative, non-compounded preferred return on its invested capital, after which we will receive a 10% non-cumulative, non-compounded return on our capital. Any remaining annual cash flow will be paid 50% to us and 50% to the JV Partner. The JV Partner also receives a monthly administrative fee of $50,000.

      Our equity in the earnings (loss) from this joint venture is determined based upon the distribution of available cash flow. To the extent that joint venture earnings exceed the return to our partner in any year, we will record 100% of the excess up to a 10% return on our capital. Thereafter, earnings will be allocated 50% to us and 50% to our partner. To the extent earnings of the joint venture are less than the amount distributable to our JV Partner, we will record a corresponding loss to the extent of any difference.

      In the event of any sale or future refinancing of the Property, our JV Partner will receive a 10% non-cumulative, non-compounded preferred return on its invested capital for the year in which the sale or refinancing occurs and the return of its invested capital prior to the payment to us of our 10% return for that year and our capital. Any remaining net sale or refinancing proceeds will be paid 50% to us and 50% to our JV Partner.

      We have an option to purchase the JV Partner's interest in the Venture on the date that is 90 days prior to the maturity of the first mortgage secured by the property. The purchase price for the JV Partner's membership interest will be equal to the greater of (a) the value of the JV Partner's interest in the Venture determined based upon a deemed sale of the Property at a value (the "Deemed Property Value") calculated using the pro forma net operating income of the Property for a twelve month period divided by a capitalization rate of 8.5%, less the actual amount of all unpaid tenant improvement allowances and rental allowances for any leases of the Property, or (b) an amount that must be received by the JV Partner to return to the JV Partner its invested capital, plus a return of 12.5% compounded annually, taking into account all prior distributions.

      In the event we do not exercise our purchase option, the JV Partner may elect to purchase our interest in the Venture on the date that is 60 days prior to the maturity of the first mortgage. The purchase price for our interest shall be equal to the value of our interest in the Venture based upon a deemed sale of the Property at the Deemed Property Value.

(8) We sold this land consisting of 52.5 acres for $7.0 million resulting in a loss of $0.2 million. Approximately 33 acres of the 52.5 acres were acquired by us concurrently for a purchase price of $2.7 million.

(9) These parcels were acquired by our operating partnership from affiliates of Mr. Nardi in exchange for 344,331 limited partner common units. These acquisitions completed our obligation under a contract entered into with affiliates of Mr. Nardi as part of our initial public offering.

(10) Our sale of this land resulted in a loss of $0.1 million. Our Services Company agreed to act as the developer in connection with the construction of a 350,000 square foot industrial build-to-suit building on this property. In connection with this sale, our Services Company agreed to acquire a 222,840 square foot industrial building located in Aurora, Illinois for $10.4 million. Our Services Company subsequently contracted with a third party to sell this property for a purchase price of $10.4 million. We purchased and sold the property in October 2002. As part of the sale, the Services Company was required to master lease certain vacant space in the building for a total annual rent of approximately $0.3 million for up to two years or until the space was leased to another tenant. In October 2002, our obligation to master lease this space was mitigated upon the leasing of the space to another tenant. During the year ended December 31, 2002, our Services Company recognized $1.7 million of net income after applicable income taxes, as the construction manager in connection with the construction of the industrial build-to-suit building.

(11) On June 26, 2002, we completed the sale of nine suburban office properties to an affiliate of Blackstone Real Estate Advisors, L.P. for an adjusted sales price of $131.2 million, excluding the assumption of $113.1 million of debt related to the properties (the "Blackstone Sale"). We recorded a $33.6 million provision for asset impairment during 2002 related to these properties based upon our revised holding period and subsequently recorded an additional $3.7 million loss on sale in 2002 relating primarily to the write-off of certain deferred assets associated with these properties.

(12) We sold this office building for a gross sales price of $5.1 million and recorded a gain of $0.1 million in discontinued operations. In connection with this sale, we redeemed approximately $3.9 million of the $9.0 million of bonds that encumbered the property. The purchaser assumed the remainder of the outstanding bonds.

      The facility that provided credit enhancement for the bonds was terminated in connection with this sale.

(13) Our sale of this property resulted in a gain of $0.4 million and is reflected in discontinued operations. Net proceeds from this sale of $0.6 million were deposited into escrow with the lender that provided credit enhancement on the bonds relating to this and other properties.

(14) On January 16, 2002, we assigned our interest in a joint venture relating to certain property located at the northeast corner of Wacker Drive and Monroe Street in Chicago, Illinois, to our joint venture partner for $22.9 million and used a portion of the proceeds to repay the $16.5 million we borrowed from the joint venture partner in 2001. We also received an option which expired, unexercised, on June 28, 2002 to repurchase our interest in the joint venture for $22.9 million plus a 10% compounded return.

(15)  On August 23, 2002,  we  transferred  our 10%  ownership  interest in Pine
      Meadow, LLC to our joint venture partner. In consideration of this transfer, we were released of our obligations under the joint venture agreement and the documents that evidenced and secured a $9.3 million construction mortgage loan encumbering the property. We recorded a $0.5 million provision for asset impairment during 2002 related to this ownership interest.

(16) On August 1, 2002, we and the City of Chicago ("City") closed the tax increment financing assistance for Bank One Center pursuant to which the owner of the property may be entitled to receive from the City, depending on the satisfaction of certain requirements, up to $10.0 million in tax increment assistance. As disclosed above, we have a 30% common interest in a joint venture which owns this property. The obligation of the City is evidenced by a promissory note in the maximum principal amount of $10.0 million (which is subject to reduction if certain requirements are not satisfied). Interest on the note accrues at the rate of 9.5% per year. Payments of the tax increment assistance are to be made each January 1 after the project is completed, and are to be made from 50% of the incremental real estate taxes attributable to Bank One Center. The promissory note matures on December 31, 2008, and, to the extent any portion of the note remains unpaid as of the maturity date, the Venture is required to forego such amounts. On November 1, 2002, upon satisfaction of the majority of the City's significant requirements, a promissory note receivable in the amount of $9.4 million and related accrued interest was recorded for financial reporting purposes. This correspondingly reduced development costs related to Bank One Center.

        In prior years, we acquired the first and second mortgage notes encumbering the office property known as 180 North LaSalle Street. We had an option to purchase the equity ownership of the property during the period from January 15, 2004 to February 15, 2004 for a price equal to the greater of the fair market value of the interest or $2.0 million. On January 15, 2004, we acquired fee title to the property in exchange for a payment of $0.1 million to cover certain related expenses.

16.     Investments in Unconsolidated Joint Ventures

        We have investments in three joint ventures which we account for using the equity method of accounting. The following is a summary of the investments and the amounts reflected in our consolidated financial statements related to these investments.

        77 West Wacker Drive. We own a 50% common interest in 77 LLC, which owns a 944,556 square foot office building located in Chicago, Illinois. Our joint venture partner also owns a $66.0 million preferred interest (providing a cumulative preferred return of 9.5% per annum) in this property. Our interest at December 31, 2004 and December 31, 2003 was a deficit investment of $4.1 million and $5.2 million (included in deficit investment in unconsolidated entity), respectively.

        The following table summarizes our share of various items:

                                        Year ended December 31,
                                      2004       2003        2002
                                  -------------------------------------
                                        (dollars in thousands)
Operations (included in other
  income) (1)(2)..................  $  (915)  $   317     $  1,005
Contributions made................        -         -        2,000
Distributions received............        -     4,415          900
Unrealized gains (losses)(included
  in other comprehensive income)..        -     2,542       (1,344)
Losses  reclassified into earnings
  from other comprehensive income.    2,594       612          275


    (1) Includes lease termination fee income earned in April 2003, our share of which was $1.6 million and excludes our share (50%) of the joint venture's expense related to the management fee we earned on the property of $1.1 million for each of the years ended December 31, 2004, 2003 and 2002, respectively.

    (2) Includes $0.7 million of income in each of the years 2004, 2003 and 2002, related to accretion of our investment account from zero at formation of this joint venture to $22.0 million at end of the estimated useful life of the property. The $22.0 million is based on our joint venture partners contribution of cash at formation for their 50% common interest in the joint venture.

        On October 24, 2003, the joint venture refinanced its existing $152.5 million first mortgage loan payable on the property with the proceeds of a new $166.0 million first mortgage loan. The new loan bears interest at a fixed rate of 5.70% and matures on November 1, 2013. The loan requires monthly payments of interest only for the first two years of the loan term and requires monthly payments of principal and interest thereafter based on a 30 year amortization schedule.

        The new loan required $0.3 million at closing and an additional $0.2 million per year to be deposited into an escrow for maintenance and repairs at the property. In addition, the loan created a rollover reserve account for future leasing costs which the joint venture deposited $8.65 million at closing and is required to deposit an additional $0.1 million per month thereafter, provided, however, in no event will the amount in the rollover reserve be required to exceed $19.7 million. In the event certain tenants do not renew their leases by certain dates or the relevant space is not re-leased, additional escrow deposits will be required. After the joint venture paid its outstanding preferred return to our partner, we and our partner each received a cash distribution of $2.4 million from the joint venture out of loan proceeds.

        The following tables represent the condensed balance sheets and income statements of 77 LLC:

                                                 Year ended December 31,
                                                 2004              2003
                                         --------------------------------------
                                                 (dollars in thousands)

            Real estate, at cost (net):    $   251,387       $   253,525
            Other assets...............         28,862            26,368
                                         --------------------------------------
            Total assets...............    $   280,249       $   279,893
                                         ======================================
            Mortgage note payable......    $   166,000       $   166,000
            Other liabilities..........         18,745            19,851
            Total members' capital.....         95,504            94,042
                                         --------------------------------------
            Total liabilities and
             members' capital..........    $   280,249       $   279,893
                                         ======================================

                                                Year ended December 31,
                                              2004        2003        2002
                                          -------------------------------------
                                                 (dollars in thousands)

         Total revenue..................   $   43,661  $   46,828  $   44,570
         Total expenses.................       40,595      41,299      37,665
                                          -------------------------------------
         Net income.....................  $     3,066 $     5,529 $     6,905
                                          =====================================

        Bank One Center. On March 19, 2003, we purchased all of our prior joint venture partner's ownership interest in the entity that owns Bank One Center which made us the sole owner of the property at that time. We paid $9.2 million for the interest, of which $0.5 million was deposited into an escrow account that was to be released to the joint venture partner upon the satisfaction of certain post-closing obligations of the joint venture partner (and in all events on the first anniversary of the closing date). The joint venture partner had continued to provide certain development services through November 3, 2003 for a monthly fee. As of December 31, 2003, the $0.5 million escrow had been released to the joint venture partner. Simultaneous with this transaction, the joint venture partner repaid us in full a loan previously made by us to them of $1.0 million, plus accrued interest of $0.2 million.

        On October 8, 2003, we closed on a transaction admitting a new 70% joint venture partner to our former subsidiary, Dearborn LLC, that owns the Bank One Center. At the closing, our partner made a cash contribution to the venture of $106.4 million (which includes $1.4 million retained by the venture as working capital) in exchange for 70% of the membership interests in the venture. We retained a 30% subordinated common interest in the joint venture. Upon closing, the venture, in turn, distributed $105.0 million to us. Under the terms of the contribution agreement, an additional capital contribution in the amount of $9.8 million is to be made by our partner and distributed to us when the joint venture leases an additional 40,000 square feet of space in the property over and above the square footage leased in the property as of August 4, 2003. (See
Note 17--Subsequent Events regarding this provision).

        Our interest in the joint venture at December 31, 2004 and 2003 was an equity investment of $25.4 million and $41.6 million, respectively, (included in investment in unconsolidated entities).

        The following table summarizes our share of various items for the year ended December 31, 2004 and for the period October 8, 2003 (admittance of our joint venture partner) through December 31, 2003 (dollars in thousands):

                                        2004        2003
                                   ------------------------
Operations (included in other
    income) (1) (2)............... $  (13,668)  $(2,571)
Contributions made (3)............          -       600


(1) During the period, distributions to our partner exceeded the joint venture's net income. As a result, income equal to the distribution was allocated to our partner and we recorded a loss in the amount of the difference between this allocation and the actual net income of the joint venture.

(2) Excludes the expense related to the management fee we earned on this property of $0.7 million and $0.1 million for 2004 and 2003, respectively.

(3) Per the terms of the joint venture agreement, we and our partner made working capital contributions at closing.

        Simultaneous with the admittance of our joint venture partner to the joint venture, the joint venture closed on a $270.0 million mortgage loan. The loan bears interest at a fixed rate of 5.47% per year, except that $22.5 million of the loan commitment, related to future tenant improvement and other leasing costs at the property, will bear interest at a floating rate of one or three month LIBOR plus 1.2% when and as funded. The joint venture will have the right to fix the interest rate on this future funding in $5.0 million increments as funded, at an interest rate equal to the lender's then-current cost of funds plus 1.2%. On September 30, 2004, the joint venture fixed the rate on the loan at 5.18% and drew down $18.1 million representing the remaining proceeds available under the original loan commitment. Funds not disbursed are invested. These funds are held in an escrow to be utilized for future tenant improvement and leasing costs.

        The loan, having a term of 7 years, requires quarterly interest only payments payable in arrears for the first two years of the loan term and then payments of principal and interest pursuant to a 30-year amortization schedule. The venture paid the lender a 0.5% arrangement fee on the entire loan amount at closing, and is obligated to pay a $50,000 agency fee each year.

        The loan documents provide that if the debt service coverage ratio of the property (as defined in the loan documents and tested on June 30 and December 31 of each year) falls below 1.1, it is a default under the loan. In addition, beginning on June 30, 2006, in the event the debt service coverage ratio of the property falls below 1.30, then the excess net cash flow from the property will be deposited into an interest bearing escrow account with the lender until the debt service coverage ratio test of 1.30 is met.

        The following tables represent the condensed balance sheets and income statements of Dearborn LLC on a historical cost basis:

                                                Year ended December 31,
                                                2004              2003
                                        --------------------------------------
                                                (dollars in thousands)

           Real estate, at cost (net):    $   330,012       $   335,632
           Other assets...............        102,720            85,765
                                        --------------------------------------
           Total assets...............    $   432,732       $   421,397
                                        ======================================
           Mortgage note payable......    $   270,000       $   247,500
           Other liabilities..........         22,723            29,838
           Total members' capital.....        140,009           144,059
                                        --------------------------------------
           Total liabilities and
            members' capital..........    $   432,732       $   421,397
                                        ======================================

                                                                  For the
                                                                period from
                                                                 October 8,
                                                                   2003
                                                     Year ended   through
                                                     December 31 December 31
                                                        2004        2003
                                                    -------------------------
                                                     (dollars in thousands)

          Total revenue......................... $   45,939    $    9,618
          Total expenses........................     49,149         9,809
                                                 -------------------------
          Net loss.............................. $   (3,210)   $     (191)
                                                 =========================


        Thistle Landing. We own a 23.1% common interest in Plumcor Thistle, LLC, which owns a 383,509 square foot office building located in Phoenix, Arizona, that opened in late 1999. Our interest at December 31, 2004 and 2003 was an equity investment of $0.7 million and $1.2 million (included in investment in unconsolidated entities), respectively, and our share of the venture's operations were $(0.3) million, $(0.0) million and $(0.2) million in 2004, 2003 and 2002, respectively, which is included in other income (expense). We received distributions of $0.2 million in each of the years 2004, 2003 and 2002, respectively.

17.     Subsequent Events

        In January 2005, the joint venture which owns the Bank One Center building executed a lease expansion with Citadel. The lease amendment with Citadel for 47,235 square feet is effective as of December 1, 2004 for a term of nine years and one month. As a result of this lease amendment, we have met a leasing condition under the Joint Venture agreement and qualified for the distribution to us of $9.8 million from the Joint Venture. This distribution was received by us on January 24, 2005.

        On February 17, 2005, we and an affiliate of The Lightstone Group, LLC ("Lightstone"), entered into a definitive agreement and plan of merger. Under the merger agreement Lightstone will acquire our common shares and common share limited partner units for $7.25 in cash, plus the assumption of our outstanding debt. Our board of trustees has unanimously approved the transaction and intends to recommend it for approval by our common shareholders. The parties expect to close the transaction in the second quarter, or early in the third quarter, of 2005. In connection with the merger agreement, Lightstone funded a $10.0 million earnest money deposit into an escrow.

        Our Series B Shares will remain outstanding after the transaction is completed. At the closing of the transaction, all accrued but unpaid distributions on our Series B Shares, plus distributions on our Series B Shares for the entire calendar quarter in which the transaction closes, will be paid to the holders of our Series B Shares.

        The closing of the merger agreement is subject to, among other things, a number of customary conditions including the approval by the holders of our common shares. The transaction is not subject to any financing condition.

             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

                             AS OF DECEMBER 31, 2004
                             (DOLLARS IN THOUSANDS)





                                                                                          Gross Amount Carried at
                                                                  Cost Capitalized           Close of Period
                          Encumbrances(1)     Initial Cost     Subsequent to Acquisition       12/31/04
                           -------------- -------------------- -------------------------  -----------------------
                                                                                                            Accumulated
                                                                                                            Depreciation
                                                  Buildings         Buildings             Building              at
                            December 31             and               and                   and             December 31  Date of
                              2004       Land   Improvements  Land Improvements  Land   Improvements Total    2004(2)   Acquisition
                           ----------------------------------------------------- -------------------------- ------------------------

280 Shuman Blvd.......... $       -  $   1,261  $   5,056  $    - $   1,050  $   1,261 $    6,106 $  7,367  $  1,218   Nov. 1997
Continental Towers ......    65,991     21,780     87,324     455    17,741     22,235    105,065  127,300    24,465   Dec. 1997
4343 Commerce Court (3)..    12,172      5,370     21,394     192     3,405      5,562     24,799   30,361     7,489   Nov. 1997
1600-1700 167th St.......     2,625      1,073      4,291     167       801      1,240      5,092    6,332     1,364   Nov. 1997
208 South LaSalle Street.    42,590     12,310     49,042      20    10,791     12,330     59,833   72,163    13,189   Mar. 1998
800-810 Jorie Blvd.......    22,117      5,619     24,089       -     1,417      5,619     25,506   31,125     3,457   Aug. 1999
IBM Plaza (4)............   195,000     39,664    208,898       1     6,746     39,665    215,644  255,309    29,315   Dec. 1999
Brush Hill Office Court..     7,918      2,617     10,469       -       556      2,617     11,025   13,642     1,646   Dec. 1999
Enterprise Center II.....     5,805      1,783      7,376       1     (421)      1,784      6,955    8,739       904   Jan. 2000
7100 Madison Avenue......     3,775      1,360      4,000       -       125      1,360      4,125    5,485       473   Apr. 2000
180 North LaSalle Street.    66,282     29,409     73,276     107    17,848     29,516     91,124  120,640    16,023   Aug. 2000
1051 N. Kirk Road (3)....     3,170        911      3,325       -   (1,579)        911      1,746    2,657       410   Nov. 1997
Other Corporate Assets...         -          -        476       -     9,625          -     10,101   10,101     7,487
                           ------------------------------------------------------------------------------------------
Total.................... $ 427,445  $ 123,157  $ 499,016  $  943 $  68,105   $124,100 $  567,121 $691,221  $107,440
                           ------------------------------------------------------------------------------------------


                            PRIME GROUP REALTY TRUST
             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                             AS OF DECEMBER 31, 2004

(1) See Note 4 - Mortgage Notes and Bonds Payable to these Consolidated Financial Statements for a description of our mortgage notes payable.
(2) Depreciation is calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

             Buildings                                  40 years
             Building improvements                      10 to 30 years
             Tenant improvements                        Term of related leases
             Furniture and equipment                    3-10 years

(3)     These properties collateralize a mortgage note payable of $15.3 million.
(4) A pledge of 100% of the ownership interest in the entity which owns this property is collateral for two mortgage notes payable totaling $195.0 million with the same lender.

        The aggregate gross cost of the properties included above, for federal income tax purposes, approximated $521.5 million as of December 31, 2004. We have $2.2 million in property held or under development at December 31, 2004, for which the basis for federal income tax purposes approximated $2.1 million at December 31, 2004. The net tax basis of our investment in unconsolidated real estate joint ventures for federal income tax purposes was $42.7 million at December 31, 2004.

        The following table reconciles the company's historical cost for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands):



                                                                       Year ended December 31
                                                                2004              2003            2002
                                                         ----------------------------------------------------
Balance, beginning of period..........................    $   681,933        $1,025,271       $   893,462
Additions during period...............................         10,128            23,788           341,664
Disposals during the period...........................           (840)         (347,204)         (190,467)
Conversion of common units to common shares...........              -           (19,022)                -
Property impairments recorded during period...........              -              (900)          (19,388)
                                                         ----------------------------------------------------
Balance, close of period..............................    $   691,221       $   681,933        $1,025,271
                                                         ====================================================



        The following table reconciles the accumulated depreciation for the years ended December 31, 2004, 2003 and 2002 (dollars in thousands):




                                                                       Year ended December 31
                                                               2004              2003             2002
                                                        -----------------------------------------------------
Balance at beginning of period.....................     $     88,090      $     67,308      $     54,416
Depreciation and amortization for the period.......           20,001            26,053            33,428
Disposals during the period........................             (651)           (5,271)          (20,536)
                                                        -----------------------------------------------------
Balance, close of period...........................     $    107,440      $     88,090      $     67,308
                                                        =====================================================

                             Dearborn Center, L.L.C.

                              Financial Statements

                  For the Year ended December 31, 2004 and for
            the period from October 8, 2003 through December 31, 2003
                                   (unaudited)



                                    Contents

Report of Independent Registered Public Accounting Firm...............1

                              Financial Statements

Balance Sheets........................................................2
Statements of Operations..............................................3
Statements of Members' Capital........................................4
Statements of Cash Flows..............................................5
Notes to Financial Statements.........................................6

             Report of Independent Registered Public Accounting Firm

Board of Trustees
Prime Group Realty Trust


    We have audited the accompanying balance sheet of Dearborn Center, L.L.C. as of December 31, 2004, and the related statements of operations, members' capital and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dearborn Center, L.L.C. at December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.


                                  /s/ Ernst & Young LLP
                                  ---------------------


Chicago, Illinois
February 21, 2005

                             Dearborn Center, L.L.C.

                                 Balance Sheets





                                                              December 31
                                                        2004                2003
                                                -----------------------------------------
                                                                        (unaudited)
Assets
Real estate:
  Land                                          $   22,621,876        $   22,621,876
  Building and improvements                        280,654,208           279,140,911
  Tenant improvements                               45,215,227            41,313,676
                                                -----------------------------------------
                                                   348,491,311           343,076,463
  Accumulated depreciation                         (18,479,626)           (7,444,897)
                                                -----------------------------------------
                                                   330,011,685           335,631,566

Cash                                                14,787,010             5,583,880
Restricted cash escrows                             20,585,320            19,532,774
Receivables:
  Tenant                                             8,605,602             5,228,406
  Deferred rent                                      9,003,586             4,375,048
  Note                                              12,295,833            10,745,187
Deferred costs, net                                 37,430,498            40,295,313
Prepaid expenses                                        11,744                 5,101
                                                -----------------------------------------
Total assets                                    $  432,731,278         $ 421,397,275
                                                =========================================

Liabilities and members' capital
Mortgage note payable                           $  270,000,000         $ 247,500,000
Accrued interest payable                             3,760,863             3,459,775
Rents received in advance                            2,022,671             1,312,615
Accrued tenant improvement allowances                  514,500            13,627,379
Accounts payable and accrued liabilities               615,676               405,074
Due to affiliate                                       596,303               290,209
Development costs payable                              876,885               958,550
Accrued real estate taxes                           14,310,000             9,759,485
Other                                                   25,000                25,000
                                                -----------------------------------------
Total liabilities                                  292,721,898           277,338,087
Members' capital                                   140,009,380           144,059,188
                                                -----------------------------------------
Total liabilities and members' capital          $  432,731,278         $ 421,397,275
                                                =========================================



                       See notes to financial statements.

                             Dearborn Center, L.L.C.

                            Statements of Operations




                                                  For the period from
                                                    October 8, 2003
                                  Year ended            through
                               December 31 2004     December 31 2003
                             ------------------------------------------
                                                      (unaudited)
Revenue
Rental                          $ 28,919,989           $ 6,461,018
Tenant reimbursements             15,328,416             2,784,867
Other                              1,690,502               372,194
                             ------------------------------------------
Total revenue                     45,938,907             9,618,079

Expenses
Property operations                8,904,529             1,828,783
Real estate taxes                 12,933,879             2,265,820
Depreciation                      11,034,729             2,174,122
Amortization                       2,133,650               344,172
Interest                          14,141,928             3,196,531
                             ------------------------------------------
Total expenses                    49,148,715             9,809,428
                             ------------------------------------------
Net loss                        $ (3,209,808)          $  (191,349)
                             ==========================================

                       See notes to financial statements.

                             Dearborn Center, L.L.C.

                         Statements of Members' Capital

                    For the Year ended December 31, 2004 and
                       for the period from October 8, 2003
                            through December 31, 2003





                                                           UST               Prime              Total
                                                   ----------------------------------------------------------
Members' capital at October 8, 2003                   $101,239,465      $  43,442,255        $144,681,720
Net income (loss)                                        2,431,183         (2,622,532)           (191,349)
Contribution                                             1,400,000            600,000           2,000,000
Distributions                                           (2,431,183)                 -          (2,431,183)
                                                   ----------------------------------------------------------
Members' capital at December 31, 2003 (unaudited)      102,639,465         41,419,723         144,059,188
                                                   ----------------------------------------------------------
Net income (loss)                                       10,640,000        (13,849,808)         (3,209,808)
Contribution                                             9,800,000                  -           9,800,000
Distributions                                          (10,640,000)                 -         (10,640,000)
                                                   ----------------------------------------------------------
Members' capital at December 31, 2004                 $112,439,465      $  27,569,915        $140,009,380
                                                   ==========================================================

                       See notes to financial statements.

                             Dearborn Center, L.L.C.

                            Statements of Cash Flows

                                                                                           For the period from
                                                                                             October 8, 2003
                                                                             Year ended    through December 31
                                                                          December 31 2004         2003
                                                                         ---------------------------------------
                                                                                                (unaudited)
Operating activities
Net loss                                                                 $   (3,209,808)   $     (191,349)
Adjustments  to  reconcile  net  loss  to net
  cash provided by operating activities:
    Depreciation and amortization                                            13,168,379         2,518,294
    Amortization of costs for leases assumed
      (included in rental revenue)                                            1,950,175           477,635

    Changes in operating assets and liabilities:
      Tenant receivables                                                     (6,151,721)       (1,540,244)
      Deferred rent receivable                                               (4,628,538)       (1,153,192)
      Accrued interest on note receivable                                      (962,875)         (206,714)
      Prepaid expenses                                                           (6,645)           (5,101)
      Accrued interest payable                                                  301,088         3,196,531
      Rents received in advance                                                 710,056          (700,154)
      Accounts payable and accrued liabilities                                  158,903           216,203
      Due to affiliate                                                          306,095           458,622
      Accrued real estate taxes                                               9,225,961         2,285,056
                                                                         ---------------------------------------
Net cash provided by operating activities                                    10,861,070         5,355,587

Investing activities
Additions to real estate                                                     (7,345,733)       (2,015,435)
Decrease in accrued tenant improvement allowances                           (13,112,879)         (574,408)
Leasing costs                                                                (1,214,186)          (31,726)
Increase in restricted cash escrows                                          (1,052,546)        2,595,774
Increase in note receivable                                                    (587,771)                -
                                                                         ---------------------------------------
Net cash used in investing activities                                       (23,313,115)          (25,795)

Financing activities
Contributions from member                                                     9,800,000         2,000,000
Distributions to member                                                     (10,640,000)       (2,431,183)
Additional proceeds from mortgage note payable                               22,500,000                 -
Financing costs                                                                  (4,825)             (371)
                                                                         ---------------------------------------
Net cash provided by (used in) financing activities                          21,655,175          (431,554)
                                                                         ---------------------------------------
Net change in cash                                                            9,203,130         4,898,238
Cash at beginning of period                                                   5,583,880           685,642
Cash at end of period                                                    $   14,787,010    $    5,583,880
                                                                         =======================================
                       See notes to financial statements.



                             Dearborn Center, L.L.C.

                          Notes to Financial Statements


1.  Summary of Significant Accounting Policies

Formation and Organization of the Company

        Dearborn Center, L.L.C. (the Company) is a Delaware limited liability company that was formed on September 27, 2000, to develop, own, lease, and operate a 37-story office building containing approximately 1.5 million square feet located in downtown Chicago, Illinois (the Property).

        On October 8, 2003 (the Transaction Date), Prime Group Realty, L.P. (Prime), the prior sole member of the Company, sold 70% of its interest in the Company to UST XI Dearborn, Ltd. (UST), a limited partnership organized under the laws of Florida. At the closing, UST paid Prime $105,000,000 and made a cash contribution to the Company of $1,400,000 as working capital. Prime correspondingly made a $600,000 cash contribution to the Company. UST's opening capital balance represents an allocation of 70% of Prime's historical capital balance. The Company's organizational documents were amended and restated to reflect the admission of UST. For reporting purposes, no adjustments have been made to the carrying values of the Company's assets and liabilities as a result of the sales transaction in accordance with the practices of the Securities and Exchange Commission.

        Under the terms of the Contribution Agreement between Prime and UST, an additional capital contribution in the amount of $9,800,000 was to be made by UST (the Leasing Earnout) and distributed to Prime when the Company leases an additional 40,000 square feet of space in the Property over and above the square footage leased in the Property as of August 4, 2003. This contribution was made in December 2004.

        UST is the administrative member of the Company and Prime has approval rights over major decisions. At closing, Prime received a credit to its invested capital account (as defined in the Contribution Agreement) in the Company in the amount of $45,600,000, representing 30% of the total invested capital of the Company, and UST received a credit to its invested capital account of $106,400,000, representing 70% of the total invested capital of the Company. Prime will also receive a credit to its invested capital account, upon the satisfaction of the Leasing Earnout, of an additional $4,200,000.

        In connection with the admittance of UST as a partner in the Company, Prime deposited $19,908,658 with an escrow agent, which is to be used to fund:
(a) the payment of completion costs for the core and shell of the Property (which Prime and UST acknowledge were $5,670,959 as of the closing date), (b) the costs related to tenant improvements and allowances with respect to existing leases at the Property (which Prime and UST acknowledge were $14,201,787 as of the closing date) and (c) the payment of any outstanding lease commissions with respect to existing leases of the Property (which Prime and UST acknowledge were $35,912 as of the closing date). The balances in this escrow account at December 31, 2004 and 2003 were $1,500,946 and $18,532,812, respectively. In addition to this escrow, Prime conveyed another escrow to the Company in the amount of $1,356,942 related to completion costs for the core and shell of the Property incurred prior to the closing date. The balances in this escrow at December 31, 2004 and 2003 were $925,175 and $999,962, respectively.

        UST is entitled to receive out of available annual cash flow (Distributable Cash), a 10% non-cumulative preferred return on its invested capital, after which Prime will receive a 10% non-cumulative, non-compounded return on its invested capital. Any remaining Distributable Cash after repayment of all amounts then due and payable pursuant to the loan documents and other expenses and liabilities of the Company then due and payable after establishment of such reserves as UST may reasonably determine for specific anticipated purposes will be distributed 50% to Prime and 50% to UST.

        To the extent the Company's earnings exceed UST's return in any year, Prime will record 100% of the excess up to its 10% return on invested capital. Thereafter, earnings will be allocated 50% to Prime and 50% to UST. To the extent the Company's earnings are less than the amount distributable to UST, a corresponding loss will be allocated to Prime to the extent of any difference.

        In accordance with the Limited Liability Company Agreement, the Company has perpetual existence unless sooner dissolved upon the occurrence of a defined termination event. No Member can transfer its interest in any part of the Company without obtaining the prior written consent of the other Member unless the transfer is made to an affiliate or Prime transfers or sells its membership interests in connection with any merger, consolidation, reorganization, sale, liquidation or other similar transaction.

Presentation

        The financial statements and disclosures as of December 31, 2003 and for the period from October 8, 2003 to December 31, 2003 are unaudited.

Real Estate

        Real estate is carried at its historical cost, less accumulated depreciation. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements, which improve and/or extend the useful life of the asset, are capitalized and depreciated over their estimated useful life.

        Depreciation is calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

Building                                           40 years
Building improvements                              15 to 30 years
Tenant improvements                                Term of related lease

        The City of Chicago, ("City") has provided tax increment financing assistance for the Property pursuant to which the Company is entitled to receive from the City up to $10,000,000 in tax increment assistance, subject to the satisfaction of certain requirements. The obligation of the City is evidenced by a promissory note in the maximum principal amount of $10,000,000 (which was subject to reduction if certain requirements were not satisfied). Interest on the note accrues at the rate of 9.5% per year. Under the agreement with the City, payments of the tax increment assistance are to be made each January 1 from 50% of the incremental real estate taxes attributable to the Property. The promissory note matures on December 31, 2008, and, to the extent any portion of the note remains unpaid as of the maturity date, the Company is required to forego such amounts. The Company initially recorded a note receivable in the amount of $9,412,228, which was net of a reserve for amounts anticipated due to the City for failure to meet certain of the requirements.

        On August 11, 2004, payments were made to the City comprised of $587,771 from the Company and $447,845 from Prime. The payment by the Company was funded by a loan Prime made to the Company in the amount of $587,771. The loan bears interest at 10.0% per year. The total of $1,035,616 represented the Company's obligation under its redevelopment agreement with the City. The City issued a Certificate of Completion in regards to the Property and acknowledged the amount of the note receivable, which included principal of $10,000,000 and interest through August 11, 2004 of $1,929,028.

        The balance of the note receivable at December 31, 2004 and 2003 includes accrued interest of $2,295,833 and 1,332,959, respectively.

Deferred Charges

        Costs incurred in connection with financings are capitalized as deferred financing costs and are amortized over the terms of the related loan. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and are amortized on the straight-line method over the terms of the related lease agreements.

Rental Revenue

        Rental revenue is recorded on the straight-line method over the terms of the related lease agreements. Differences between rental revenue earned and amounts due per the respective lease agreements are credited or charged, as applicable, to deferred rent receivable. Rental payments received prior to their recognition as income are classified as rent received in advance.

Income Taxes

        The Company is taxed as a partnership, and accordingly, no federal or state income taxes are payable by the Company. The Members' respective share of the Company's taxable income or loss is includable on the respective tax returns of the Members.

Use of Estimates

        The preparation of the financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.      Deferred Costs

        Deferred costs consist of the following:

                                                    December 31
                                                 2004          2003
                                            -----------------------------
Financing costs                             $   7,377,041  $  7,372,215
Leasing commissions                            13,422,418    12,349,757
Leasing costs                                   8,428,643     8,287,120
Lease assumption costs                         20,507,230    20,507,230
                                            -----------------------------
                                               49,735,332    48,516,322
Less:  Accumulated amortization               (12,304,834)   (8,221,009)
                                            -----------------------------
                                            $  37,430,498  $ 40,295,313
                                            =============================

3.      Mortgage Note Payable

        In connection with the admittance of UST as a partner in the Company, the Company simultaneously closed on a $270,000,000 mortgage loan with a financial institution (the Loan), a portion of which was used to repay in full the existing construction loan and mezzanine loan encumbering the Property, and $22,500,000 of which was funded post-closing to pay for tenant improvement costs and other leasing costs under subsequent and future leases at the Property (the TI Amount).

        The Loan bears interest at a fixed rate of 5.47% per year, except that the TI Amount, when and as funded, bore interest at a floating rate of one or three month LIBOR plus 1.20%, as defined. The Company had the right to fix the interest rate on the TI Amount, as funded, in $5,000,000 increments, at an interest rate equal to the lender's then-current cost of funds plus 1.20%. On September 30, 2004, the Company fixed the rate on the loan for the TI amount at 5.18% and drew down $18,772,291 representing the remaining proceeds available under the original loan commitment.

        This advance of the TI Amount was disbursed into an interest-bearing escrow account (with interest payable monthly to the Company) with future tenant improvement costs and leasing commissions of the Property payable out of the escrow. The balance in this escrow at December 31, 2004 was $18,159,200.

        The Loan requires interest only payments quarterly in arrears for the first two years of the loan term and payments of principal and interest pursuant to a 30-year amortization schedule thereafter. The Loan has a term of seven years. The Company is obligated to pay a $50,000 agency fee to the lender each year.

        The Loan documents provide that if the debt service coverage ratio of the Property (as defined in the loan documents and tested on June 30 and December 31 of each year) falls below 1.1, it is a default under the Loan. In addition, beginning on June 30, 2006, in the event the debt service coverage ratio of the Property falls below 1.30, then the excess net cash flow from the Property will be deposited in an interest bearing escrow account with the lender until the debt service coverage ratio test of 1.30 is met.

        The following represents the Company's future minimum principal payments due on its mortgage note payable outstanding at December 31, 2004:

                  Year ending December 31
                  -----------------------
                  2005                            $      762,449
                  2006                                 3,656,546
                  2007                                 3,861,373
                  2008                                 3,998,047
                  2009                                 4,263,966
                  2010                               253,457,619
                                                  ----------------
                                                  $  270,000,000
                                                  ================

4.      Related Party Transactions

        In connection with operating the Property, Prime is entitled to receive fees for services performed and reimbursement for costs paid on behalf of the Company. Amounts incurred for these services for the year ended December 31, 2004, and the period October 8, 2003 through December 31, 2003 are as follows:

                                                          2004          2003
                                                     ---------------------------
          Management fee (a)                          $    728,776  $    148,522
          Payroll and other operating costs (b)          1,379,423       336,905
          Leasing commissions                              283,541             -

(a) Management fee equal to 2% of the monthly gross revenues calculated on a cash basis (included in property operations expense).

(b) Reimbursement for payroll and other operating costs paid on behalf of the Company.

        UST also receives a monthly administrative fee of $50,000, which totaled $600,000 and $138,710 for the year ended December 31, 2004 and the period ended December 31, 2003, respectively.

5.      Leases

        The length of the lease terms range up to 15 and 40 years at lease inception for office and retail tenants, respectively. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts.

        The total future minimum rental to be received under noncancelable operating leases executed at December 31, 2004, exclusive of tenant reimbursements and contingent rentals, are as follows:

Year ending December 31
-----------------------
2005                                       $  27,693,322
2006                                          28,753,185
2007                                          29,526,969
2008                                          30,294,687
2009                                          31,127,215
Thereafter                                   218,808,672
                                          -----------------
                                           $ 366,204,050
                                          =================


        The Property was approximately 76.5% leased at December 31, 2004, of which three tenants lease approximately 70.1% and represent approximately 96.6% of rental and tenant reimbursements revenue, excluding amortization of lease assumption costs for the year ended December 31, 2004.

6.      Fair Values of Financial Instruments

        SFAS No. 107, Disclosures About Fair Value of Financial Instruments, and SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, require disclosure of the fair value of certain on- and off-balance-sheet financial instruments for which it is practicable to estimate. Fair value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

        The Company used the following methods and assumptions in estimating the fair value disclosures for financial instruments.

        The carrying amount of cash and restricted cash escrows reported in the balance sheets approximates their fair value.

        The Company maintains its cash and restricted cash escrows at various financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk is not significant.

        The carrying values of the Company's tenant receivables and accounts payable and accrued liabilities approximate their fair values due to the short maturities of such instruments. The carrying value of the Company's note receivable approximates its fair value based on the expected amount to be received from the City. The carrying amount of mortgage note payable (including accrued interest) approximates fair value based on the current borrowing rate for similar types of debt.

7.      Subsequent Events

        In January 2005, the Company executed a lease expansion amendment with a tenant for 47,235 square feet effective as of December 1, 2004 for a term of nine years and one month. As a result of this lease amendment, the Leasing Earnout was achieved and $9,800,000 was distributed to Prime on January 24, 2005.

================================================================================


                               [GRAPHIC OMITTED]
                               [GRAPHIC OMITTED]


                            PRIME GROUP REALTY TRUST



                            12,021,479 Common Shares
                             of Beneficial Interest





================================================================================
                                   PROSPECTUS
================================================================================





                                May 16, 2005



We have not authorized any dealer, salesperson or any other person to give you any information or to make any representations to you other than those contained in this prospectus in connection with the offer made by this prospectus. If given or made, you must not rely upon such information or representations as having been authorized by us or any of the selling shareholders. This prospectus is not an offer to sell or the solicitation of any offer to buy any security other than the common shares offered by this prospectus, nor is it an offer to sell or a solicitation of any offer to buy the common shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom its is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained herein is correct as of any time subsequent to the date hereof.


================================================================================